UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

OSI RESTAURANT PARTNERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of OSI Restaurant Partners, Inc. (“Common Stock”)

(2)	Aggregate number of securities to which transaction applies:
76,417,759  shares of Common Stock (including restricted Common Stock)
11,067,475  options to purchase shares of Common Stock

37,533	deferred compensation units equivalent to Common Stock credited under the Outback Steakhouse Directors’ Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
As of January 12, 2007, there were (i) 76,417,759 shares of Common Stock (including restricted Common Stock) outstanding and owned by stockholders other than Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc., (ii) options to purchase 11,067,475 shares of Common Stock with an exercise price less than $40.00 per share outstanding and (iii) 37,533 deferred compensation units equivalent to Common Stock credited under the Deferred Compensation Plan. The filing fee was determined by adding (x) the product of (I) the number of shares of Common Stock that are proposed to be acquired in the merger and (II) the merger consideration of $40.00 in cash per share of Common Stock, plus (y) $118,784,585 expected to be paid to holders of options to purchase Common Stock with an exercise price of less than $40.00 per share in exchange for the cancellation of such options, plus (z) $1,501,320 expected to be paid to holders of deferred compensation units credited under the Deferred Compensation Plan in exchange for the cancellation of such units ((x), (y) and (z) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .000107.

(4)	Proposed maximum aggregate value of transaction:
$3,176,996,175

(5)	Total fee paid:
$339,939

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607

March 30, 2007

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of OSI Restaurant Partners, Inc. (“OSI,” “we,” “us” or “our”), to be held at the A La Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, on Tuesday, May 8, 2007, at 11:00 a.m., Eastern Daylight Time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2006 (the “Merger Agreement”), among OSI, Kangaroo Holdings, Inc. (“Parent”) and Kangaroo Acquisition, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into OSI and OSI will become a direct or indirect wholly owned subsidiary of Parent. Parent is controlled by an investor group comprised of investment funds associated with Bain Capital Partners, LLC and investment funds affiliated with Catterton Management Company, LLC, which are private equity firms. Our founders and certain members of our management are expected to exchange shares of our common stock for shares of Parent in connection with the merger.

Upon completion of the merger, each outstanding share of our common stock not held by Parent, Merger Sub, OSI or any subsidiary of OSI or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $40.00 in cash, without interest.

On November 5, 2006, our board of directors (other than Chris T. Sullivan, our Chairman of the Board, Robert D. Basham, our Vice Chairman of the Board, and A. William Allen, III, our Chief Executive Officer, each of whom is expected to exchange shares of our common stock for shares of Parent in connection with the merger and therefore abstained from voting), based in part upon the unanimous recommendation of a special committee of our board of directors comprised of all of our independent directors, (i) determined that it was advisable and in the best interests of OSI and its stockholders to enter into the Merger Agreement and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. Therefore, our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement.

The proxy statement attached to this letter provides you with information about the merger, the Merger Agreement and the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes carefully.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the Merger Agreement. In addition, the Merger Agreement requires that a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the Merger Agreement without consideration as to the vote of any shares held by our founders and certain members of our management who are expected to exchange shares of our common stock for shares of Parent in connection with the merger. If you do not vote, it will have the same effect as a vote against the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support.

Sincerely,

Thomas A. James Co-Chairman of the Special Committee	Toby S. Wilt Co-Chairman of the Special Committee	Chris T. Sullivan Chairman of the Board

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS DATED MARCH 30, 2007, AND IS FIRST BEING
MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 2, 2007.

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2007

TO THE STOCKHOLDERS OF OSI RESTAURANT PARTNERS, INC.:

A special meeting of stockholders of OSI Restaurant Partners, Inc., a Delaware corporation (“OSI,” “we,” “us” or “our”), will be held at the A La Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, on Tuesday, May 8, 2007, beginning at 11:00 a.m., Eastern Daylight Time, for the following purposes:

1. Adoption of the Merger Agreement.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2006 (the “Merger Agreement”), among OSI, Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc., pursuant to which, upon completion of the merger, each outstanding share of OSI common stock, par value $0.01 per share (other than shares held in our treasury, shares owned by our subsidiaries, Kangaroo Holdings, Inc. or Kangaroo Acquisition, Inc. and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $40.00 in cash, without interest.

2. Adjournment or Postponement of the Special Meeting.  To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock as of the close of business on March 28, 2007, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own.  Under Delaware law, adoption of the Merger Agreement requires holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the Merger Agreement. In addition, the Merger Agreement requires that a majority of the outstanding shares of our common stock entitled to vote at the special meeting adopt the Merger Agreement without consideration as to the vote of any shares held by our founders and certain members of our management who are expected to purchase shares of Parent in connection with the merger. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Merger Agreement.  If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Stockholders of OSI who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 72.

By Order Of The Board Of Directors,

Joseph J. Kadow
Secretary

March 30, 2007

i

Page

THE MERGER AGREEMENT	82
Effective Time; The Marketing Period	82
Structure	83
Treatment of Stock, Stock Options and Other Stock-Based Awards	83
Exchange and Payment Procedures	84
Representations and Warranties	85
Conduct of Our Business Pending the Merger	87
Stockholders Meeting	90
Solicitation of Transactions; Recommendation to Stockholders	90
Employee Benefits	92
Indemnification of Directors and Officers; Insurance	93
Agreement to Use Reasonable Best Efforts	94
Financing Commitments; Cooperation of OSI	94
Conditions to the Merger	96
Termination	97
Termination Fees and Expenses	98
Amendment and Waiver	99
Specific Performance	99
APPRAISAL RIGHTS	100
INFORMATION ABOUT OSI	102
OSI’s Business	102
OSI’s Properties	112
Legal Proceedings	113
Selected Financial Data	114
Management’s Report on Internal Control Over Financial Reporting	116
Financial Statements	119
Net Book Value Per Share of OSI Common Stock	154
Ratio of Earnings to Fixed Charges	154
Management’s Discussion and Analysis of Financial Condition and Results of Operations	154
Quantitative and Qualitative Disclosures About Market Risk	176
MARKET PRICE OF OUR COMMON STOCK	178
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	178
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	181
SUBMISSION OF STOCKHOLDER PROPOSALS	181
PROVISIONS FOR UNAFFILIATED STOCKHOLDERS	182
FINANCIAL FORECAST	182
WHERE YOU CAN FIND MORE INFORMATION	191
ANNEX A — Agreement and Plan of Merger, dated as of November 5, 2006, among Kangaroo Holdings, Inc., Kangaroo Acquisition, Inc. and OSI Restaurant Partners, Inc.	A-1
ANNEX B — Opinion of Wachovia Capital Markets, LLC	B-1
ANNEX C — Opinion of Piper Jaffray & Co.	C-1
ANNEX D — Section 262 of the Delaware General Corporation Law	D-1
ANNEX E — Information Relating to Parent, Merger Sub and the Funds	E-1

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to in this proxy statement. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms “OSI,” “we,” “us,” “our” and the “Company” refer to OSI Restaurant Partners, Inc. In addition, we refer to Kangaroo Holdings, Inc. as “Parent” and to Kangaroo Acquisition, Inc. as “Merger Sub.”

•	The Proposal. You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 5, 2006 (the “Merger Agreement”), by and among OSI, Parent and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into OSI, and OSI will be the surviving corporation and a direct or indirect wholly owned subsidiary of Parent. In the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, stockholders may also be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. See “The Special Meeting” beginning on page 79.

•	The Parties to the Merger Agreement. OSI Restaurant Partners, Inc., a Delaware corporation, is one of the largest casual dining restaurant companies in the world, with a portfolio of eight restaurant concepts, over 1,400 system-wide restaurants and 2006 annual revenues for company-owned stores exceeding $3.9 billion. We operate in all 50 states and in 20 countries internationally, predominantly through company-owned stores, but we also operate under a variety of partnerships and franchises.

Kangaroo Holdings, Inc. is a Delaware corporation, formed in anticipation of the merger by Bain Capital Fund IX, L.P., an investment fund sponsored by Bain Capital Partners, LLC (“Bain Capital” and the fund, together with associated collective investment vehicles, including Bain Capital (OSI) IX, L.P. (“Bain AIV”), “Bain Capital Funds”), and Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P. (collectively, “Catterton VI Funds”), investment funds managed by Catterton Management Company, LLC (“Catterton” and together with Catterton VI Funds and affiliated investment vehicles, “Catterton Partners Funds”). The Catterton VI Funds, Bain Capital Fund IX, L.P., and Bain AIV are collectively referred to in this proxy statement as “the Funds.” Upon completion of the merger, OSI will be a direct or indirect wholly owned subsidiary of Parent. Our founders, Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon (our “Founders”), and certain members of our management, including A. William Allen, III, our Chief Executive Officer, Paul E. Avery, our Chief Operating Officer, Joseph J. Kadow, our Executive Vice President, Chief Officer-Legal and Corporate Affairs and Secretary, and Dirk A. Montgomery, our Senior Vice President and Chief Financial Officer, are expected to exchange shares of our common stock for shares of Parent in connection with the merger. We refer to these individuals as the “OSI Investors.” Parent currently has de minimis assets and no operations.

Bain Capital is a global private investment firm whose affiliates manage several pools of capital including private equity, venture capital, public equity and leveraged debt assets totaling approximately $50 billion. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such restaurant and retail concepts as Domino’s Pizza, Dunkin’ Donuts and Burger King, and retailers including Toys “R” Us, AMC Entertainment, Staples and Burlington Coat Factory. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai.

Catterton is a leading private equity firm in the United States focused exclusively on the consumer industry with more than $2 billion in assets under management. Founded in 1990, Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, First Watch Restaurants, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co. and Odwalla, Inc.

Kangaroo Acquisition, Inc. is a Delaware corporation formed by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into OSI and OSI will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations.

•	Going-Private Transaction. This is a “going private” transaction. If the merger is completed, your shares will be converted into the right to receive $40.00 per share, without interest and less any applicable withholding tax, and:

•	Parent will directly or indirectly own our entire equity interest;

•	you will no longer have any interest in our future earnings or growth;

•	we will no longer be a public company;

•	our common stock will no longer be traded on the New York Stock Exchange (the “NYSE”); and

•	we may no longer be required to file periodic and other reports with the Securities and Exchange Commission (the “SEC”).

See “Special Factors — Certain Effects of the Merger” beginning on page 58.

•	Special Committee. A special committee of our board of directors, consisting of all of our independent directors, was formed to review, evaluate and make a recommendation to our board of directors with respect to the merger. The members of the special committee are John A. Brabson, Jr., W.R. Carey, Jr., Debbi Fields, Gen. (Ret.) Tommy Franks, Thomas A. James and Toby S. Wilt. Our non-independent directors are Mr. Allen, Mr. Sullivan, Mr. Basham and Lee Roy Selmon. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 32.

•	Special Committee and Board Recommendation. The special committee unanimously determined that the merger is both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of our stockholders, and unanimously recommended that our board of directors approve and adopt the Merger Agreement. Based in part on the recommendation of the special committee, our board of directors (with Mr. Sullivan, our Chairman of the Board; Mr. Basham, our Vice Chairman of the Board; and Mr. Allen, our Chief Executive Officer, abstaining) unanimously determined that the merger is both procedurally and substantively fair to OSI’s unaffiliated stockholders, and in the best interests of our stockholders, and unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 32.

•	Opinion of Wachovia Capital Markets, LLC. In connection with the merger, the special committee received a written opinion from Wachovia Capital Markets, LLC, its financial advisor (“Wachovia Securities”), as to the fairness, from a financial point of view and as of the date of such opinion, of the $40.00 per share merger consideration to be received by holders of our common stock (other than the OSI Investors). The opinion also was provided to our board of directors for its information and use in connection with its consideration of the transactions contemplated by the Merger Agreement. The full text of Wachovia Securities’ written opinion, dated November 5, 2006, is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Wachovia Securities’ opinion addresses only the fairness of the merger consideration to our stockholders (other than the OSI Investors) from a financial point of view as of the date of the opinion and does not address any other aspect of the merger, including the merits of the underlying decision by OSI to engage in the merger. The opinion was addressed to the special committee and was provided to our board of directors for its information and use, but does not constitute a recommendation as to how any stockholder should vote or act on any matter relating to the proposed merger. See “Special Factors — Opinion of Wachovia Capital Markets, LLC” beginning on page 41.

•	Opinion of Piper Jaffray & Co. In connection with the merger, the special committee received a written opinion from Piper Jaffray & Co. (“Piper Jaffray”), as to the fairness, from a financial point of view and as of the date of such opinion, of the $40.00 per share merger consideration to be received by our stockholders (other than the OSI Investors). The opinion also was provided to our board of directors for its information and use in connection with its consideration of the transactions contemplated by the Merger Agreement. The full text of Piper Jaffray’s written opinion, dated November 5, 2006, is attached to this proxy statement as Annex C. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Piper Jaffray’s opinion addresses only the fairness of the merger consideration to our stockholders (other than the OSI Investors) from a financial point of view as of the date of the opinion. The opinion was addressed to the special committee and was provided to our board of directors for its information and use, but does not constitute a recommendation as to how any stockholder should vote or act on any matter relating to the proposed merger. See “Special Factors — Opinion of Piper Jaffray & Co.” beginning on page 50.

•	Purpose of the Transaction. The purpose of the transaction is for Bain Capital Funds, Catterton Partners Funds and the OSI Investors to obtain control of OSI and to enable OSI’s stockholders to realize a premium on their shares of OSI common stock based on the closing price of our common stock on November 3, 2006. See “Special Factors — Purposes and Reasons of the OSI Investors” beginning on page 36.

•	Position of the OSI Investors Regarding the Fairness of the Merger. Each of the OSI Investors believes that the merger is both procedurally and substantively fair to OSI’s unaffiliated stockholders. Their belief is based upon their knowledge and analysis of OSI, as well as the factors discussed in the section entitled “Special Factors — Position of OSI Investors Regarding the Fairness of the Merger” beginning on page 37.

•	Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger. Parent, Merger Sub and the Funds believe that the merger is both procedurally and substantively fair to OSI’s unaffiliated stockholders. Their belief is based upon their knowledge and analysis of OSI, as well as the factors discussed in the section entitled “Special Factors — Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger” beginning on page 40.

•	Special Meeting. The special meeting will be held on Tuesday, May 8, 2007, beginning at 11:00 a.m., Eastern Daylight Time, at the A La Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634.

•	Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 28, 2007, the record date for the special meeting. You will have one vote for each share of OSI common stock that you owned on the record date. As of the record date, there were 75,520,662 shares of our common stock entitled to vote at the special meeting, 66,685,775 of which were held by persons other than the OSI Investors. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. See “Special Meeting — Record Date and Quorum” beginning on page 79.

•	Required Vote. Under Delaware law, the adoption of the Merger Agreement requires holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the Merger Agreement. In addition, the Merger Agreement requires that a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the Merger Agreement without consideration as to the vote of any shares held by the OSI Investors. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the adoption of the Merger Agreement. See “The Special Meeting — Required Vote” beginning on page 79.

•	Regulatory Approvals Required. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. OSI and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on November 27, 2006. On December 22, 2006, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act. OSI and Merger Sub also filed a business combination report and information sheet with the Korean Fair Trade Commission on December 5, 2006 and subsequently filed additional information on December 20, 2006. On December 22, 2006, the Korean Fair Trade Commission approved the merger. Except for the required filings under the Hart-Scott-Rodino Act, the filings with the Korean Fair Trade Commission, and the filing of a certificate of merger in Delaware at the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the merger. See “Special Factors — Regulatory Approvals” beginning on page 75.

•	Interests of OSI’s Directors and Executive Officers in the Merger. Our directors and executive officers have interests in the merger that are different from, or in addition to, their interests as OSI stockholders. These interests include:

•	All OSI equity-based awards (other than shares of restricted stock held by the OSI Investors) will vest and be cashed out, which would result in an aggregate cash payment to our directors and executive officers of approximately $19,265,000 based on holdings as of March 28, 2007.

•	Immediately prior to the effective time of the merger, each award of restricted stock held by Mr. Allen, Mr. Kadow and Mr. Montgomery will be exchanged for shares of common stock of Parent and upon closing it is expected that Parent will grant Mr. Avery restricted shares of Parent common stock with an aggregate value of $12,000,000. Mr. Kadow also is expected to purchase shares of Parent common stock with an aggregate value of $200,000. As a result, immediately following the closing, each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery will own approximately 1.5%, 1.0%, 0.3% and 0.3%, respectively, of the fully-diluted outstanding common stock of Parent. The common stock of Parent issued in the exchange is expected to vest in five equal annual installments on each of the first five anniversaries of the closing; provided that vesting will accelerate in the event of a termination of employment as a result of death or disability, by OSI without cause or by the executive with good reason or upon a subsequent change of control. Additional members of management are expected to exchange restricted or unrestricted OSI stock for shares of common stock of Parent or to purchase shares of Parent common stock at the same price per share as the OSI Investors. These members of management are expected to consist of approximately 40 individuals identified by Parent in consultation with the OSI Investors as among those important to the success of OSI (such individuals, the “Additional Management Investors”). The determination of the amount of such exchanges or purchases was made by Parent in its discretion and in consultation with the OSI Investors for the Additional Management Investors. The final capitalization of the Parent, including the price per share to be paid for Parent common stock at closing, has not yet been determined, and will be determined prior to closing. The opportunity to exchange shares of OSI common stock for, or to purchase shares of, Parent common stock is intended to provide an equity-based incentive and retention benefit with respect to future operations of Parent and its subsidiaries. No arrangements reflecting this potential exchange or purchase have been entered into with the Additional Management Investors. In addition, it is expected that options to acquire Parent common stock will be granted at closing as described below.

•	Each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery is party to an employment agreement that provides for change in control severance benefits in the event of certain qualifying terminations (as defined below) of employment in connection with or following the merger. Assuming the merger is completed on April 30, 2007, and qualifying terminations of employment of all four executives were to occur on that date, the aggregate cash severance benefit under these agreements (including any estimated tax gross-up payment) would be approximately $17,050,000. Each executive officer would also receive certain ancillary severance benefits and would be eligible for tax gross-up payments. Each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery and Parent currently expect that the existing employment agreements will be amended and restated to provide compensation and benefits to the executives following the closing. If the parties enter into these amended and restated agreements or the qualifying terminations referred to above do not occur, the aggregate cash severance benefits, ancillary severance benefits and tax gross-up payments described above would not become payable on the date referred to above. A “qualifying termination” is a separation from service (as defined in the Internal Revenue Code) of the employee caused by OSI without cause or by the employee for good reason within two years after the merger.

•	A $5,000,000 cash bonus pool will be allocated by the Chief Executive Officer of OSI, with approval from the post-closing board of directors of OSI, among Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery and an additional 50 to 60 OSI home office personnel and will be paid immediately following the closing.

•	Options to purchase shares of Parent common stock representing 2.5% of the fully-diluted common stock of Parent immediately following the closing, of which 1.75% will be issued at closing, will be allocated as follows: Mr. Allen (26%); Mr. Avery (24%); Mr. Kadow (16.7%); Mr. Montgomery (8%); and other members of OSI management (25.3%).

•	It is expected that each of Mr. Sullivan, Mr. Basham and Mr. Allen will serve on the board of directors of Parent as of the closing of the merger.

•	Immediately prior to completion of the merger, it is expected that Mr. Sullivan, Mr. Basham and Mr. Gannon (each of whom is a director or director emeritus of OSI) will exchange approximately 1,800,000, 2,500,000 and 300,000 shares of OSI common stock, respectively, for Parent common stock representing approximately 6.0%, 8.3% and 1.0%, respectively, of the fully-diluted outstanding common stock of Parent immediately following the effective time of the Merger. The Founders will receive cash equal to the per share merger consideration to be received by OSI’s stockholders in the merger for the remaining shares of OSI common stock that they own.

•	It is expected that Mr. Sullivan, Mr. Basham and Mr. Gannon will receive an annual management fee of $5,600,000 in the aggregate (which may be paid to them directly or to an entity that they organize) and will enter into employment agreements with OSI providing annual compensation of $800,000 in the aggregate.

•	OSI directors and officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

•	Gen. (Ret.) Tommy Franks is a director of Bank of America. We have various corporate banking relationships with Bank of America, and it participates as a lender in our $225,000,000 revolving credit facility. In addition, individual restaurant locations have depository relationships with Bank of America in the ordinary course of business. Bank of America and certain of its affiliates have committed to provide Merger Sub a portion of the debt financing necessary to complete the merger.

•	Certain directors and executive officers are also party to transactions with OSI and its affiliates as discussed under “Special Factors — Related Party Transactions” beginning on page 70.

•	The aggregate consideration expected to be received by our directors, director emeritus and executive officers in connection with the merger (including amounts described in the bullets above) is approximately $400,240,112, of which approximately $330,967,880 relates to unrestricted common stock owned by those individuals, and is set forth in more detail under “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 65. The consideration to be paid to OSI’s unaffiliated stockholders in the merger is expected to be approximately $3.0 billion.

•	Appraisal Rights. Pursuant to Delaware law, our stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value could be greater than, equal to or less than the $40.00 per share that our stockholders are entitled to receive in the merger. To exercise their appraisal rights, stockholders must not vote in favor of the adoption of the Merger Agreement and must strictly comply with specific procedures. A copy of the provisions of Delaware law that grant appraisal rights and govern such procedures is attached as Annex D to this proxy statement.

•	Financing. The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $3.63 billion. This amount is expected to be provided through a combination of (i) equity contributions from Bain Capital Funds, Catterton Partners Funds and the OSI Investors, totaling approximately $1.2 billion, (ii) debt financing totaling approximately $2.43 billion (of which approximately one-quarter is expected to include proceeds from the sale of real estate as part of the real estate financing) and (iii) our available cash. Bain Capital Fund IX, L.P. and Catterton VI Funds may assign to other affiliated and/or non-affiliated investors, with the consent of Parent, a portion of their respective commitments under the equity commitment letter each delivered to Parent. The real estate financing consists of a sale and leaseback of our fee-owned real estate and related assets associated with certain company-owned restaurants operating under the Outback Steakhouse, Carrabba’s and other concept brands. The purchase price of the real estate will be financed in part with the proceeds of first mortgage and mezzanine loans, which will be part of a commercial mortgage-backed securitization. See “Special Factors — Financing” beginning on page 61. The closing of the merger is not conditioned on the receipt of the debt or equity financing by Parent. Parent and Merger Sub, however, are not required to consummate the merger until after the earlier to occur of (x) the completion of a 20 consecutive business day marketing period (during which the purchasing entities will market the debt financing) and (y) April 30, 2007 (if certain financial statements and financial data customarily included in private placements pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), have been furnished by us to Parent and Merger Sub on or prior to April 2, 2007). See “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 82.

•	Guarantees. Pursuant to limited guarantees, each of Bain Capital Fund IX, L.P. and Catterton VI Funds has agreed to guaranty the obligations of Parent and Merger Sub under the Merger Agreement (i) up to the amount of $33,750,000 and $11,250,000, respectively, with respect to any termination fee payable by Parent and (ii) up to the amount of $161,250,000 and $53,750,000, respectively, with respect to damages arising from failures of Parent or Merger Sub to comply with the Merger Agreement. The limited guarantees are our sole remedies against the guarantors and their related persons. See “Special Factors — Guarantees” beginning on page 65.

•	Material United States Federal Income Tax Consequences of the Merger. For U.S. federal income tax purposes, the disposition of OSI common stock pursuant to the merger generally will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the merger. We recommend that our stockholders consult their own tax advisors as to the particular tax consequences to them of the merger. See “Special Factors — Material United States Federal Income Tax Consequences” beginning on page 73.

•	Litigation. Two stockholder complaints have been filed as purported class actions on behalf of the public stockholders of OSI. The first, against OSI, each of OSI’s directors, Bain Capital and Catterton, was filed in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida. The second, against OSI, each of OSI’s directors, J. Timothy Gannon, Paul E. Avery, Joseph J. Kadow and Dirk A. Montgomery, was filed in the Court of Chancery of the State of Delaware in and for New Castle County. The complaints each allege, among other things, that the directors of OSI breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits the OSI Investors at the expense of OSI’s public stockholders. The Delaware complaint also alleges that the OSI officers named as defendants breached their fiduciary duties in connection with the merger. Among other things, the complaints seek to enjoin OSI, its directors and the other defendants from proceeding with or consummating the merger. Bain Capital, Catterton and OSI (and, in the Delaware complaint, Gannon) are alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. Counsel for the parties to these two suits have reached an agreement in principle, expressed in a memorandum of understanding, providing for the settlement of the suits subject to Florida court approval and on terms and conditions that include, among other things, certain supplemental disclosure in this proxy statement and, in the event that any termination fee becomes due and payable by OSI, an agreement by Bain Capital and Catterton to waive a portion of such termination fee. Defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to all claims asserted in these suits. If the Florida court approves the settlement contemplated in the memorandum of understanding, both suits will be dismissed with prejudice. The absence of an injunction arising from these matters prohibiting the consummation of the merger is a condition to the closing of the merger. The settlement contemplated by the parties is expressly conditioned upon the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting (or any adjournment thereof) for the adoption of the Merger Agreement with, and without, consideration as to the vote of any shares held by the OSI Investors, and on the closing of the merger and transactions contemplated thereby. The defendants considered it desirable that the actions be settled to avoid the burden, expense, risk, inconvenience and distraction of continued litigation and to resolve all of the claims that were or could have been brought in the actions being settled. See “Special Factors — Litigation” beginning on page 74.

•	Treatment of Stock Options and Other Stock-Based Awards. Except as we otherwise agree to in writing with Parent, Merger Sub and certain members of our management (including the OSI Investors):

•	each outstanding option to purchase shares of our common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $40.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes;

•	each holder under our Directors’ Deferred Compensation Plan, as amended, will be entitled to $40.00 per each notional share held under such holder’s account;

•	each award of restricted stock will be converted into the right to receive $40.00 per share in cash plus certain earnings thereon, less any applicable withholding taxes, payable on a deferred basis at the time the underlying restricted stock would have vested under its terms as in effect immediately prior to the effective time and subject to the satisfaction by the holder of all terms and conditions to which such vesting was subject; provided, however, that the holder’s deferred cash account will become immediately vested and payable upon termination of such holder’s employment by us without cause or upon such holder’s death or disability; and

•	all amounts held in the accounts denominated in shares of our common stock under the Partner Equity Deferred Compensation Stock Plan component of the OSI Restaurant Partners, Inc. Partner Equity Plan (the “PEP”) will be converted into an obligation to pay cash with a value equal to the product of (i) the $40.00 per share merger consideration and (ii) the number of notional shares of our common stock credited to such deferred unit account, in accordance with the payment schedule and consistent with the terms of the PEP as in effect from time to time.

See “The Merger Agreement — Treatment of Stock, Stock Options and Other Stock-Based Awards” beginning on page 83.

•	Anticipated Closing of Merger. We are working to complete the merger as soon as possible. We anticipate completing the merger shortly after the special meeting, subject to the adoption of the Merger Agreement by our stockholders and the satisfaction of the other closing conditions. See “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 82. We will issue a press release when the merger has been completed.

•	Procedure for Receiving Merger Consideration. As soon as reasonably practicable after the effective time of the merger and in any event not later than the second business day following the effective time, a paying agent will mail a letter of transmittal and instructions to you and the other OSI stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

•	Solicitation of Transactions; Recommendation to Stockholders. The Merger Agreement permitted us to solicit or encourage alternative acquisition offers under the direction of the special committee until 11:59 p.m. (New York time) on December 26, 2006, the date that was 50 days after the date of the public announcement of the Merger Agreement. As the solicitation period has now expired, the Merger Agreement now restricts our ability to solicit or encourage alternative acquisition offers. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors or the special committee may respond to an unsolicited bona fide written proposal received after the expiration of the solicitation period. If our board of directors or the special committee determines that such unsolicited bona fide written proposal is a superior proposal and concludes that, in light of the superior proposal, it would be inconsistent with our directors’ fiduciary obligations under applicable law to make or not withdraw its recommendation with respect to the merger or fail to change its recommendation, we may terminate the Merger Agreement after paying a specified termination fee and, in certain circumstances, reimbursing Parent for its out-of-pocket fees and expenses. See “The Merger Agreement — Solicitation of Transactions; Recommendation to Stockholders” beginning on page 90.

•	Conditions to Closing. Before we can complete the merger, a number of conditions must be satisfied or waived by all parties. These include:

•	the approval of the Merger Agreement by a majority of the outstanding shares of our common stock entitled to vote at the special meeting without consideration as to the vote of any shares held by the OSI Investors;

•	the absence of laws or governmental judgments or orders that prohibit the completion of the merger;

•	the performance by each of the parties of its obligations prior to the effective time of the merger under the Merger Agreement in all material respects; and

•	the accuracy of the representations and warranties of each of the parties to the Merger Agreement, subject to the materiality and other standards set forth in the Merger Agreement.

See “The Merger Agreement — Conditions to the Merger” beginning on page 96.

•	Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of Parent and OSI;

•	by either Parent or OSI, if:

•	the merger has not been consummated on or before April 30, 2007;

•	a final, non-appealable injunction, order, decree or ruling prohibits the merger;

•	our stockholders do not adopt the Merger Agreement at the special meeting or any adjournment thereof; or

•	the non-terminating party breaches or fails to perform in any material respect any of its representations, warranties or agreements in the Merger Agreement such that the closing conditions would not be satisfied and cannot be cured prior to April 30, 2007, but only after the terminating party provides 30 days’ notice to the non-terminating party; or

•	by OSI, if:

•	the special committee or our board of directors concludes in good faith that, in light of a superior acquisition proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to make or not withdraw its recommendation that the stockholders adopt the Merger Agreement or fail to change that recommendation in a manner adverse to Parent; or

•	Parent does not (i) deposit sufficient cash to satisfy its obligations pursuant to the Merger Agreement within five business days after notice by OSI that the mutual conditions to closing and the conditions to Parent’s obligations to close have been satisfied and (ii) proceed immediately thereafter to give effect to closing; provided that OSI will not have a termination right based upon a notice which is delivered prior to the final day of the marketing period or if certain financial information has not been furnished to Parent on or prior to April 2, 2007.

See “The Merger Agreement — Termination” beginning on page 97.

•	Termination Fees and Expenses. Under certain circumstances, in connection with the termination of the Merger Agreement by us, we will be required to pay to Parent or its designee a termination fee and reimburse certain fees and expenses of Parent relating to the Merger Agreement in an aggregate amount that, under specified circumstances, may be as much as $45,000,000. Parent has agreed to pay us a termination fee of $45,000,000 if we terminate the Merger Agreement in certain circumstances related to the failure of Parent to promptly close the transaction. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 98.

•	Additional Information. You can find more information about OSI in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 191.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into OSI pursuant to the Merger Agreement. Once the Merger Agreement has been adopted by the OSI stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into OSI. OSI will be the surviving corporation in the merger and will become a direct or indirect wholly owned subsidiary of Parent. Parent is controlled by an investor group comprised of Bain Capital Funds and Catterton VI Funds. The OSI Investors are expected to exchange shares of OSI common stock for shares of Parent in connection with the merger. In the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $40.00 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $4,000.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at the A La Carte Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, on May 8, 2007, at 11:00 a.m., Eastern Daylight Time.

Q:	May I attend the special meeting?

A:	All stockholders of record as of the close of business on March 28, 2007, the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of personal identification will be required, as well as either an admission ticket or proof of ownership of OSI common stock. If you are a stockholder of record, your admission ticket is attached to your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of OSI common stock, such as a bank or brokerage account statement, to be admitted to the meeting, or you may request an admission ticket in advance. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of OSI common stock, to:

OSI Restaurant Partners, Inc. 2202 North West Shore Boulevard, Suite 500 Tampa, Florida 33607 Attention: Investor Relations

Please note that if you hold your shares in the name of a bank, broker or other holder of record and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of OSI common stock at the close of business on March 28, 2007, the record date for the special meeting. As of the close of business on that day, 75,520,662 shares of OSI common stock were outstanding. See “The Special Meeting” beginning on page 79.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner. Because the adoption of the Merger Agreement under Delaware law requires the affirmative vote of holders of a majority of the shares of our common stock entitled to vote at the special meeting (and the Merger Agreement requires the vote of shares held by the OSI Investors not be taken into account), the failure to vote, broker non-votes and abstentions will have the same effect as voting “Against” the adoption of the Merger Agreement. Because approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting, broker non-votes and abstentions will have the same effect as voting “Against” that proposal. A failure to vote will have no effect with respect to the adjournment proposal.

Q:	What vote of our stockholders is required to adopt the proposals?

A:	Under Delaware law, the adoption of the Merger Agreement requires holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the Merger Agreement. In addition, the Merger Agreement requires that a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the Merger Agreement without consideration as to the vote of any shares held by the OSI Investors. Accordingly, failure to vote or an abstention will have the same effect as a vote against the adoption of the Merger Agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting. The transaction is not structured so that approval of at least a majority of unaffiliated OSI stockholders is required because, although the votes of the OSI Investors are excluded, the votes of our directors who are not OSI Investors are included.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that our stockholders vote “FOR” the adoption of the Merger Agreement. You should read “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 32 for a discussion of the factors that the special committee and our board of directors considered in deciding to recommend adoption of the Merger Agreement. Our board of directors recommends that our stockholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by OSI. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of OSI, none of whom will receive additional compensation therefor. Bain Capital Funds and Catterton VI Funds, directly or through one or more affiliates or representatives, may, at their own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

Q:	Will a proxy solicitor be used?

A:	Yes. OSI has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. OSI has paid MacKenzie Partners, Inc. a retainer of $15,000 toward a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of out-of-pocket fees and expenses. Bain Capital has engaged Georgeson Inc. and Innisfree M&A Incorporated to assist in any solicitation efforts Bain Capital Funds may decide to make in connection with the merger and has agreed to pay each of Georgeson Inc. and Innisfree M&A Incorporated a fee of up to $50,000 plus reimbursement of out-of-pocket fees and expenses.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as voting against adoption of the Merger Agreement and adjournment or postponement of the special meeting to solicit additional proxies.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Corporate Secretary of OSI in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	How do I vote my Outback Steakhouse, Inc. Salaried Employees 401(k) Plan shares?

A:	If you participate in the OSI Restaurant Partners, Inc. Stock Fund under the Outback Steakhouse, Inc. Salaried Employees 401(k) Plan (the “401(k) Plan”), you may give voting instructions to Merrill Lynch Trust Company, FSB, as trustee of the 401(k) Plan, by completing and returning the 401(k) Plan instruction card accompanying this proxy statement. Your instructions will tell the trustee how to vote the number of shares of our common stock representing your proportionate interest in the OSI Restaurant Partners, Inc. Stock Fund which you are entitled to vote under the 401(k) Plan, and any such instruction will be kept confidential. The trustee will vote your shares in accordance with your duly executed 401(k) Plan instruction card so long as it is received by May 4, 2007. If you do not give the trustee voting instructions, the trustee will vote your shares of common stock in the same proportion as the shares for which the trustee receives voting instructions from other 401(k) Plan participants, unless doing so would not be consistent with certain federal employee benefit laws.

You may also revoke previously given voting instructions prior to May 4, 2007, by filing with the trustee either a written notice of revocation or a properly completed and signed 401(k) Plan instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your stock certificates in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, OSI stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q:	I do not know where my stock certificate is — how will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to OSI in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $40.00 per share in cash to be received by our stockholders in the merger. In order to receive the $40.00 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 100.

Q:	What are the consequences of the merger to members of OSI’s management and board of directors?

A:	Following the merger, it is expected that the members of our management will continue as management of the surviving corporation. Our current board of directors, however, will be replaced by a new board of directors to be nominated by Parent, although we understand that Mr. Sullivan, Mr. Basham and Mr. Allen will continue to serve as directors. Like all other OSI stockholders, members of our management and board of directors will be entitled to receive $40.00 per share in cash for each of their shares of our common stock. In addition, the OSI Investors (other than Mr. Avery) and certain additional members of management are expected to exchange certain of their shares of restricted or unrestricted stock for shares of Parent common stock and to purchase shares of Parent common stock. Upon closing, it is expected that Parent will grant Mr. Avery restricted shares of Parent common stock with an aggregate value of $12,000,000. All options (whether or not vested) to acquire our common stock will be canceled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount, if any, by which $40.00 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the options.

Q:	Will members of OSI’s management or board of directors hold any equity interests in the surviving corporation following the consummation of the merger?

A:	The OSI Investors are expected to contribute restricted or unrestricted OSI stock to Parent in exchange for common stock of Parent. The OSI Investors other than the Founders also have been given the opportunity to purchase shares of Parent common stock at the same price per share as the Bain Capital Funds and the Catterton Partners Funds, which opportunity is in addition to the options expected to be granted under the management equity incentive plan described under “Special Factors — Interests of Our Directors and Executive Officers in the Merger — Management Equity Incentive Plan,” and Mr. Kadow is expected to purchase shares of Parent common stock with an aggregate value of $200,000. In addition, the Additional Management Investors are expected to exchange restricted or unrestricted stock for shares of common stock of Parent or to purchase shares of Parent common stock at the same price per share as the OSI Investors. It is currently expected that Mr. Sullivan, Mr. Basham, Mr. Gannon, Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery will each own approximately 6.0%, 8.3%, 1.0%, 1.5%, 1.0%, 0.3% and 0.3%, respectively, of the fully-diluted outstanding common stock of Parent immediately after the merger. Mr. Sullivan, Mr. Basham, Mr. Gannon, Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery currently beneficially own approximately 3.3%, 5.7%, 1.6%, 0.9%, 1.0%, 0.3% and 0.1%, respectively, of our outstanding shares of common stock. Each holder of Parent common stock will be entitled to one vote per share. Accordingly, each of Mr. Sullivan, Mr. Basham, Mr. Gannon, Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery will have a voting interest that corresponds with his respective common stock ownership. See “Special Factors — Certain Effects of the Merger” beginning on page 58.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact our proxy solicitation agent, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect) or via email at proxy@mackenziepartners.com. If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements represent OSI’s expectations or beliefs concerning future events, including the following: any projections or forecasts, including the financial forecast included under “Financial Forecast” beginning on page 182, any statements regarding future sales, costs and expenses and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding the expected number of future restaurant openings and expected capital expenditures, any statements regarding the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs and any statement regarding the expected completion and timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the merger, including the adoption of the Merger Agreement by our stockholders (without taking into account the vote of shares held by the OSI Investors);

•	the actual terms of the financing that will be obtained for the merger;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a termination fee of up to $45,000,000 to Parent or its designee;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	the outcome of the legal proceedings instituted against us and others in connection with the merger;

•	risks related to diverting management’s attention from our ongoing business operations;

•	the restaurant industry is a highly competitive industry with many well-established competitors;

•	our results can be impacted by changes in consumer tastes and the level of consumer acceptance of our restaurant concepts (including consumer tolerance of price increases); local, regional, national and international economic conditions; the seasonality of our business; demographic trends; traffic patterns; change in consumer dietary habits; employee availability; the cost of advertising and media; government actions and policies; inflation; and increases in various costs, including construction and real estate costs;

•	our results can be affected by consumer perception of food safety;

•	our ability to expand is dependent upon various factors such as the availability of attractive sites for new restaurants; ability to obtain appropriate real estate sites at acceptable prices; ability to obtain all required governmental permits including zoning approvals and liquor licenses on a timely basis; impact of government moratoriums or approval processes, which could result in significant delays; ability to obtain all necessary contractors and subcontractors; union activities such as picketing and hand billing that could delay construction; the ability to generate or borrow funds; the ability to negotiate suitable lease terms; and the ability to recruit and train skilled management and restaurant employees;

•	price and availability of commodities, including but not limited to such items as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, are subject to fluctuation and could increase or decrease more than we expect;

•	weather and natural disasters could result in construction delays and also adversely affect the results of one or more restaurants for an indeterminate amount of time; and

•	other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 191.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to OSI’s stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting of our stockholders to be held at the A La Carte Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, on Tuesday, May 8, 2007, at 11:00 a.m., Eastern Daylight Time. In light of the meeting date, the parties have agreed not to exercise the termination right under Section 7.1(b) of the Merger Agreement prior to close of business May 10, 2007.

We are asking our stockholders to vote on the adoption of the Merger Agreement. If the merger is completed, OSI will become a direct or indirect wholly owned subsidiary of Parent, and our stockholders will have the right to receive $40.00 in cash, without interest, for each share of our common stock.

SPECIAL FACTORS

Background of the Merger

On July 25, 2005, OSI’s board of directors held a regular meeting with most of the directors attending in person. At the meeting, Mr. Allen, OSI’s Chief Executive Officer, discussed management’s reassessment of OSI’s portfolio of restaurant concepts, the goal of which was to evaluate the strategic importance of each concept as well as determine the proper allocation of resources to the various concepts. Mr. Allen also informed the board of directors that he would work with OSI’s management team to develop formal three- and five-year business plans. The board of directors informed Mr. Allen that they would actively be involved in the development of such plans, and Mr. Allen agreed to arrange subsequent meetings with the board to discuss development of the plans.

On October 4, 2005, after having seen Mr. Allen at an industry trade show, a representative from Catterton initiated a telephone call to Mr. Allen to discuss the possibility of Catterton making a proposal to acquire all of the outstanding common stock of OSI. At the trade show, the Catterton representative had asked Mr. Allen whether OSI had considered a going-private transaction, and Mr. Allen responded that he had not thought of OSI going private at that time. On subsequent telephone calls, the representatives from Catterton discussed the possibility of Catterton and the Blackstone Group (collectively “Blackstone/Catterton”) jointly making a proposal to acquire all of the outstanding common stock of OSI. Thereafter, representatives from Blackstone/Catterton proposed that OSI and Blackstone/Catterton enter into a non-disclosure and standstill agreement to facilitate Blackstone/Catterton’s due diligence investigation of OSI.

A regular meeting of OSI’s board of directors was held in person on October 26, 2005. At the meeting, Mr. Allen and the board discussed his business priorities and strategies for OSI. Mr. Allen also informed the board of directors that the business plans discussed at the July board of directors meeting were in process and would be presented to the board of directors at its January 2006 meeting. Mr. Allen also discussed with the board of directors his discussions with Blackstone/Catterton.

A special meeting of OSI’s board of directors was held by telephone on November 14, 2005. At the meeting, Mr. Allen reviewed with the board of directors his discussions with Blackstone/Catterton. After discussion, the board of directors approved the execution of a non-disclosure and standstill agreement with Blackstone/Catterton and approved Mr. Sullivan and OSI’s management providing information to, and meeting with, Blackstone/Catterton, provided that neither Mr. Sullivan nor any member of OSI’s management engage in any negotiations or discussions regarding the value of OSI or their participation in (or compensation in connection with) any transaction involving OSI.

On November 18, 2005, Mr. Allen met with representatives of Blackstone/Catterton at Blackstone’s office in New York to discuss OSI’s business strategy and financial condition as well as the possibility of Blackstone/Catterton jointly making a proposal to acquire all of the outstanding common stock of OSI.

On November 29, 2005, OSI entered into a non-disclosure and standstill agreement with Blackstone/Catterton to facilitate Blackstone/Catterton’s due diligence of OSI, with a view toward Blackstone/Catterton making a proposal to acquire all of the outstanding common stock of OSI. Thereafter, OSI began sharing confidential information with Blackstone/Catterton.

On December 2, 2005, OSI’s independent directors held a meeting by telephone to consider the possibility of Blackstone/Catterton making a proposal to acquire all of the outstanding common stock of OSI. The independent directors discussed, among other issues, the formation of a special committee and the hiring of independent outside counsel and financial advisors.

At a regular meeting of the board of directors on January 24, 2006, held in person, Mr. Allen discussed with the board the continuing reassessment of OSI’s portfolio of restaurant concepts and a three-year growth plan developed by OSI’s management and distributed to the board members. Mr. Allen also reviewed with the board of directors the due diligence materials that had been provided to, and discussions that had taken place with, Blackstone/Catterton. Mr. Montgomery then discussed OSI’s capital structure, including its leverage as compared to its peers and its capacity for additional indebtedness. The directors discussed in detail the presentations of Mr. Allen and Mr. Montgomery, including the possibility of increasing OSI’s leverage and the potential uses of the funding that would come from such an increase, including the repurchase of shares of OSI common stock.

A special meeting of the OSI board of directors was held on February 13, 2006, with most of the directors participating in person. At the meeting, the board continued the discussion of OSI’s capital structure begun at its January 24, 2006 meeting. The board considered whether OSI should increase its existing indebtedness and the potential uses of the funding that would come from such an increase, including stock repurchases, purchases of interests in minority-owned and franchisee restaurants and restaurant enhancements.

Following further due diligence by Blackstone/Catterton, OSI’s management was informed on February 15, 2006, that Blackstone/Catterton was declining to submit a proposal to OSI’s board in light of the determination by Blackstone/Catterton that it would not be able to offer a value in excess of the then-current public market share price of $40.78. As a result, Blackstone/Catterton terminated its due diligence. The board of directors was subsequently informed by OSI’s management that Blackstone/Catterton had terminated its discussions with OSI.

At an analyst meeting on February 17, 2006, Mr. Allen announced that OSI’s management was developing a strategy to increase stockholder value (the “Stockholder Value Initiative”), and that OSI’s management was considering, among other things, the further leveraging of OSI and the monetization of OSI’s assets.

On March 2, 2006, representatives of the activist hedge fund Pirate Capital LLC (“Pirate”) discussed with Mr. Montgomery its accumulation of a substantial position in OSI common stock. Mr. Allen and Mr. Montgomery met with representatives of Pirate on March 22, 2006 to discuss OSI’s business strategy and financial condition. Mr. Montgomery had subsequent telephone conversations with representatives of Pirate periodically through May 2006.

A special meeting of the board of directors was held on March 13, 2006, with most of the directors participating by telephone. At the meeting, Mr. Allen discussed with the board a proposal to engage Wachovia Securities as OSI’s financial investment advisor to provide counsel with respect to the Stockholder Value Initiative. After discussion, the board unanimously approved the engagement of Wachovia Securities as a financial investment advisor to the board on a non-exclusive basis. An engagement letter with Wachovia Securities was subsequently executed on April 17, 2006. Mr. Allen also updated the board of directors regarding his conversations with Pirate and discussed Pirate’s previous activist campaign toward companies in the restaurant industry. The board of directors also determined to engage the law firm Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to serve as its independent counsel with respect to the Stockholder Value Initiative as well as with respect to Pirate’s accumulation of shares and the possibility that Pirate might initiate a proxy contest.

On April 20, 2006, during an investor teleconference announcing OSI’s financial results for the quarter ended March 31, 2006, Mr. Allen discussed the Stockholder Value Initiative, clarifying that OSI was considering all strategic alternatives available, including separating or monetizing individual or multiple restaurant concepts, further leveraging OSI and using the proceeds to repurchase shares (a “Leveraged Recapitalization”) and monetizating OSI’s real estate assets. Mr. Allen explained that management was reviewing these as well as other options and that he expected this review to take the balance of 2006.

A regular meeting of the board of directors was held in person on April 25, 2006. At the meeting, Mr. Allen updated the board of directors regarding conversations he and Mr. Montgomery had with representatives of Pirate and a recent conversation he had with Catterton regarding their continuing interest in acquiring OSI. The board then discussed with Wachovia Securities, its financial advisor, and Wachtell Lipton, its legal advisor, the alternatives it was considering in connection with the Stockholder Value Initiative. These alternatives included separating or monetizing individual or multiple restaurant concepts, a Leveraged Recapitalization and monetizing OSI’s real estate assets through a sale-leaseback or real estate investment trust. After lengthy discussion in which Wachovia Securities, Wachtell Lipton and members of OSI’s management participated, the board reached a consensus that a Leveraged Recapitalization had the potential to deliver the most value to OSI’s stockholders as compared to the other alternatives then being considered. Furthermore, it was believed that a Leveraged Recapitalization could be effected on an expedited basis, potentially delivering value to stockholders significantly earlier than the other alteratives being considered at that time. The board also noted that the other alternatives then being considered had the potential to decrease the operational flexibility of OSI.

In May 2006, representatives of Pirate contacted OSI requesting information regarding the Stockholder Value Initiative as well as an additional opportunity to meet with Mr. Sullivan. On May 23, 2006, OSI responded in writing that, since OSI was considering a broad range of strategic options, it was premature to further discuss the details of the Stockholder Value Initiative publicly. OSI invited Pirate to execute a mutually agreeable confidentiality agreement, including a standstill provision, as a prerequisite to receiving any confidential information. Pirate declined to enter into the proposed form of confidentiality agreement.

On May 19, 2006, representatives from Catterton again contacted Mr. Allen about the possibility of Catterton resuming its consideration of a transaction with OSI. Catterton also informed Mr. Allen that it had discussed with Bain Capital the possibility of jointly making a proposal to acquire all of the outstanding common stock of OSI and that Bain Capital had expressed interest in the possibility of such a transaction. Catterton requested that Mr. Allen allow Catterton and Bain Capital (collectively, “Bain/Catterton”) to conduct due diligence of OSI with a view toward potentially making a proposal to acquire all of the outstanding common stock of OSI.

On June 5, 2006, Pirate disclosed in a filing with the SEC on Schedule 13D that funds controlled by it had acquired 5.3% of the outstanding shares of OSI common stock. The Schedule 13D filing included a letter sent by Pirate to Mr. Sullivan, dated June 5, 2006, encouraging OSI’s board of directors, among other things, to divest assets, halt certain expansion activities and establish a special committee to develop, with the assistance of an investment banking firm, a strategy to increase stockholder value. Pirate intimated that if such action were not taken it would nominate a competing slate of directors for election at OSI’s 2007 annual meeting.

At a telephonic board meeting on June 9, 2006, following a discussion of matters related to Pirate, Mr. Allen informed the board of directors that Catterton had contacted him about the possibility of a mutually agreeable transaction involving Bain/Catterton, including, if requested by the board of directors, Bain/Catterton potentially making a proposal to acquire all of the outstanding common stock of OSI. The board of directors approved, subject to the execution of a non-disclosure and standstill agreement, OSI providing financial, accounting and legal information to, and meeting with, Bain/Catterton and their advisors, provided that neither Mr. Sullivan nor any member of OSI’s management engage in any negotiations or discussions regarding the value of OSI or their participation in (or compensation in connection with) any such transaction. The approval of entering into a non-disclosure and standstill agreement and providing information was by a vote of 5-1, with Mr. James voting against providing information based on his concern that news of the discussions could leak. The board further agreed that until Bain/Catterton made a proposal to acquire OSI, OSI should continue to develop the Stockholder Value Initiative. Following the board meeting, OSI, Bain Capital and Catterton entered into a non-disclosure and standstill agreement to facilitate Bain/Catterton’s due diligence investigation.

During the months of June and July 2006, Bain/Catterton and their representatives held legal and business due diligence meetings with OSI’s senior management, including a meeting with Mr. Allen in Atlantic City and a meeting on July 19, 2006, in Tampa, during which members of OSI’s senior management, including Mr. Allen, Mr. Sullivan, Mr. Montgomery and Mr. Kadow, provided certain financial information to representatives of Bain/Catterton and discussed OSI’s competitive position and business strategy.

On July 17, 2006, OSI announced that Mr. Ben Novello had resigned his position as President of its Outback Steakhouse brand and that Mr. Avery, OSI’s Chief Operating Officer, would assume the additional role of President of the Outback Steakhouse brand on an interim basis.

On July 24, 2006, Bain/Catterton delivered a letter to OSI explaining that Bain/Catterton expected to finalize their due diligence within two weeks and, if requested by OSI, would be able to submit a firm proposal to acquire OSI at that time.

The board of directors held a meeting in person on July 25, 2006. Representatives of Wachtell Lipton and Wachovia Securities joined a portion of the meeting to discuss the Stockholder Value Initiative and the status of discussions with Bain/Catterton. At the meeting, OSI’s management presented a proposed Leveraged Recapitalization, developed with the assistance of Wachovia Securities, that contemplated OSI increasing its level of indebtedness and using the proceeds to fund a substantial stock repurchase program. Representatives of Wachovia Securities explained that based on their assumptions about, among other things, the projected performance of OSI, the proposed Leveraged Recapitalization had the potential to increase OSI’s earnings growth, increase OSI’s return on equity and economic profit and create significant shareholder value. Wachovia Securities estimated that, by the end of 2008, a Leveraged Recapitalization that included $1.2 billion of debt financing could result in an implied stock price of $60.32, $51.69 or $37.26 under an “upside plan,” “base case plan,” and “downside plan,” respectively. Wachovia Securities recommended that to accomplish the proposed Leveraged Recapitalization the board pursue a $1 billion share repurchase through a modified Dutch tender offer. Representatives from Wachovia Securities also informed the board that, among those alternatives being considered for the Stockholder Value Initiative at that time, in their view the proposed Leveraged Recapitalization was the best opportunity available to OSI in the context of remaining a public entity. A representative from Wachtell Lipton then advised the board of directors on disclosure and other legal matters pertaining to the proposed Leveraged Recapitalization. After extensive discussion, the board concluded that, while the proposed Leveraged Recapitalization had the potential to deliver significant value to stockholders, the level of indebtedness proposed by management could unduly restrict the Company’s operational flexibility. The board therefore determined that the levels of debt and other aspects of the Leveraged Recapitalization proposed by OSI’s management should not be pursued by OSI and asked OSI’s management to reformulate the proposed Leveraged Recapitalization with lower levels of debt incurrence.

The board then discussed an alternative approach being considered in connection with the Stockholder Value Initiative, the separation or monetization of certain OSI brands. The board reached a consensus, however, that this approach was not, at the time, in the best interests of OSI’s stockholders as compared to the other alternatives the board was considering, including the proposed Leveraged Recapitalization. Mr. Allen then updated the board on the due diligence discussions between OSI and Bain/Catterton and the letter received from Bain/Catterton the previous day. After a discussion in which Wachtell Lipton and Wachovia Securities participated, the board agreed that the discussions with Bain/Catterton were still preliminary and that the board and management should not postpone further development of the Stockholder Value Initiative and a Leveraged Recapitalization while entertaining discussions with Bain/Catterton.

On July 27, 2006, in a press release announcing OSI’s financial results for the quarter ended June 30, 2006, OSI announced that it had previously retained Wachovia Securities, that development of the Stockholder Value Initiative had been accelerated and that final recommendations were targeted to be presented to the board of directors by the end of OSI’s third quarter. OSI also announced the board of directors’ conclusion that the separation or monetization of certain brands (including Carrabba’s Italian Grill, Fleming’s Prime Steakhouse & Wine Bar and Bonefish Grill) was not in the best interest of OSI’s stockholders compared to the other alternatives being considered.

On August 3, 2006, Mr. Allen and Mr. Montgomery met with Bain/Catterton’s financing sources in New York to provide due diligence regarding OSI’s business and operations.

On August 8, 2006, Bain/Catterton delivered a letter to OSI that expressed a willingness, if requested by OSI, to submit a firm proposal to acquire all of the outstanding common stock of OSI at a price of $37.50 per share in cash (representing a premium of 33% to the closing price of OSI’s common stock on such date), subject to certain terms and conditions. Bain/Catterton advised that such offer would be subject to certain terms and conditions, including the receipt of financing commitments with terms acceptable to them. Bain/Catterton expressed confidence that they would be able to finalize the needed financing commitments within 48 hours of the date of the letter. Bain/Catterton affirmed that their willingness to proceed with a firm proposal was not conditioned on the participation of either management or the Founders in the proposed transaction.

On August 11, 2006, Bain/Catterton delivered a revised letter to the board of directors reiterating their willingness, if requested by the board of directors, to submit a firm proposal to acquire all of the outstanding common stock of OSI at a price of $37.50 per share in cash, subject to certain terms and conditions, and reporting that all areas of their due diligence evaluation were complete. The letter included as attachments debt financing letters from Bank of America, N.A. and Deutsche Bank outlining their commitment to provide debt financing for the proposed transaction and form equity commitment letters committing to provide equity financing for the proposed transaction that Bain Capital Fund IX, L.P., a private equity fund sponsored by Bain Capital, and Catterton Partners VI, L.P., a private equity fund sponsored by Catterton, would be willing to execute in connection with such a transaction.

The board of directors met on August 14, 2006, in an in-person meeting, to consider the Stockholder Value Initiative and the August 8 and August 11 letters from Bain/Catterton. At the meeting, Mr. Montgomery discussed management’s five-year business plan and a revised Leveraged Recapitalization proposal, developed with the assistance of Wachovia Securities. Representatives from Wachovia Securities offered their view on the revised Leveraged Recapitalization proposal and representatives from Wachtell Lipton advised the board of directors on legal matters pertaining to the Leveraged Recapitalization. The board then excused Wachovia Securities from the meeting and discussed the proposed Leveraged Recapitalization. During these discussions, some directors expressed concern regarding the assumptions on which Wachovia Securities had premised its conclusions regarding the Leveraged Recapitalization, including the Company’s ability to achieve even the Leveraged Recapitalization’s “base case plan,” particularly in light of uncertainty in OSI’s prospects in an increasingly competitive industry and management’s failure over successive quarters to meet its internal financial projections and business plan. The board also discussed the risks associated with purchasing OSI stock at its current market price in the event that the recent decline of OSI’s stock price continued. Thereafter, Wachtell Lipton summarized the August 8 and August 11 letters from Bain/Catterton, and Mr. Allen gave a description of management’s due diligence discussions with Bain/Catterton to date. The directors discussed with Mr. Allen and Mr. Avery their views on the achievability of management’s five-year business plan if the Leveraged Recapitalization were pursued. Mr. Sullivan then informed the board of directors of his concerns regarding the Leveraged Recapitalization as proposed, and particularly his concerns regarding the assumptions on which the proposal was premised. He informed the board that he favored continuing the discussions with Bain/Catterton as being in the best interests of OSI’s stockholders and requested that the board consider the formation of a special committee of independent directors to consider a potential transaction with Bain/Catterton.

A director then requested an executive session of the board with Wachtell Lipton, and members of management, the non-independent directors (consisting of Mr. Allen, Mr. Sullivan, Mr. Basham and Mr. Selmon) and Mr. Gannon were excused from the meeting. In the executive session, OSI’s independent directors (consisting of John A. Brabson, Jr., W.R. Carey, Jr., Debbi Fields, Gen. (Ret.) Tommy Franks, Thomas A. James and Toby S. Wilt), with the assistance of Wachtell Lipton, discussed, among other things, management’s potential conflict of interest in the proposed transaction with Bain/Catterton, management’s ability successfully to effectuate the five-year business plan, the potential purchase price indicated by Bain/Catterton and whether in light of the circumstances the proposed going private transaction could be in the best interests of OSI’s stockholders. The directors present in the executive session concluded that Bain/Catterton’s $37.50 proposed purchase price did not provide sufficient value to stockholders as compared to other alternatives, including a Leveraged Recapitalization, and that, unless Bain/Catterton was prepared to propose a higher price, forming a special committee of the board to further consider the proposal was not warranted at that time. The full board then reconvened and, after discussion, agreed that management would inform Bain/Catterton that the proposed purchase price was inadequate. Management was further instructed that after such conversation management should not have any further discussions with Bain/Catterton and should proceed with development of a Leveraged Recapitalization.

On August 17, 2006, the board of directors received a revised indication of interest from Bain/Catterton expressing a willingness, if requested by the board of directors, to submit a firm proposal to acquire all of the outstanding common stock of OSI at a price of $38.50 per share in cash, subject to certain terms and conditions. This revised price represented a premium of 32% to the closing price of OSI’s common stock on August 16, 2006. Bain/Catterton also expressed a willingness to discuss other potential transactions with OSI, including participation in an alternative transaction in connection with the Stockholder Value Initiative.

On August 18, 2006, the board of directors of OSI held a telephonic meeting to consider the revised indication of interest from Bain/Catterton. During the meeting, Wachovia Securities presented a preliminary valuation analysis to an executive session of the board, comprised of all the independent directors of OSI (consisting of Mr. Brabson, Mr. Carey, Ms. Fields, Gen. (Ret.) Franks, Mr. James and Mr. Wilt), as well as representatives of Wachtell Lipton. Such analysis had been prepared by Wachovia Securities solely for the benefit of the independent directors and had not been shared with management or the other directors. The valuation analysis presented was based on management’s projections and included several different methodologies, each of which derived a range of implied enterprise values for OSI as reflected by either a multiple to estimated earnings before interest, taxes, depreciation and amortization for the last 12 months, subject to certain adjustments provided by management (“LTM EBITDA”) or as an implied price per share. The first analysis presented was a “leveraged buyout analysis” which ascertains the price at which an acquisition of a company may be attractive to a potential financial buyer. The leveraged buyout analysis included a valuation range of $34.93 to $43.49 per share. The second analysis presented was a “comparable companies analysis” which attempts to provide an implied value of a company by comparing it to similar publicly traded companies. The comparable companies analysis yielded a median enterprise value to LTM EBITDA multiple of approximately 7.7x as reflected in the share prices and net debt of publicly traded peers as stated at the time of the presentation in public filings. The third analysis presented was a “comparable transactions analysis” which generates an implied value of a company based on publicly available financial terms of selected comparable change of control transactions involving companies that share certain characteristics with the company being valued. The comparable transactions analysis yielded a median enterprise value to LTM EBITDA multiple of approximately 7.2x among recent change of control transactions involving similar companies to OSI. The fourth analysis presented was a “discounted cash flow analysis.” The discounted cash flow analysis attempts to establish the intrinsic value of the operating assets of a company by applying a discount rate derived from the company’s weighted average cost of capital to determine the present value of each of the free cash flows of the business over the projection period and the terminal value of the business beyond the provided projection horizon. The terminal value is derived from either a “terminal multiple,” which represents a multiple of EBITDA at the final year of the projection horizon, or an applied “perpetuity growth rate,” which represents the nominal rate at which the company’s free cash flow is expected to grow annually. The discounted cash flow analysis included a valuation range of approximately $3.7 billion to $4.3 billion, or approximately $46.00 to $53.00 per share, which assumed that management’s projections would be achieved and a weighted average cost of capital ranging from 8-10% (which range was estimated by Wachovia Securities based upon its professional judgment), terminal multiples ranging from 6.5x to 8.5x, and perpetuity growth rates ranging from 1.5% to 3.5%. The final analysis presented was a “transaction premiums paid analysis” which reviewed the control premiums paid or payable in certain change of control transactions involving publicly traded target companies in order to compare the premium paid over the company’s present and historical share prices to that paid in past transactions. The transaction premiums paid analysis yielded median one-day prior, one-week prior and four-weeks prior offer premiums paid or payable of 20.2%, 21.1% and 24.6%, respectively. At no point during this, or any subsequent, presentation did Wachovia Securities recommend or determine a price to be paid for the shares of OSI to be purchased in the transaction.

After the representatives from Wachovia Securities presented their analysis, they excused themselves from the meeting. The independent directors, among themselves and with Wachtell Lipton, then discussed whether they should recommend to the board of directors the formation of a special committee to evaluate the revised Bain/Catterton proposal. The independent directors discussed, among other things, the impact of the formation of a special committee on a Leveraged Recapitalization and the business of OSI and whether the proposed transaction could be in the best interests of OSI’s stockholders. Wachtell Lipton read and explained draft resolutions regarding the formation of a special committee. The independent directors then discussed whether it was desirable to form a special committee in light of the revised Bain/Catterton proposal. Following this discussion, the independent directors by a vote of 5-1 (with Ms. Fields voting against) voted to approve the resolutions forming a special committee as presented. Thereafter, the full board was reconvened and, after a discussion of the actions taken by the independent directors, the full board, by a vote of 9-0 (with Ms. Fields abstaining), adopted the resolutions approved by the independent directors. In the meeting of independent directors, Ms. Fields voted against approving the resolutions providing for the formation of the special committee and in the meeting of the board of directors she abstained, based on her preference for the Company to pursue operational matters and a Leveraged Recapitalization, in light of her concern that management might otherwise be distracted from those pursuits. She indicated, though, that she wanted to serve on the special committee if it were to be formed. As a result, a special committee was delegated with full power and authority to, among other things, review, evaluate and, if appropriate, negotiate a possible acquisition of OSI by Bain/Catterton and any alternatives thereto and also to reject or recommend to the full board of directors a proposed transaction with Bain/Catterton and/or any alternatives thereto. Management was also instructed that all communications between management and Bain/Catterton would be overseen by the special committee and its legal and financial advisors and that management should not discuss with Bain/Catterton the terms on which they might participate in the proposed transaction until authorized to do so by the special committee.

Following adjournment of the board meeting, the newly constituted special committee met and appointed Mr. Wilt and Mr. James as its co-chairmen and selected Wachtell Lipton as its legal counsel. The special committee also discussed the engagement of financial advisors. It was agreed that, because of its familiarity with OSI, Wachovia Securities was in the best position to advise the special committee and opine as to fairness of any transaction, and also that it might be desirable to obtain an additional opinion from a second firm that had not previously done any work for OSI.

On September 9, 2006, the special committee, following discussion, concluded that Wachovia Securities should be retained and that a second investment bank should also be retained that should receive a single fee conditioned on the rendering of any opinion on the transaction and that such fee should not be contingent upon future events, including the execution of a merger agreement or the closing of a merger. See “Special Factors — Opinion of Wachovia Capital Markets, LLC — Miscellaneous” on page 50 and “Special Factors — Opinion of Piper Jaffray & Co. — Miscellaneous” beginning on page 56.

On September 12, 2006, Pirate amended its previously filed Schedule 13D to disclose that funds controlled by it no longer owned any outstanding shares of OSI. According to Pirate’s Schedule 13D Amendment, Pirate sold its shares in July and August of 2006.

On September 15, 2006, the special committee held a telephonic meeting to further consider the August 17, 2006, Bain/Catterton revised indication of interest expressing a willingness, if requested by the board of directors, to submit a firm proposal to acquire all of the outstanding common stock of OSI at a price of $38.50 per share in cash. At the meeting, representatives of Wachovia Securities presented a valuation analysis updated from the August 18 presentation, provided a summary of the Bain/Catterton revised indication of interest and a summary of a Leveraged Recapitalization alternative. Wachovia Securities’ presentation included the same five analyses presented at the August 18 meeting, which were a “leveraged buyout analysis,” a “comparable companies analysis,” a “comparable transactions analysis,” a “discounted cash flow analysis” and a “transaction premiums paid analysis.” The leveraged buyout analysis was updated to reflect revisions to the projections and other financial and operating information provided by management. The revisions to management’s financial projections were provided for the reasons, and reflected the information, discussed under “Financial Forecast” beginning on page 182. The revised leveraged buyout analysis based on management’s revised projections included a valuation range of $36.29 to $44.71 per share. The comparable companies analysis was updated to reflect publicly available information regarding comparable companies. The revised comparable companies analysis yielded a median enterprise value to LTM EBITDA multiple of approximately 8.4x as reflected in the share prices and net debt of publicly traded peers as stated at the time of the presentation in public filings. The comparable transactions analysis was updated to reflect publicly available information regarding comparable transactions. The revised comparable transactions analysis yielded a median enterprise value to LTM EBITDA multiple of approximately 7.0x among recent change of control transactions involving similar companies to OSI. The discounted cash flow analysis was updated to reflect management’s revised projections and other financial and operating information provided by management. The revised discounted cash flow analysis yielded a valuation range of approximately $3.8 billion to $4.3 billion, or approximately $47.00 to $53.00 per share, which assumed that management’s “base case plan” projections would be achieved and a weighted average cost of capital ranging from 8-10% (which range was estimated by Wachovia Securities based upon its professional judgment), terminal multiples ranging from 6.5x to 8.5x, and perpetuity growth rates ranging from 1.5% to 3.5%. The transaction premiums paid analysis was unchanged from the August 18 presentation and yielded median one-day prior, one-week prior and four-weeks prior offer premiums paid or payable of 20.2%, 21.1% and 24.6%, respectively. Thereafter, the special committee discussed the revised Bain/Catterton indication of interest, including, among other things, the benefits and risks of conducting a public auction for OSI. The special committee noted the following risks associated with an auction process: the risk that Bain/

Catterton might choose not to enter into the auction, the risk that no bidder would come forward in the auction process and the risk that the auction process could significantly disrupt OSI and its operations. The special committee, after discussion with its legal and financial advisors, concluded that the Company could effectively conduct an auction process that minimized these risks by utilizing a post-signing market check. Therefore, the special committee concluded that it would be advisable, in the event the Bain/Catterton indication of interest matured into a definitive agreement, to conduct a post-signing market check, including actively soliciting potential buyers.

After further discussion of the Wachovia Securities presentation, it was the consensus of the special committee that the $38.50 proposed purchase price was inadequate. The special committee therefore determined that Mr. James and Mr. Wilt and Wachovia Securities would convey its conclusion to Bain/Catterton as well as inform OSI’s management to proceed with the further development of a Leveraged Recapitalization.

Thereafter, representatives of Wachovia Securities and Mr. James contacted Bain/Catterton to indicate that the $38.50 proposed purchase price was inadequate. They indicated that OSI was prepared to move forward with its Stockholder Value Initiative unless a higher value was offered by Bain/Catterton.

On September 26, 2006, at the request of Bain/Catterton, Wachtell Lipton and members of OSI’s senior management met with Bain/Catterton in Boston and provided certain information concerning OSI’s cost reductions, marketing plan and comparable sales. On September 27, 2006, Ropes & Gray LLP (“Ropes & Gray”), legal advisors to Bain/Catterton, requested legal diligence from Wachtell Lipton for the period since August 11, 2006. Following that meeting, on October 2, 2006, representatives of Bain/Catterton informed Wachovia Securities that they would be willing, if requested by the special committee, to submit a firm proposal to acquire all of the outstanding common stock of OSI at an increased price of $39.50 per share in cash. After consulting with the co-chairs of the special committee, Wachovia Securities informed Bain/Catterton that they were disappointed with the $39.50 value proposed and requested that Bain/Catterton submit its “best and final” proposal, recognizing that if the value was not sufficient from the special committee’s perspective, discussions between the special committee and Bain/Catterton would likely be terminated.

On October 4, 2006, representatives of Bain/Catterton informed Wachovia Securities that they would be willing, if requested by the special committee, to submit a firm proposal to acquire all of the outstanding common stock of OSI at an increased price of $40.00 per share in cash. In response to questions from Wachovia Securities, a representative of Bain/Catterton indicated that $40.00 per share was the highest value Bain/Catterton would be willing to offer.

On October 9, 2006, the special committee held a telephonic meeting to consider Bain/Catterton’s increased price of $40.00 per share. At the meeting, Wachtell Lipton described the material terms of Bain/Catterton’s revised indication of interest reflecting a proposed value of $40.00 per share in cash, and Wachovia Securities provided an updated valuation analysis and a summary of a Leveraged Recapitalization alternative. Wachovia Securities’ presentation included the same five analyses presented at the August 18 and September 15 meetings, which were a “leveraged buyout analysis,” a “comparable companies analysis,” a “comparable transactions analysis,” a “discounted cash flow analysis” and a “transaction premiums paid analysis.” The leveraged buyout analysis was updated to reflect revisions to the projections and other financial and operating information provided by management. The revisions to management’s financial projections were provided for the reasons, and reflect the information, discussed under “Financial Forecast” beginning on page 182. The revised leveraged buyout analysis based on management’s revised projections included a valuation range of $37.48 to $42.53 per share. The comparable companies analysis was updated to reflect publicly available information regarding comparable companies. The revised comparable companies analysis yielded a median enterprise value to LTM EBITDA multiple of approximately 8.7x as reflected in the share prices and net debt of publicly traded peers as stated at the time of the presentation in public filings. The comparable transactions analysis was updated to reflect publicly available information regarding comparable transactions. The revised comparable transactions analysis yielded a median enterprise value to LTM EBITDA multiple of approximately 7.2x among recent change of control transactions involving similar companies to OSI. The discounted cash flow analysis was updated to reflect management’s revised projections and other financial and operating information provided by management. The revised discounted cash flow analysis included a valuation range from the analysis of $39.08 to $51.21 per share, which assumed that management’s most recently provided base case projections would be achieved, terminal multiples ranging from 6.5x to 7.5x, and perpetuity growth rates ranging from 1.5% to 2.5%. The revised discounted cash flow analysis also included a valuation range from the analysis of $34.19 to $44.87 per share, which assumed downside scenario projections provided by management would be achieved, terminal multiples ranging from 6.0x to 7.0x, and perpetuity growth rates ranging from 1.5% to 2.5%. Both discounted cash flow analyses assumed a weighted average cost of capital of 9-10% (which range was estimated by Wachovia Securities based upon its professional judgment). The transaction premiums paid analysis was unchanged from the August 18 and September 15 presentations and yielded median one-day prior, one-week prior and four-weeks prior offer premiums paid or payable of 20.2%, 21.1% and 24.6%, respectively. Following Wachovia Securities’ presentation, the directors asked the representatives from Wachovia Securities and Wachtell Lipton to leave the meeting so that they could discuss the revised proposal and Wachovia Securities’ presentation in an executive session.

On October 10, 2006, the special committee held a telephonic meeting to further consider the revised Bain/Catterton $40.00 indication of interest. The directors discussed in particular whether the merger consideration proposed by Bain/Catterton would result in greater value to OSI’s stockholders than pursuing management’s five-year business plan and undertaking a Leveraged Recapitalization. It was agreed that Mr. Wilt and Mr. James should request that Bain/Catterton increase their proposed purchase price above $40.00 per share.

On or about October 11, 2006, Mr. Wilt and Mr. James held a discussion with representatives of Bain/Catterton. Mr. Wilt and Mr. James requested that Bain/Catterton increase their proposed purchase price above $40.00 per share. The representatives of Bain/Catterton expressed their firm view that Bain/Catterton would not increase their proposed purchase price above $40.00 per share.

On October 14, 2006, Wachtell Lipton, on behalf of the special committee, delivered an initial draft merger agreement to Ropes & Gray. On October 16, 2006, Ropes & Gray delivered suggested revisions to the draft merger agreement. This draft confirmed that there would not be a financing condition to the proposed merger, as requested, and that many of the other terms presented in the initial draft, including the ability to solicit other buyers after the definitive agreement was executed, would be acceptable. Throughout October 2006, negotiations between Wachtell Lipton and Ropes & Gray regarding the draft merger agreement progressed. Baker & Hostetler LLP, counsel to OSI, began the process of preparing disclosure schedules for the draft merger agreement. Initial drafts of these schedules were furnished to Ropes & Gray on October 21, 2006.

On October 16, 2006, Mr. James contacted a representative of Piper Jaffray to determine whether they would be available to render a fairness opinion to the special committee if requested. The special committee chose to retain Piper Jaffray based upon Piper Jaffray’s experience in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions, especially with respect to restaurant enterprises. The special committee also considered that Piper Jaffray had no material prior relationship with OSI or its affiliates and would be able to devote the resources required to render a fairness opinion. See “Special Factors — Opinion of Piper Jaffray & Co.” on page 50.

On October 19, 2006, at the request of Bain/Catterton, the special committee authorized the OSI Investors to discuss with Bain/Catterton the terms on which they might participate with Bain/Catterton in the proposed transaction so long as (i) the special committee and its advisors were fully apprised as to any discussions or negotiations and were provided with copies of all documents exchanged between the parties and (ii) the OSI Investors did not enter into any arrangements with Bain/Catterton that would restrict them from supporting any other party that was willing to pay more than the amount proposed by Bain/Catterton. Thereafter, Mr. Sullivan, Mr. Basham and Mr. Gannon engaged Kirkland & Ellis LLP (“Kirkland & Ellis”), and Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery engaged Cleary, Gottlieb, Steen & Hamilton (“Cleary Gottlieb”), to act as their legal advisors in connection with the proposed transaction. Through the remainder of October 2006, Kirkland & Ellis and Cleary Gottlieb separately negotiated with Ropes & Gray term sheets summarizing the terms of the arrangements of the OSI Investors represented by them, including employment terms, investment commitment, incentive equity and representation on the board of directors of Parent. Bain/Catterton did not request that the OSI Investors, or any other stockholders of the Company, enter into voting arrangements that would have required the OSI Investors to vote in favor of a Bain/Catterton transaction, although other public company transactions often include such arrangements. Such voting arrangements could have restricted the OSI Investors from supporting any other party that was willing to pay more than the amount proposed by Bain/Catterton.

On October 21, 2006, Ropes & Gray delivered to Wachtell Lipton an initial draft of a limited guaranty to be entered into by the funds sponsored by Bain Capital and Catterton Partners that would participate in the proposed transaction.

On October 22, 2006, the special committee held a meeting by telephone. The meeting was attended by representatives of Wachtell Lipton, Wachovia Securities and Piper Jaffray. During the meeting, Wachtell Lipton reviewed with the special committee the terms of the draft merger agreement and the issues in the draft merger agreement that remained open, including Bain/Catterton’s proposal with respect to the treatment of OSI’s stock options and stock-based awards, whether a unanimous vote of the special committee would be a condition of the proposed transaction, whether OSI would be permitted to pay dividends through the closing of the proposed transaction and whether it would be a condition to the closing of the proposed transaction that the approval of OSI’s stockholders be obtained without taking into account the vote of shares held by the OSI Investors. Wachtell Lipton also discussed with the special committee the amount and triggers for the termination fees proposed by Bain/Catterton and contrasted them with the amount and triggers proposed initially by the special committee. The special committee also addressed the length of the proposed post-signing “go-shop” period. The special committee discussed the open issues in the draft merger agreement and gave guidance to Wachtell Lipton as to how to respond to such issues.

On October 22, 2006, the special committee formally engaged Piper Jaffray to render a fairness opinion to the special committee, should the committee so request. In retaining Piper Jaffray to render such opinion, the special committee was aware that Piper Jaffray is a large, global, full-service financial institution that had, in the past, rendered services to Bain Capital and certain of its affiliates and had received fees in respect of such prior services. Prior to entering into the engagement, Piper Jaffray performed a customary conflicts check to ensure that it was not presently rendering any services to Bain Capital, Catterton or any of their respective affiliates, or any other person or entity that might give rise to a conflict of interest in connection with its role as financial advisor to the special committee. To further ensure the independence of Piper Jaffray’s analysis, payment of fees to Piper Jaffray under the engagement letter was not contingent upon the execution of the merger agreement or the closing of the merger.

On October 23, 2006, Wachtell Lipton delivered a revised draft of the merger agreement to Ropes & Gray on behalf of the special committee. Wachtell Lipton also delivered comments on the limited guaranty proposed by Bain/Catterton. In connection with providing the revised draft to Ropes & Gray, which proposed the deletion of a representation that the special committee unanimously voted to recommend the transaction, Wachtell Lipton communicated to Bain/Catterton that there might not be a unanimous view of the members of the special committee with respect to the proposed transaction.

On October 23, 2006, OSI’s audit committee held a meeting by telephone that was attended by representatives from PricewaterhouseCoopers LLP, OSI’s independent registered certified public accounting firm (“PricewaterhouseCoopers”). At the meeting, Mr. Montgomery and PricewaterhouseCoopers discussed with the committee members, including Mr. Brabson, Mr. Carey and Mr. James, all of whom were also members of the special committee, that OSI’s management had discovered an understatement in OSI’s accounting treatment of unearned revenue for unredeemed gift cards and certificates as of September 30, 2006. Mr. Montgomery explained to the committee that OSI’s management and PricewaterhouseCoopers were investigating the scope of the understatement and were determining whether OSI would need to delay issuing its third-quarter earnings. The audit committee asked Mr. Montgomery and PricewaterhouseCoopers to report back to the audit committee as soon as possible.

On October 23, 2006, the members of the special committee had dinner together, without advisors present, to discuss the proposed transaction. At the dinner, among other matters, the special committee also discussed the understatement in OSI’s liability for unearned revenue for unredeemed gift cards and certificates. Following conclusion of the dinner, the co-chairs of the special committee updated Wachtell Lipton as to the various matters discussed at the dinner.

On October 24, 2006, an in-person meeting of the board of directors was held. At the meeting Mr. James, chairman of the audit committee, briefed the board of directors on Mr. Montgomery’s and PricewaterhouseCoopers’

presentation to the audit committee the previous day, explaining that OSI’s management estimated that the apparent understatement was approximately $20,000,000 to $40,000,000. Mr. James also noted the possibility that OSI would need to delay issuing its third-quarter earnings as well as the possibility of a restatement being required. After discussion, the board delegated to the audit committee full authority to investigate the matter as well as make any decisions regarding delaying announcement of OSI’s third-quarter earnings.

On October 24, 2006, the special committee held a meeting, with most of the members of the special committee attending in person. The meeting was attended by representatives of Wachtell Lipton, Wachovia Securities and Piper Jaffray. During the meeting, Wachtell Lipton reviewed with the special committee the status of negotiations with Bain/Catterton on the draft merger agreement, including provisions respecting the treatment of OSI’s stock options and stock-based awards and the proposed termination fees. The special committee discussed the open issues in the draft merger agreement and gave guidance to Wachtell Lipton as to how to respond to such issues. The open issues discussed were: (i) the treatment of the Company’s stock options and stock-based awards, (ii) whether a unanimous vote of the committee would be a requirement of the proposed transaction, (iii) whether the Company would be permitted to pay dividends through the closing of the proposed transaction and (iv) whether it would be a condition to the closing of the proposed transaction that the approval of the Company’s stockholders be obtained without taking into account the vote of the shares held by Founders and management participating in the proposed transaction with Bain/Catterton. The special committee also discussed the issues raised at the board meeting earlier in the day regarding the possibility of a restatement being required with respect to its accounting treatment of unearned revenue for unredeemed gift cards and certificates having been understated. The special committee directed Wachovia Securities and Wachtell Lipton to ensure that Bain/Catterton was made fully aware of the issues discussed at the board meeting the previous day, as well as any updates, and that the fact that they had been made so aware was appropriately reflected in the definitive documentation to be considered in connection with the proposed transaction. Wachovia Securities and Wachtell Lipton therefore promptly provided Bain/Catterton and its accounting and legal advisors with information relating to these issues and gave Bain/Catterton full opportunity to conduct due diligence on them, which due diligence included several discussions between Bain/Catterton and its advisors and OSI and PricewaterhouseCoopers.

On October 25, 2006, the audit committee held a telephonic meeting to further consider OSI’s liability for unearned revenue for unredeemed gift cards and certificates. After discussion, the audit committee determined that OSI should delay releasing its third-quarter earnings.

Later that afternoon, OSI publicly announced that it was delaying its third-quarter earnings release because it had preliminarily determined that its liability for unearned revenue for unredeemed gift cards and certificates as of September 30, 2006, was understated by an estimated $20,000,000 to $40,000,000, based on an accounting method under which OSI would recognize income in proportion to redemptions as they occur for an estimate of the gift cards and certificates that will never be redeemed. See “Information About OSI — Financial Statements” on page 119.

On October 25, 2006, Ropes & Gray delivered a revised draft of the merger agreement and limited guaranty, together with drafts of Parent’s disclosure schedules, to Wachtell Lipton.

On October 26, 2006, the special committee held a meeting by telephone during which representatives of Wachtell Lipton reviewed with the special committee the terms of the draft merger agreement and the issues in the draft that remained open, including the treatment of OSI’s stock options and stock-based awards, whether a unanimous vote of the special committee would be a requirement of the proposed transaction, whether OSI would be permitted to pay dividends through the closing of the proposed transaction and whether it would be a condition that the approval of OSI’s stockholders be obtained without taking into account the vote of shares held by the OSI Investors. The special committee also further discussed the possibility of a restatement being required with respect to OSI’s accounting treatment of unearned revenue for unredeemed gift cards and certificates.

On October 26, 2006, Mr. James on behalf of the special committee executed an engagement letter with Wachovia Securities containing the terms of its service as a financial advisor to the special committee.

From October 27, 2006 through October 28, 2006, Wachtell Lipton and Ropes & Gray continued to negotiate the draft merger agreement, and Kirkland & Ellis and Cleary Gottlieb separately negotiated with Ropes & Gray summary term sheets with respect to the OSI Investors’ arrangements. During its negotiations with Ropes & Gray, Wachtell Lipton informed Ropes & Gray that no assurance could be given that the proposal would, in the event it was approved, receive the unanimous support of the special committee, and indicated that a higher proposed purchase price from Bain/Catterton could alter this result. In response, Ropes & Gray indicated that Bain/Catterton was only willing to proceed with a transaction that would receive the unanimous support of the members of the special committee.

On October 27, 2006, materials regarding the proposed transaction were delivered to the members of the special committee and members of the board of directors in advance of the special committee and board of directors meetings scheduled for October 29, 2006.

On October 27 and 28, 2006, various members of the special committee had individual discussions with each other regarding the proposed transaction being negotiated with Bain/Catterton. In addition, the co-chairs of the special committee as well as several special committee members had discussions with Wachtell Lipton regarding the proposed transaction. On October 28, Wachtell Lipton held discussions with Kirkland & Ellis and Ropes & Gray regarding issues surrounding the potential lack of unanimity by the special committee.

On October 29, 2006, the special committee met to consider the proposed transaction. Wachtell Lipton confirmed to the special committee that the merger agreement had been fully negotiated and was now in final form, explaining the resolution of all previously open issues in the merger agreement, including that (i) liability under the limited guarantees would be capped at $215,000,000; (ii) OSI would be allowed to pay dividends through closing of the proposed transaction; (iii) OSI’s undisclosed liabilities representation would be subject to a generally accepted accounting principles (“GAAP”) standard; (iv) it would be a condition to the proposed transaction that a majority of the stockholders of OSI voted for the transaction, exclusive of shares held by the OSI Investors; and (v) any liability related to the understatement in liability for unredeemed gift cards and certificates would be a liability of the surviving corporation. The special committee was informed that Bain/Catterton had stated that it was not prepared to proceed with the transaction unless the special committee was able unanimously to approve and recommend the merger agreement. After discussion, the special committee reached a consensus that it would not be able to deliver a unanimous approval as at least three directors, Ms. Fields, Mr. James and General (Ret.) Franks, indicated that they had reservations regarding the transaction as then proposed, expressing or agreeing with the view that a Leveraged Recapitalization could have the potential to provide more value to stockholders than the proposed Bain/Catterton transaction. The special committee then requested that Mr. Sullivan and Mr. Allen join the special committee meeting and they were informed of the special committee’s consensus decision. Following these discussions, Mr. Sullivan and Mr. Allen left the meeting of the special committee. The special committee then requested that Wachtell Lipton contact Ropes & Gray promptly to report the special committee’s conclusion. Prior to adjournment, the special committee ratified the engagement letters entered into with Wachovia Securities and Piper Jaffray. The board of directors meeting that had been called to consider the proposed transaction was then canceled.

Immediately following the conclusion of the special committee meeting, Wachtell Lipton contacted Ropes & Gray to indicate that the special committee had reached a consensus that it would not be able to deliver a unanimous approval and recommendation for the proposed merger agreement. Ropes & Gray informed Wachtell Lipton that Bain/Catterton was not at the time prepared to proceed with any transaction that did not receive the unanimous support of the members of the special committee and that Bain/Catterton was not prepared to increase its proposed purchase price of $40.00 per share.

On October 31, 2006, the special committee held a meeting by telephone to discuss communications that had taken place between certain members of the special committee and Wachtell Lipton, on the one hand, and certain members of management and the Founders, on the other hand. The special committee was informed that after the October 29, 2006 special committee meeting, Mr. Sullivan had contacted Mr. Wilt to express his disappointment with the special committee’s decision not to approve the Bain/Catterton transaction, as proposed, and to reiterate his view that a Bain/Catterton transaction was in the best interests of OSI’s stockholders. Mr. Sullivan also stated that he believed Mr. Avery would consider resigning from his position at OSI if a transaction with Bain/Catterton were not completed. The special committee was also informed that Mr. Allen had also contacted Mr. Wilt to express Mr. Allen’s view that a Bain/Catterton transaction was in the best interests of OSI’s stockholders. In this conversation, Mr. Allen had also indicated his view that it would be inappropriate to pursue a Leveraged Recapitalization, should the board decide to pursue one, without fully disclosing to the Company’s stockholders the terms of the Bain/Catterton proposal, including the $40.00 per share offer price (which was likely to be above the price per share offered in any repurchase of shares undertaken in connection with a Leveraged Recapitalization). Mr. Allen had also explained his belief that the Company was at risk of losing Mr. Avery if a transaction with Bain/Catterton were not pursued due to the Company’s inability, so long as it remained a public company, to compensate Mr. Avery at a level sufficient to cause him to continue his employment, noting that, beginning in 2005, management had requested that the board address the long-term compensation of Mr. Avery but that these requests had not been addressed. Mr. Allen, together with Mr. Kadow, repeated these views in separate conversations with each member of the special committee and in a conversation with Wachtell Lipton. The special committee was also informed that Mr. Allen and Mr. Kadow had mentioned to Wachtell Lipton that if the Bain/Catterton transaction were not pursued it was possible that one or more Founders could resign, which could have an adverse impact on the Company. Following discussion of these matters, the special committee determined that the views expressed by Mr. Sullivan, Mr. Allen and Mr. Kadow should not be considered in connection with the special committee’s consideration of the merits of alternative courses of action for the Company, but rather that the special committee should make its own determination of what was in the best interests of OSI’s stockholders, based on its own views and knowledge of the Company and the analyses provided by the special committee’s advisers. On that basis, the special committee determined not to reconsider the proposed transaction with Bain/Catterton.

On November 1, 2006, the special committee held a meeting by telephone to further discuss the communications described above. After a full discussion in which Wachtell Lipton participated, the special committee affirmed its conclusion of October 31 that the special committee would not reconsider the proposed transaction with Bain/Catterton. The special committee decided that representatives of the special committee should meet with members of the Company’s senior management to focus on alternatives to the proposed Bain/Catterton transaction.

On November 2, 2006, Mr. Brabson, General (Ret.) Franks, Mr. James and Mr. Wilt discussed with Mr. Allen and Mr. Montgomery the business prospects of OSI and the issues facing OSI, including operational, management and accounting concerns. Mr. James and Mr. Wilt then requested that the Chairman of the Board, Mr. Sullivan, convene a special meeting of the board to discuss the strategic direction of OSI and possible alternatives to be pursued.

On November 2, 2006, the members of the special committee had dinner together to discuss the business prospects of OSI and the issues facing OSI. Following the conclusion of the dinner, the co-chairs and Gen. (Ret.) Franks contacted Wachtell Lipton to discuss certain matters raised at the dinner and potential next steps.

Also on November 2, 2006, Ropes & Gray contacted Wachtell Lipton to inform them that Bain/Catterton was potentially willing to proceed with the proposed transaction even if the recommendation of the special committee was not unanimous, subject to certain modifications to the proposed merger agreement. These modifications included an additional condition to closing in the event of perfection of dissenters’ rights by a specified percentage of OSI stockholders and a modification to the conditions so that the votes of the OSI Investors would be counted for purposes of determining whether the condition that a majority of the stockholders of OSI voted for the transaction had been satisfied. Finally, Bain/Catterton proposed that they receive reimbursement of their expenses in the situation where the OSI stockholders turned down the proposed merger. Following consultation with the special committee, Wachtell Lipton informed Ropes & Gray that none of the proposed changes to the draft merger agreement would be acceptable to the special committee.

On November 2, 2006, Mr. Montgomery also contacted Mr. James in his capacity as Chairman of the audit committee and reported that, in the course of evaluating OSI’s accounting for unredeemed gift cards, OSI’s management had identified additional potentially significant concerns related to OSI’s accounting for leases, minority partner interests, certain other equity accounts and gift card incentive expenses that could result in adjustments to OSI’s financial statements. In addition, Mr. Montgomery explained that OSI’s liability for unearned revenue for unredeemed gift cards and certificates, which was initially estimated to have been understated by approximately $20,000,000 to $40,000,000, could in fact be understated by approximately $50,000,000 to $70,000,000. As a result, Mr. Montgomery explained that, although a final determination had not been made, OSI would most likely need to restate its historical financial statements and was likely to delay filing its Form 10-Q for the fiscal quarter ending September 30, 2006 for an indeterminate period. Mr. Montgomery also reported that PricewaterhouseCoopers agreed with management’s assessment, subject to completion of their audit procedures, which were underway. In light of these matters, the board of directors meeting to discuss the strategic direction of OSI was canceled.

On November 3, 2006, the special committee held a telephonic meeting with Wachtell Lipton to discuss the additional accounting concerns described above as well as the increased likelihood that OSI would need to restate its historical financial statements, the uncertainty as to when such a restatement could be completed and the potential that additional accounting concerns could be identified in the course of further investigating the Company’s accounting practices. The special committee acknowledged, among other concerns, the likelihood that, following the public announcement of the additional accounting concerns and any restatement, OSI’s stock price would be adversely affected and that OSI would be unable timely to file its Form 10-Q for the fiscal quarter ending September 30, 2006. Following discussion in which Wachtell Lipton participated, it was the consensus of the special committee that the additional accounting concerns and the likelihood of a restatement substantially increased the level of execution risk, and decreased the likelihood of successful completion, of any Leveraged Recapitalization or other similar transaction. The special committee noted in particular that the accounting concerns identified, and any additional accounting concerns that might be identified in the course of further investigating OSI’s accounting practices, could result in the financial statements necessary for raising the financing required for any Leveraged Recapitalization either being delayed or not being available, and that such accounting concerns could adversely impact potential financing sources’ perception of OSI and their willingness to purchase debt or other securities of OSI in connection with the financing for any Leveraged Recapitalization. The special committee also noted that following announcement of any additional accounting concerns, OSI’s stock price was likely further to decline. As a result, the special committee concluded that it was appropriate to reevaluate the proposed Bain/Catterton transaction under the then-current circumstances. The special committee therefore requested that Wachtell Lipton approach Bain/Catterton and its counsel, Ropes & Gray, to inform them of the additional accounting concerns identified and to confirm that the Bain/Catterton proposal, including the $40.00 per share proposed purchase price, was still available in light of those developments. Wachtell Lipton was authorized to inform Ropes & Gray that although no formal vote of the members of the special committee had been taken, the special committee now believed that it might reach a unanimous, favorable consensus with respect to the proposed transaction. Wachovia Securities and Piper Jaffray were also asked to be prepared to render their fairness opinions at a special committee meeting scheduled for November 5. Subsequent to the special committee meeting, the Chairman of the Board of OSI was asked to schedule a meeting of the board of directors should one be necessary following conclusion of the November 5 special committee meeting.

From November 3 through November 5, 2006, Wachtell Lipton and Ropes & Gray completed negotiating the remaining details of the merger agreement and, together with Baker & Hostetler LLP, the disclosure schedules, during which time Ropes & Gray confirmed that Bain/Catterton’s proposed purchase price of $40.00 per share would not be reduced. In addition, Kirkland & Ellis and Cleary Gottlieb finalized with Ropes & Gray their respective negotiations regarding the summary term sheets relating to the OSI Investors’ arrangements. Bain/Catterton and its advisors were also provided with the ability to perform additional due diligence with respect to the additional accounting items that had been identified.

On November 5, 2006, the special committee held a telephonic meeting to consider the proposed transaction. Representatives of Wachtell Lipton were in attendance and representatives of Wachovia Securities and Piper Jaffray joined the meeting to give their respective fairness opinion presentations. At the meeting, Wachtell Lipton summarized the terms of the proposed merger agreement, discussed considerations relating to Bain/Catterton’s proposed financing commitments for the transaction and discussed various other issues related to the proposed transaction under consideration. The special committee then received separate presentations from Wachovia Securities and Piper Jaffray on the financial aspects of the transaction. The analysis presented by Wachovia Securities was updated from the October 9 presentation to reflect revisions to the projections and other financial and operating information originally provided by management and publicly available information regarding comparable companies and comparable transactions. The revisions to management’s financial projections are discussed under “Financial Forecast” beginning on page 182. Each of Wachovia Securities and Piper Jaffray also delivered to the special committee their respective opinions that, as of November 5, 2006, and based on and subject to the various factors, assumptions and limitations set forth in its opinion, the $40.00 per share merger consideration to be received by holders of shares of OSI common stock was fair from a financial point of view to the holders of such shares, other than the OSI Investors. See “Special Factors — Opinion of Wachovia Capital Markets, LLC” and “Special Factors — Opinion of Piper Jaffray & Co.” After consideration and deliberation in which Wachtell Lipton, Wachovia Securities and Piper Jaffray participated, the special committee voted unanimously to declare it advisable and in the best interests of OSI and its stockholders for OSI to enter into the proposed merger agreement, approved and adopted the proposed merger agreement and determined to recommend the approval and adoption of the proposed merger agreement by the board of directors and by the stockholders of OSI.

Following the special committee meeting, a meeting of the compensation committee of the board of directors was held. The compensation committee approved amendments to OSI’s equity incentive plans that provided for the treatment of OSI’s stock options and stock-based awards as set forth in the Merger Agreement. The compensation committee also approved amendments to OSI’s employment agreements with Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery providing for change in control severance benefits in the event of certain qualifying terminations of employment in connection with or following a merger. These amendments were approved in order to provide the executives an incentive to continue to be employed by OSI in the event an alternative proposal arose and was accepted during the solicitation period and in the event they were unable to enter into satisfactory employment arrangements with Bain/Catterton. See “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 65. These actions were also approved by the board of directors at the meeting discussed below.

Following the compensation committee meeting, a meeting of the entire board of directors was held. At the meeting, Wachtell Lipton explained that the special committee had unanimously declared it advisable and in the best interests of OSI and its stockholders for OSI to enter into the proposed merger agreement, approved and adopted the proposed merger agreement and had determined to recommend the approval and adoption of the proposed merger agreement by the board of directors and the stockholders of OSI. Wachtell Lipton then summarized the terms of the proposed merger agreement and discussed various other issues. At the meeting, the board received presentations from Wachovia Securities and Piper Jaffray on the financial aspects of the transaction. Each of Wachovia Securities and Piper Jaffray also described their respective fairness opinions that had been delivered to the special committee. Wachtell Lipton summarized the two fairness opinions and explained that although the two fairness opinions had been delivered to the special committee, the board was entitled to rely upon such opinions in connection with its evaluation of the proposed merger. After consideration and deliberation in which Wachtell Lipton, Wachovia Securities and Piper Jaffray participated, the board of directors (other than Mr. Sullivan, Mr. Basham, and Mr. Allen, each of whom is an OSI Investor and stands to individually benefit from the consummation of the transaction, and therefore abstained from voting), expressly adopted the unanimous recommendation of the special committee and determined that it was advisable and in the best interests of OSI and its stockholders for OSI to enter into the proposed merger agreement, approved and adopted the proposed merger agreement and the transactions contemplated by the proposed merger agreement, and determined to recommend the proposed merger agreement for adoption by OSI’s stockholders.

Following the board meeting, a telephonic meeting of the audit committee of the board of directors was held. At the meeting Mr. Montgomery and representatives from PricewaterhouseCoopers discussed with the audit committee OSI’s contemplated accounting restatement and related issues. The audit committee agreed that OSI would be required to restate its earnings and therefore its historical financial statements could no longer be relied upon. The audit committee also engaged an additional independent accounting firm to assist in the review being undertaken by management.

Following the end of the meeting of the audit committee, the proposed merger agreement, the financing commitments and the limited guarantees were executed and delivered and the summary term sheet with respect to their arrangements were entered into by each of the OSI Investors.

On the morning of November 6, 2006, OSI released a press release announcing the transaction. Separately, OSI announced that it would need to restate its consolidated financial statements to correct for the previously announced understatement in its liability for unearned revenue for unredeemed gift cards and certificates and for other errors in its financial statements, including deferred rent, minority interests in consolidated entities and additional paid-in capital. OSI further explained that, as part of the restatement, it had determined to recognize income for unredeemed gift cards and certificates that will never be redeemed at the time at which their redemption becomes remote and that, as a result of this correction in accounting methodology, OSI expected an adjustment to its unearned revenue liability of approximately $50,000,000 to $70,000,000 at September 30, 2006.

Beginning on Monday, November 6, 2006, pursuant to the solicitation provisions set forth in Section 5.3(a) of the Merger Agreement, Wachovia Securities contacted certain potential acquirers that they had identified and discussed with the special committee. These potential acquirers were chosen on the basis of their likelihood of interest in participating in a transaction with the Company, their ability to consummate a transaction with the Company and/or their potential interest in the restaurant industry. During the “go-shop” period, Wachovia Securities contacted a total of 15 parties and three parties contacted Wachovia Securities. Five parties requested draft confidentiality agreements for the purpose of receiving access to confidential due diligence materials and, of those, two parties executed confidentiality agreements with OSI as the other three parties chose not to further pursue a transaction. Each of these two parties received preliminary due diligence materials promptly following the execution of their respective confidentiality agreements. Neither party indicated, prior to the end of the “go-shop” period, that it would be interested in making a proposal to acquire the Company at a price in excess of $40.00 per share. The “go-shop” period under the Merger Agreement ended at 11:59 p.m. (New York time) on December 26, 2006. Since the end of the “go-shop” period, no party has approached the special committee or the Company expressing an interest in pursuing a transaction to acquire the Company at a price in excess of $40.00 per share.

Beginning in October 2006, OSI conducted a review of its accounting policies for gift cards and certificates as well as certain other balance sheet accounts. On January 8, 2007, OSI filed an amendment to its Form 10-K for the fiscal year ended December 31, 2005, and filed its Form 10-Q for the fiscal quarter ended September 30, 2006, reflecting the restatement of its consolidated financial statements for certain prior periods based on that review. On January 17, 2007, OSI filed an amendment to its Form 10-Q for the fiscal quarter ended March 31, 2006, and an amendment to its Form 10-Q for the fiscal quarter ended June 30, 2006, reflecting the restatement of its consolidated financial statements for the periods covered by those reports based on that review.

Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors

In this section, we refer to our board of directors, other than Chris T. Sullivan, our Chairman of the Board, Robert D. Basham, our Vice Chairman of the Board, and A. William Allen, III, our Chief Executive Officer, each of whom abstained from voting on the merger, as the “Board.” The Board believes that the merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders. On November 5, 2006, the special committee and the Board separately approved and adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the merger, and recommended that OSI’s stockholders approve and adopt the Merger Agreement. In addition, the special committee believed that sufficient procedural safeguards were and would be present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of OSI’s unaffiliated stockholders without retaining an unaffiliated representative to act solely on behalf of such stockholders. The special committee considered a number of factors relating to these procedural safeguards, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to OSI’s unaffiliated stockholders. In reaching these conclusions, the Board and the special committee considered the following material factors, among others:

•	that the comparative decline in OSI’s financial performance and results of operations as compared to its historical financial performance and results of operations, uncertainty in OSI’s prospects and long-term strategy, a weakening of OSI’s competitive position in its industry, uncertainty in the outlook for the casual dining industry, concerns regarding the ability of management to take the steps necessary to restructure the Outback Steakhouse and other dining concepts that were facing declines in their business, and general economic and stock market conditions made the merger desirable at this time, as compared with other times, in OSI’s operating history;

•	the $40.00 in cash to be received by OSI’s stockholders in the merger represents:

•	a premium of approximately 23.3% over the closing price of shares of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger;

•	a premium of approximately 19.7% over the average closing price of shares of OSI common stock over a 30-day period; and

•	a premium of approximately 26.5% over the average closing price of shares of OSI common stock over a 90-day period;

•	that holders of OSI common stock that do not vote in favor of the adoption of the Merger Agreement or otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law;

•	that the consideration to be paid in the merger is all cash, which provides certainty of value to OSI’s stockholders;

•	the financing commitments received by Parent and Merger Sub with respect to the Merger Agreement, the identity of the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “Special Factors — Financing” on page 61;

•	their belief that OSI’s stock price was not likely to trade at or above the $40.00 price offered in the merger in the near future. The Board and the special committee based this belief on a number of factors, including: the directors’ knowledge and understanding of OSI’s prospects in an increasingly competitive industry; management’s failure over successive quarters to meet its internal financial projections and business plan; research analyst target prices; and the various valuation methodologies and analyses, expressly adopted by the special committee and Board, prepared by Wachovia Securities (described below under “— Opinion of Wachovia Capital Markets, LLC” beginning on page 41) and by Piper Jaffray (described below under “— Opinion of Piper Jaffray & Co.” beginning on page 50);

•	the financial analysis reviewed by Wachovia Securities and Piper Jaffray at the special committee meeting, in the case of the special committee, and the board meeting, in the case of the Board, on November 5, 2006, and the separate opinions of Wachovia Securities and Piper Jaffray, each described in detail under “— Opinion of Wachovia Capital Markets, LLC” and “— Opinion of Piper Jaffray & Co.,” respectively, that, as of November 5, 2006, and based on and subject to the various factors, assumptions and limitations set forth in their respective opinions, the $40.00 per share merger consideration to be received by holders of shares of OSI common stock was fair from a financial point of view to the holders of such shares (other than the OSI Investors);

•	their belief, based on, among other things, the data provided by Wachovia Securities and Piper Jaffray, that the $40.00 per share merger consideration compared favorably to the high end of the range of fair values for OSI common stock as set forth in each of the Wachovia Securities and Piper Jaffray analyses. See “— Opinion of Wachovia Capital Markets, LLC” and “— Opinion of Piper Jaffray & Co.”;

•	the impact of the accounting issues identified by OSI’s management on alternatives to the merger, including the increased level of execution risk, and the decreased likelihood of successful completion, of any such alternatives;

•	their belief, based on the factors described above, that the $40.00 per share merger consideration would result in greater value to OSI’s stockholders than either pursuing management’s current business plan or undertaking a Leveraged Recapitalization, assuming one was possible, in which OSI would incur debt and engage in a significant share repurchase program, or other alternatives considered as part of the Shareholder Value Initiative;

•	the terms of the Merger Agreement, including the fact that the Merger Agreement contains provisions that permit OSI to conduct a post-signing market test to ensure that the $40.00 per share price provided in the transaction is the best available to OSI’s stockholders, including (i) a 50-day period during which OSI, under the direction of the special committee, was permitted to actively seek competing proposals for a business combination or acquisition, which period the special committee believed was sufficient time for any potentially interested party to conduct sufficient due diligence to make such a competing proposal, and (ii) the right, even after the end of the 50-day solicitation period, subject to certain conditions, to explore unsolicited proposals and to terminate the Merger Agreement and accept a “Superior Proposal” prior to stockholder approval of the Merger Agreement, subject to payment of a customary break-up fee and, in certain circumstances, to reimbursement of Parent’s out-of-pocket fees and expenses. The special committee believed that these provisions were important in ensuring that the transaction would be substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders and provided the special committee with adequate flexibility to explore potential transactions with other parties;

•	the fact that all of the members of the special committee, some of whom have significant investments in OSI common stock, were unanimous in their determination to approve the Merger Agreement and that the Merger Agreement was approved by all of the directors of OSI who are not participating in the transaction;

•	the fact that the Merger Agreement is subject to limited conditions, including the fact that Parent delivered financing commitments from reputable and financially sound lenders that, together with the equity commitments received, are sufficient to pay the merger consideration; and

•	the fact that the transaction will be subject to the approval of OSI stockholders without consideration to the vote of any OSI common stock held by the OSI Investors.

The special committee and the Board also believe the process by which OSI entered into the Merger Agreement with Parent and Merger Sub was fair, and in reaching that determination the special committee and the Board took into account, in addition to the factors above, the following:

•	the consideration and negotiation of the Bain/Catterton transaction was conducted entirely under the oversight of the members of the special committee, consisting of all the independent directors of OSI, and that no limitations were placed on the authority of the special committee. Accordingly, the special committee was free to explore a transaction with any other bidder it determined was more favorable or likely to be more favorable than Bain/Catterton. The purpose of establishing the special committee and granting it the exclusive authority to review, evaluate and negotiate the terms of the transaction on behalf of OSI was to ensure that OSI’s unaffiliated stockholders were adequately represented by disinterested persons. None of the members of the special committee has any financial interest in the merger that is different from OSI’s unaffiliated stockholders generally;

•	the special committee was advised by independent legal counsel and an internationally recognized financial advisor selected by them. The special committee engaged Wachtell Lipton as legal counsel, Wachovia Securities as financial advisor and Piper Jaffray for the purpose of delivering a fairness opinion to advise the special committee in its efforts to represent OSI’s stockholders (other than the OSI Investors). Wachovia Securities and Piper Jaffray each rendered separate fairness opinions to the special committee as to the fairness from a financial point of view of the merger consideration to be received by holders of our common stock (other than the OSI Investors). In determining to retain Wachovia Securities to act as the special committee’s financial advisor, the special committee was aware that Wachovia Securities was advising OSI in connection with a Leveraged Recapitalization and had, in the past, rendered additional services to OSI. Wachovia Securities and its affiliates provide a full range of financial advisory, securities banking, insurance and lending services in the ordinary course of business for which they receive customary fees which are summarized in “Opinion of Wachovia Capital Markets, LLC — Miscellaneous” on page 50. As of November 2006, Wachovia Securities and its affiliates had $199.5 million in total credit exposure to the Company and its subsidiaries, of which $164.5 million was currently funded (inclusive of a $24.5 million off-balance sheet guarantee of the Company). Affiliates of Wachovia Securities served as Lead Arranger and Administrative Agent on the Company’s renewed $225.0 million revolver closed on March 10, 2006. Affiliates of Wachovia Securities also acted as the sole lender on a $50.0 million line of credit closed on October 12, 2006. As of October 2006, affiliates of Wachovia Securities also had approximately $30.6 million in committed loans to the executives, board members and certain investment projects partially owned by executives or board members, of which approximately $25.6 million was outstanding. The loans are comprised of the following arrangements: (1) secured and unsecured loans were made to Mr. Sullivan in the aggregate amount of approximately $6.25 million, between May 2003 and July 2005 for business and personal use with interest rates of LIBOR + 1.35% and prime; (2) secured and unsecured loans were made to Mr. Steven Shlemon in the aggregate amount of approximately $4.5 million between December 2002 and October 2005 for business and personal use with interest rates of LIBOR + 2.35% and Prime; (3) secured and unsecured loans were made to Mr. Carey in the aggregate amount of approximately $0.7 million between October 2005 and August 2006 for business and personal use with interest rates of LIBOR + 2.35% and prime — 0.50%; and (4) Mssrs. Sullivan, Basham, Avery and Kadow have guaranteed a total of approximately $19 million of loans issued by affiliates of Wachovia Securities in connection with various real estate and other investment projects. These loans were made between December 1998 and September 2005 and carry interest rates of LIBOR + 0.90%, LIBOR + 5.00%, and prime. The special committee was also aware that in October and November 2005, Piper Jaffray had preliminary discussions with a senior member of OSI’s management team regarding the possibility of representing OSI in connection with OSI’s evaluation of strategic alternatives for one of OSI’s restaurant concepts. However, in November 2005, OSI told Piper Jaffray that OSI was no longer interested in evaluating strategic alternatives regarding this concept, and discussions between Piper Jaffray and OSI regarding this concept ended. In December 2006, OSI and Piper Jaffray restarted discussions regarding strategic alternatives for this concept which are ongoing. The special committee was also aware that Piper Jaffray is a large, global, full-service financial institution that had, in the past, rendered services to Bain Capital and certain of Bain Capital’s portfolio companies and had received fees in respect of such prior services;

•	the special committee had extensive, arm’s-length negotiations with Bain/Catterton over several months, which, among other things, resulted in an increase in the merger consideration from $37.50 to $40.00 per share, a 6.6% increase; and

•	accounting issues might prevent OSI from timely filing financial statements, the absence of which might significantly restrict OSI’s ability to achieve increased stockholder value by means of a recapitalization.

The special committee and the Board were aware of and also considered the following adverse factors associated with the merger, among others:

•	at various times over the past several years, OSI common stock has traded in excess of the $40.00 merger consideration, although the special committee and the Board believed it was unlikely that OSI stock would trade in excess of $40.00 in the near term;

•	that the stockholders of OSI (other than the OSI Investors and additional members of management who may be given the opportunity to exchange restricted or unrestricted stock for shares of Parent common stock or to purchase shares of Parent common stock) will have no ongoing equity participation in the surviving corporation following the merger, meaning that such stockholders will cease to participate in OSI’s future earnings or growth, or to benefit from any increases in the value of OSI common stock;

•	that the proposed merger will be a taxable transaction for OSI stockholders whose shares are converted into cash in the merger;

•	that if the merger is not completed, OSI will be required to pay its fees associated with the transaction as well as, under certain circumstances, reimburse Bain/Catterton for its out-of-pocket fees and expenses associated with the transaction;

•	that OSI did not undertake an affirmative auction prior to entering into the Merger Agreement, although the special committee and the Board were satisfied that the Merger Agreement provided the special committee and the Board with an adequate opportunity to conduct an affirmative post-signing market test to ensure that the $40.00 per share merger consideration is the best available to OSI’s unaffiliated stockholders;

•	that OSI will be required to pay to or as directed by Parent a termination fee and, in certain circumstances, to reimburse Parent for its out-of-pocket fees and expenses if the Merger Agreement is terminated under certain circumstances; and

•	that if the merger is not completed, OSI may be adversely affected due to potential disruptions in its operations.

In addition, the Board was aware that the OSI Investors would be entering into arrangements with Parent simultaneous with the execution of the Merger Agreement providing that such persons anticipate reinvesting a portion of their proceeds from the merger into Parent in connection with the completion of the transaction and that such persons would remain employed in substantially their respective current capacities following the completion of the transaction. The Board was also aware of the additional employee benefits that Parent has committed to provide pursuant to the Merger Agreement. Although the special committee and the Board were generally aware of these interests (and had reviewed letters of intent and term sheets setting forth material terms of these arrangements), the special committee’s and the Board’s primary concern was to ensure that the per share merger consideration and other terms of the Merger Agreement were both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders. See “Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page 65 and “The Merger Agreement — Employee Benefits” beginning on page 92.

In analyzing the transaction relative to the going concern value of OSI, the special committee and the Board each took into account the 30-day and 90-day average stock prices, which the special committee and the Board considered a meaningful reflection of OSI’s going concern value, and expressly adopted the analyses and methodologies used by Wachovia Securities and Piper Jaffray as a whole to evaluate the going concern value of OSI, including the historical stock price analysis, the comparable companies analysis and the range of present values of both the current five-year plan of OSI’s management and the potential recapitalization of OSI through a share repurchase. See below under “— Opinion of Wachovia Capital Markets, LLC” beginning on page 41 and “— Opinion of Piper Jaffray & Co.” beginning on page 50. Further, the special committee and the Board considered the analyses and conclusions of Wachovia Securities and Piper Jaffray. The special committee and the board acknowledge that while they have unanimously determined that the merger is fair to OSI’s unaffiliated stockholders, Wachovia Securities’ and Piper Jaffray’s respective opinions address the fairness of the merger to OSI’s stockholders (other than the OSI Investors). The special committee and the board note, however, that Wachovia Securities’ and Piper Jaffray’s respective opinions support the conclusion that the merger is fair to OSI’s unaffiliated stockholders, as all of OSI’s unaffiliated stockholders are included in the group delineated by the phrase “OSI’s stockholders (other than the OSI Investors).” Wachovia Securities’ and Piper Jaffray’s analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of the liquidation value or book value of OSI. The special committee and the Board did not consider liquidation value as a factor because OSI is a viable going concern business and the trading history of OSI common stock is an indication of its value as such. The special committee and Board did not view the prices paid for Company stock by the Company over the prior two years as relevant beyond indicating the trading price of the common stock during that period. The Company’s stock repurchases over the last two years were effected primarily to offset the dilutive effect of stock option exercises. In addition, due to the fact that OSI is being sold as a going concern, the special committee and the Board did not consider the liquidation value of OSI relevant to a determination as to whether the merger is procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders. Further, the special committee and the Board did not consider net book value a material indicator of the value of OSI because it understates its value as a going concern, but is instead indicative of historical costs.

In view of the large number of factors considered by the special committee and the Board in connection with the evaluation of the Merger Agreement and the merger and the complexity of these matters, except as expressly noted above, the special committee and the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, individual directors may have given different weight to the various factors. The special committee held discussions with Wachovia Securities and Piper Jaffray with respect to the quantitative and qualitative analyses of the financial terms of the merger. The special committee and the Board conducted a discussion of, among other things, the factors described above, including asking questions of OSI’s management and its financial and legal advisors, and reached the conclusion that the merger is both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders. Therefore, the Board recommends that you vote “FOR” the adoption of the Merger Agreement. Other than as described in this proxy statement, OSI is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of OSI with another company, the sale or transfer of all or substantially all of OSI’s assets or a purchase of OSI’s securities that would enable such person to exercise control of OSI.

Purposes and Reasons of the OSI Investors

The purposes of the OSI Investors for engaging in the merger are to enable our stockholders to realize a premium on their shares of OSI based on the closing price of shares of our common stock on November 3, 2006 and to enable the OSI Investors to continue to own minority equity interests in OSI after shares of OSI Common Stock cease to be publicly traded.

Purposes and Reasons of Parent, Merger Sub and the Funds

For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the Merger Agreement. For the Funds, the purpose of the merger is to allow them to own controlling equity interests in OSI and to bear the rewards and risks of such ownership after shares of OSI common stock cease to be publicly traded. Parent, Merger Sub and the Funds did not consider any alternatives for achieving these purposes, although they did express a willingness to discuss other potential transactions with OSI, including participation in an alternative transaction in connection with the Stockholder Value Initiative. The transaction was structured in the manner described in this proxy statement in order to provide Parent, Merger Sub and the Funds the best opportunity to achieve the purposes described above and will have the effect of OSI becoming a private company and an indirect subsidiary of Parent. Parent, Merger Sub and the Funds have undertaken to pursue the transaction at this time in light of the opportunities they perceive to strengthen OSI’s competitive position, strategy and financial performance under a new form of ownership.

Position of the OSI Investors Regarding the Fairness of the Merger

Under the rules governing “going private” transactions, the OSI Investors are required to express their beliefs as to the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders. The OSI Investors are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Mr. Sullivan, Mr. Basham and Mr. Allen, each in his capacity as a member of our board of directors, participated in the deliberations of the resolutions of the board of directors on November 5, 2006 approving the Merger Agreement and the transactions contemplated by the Merger Agreement. In such capacity, they received advice from the special committee’s legal and financial advisors, including advice from the special committee’s financial advisors as to the substantive and procedural fairness of the transaction to OSI’s unaffiliated stockholders, from a financial point of view. See “Special Factors — Opinion of Wachovia Capital Markets, LLC” on page 41 and “Special Factors — Opinion of Piper Jaffray & Co.” on page 50. Mr. Sullivan, Mr. Basham and Mr. Allen were not members of, and did not participate in the deliberations of, the special committee.

Mr. Avery, Mr. Kadow, Mr. Montgomery and Mr. Gannon are not members of our board of directors. Mr. Avery, Mr. Gannon and Mr. Montgomery did not participate in the deliberations of our board of directors regarding the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders, or any other aspect of the transaction. Mr. Kadow was present for such deliberations in his capacity as Secretary of OSI. Mr. Avery, Mr. Kadow, Mr. Montgomery and Mr. Gannon did not receive any advice from the special committee’s legal or financial advisors as to the substantive and procedural fairness of the merger or any other aspect of the transaction.

The OSI Investors believe the merger is substantively and procedurally fair to OSI’s unaffiliated stockholders on the basis of the factors described below. However, the OSI Investors have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders. Mr. Sullivan, Mr. Basham and Mr. Allen, each in his capacity as a member of our board of directors, received advice from the special committee’s financial advisors, and the OSI Investors have expressly adopted the analyses and methodologies used by Wachovia Securities and Piper Jaffray in their determination of the substantive and procedural fairness of the transaction to OSI’s stockholders (other than the OSI Investors), from a financial point of view. The OSI Investors acknowledge that, while they have determined that the merger is fair to OSI’s unaffiliated stockholders, Wachovia Securities’ and Piper Jaffray’s respective opinions address the fairness of the merger to OSI’s stockholders (other than the OSI Investors). The OSI Investors note, however, that Wachovia Securities’ and Piper Jaffray’s respective opinions implicitly support the conclusion that the merger is fair to OSI’s unaffiliated stockholders, as all of OSI’s unaffiliated stockholders are included in the group delineated by the phrase “OSI’s stockholders (other than the OSI Investors).”

In making their determination that the merger is substantively fair to OSI’s unaffiliated stockholders, the OSI Investors expressly adopted the unanimous recommendation of the special committee and considered the following material positive factors, among others:

•	that the comparative decline in OSI’s financial performance and results of operations as compared to its historical financial performance and results of operations, uncertainty in OSI’s prospects and long-term strategy, a weakening of OSI’s competitive position in its industry, uncertainty in the outlook for the casual dining industry, concerns regarding the ability of management to take the steps necessary to restructure the Outback Steakhouse and other dining concepts that were facing declines in their business, and general economic and stock market conditions made the merger desirable at this time, as compared with other times, in the Company’s operating history;

•	$40.00 in cash to be received by OSI’s stockholders in the merger represents:

•	a premium of approximately 23.3% over the closing price of a share of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger;

•	a premium of approximately 19.7% over the average closing price of a share of OSI common stock over a 30-day period leading up to announcement of the merger; and

•	a premium of approximately 26.5% over the average closing price of a share of OSI common stock over a 90-day period leading up to announcement of the merger;

•	their belief that OSI’s stock price was not likely to trade at or above the $40.00 per share price offered in the merger in the near future based on a number of factors, including a comparative decline in OSI’s financial performance and results of operations as compared to its historical financial performance and results of operations, their knowledge and understanding of OSI’s prospects in an increasingly competitive industry, a weakening of OSI’s competitive position in the industry, uncertainty in the outlook for the casual dining industry, the need to restructure the Outback Steakhouse and other dining concepts that were facing declines in their business, research analyst target prices and general economic and stock market conditions;

•	the impact of the accounting issues identified by OSI’s management on alternatives to the merger, including the increased level of execution risk, and the decreased likelihood of successful completion, of any such alternatives;

•	their belief, based on the factors described in the preceding bullet points, that the $40.00 per share merger consideration would result in greater value to OSI’s stockholders than remaining a public entity and either pursuing management’s current business plan or undertaking a Leveraged Recapitalization, assuming one was possible in which OSI would incur debt and engage in a significant share repurchase program, or other alternatives considered as part of the Shareholder Value Initiative;

•	holders of OSI common stock that do not vote in favor of the adoption of the Merger Agreement or otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law;

•	the merger will provide consideration to OSI’s stockholders entirely in cash;

•	the financing commitments received by Parent and Merger Sub with respect to the Merger Agreement, the identity of the institutions providing such commitments and the conditions to the obligations of such institutions to fund such commitments, each as described under the caption “Special Factors — Financing” on page 61;

•	the special committee unanimously determined, and our board of directors determined by the unanimous vote of all directors (other than Mr. Sullivan, Mr. Basham and Mr. Allen, who abstained), that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are both procedurally and substantively fair to OSI’s unaffiliated stockholders and in the best interests of OSI’s stockholders;

•	the terms of the Merger Agreement provided a 50-day period during which OSI, under the direction of the special committee, was permitted to actively seek competing proposals for a business combination or acquisition;

•	the special committee received and our board of directors is entitled to rely on the opinion of Wachovia Securities, dated November 5, 2006, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the $40.00 per share in cash to be received by the holders of the outstanding shares of OSI common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders (other than the OSI Investors); and

•	the special committee received and our board of directors was provided for its use in connection with its consideration of the transactions contemplated by the Merger Agreement the opinion of Piper Jaffray, dated November 5, 2006, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the $40.00 per share in cash to be received by the holders of the outstanding shares of OSI common stock pursuant to the Merger Agreement was fair from a financial point of view to those holders (other than the OSI Investors).

The OSI Investors also considered the following material negative factors, among others:

•	OSI’s stockholders, with the exception of the OSI Investors and certain other members of OSI management who may acquire equity interests in Parent in connection with the closing of the merger, will have no ongoing equity participation in OSI following the merger; such stockholders will cease to participate in OSI’s future earnings or growth, if any, or to benefit from increases, if any, in the value of OSI common stock and will not participate in any future sale of OSI to a third party;

•	prior to execution of the Merger Agreement there was no attempt made to contact other possible purchasers of OSI or to conduct a public auction of OSI;

•	the cash consideration to be received by the holders of OSI common stock will be taxable to them; and

•	OSI common stock has traded at a price significantly greater than $40.00 per share during the past twelve months.

The OSI Investors believe that the merger is procedurally fair to OSI’s unaffiliated stockholders based upon the following material factors, among others:

•	the special committee consisted entirely of directors who are independent directors and included all of the independent directors on our board of directors;

•	the members of the special committee will not personally benefit from the consummation of the merger in a manner different from OSI’s unaffiliated stockholders;

•	the special committee retained and was advised by independent legal counsel experienced in advising on similar transactions;

•	the special committee retained and was advised by Wachovia Securities, which assisted the committee in its evaluation of the fairness from a financial point of view, to the holders of OSI common stock (other than the OSI Investors) of the $40.00 per share cash merger consideration;

•	the special committee retained and was advised by Piper Jaffray, which assisted the committee in its evaluation of the fairness from a financial point of view, to the holders of OSI common stock (other than the OSI Investors) of the $40.00 per share cash merger consideration;

•	the merger was unanimously approved by the members of the special committee and by all members of our board of directors (other than Mr. Sullivan, Mr. Basham and Mr. Allen, who abstained);

•	the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting (without consideration as to the vote of any shares held by the OSI Investors); and

•	the terms of the Merger Agreement provide for a post-signing “go-shop” period that permitted the special committee to solicit competing acquisition proposals for the 50-day period beginning on the date of the public announcement of the Merger Agreement.

The OSI Investors believe that the merger is procedurally fair despite the fact that our board of directors did not retain an unaffiliated representative, other than the special committee, to act solely on behalf of OSI’s stockholders for purposes of negotiating the terms of the Merger Agreement. In this regard, the OSI Investors note that the use of a special committee of independent directors is a mechanism recognized to ensure the procedural fairness of transactions of this type. The OSI Investors also believe that the merger is procedurally fair despite the fact that Mr. Sullivan, Mr. Basham and Mr. Allen, each in his capacity as a member of our board of directors, participated in the deliberation of the resolutions of our board of directors on November 5, 2006, approving the Merger Agreement and the transactions contemplated by the Merger Agreement (although each abstained from voting to approve such resolutions) and Mr. Kadow was present during such deliberations; in this regard, the OSI Investors note that all of the other members of the OSI board who voted on the transaction approved the merger.

The OSI Investors did not consider the net book value of OSI common stock in determining the substantive fairness of the merger to OSI’s unaffiliated stockholders because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading price of OSI common stock. They note, however, that the merger consideration of $40.00 per share of OSI common stock is higher than the net book value of the OSI common stock. The OSI Investors did not view the prices OSI paid for its stock over the prior two years as relevant beyond indicating the trading price of the common stock during that period. OSI’s stock repurchases over the last two years were effected primarily to offset the dilutive effect of stock option exercises. The OSI Investors did not consider liquidation value in determining the substantive fairness of the merger to OSI’s unaffiliated stockholders because of their belief that liquidation value did not present a meaningful valuation for OSI and its business; rather, it was the belief of the OSI Investors that OSI’s value is derived from the cash flows generated from its continuing operations, rather than from the value of its assets that might be realized in a liquidation. Further, because OSI’s assets include a significant amount of intangible assets, intellectual property, leased properties and other assets that are not readily transferable or are subject to restrictions on their transfer in a liquidation scenario, the OSI Investors concluded that OSI is not susceptible to a meaningful liquidation valuation. Moreover, it was the belief of the OSI Investors that a large part of OSI’s success is attributable to its market share and market presence created by owning chains of numerous individual restaurants unified by a recognizable brand name and reputation for quality, and any liquidation of its assets or break-up or piecemeal sale of its parts would not maximize stockholder value because it would not likely compensate OSI’s stockholders for the value inherent in each concept’s market position or brand identity. Therefore, the OSI Investors believed that the liquidation methodology would result in a lower valuation for OSI than had been proposed in the merger negotiations.

The foregoing discussion of the information and factors considered and given weight by the OSI Investors in connection with their evaluation of the substantive and procedural fairness to OSI’s unaffiliated stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement is not intended to be exhaustive but is believed to include all material factors considered by them. The OSI Investors did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness to OSI’s unaffiliated stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement. The OSI Investors believe that these factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to OSI’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any OSI stockholder to vote to adopt the Merger Agreement. However, Mr. Sullivan, Mr. Basham and Mr. Allen, each in his capacity as a member of our board of directors, concur with the recommendation of our board of directors that our stockholders adopt the Merger Agreement. See “Special Factors — Fairness of the Merger; Recommendations of the Special Committee and Our Board of Directors” beginning on page 32.

Position of Parent, Merger Sub and the Funds Regarding the Fairness of the Merger

Parent, Merger Sub and the Funds are making the statements included in this section solely for the purposes of complying with the applicable requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Parent, Merger Sub and the Funds should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the Merger Agreement.

Parent, Merger Sub and the Funds attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of OSI, and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were fair to such stockholders. None of Parent, Merger Sub or the Funds believe that it has or had any fiduciary duty to OSI or its stockholders, including with respect to the merger and its terms. The stockholders of OSI were, as described elsewhere in this proxy statement, represented by the special committee that negotiated with Parent, Merger Sub and the Funds on their behalf, with the assistance of independent legal and financial advisors.

None of Parent, Merger Sub or the Funds participated in the deliberations of the special committee and none of them participated in the conclusions of the special committee or the board of directors of OSI that the merger was fair to OSI’s unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage any financial advisor for such purposes.

While Parent, Merger Sub and the Funds found persuasive the conclusions of the special committee and the board of directors with respect to the substantive and procedural fairness of the merger to OSI’s unaffiliated stockholders as set forth in the proxy statement under “Fairness of the Merger — Recommendations of the Special Committee and Our Board of Directors,” they did not base their determination expressed below on the special committee’s analyses of factors. In addition, Parent, Merger Sub and the Funds believe the proposed merger is substantively and procedurally fair to OSI’s unaffiliated stockholders based on the following other factors:

•	$40.00 in cash to be received by OSI’s stockholders in the merger represents:

•	a premium of approximately 23.3% over the closing price of a share of OSI common stock on November 3, 2006, the last trading day prior to announcement of the merger;

•	a premium of approximately 19.7% over the average closing price of a share of OSI common stock over a 30-day period leading up to announcement of the merger; and

•	a premium of approximately 26.5% over the average closing price of a share of OSI common stock over a 90-day period leading up to announcement of the merger;

•	the $40 per share merger consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the special committee and its advisors and Parent and Merger Sub and their respective advisors;

•	holders of OSI common stock that do not vote in favor of the adoption of the Merger Agreement or otherwise waive their appraisal rights will have the opportunity to demand appraisal of the fair value of their shares under Delaware law;

•	the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting (without consideration as to the vote of any shares held by the OSI Investors); and

•	the terms of the Merger Agreement provide for a post-signing “go-shop” period that permitted the special committee to solicit competing acquisition proposals for the 50-day period beginning on the date of the public announcement of the Merger Agreement.

Parent, Merger Sub and the Funds did not consider the liquidation value of OSI because they considered OSI to be a viable, going concern and therefore did not consider liquidation value to be a relevant methodology. Further, Parent, Merger Sub and the Funds did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of OSI as a going concern but rather is indicative of historical costs. Parent, Merger Sub and the Funds note that net book value per share of OSI stock was lower than the $40.00 per share cash merger consideration. Parent, Merger Sub and the Funds did not establish a going concern value for the OSI common stock as a public company to determine the fairness of the merger consideration to the unaffiliated stockholders as they believe there is no single method for determining going concern value and did not base their valuation on a concept subject to various interpretations.

The foregoing discussion of the information and factors considered and given weight by Parent, Merger Sub and the Funds in connection with the fairness of the Merger Agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by Parent, Merger Sub and the Funds. Parent, Merger Sub and the Funds did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the Merger Agreement and the merger. Parent, Merger Sub and the Funds believe that these factors provide a reasonable basis for their position that the merger is fair to OSI’s unaffiliated stockholders.

Opinion of Wachovia Capital Markets, LLC

On April 17, 2006, our board of directors engaged Wachovia Securities to act as its financial advisor in connection with its analysis and consideration of the various strategic alternatives available to OSI. As the board’s financial advisor, Wachovia Securities was engaged to perform such financial advisory and investment banking services as set forth in the engagement letter between Wachovia Securities and OSI. Under the terms of its engagement, such services included assisting OSI in analyzing the feasibility of transactions such as divestitures and recapitalizations.

Following the formation of the special committee, Wachovia Securities was retained as the special committee’s financial advisor in connection with its analysis and consideration of the merger. As its financial advisor, Wachovia Securities was engaged to perform such financial advisory and investment banking services for the special committee as was requested by the special committee and set forth in the engagement letter between Wachovia Securities and OSI. Under the terms of its engagement, such services include assisting the special committee in analyzing, structuring, negotiating and effecting the proposed transaction, and rendering an opinion in accordance with Wachovia Securities’ customary practice as to whether the consideration to be paid in the transaction is fair from a financial point of view to OSI’s stockholders, other than the OSI Investors. Wachovia Securities was not retained to act solely on behalf of unaffiliated stockholders of the Company. The special committee did not impose any limitation on Wachovia Securities in preparing its analysis or opinion. At the meeting of the special committee, on November 5, 2006, Wachovia Securities rendered its oral opinion, which opinion was later confirmed in writing, as of November 5, 2006 and based on and subject to the various factors, assumptions and limitations set forth in its opinion, that the $40.00 per share merger consideration to be received by holders of shares of OSI common stock was fair from a financial point of view to the holders of such shares (other than the OSI Investors). The opinion also was summarized at a subsequent meeting of the board of directors that same day.

The full text of the written opinion of Wachovia Securities, dated November 5, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia Securities, is attached as Annex B to this proxy statement and is incorporated herein by reference. You should read the written opinion carefully and in its entirety. The Wachovia Securities’ opinion is for the use and benefit of the special committee and our board of directors and addressed only the fairness, as of the date of the opinion, from a financial point of view, of the merger consideration to the holders of shares of OSI common stock, other than the OSI Investors.

The opinion of Wachovia Securities does not address any other aspect of the merger, including the merits of the underlying decision by OSI to engage in the merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger or any matter related thereto. In addition, OSI did not ask Wachovia Securities to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of OSI, other than the holders of OSI common stock (excluding the OSI Investors). In arriving at its opinion, Wachovia Securities, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business, financial and other information regarding OSI;

•	reviewed certain business, financial and other information regarding OSI and its prospects that was furnished to Wachovia Securities by OSI’s management, and discussed with OSI’s management this information as well as the business, past and current operations, financial condition and future prospects of OSI, including internal financial forecasts of OSI prepared by OSI’s management, and the risks and uncertainties of OSI continuing to pursue an independent strategy (see “Financial Forecast” beginning on page 182);

•	reviewed the current and historical market prices and trading activity of OSI common stock;

•	compared certain business, financial and other information regarding OSI with similar information regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	compared the proposed financial terms of the Merger Agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant;

•	participated in discussions and negotiations among representatives of OSI and Parent, and their respective financial and legal advisors; and

•	considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

In connection with the review, Wachovia Securities has relied upon the accuracy and completeness of financial and other information obtained and reviewed for the purpose of the opinion and has not assumed any responsibility for any independent verification of such information. Wachovia Securities has relied upon assurances of OSI’s management that it is not aware of any facts or circumstances that would make such information about OSI inaccurate or misleading. With respect to OSI’s financial forecasts, Wachovia Securities has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the expected future financial performance of OSI. Wachovia Securities has discussed such forecasts and estimates, as well as the assumptions upon which they are based, with OSI’s management, but assumes no responsibility for and expresses no view as to OSI’s financial forecasts or the assumptions upon which they are based. Wachovia Securities has relied on advice of counsel to the special committee as to all legal matters with respect to OSI and the transactions contemplated by the Merger Agreement.

In rendering the opinion, Wachovia Securities assumed that the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement, without waiver of any material terms or conditions. The opinion is necessarily based on economic, market, financial and other conditions as they existed on and could be evaluated as of November 5, 2006. Although subsequent developments may affect this opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm the opinion.

Financial Analyses

At the November 5, 2006 meeting of the special committee and the subsequent meeting of our board of directors that same day, Wachovia Securities made a presentation of certain financial analyses of the proposed merger. The following is a summary of the material analyses contained in the presentation that was delivered to the special committee and may be relied upon by our board of directors. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Wachovia Securities, the table must be read together with the accompanying text of each summary. The table alone does not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Wachovia Securities. The fact that any specific analysis has been referred to in the summary below and in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Wachovia Securities arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Wachovia Securities in connection with its opinion operated collectively to support its determinations as to the fairness of the merger consideration from a financial point of view to the holders of shares of OSI common stock, other than the OSI Investors. Wachovia Securities did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

In arriving at its opinion, Wachovia Securities made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received by OSI’s stockholders, other than the OSI Investors, on the basis of the multiple, financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Wachovia Securities in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Wachovia Securities. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analysis of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating OSI or the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to OSI or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. The estimates of future performance of OSI provided by OSI’s management used in or underlying Wachovia Securities’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Wachovia Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond OSI’s control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold. The merger consideration to be paid per share of OSI common stock was determined through negotiation between OSI and Parent, and the decision to enter into the merger was solely that of

Parent and OSI. The opinion and financial analyses of Wachovia Securities were only one of many factors considered by the special committee and our board of directors in their evaluation of the merger and should not be viewed as determinative of the views of the special committee or our board of directors with respect to the merger or the merger consideration.

Summary of Imputed Share Values

Wachovia Securities assessed the fairness of the per share merger consideration to the holders of shares of OSI common stock and its affiliates by assessing the value of OSI using several methodologies, a comparable companies analysis using valuation multiples from selected publicly traded companies, a comparable acquisitions analysis, a discounted cash flow analysis, an analysis of the present value of OSI’s management plan, a leveraged buyout analysis, and a premiums paid analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the per share merger consideration. The following table shows the ranges of imputed valuation per share of OSI common stock derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below.

	Imputed Valuation
	Per Common Share
Valuation Methodology	Minimum	Maximum

Comparable Companies Analysis	$34.35	$40.00
Discounted Cash Flow Analysis	$29.77	$42.30
Analysis of Present Value of OSI Restaurant Partners, Inc.’s Management Plan	$28.70	$42.38
Leveraged Buyout Analysis	$30.78	$40.08
Comparable Transactions Analysis	$28.10	$37.00
Premiums Paid Analysis	$39.80	$41.60

Comparable Companies Analysis

Wachovia Securities reviewed certain financial information of publicly traded companies in the casual dining restaurant industry that it deemed comparable to OSI and similar to the Company as determined by reviewing the sales and earnings growth and other financial characteristics detailed in the projections provided by OSI’s management. The Comparable Companies Analysis attempts to provide an implied value of a company by comparing it to similar publicly-traded companies. The comparable companies analyzed are set forth below:

Company Name		Price(1)	% of 52	Shares	Mkt.	Enterprise	LTM Financials			Enterprise Value/				P/E Multiples				Growth	2007 (E)
Latest Qtr.-FYE	Ticker	Low-High	Week High	Out.	Value	Value(2)	Sales	EBITDA	% Margin	LTM EBITDA		LTM EBIT		2006(E)		2007(E)		Rate	PEG Ratio
	(in millions, except per share values)

Darden Restaurants, Inc.(3)	DRI	$41.59	93.6%	146.8	$6,106.5	$6,784.8	$5,767.3	$776.6	13.5%	8.7	x	12.3	x	18.3	x	16.6	x	12.4%	133.5%

8/27/06 - May		$32.00 - $44.43

Brinker International, Inc.	EAT	$45.76	95.3%	82.7	3,785.1	4,232.2	4,215.3	512.3	12.2%	8.3	x	13.2	x	18.5	x	16.3	x	13.5%	120.9%

9/27/06 - June		$31.48 - $48.03

Ruby Tuesday, Inc.(3)(4)	RI	$27.43	83.2%	58.6	1,607.6	1,976.8	1,336.7	234.8	17.6%	8.4	x	12.2	x	16.3	x	15.3	x	15.4%	99.6%

9/5/06 - June		$21.03 - $32.98

Applebee’s International, Inc.(4)	APPB	$22.89	86.5%	74.4	1,703.7	1,887.9	1,296.1	206.0	15.9%	9.2	x	13.3	x	20.4	x	18.5	x	14.9%	123.9%

9/24/06 - December		$17.29 - $26.47

Landry’s Restaurants, Inc.	LNY	$29.09	80.1%	22.1	643.8	1,462.0	1,395.4	185.6	13.3%	7.9	x	12.8	x	20.5	x	14.2	x	12.0%	118.3%

6/30/06 - December		$25.80 - $36.30

RARE Hospitality, Inc.(3)	RARE	$31.22	89.6%	34.0	1,061.7	1,087.1	1,046.6	125.7	12.0%	8.6	x	13.2	x	20.4	x	17.4	x	18.0%	96.9%

10/1/06 - December		$24.98 - $34.85

Mean:			88.0%	69.8	$2,484.7	$2,905.1	$2,509.6	$340.1	14.1%	8.5	x	12.8	x	19.1	x	16.4	x	14.4%	115.5%

Median:			88.0%	66.5	$1,655.6	$1,932.3	$1,366.1	$220.4	13.4%	8.5	x	13.0	x	19.4	x	16.5	x	14.2%	119.6%

OSI(3)(5)		$33.19	68.7%	74.7	2,478.8	2,715.8	3,839.5	366.1	9.5%	7.4	x	15.2	x	21.6	x	16.8	x	14.0%	119.7%

9/30/06 - December		$27.30 - $48.28

Buyer Group Offer		$40.00								9.2	x

(1)	Prices and earnings estimates obtained from the First Call Network on November 2, 2006.

(2)	Market value of equity plus net debt. Equity value determined by basic shares outstanding.

(3)	Denotes a company that holds a large portion of real estate.

(4)	Denotes a company that has a significant amount of franchised restaurants.

(5)	Net debt for OSI as of June 30, 2006.

Note: Operating results normalized for unusual and non-recurring expenses. Includes non-cash stock based compensation expense.

Although certain non-public restaurant companies might be considered comparable, they were not included in the analysis because no valuation information was publicly available for these companies. No company used in the comparable companies analysis possessed characteristics identical to those of OSI. Accordingly, an analysis of the results of the comparable companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies, as well as other factors that could affect the public trading value of the selected companies and OSI. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Wachovia Securities performed this analysis to understand the range of estimated price to earnings, or P/E, ratio, estimated price to earnings to growth rate, or PEG ratio, and multiples of estimated earnings before interest, taxes, depreciation and amortization for the last 12 months, subject to certain adjustments, commonly referred to as adjusted LTM EBITDA (“Adjusted EBITDA”), of these comparable companies based upon market prices. In addition, Wachovia Securities reviewed certain operating metrics for these companies, such as operating profit margin and growth rates of earnings per share over a five-year time period to analyze the relative valuation of these companies. Wachovia Securities calculated certain financial ratios of these comparable companies based on the most recent publicly available information, including multiples of:

•	estimated P/E ratio for the fiscal years 2006 and 2007;

•	estimated PEG ratio for the fiscal year 2007; and

•	enterprise value to LTM EBITDA as of September 30, 2006.

Based in part on the multiples described above and the multiples calculated for all of the companies mentioned on page 44, Wachovia Securities derived indications of the aggregate value of OSI by applying multiples ranging from 7.9x to 9.2x OSI’s Adjusted EBITDA as of September 30, 2006 of $366,100,000. Wachovia Securities utilized these selected multiples after considering the current market conditions and the size and diversification of operations of the comparable companies, among other things. The resulting indicated range of value was $34.35 to $40.00, as compared to the merger consideration of $40.00 per share. The financial data considered as part of this analysis included, among other things:

Comparable Transactions
	OSI (1)	OSI (2)(3)	Mean	Median

Enterprise Value to LTM EBITDA	9.2x	7.4x	8.5x	8.5x
Enterprise Value to LTM EBIT		15.2x	12.8x	13.0x
Price per Share to Current Year 2006 EPS Estimate		21.6x	19.1x	19.4x
Price per Share to Current Year 2007 EPS Estimate		16.8x	16.4x	16.5x
Price to 2007 Earnings to Growth Rate Ratio		119.7%	115.5%	119.6%

(1)	Based on merger consideration of $40.00 per share.

(2)	Based on OSI current share price of $33.19 as of November 2, 2006.

(3)	OSI 2006 and 2007 earnings estimates based on estimates provided by management.

Note: Operating results normalized for unusual and non-recurring expenses. Includes non-cash stock based compensation expense.

Discounted Cash Flow Analysis

Wachovia Securities performed a discounted cash flow analysis of OSI as a stand-alone entity. The Discounted Cash Flow Analysis attempts to establish the intrinsic value of the operating assets of the Company by applying a discount rate derived from the Company’s weighted average cost of capital to determine the present value of each of the free cash flows of the business over the projection period and the terminal value of the business beyond the provided projection horizon. Wachovia Securities calculated the discounted cash flow values for OSI as the sum of the present values of:

•	the projected future free cash flows that OSI would generate for the fiscal year ending 2006 through the fiscal year ending 2011, the calculation of which, as set forth below, is unlevered net income (equal to operating income, tax-effected at a 31.5% tax rate) plus depreciation and amortization expense, less capital expenditures, less changes in working capital, plus other non-cash expense items and other nonrecurring items; and

•	the terminal value of OSI at the end of that period.

The estimated future free cash flows were based on OSI’s management’s estimates for both a base and downside plan for the years 2007 through 2011 (see “Financial Forecast” on page 182) with the referenced EBITDA inclusive of certain non-cash, non-recurring adjustments, which were also provided by management. The terminal value multiples for OSI were calculated based on projected 2011 EBITDA, a range of exit multiples, which represent the estimated trading multiple of a certain financial metric, such as EBITDA, at the final year of the projection horizon, from 6.5x to 7.5x (based on estimated long-term historical range of comparable trading multiples and recognizing that such multiple does not reflect any control premium present at time of valuation), and a range of perpetuity growth rates, which represent a constant nominal rate at which the Company’s free cash flow is expected to grow annually beyond the projection horizon, of 1.5% to 2.5% (based on an estimated range of long-term nominal growth rates consistent with mature companies in the restaurant industry). Wachovia Securities used discount rates ranging from 9.0% to 11.0% for OSI based on Wachovia Securities’ judgment of the estimated weighted average cost of capital of OSI (after performing a detailed analysis on the Company’s weighted average cost of capital). The discounted cash flow analysis is set forth below. Based on this analysis, Wachovia Securities derived a range of implied values per share of OSI common stock of $29.77 to $42.30, as compared to the merger consideration of $40.00 per share. Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of OSI’s present or future value or results.

Management’s Base Plan

	2007	2008	2009	2010	2011
	($ in Thousands)

Net Revenue	$4,243,059	$4,436,242	$4,813,961	$5,217,542	$5,622,321
EBITDA(1)	415,916	481,607	529,046	592,625	637,455
Operating Income	250,416	308,286	346,499	395,605	426,359
Provision for Taxes	78,881	97,110	109,147	124,616	134,303

Unlevered Net Income	171,535	211,176	237,352	270,990	292,056

Plus: Depreciation & Amortization	165,500	173,321	182,547	197,020	211,096
Less: Capital Expenditures	(201,217)	(215,281)	(225,123)	(232,971)	(212,046)
Less: Working Capital (Needs) / Inflow	5,899	(3,924)	4,793	3,466	722
Plus: Non-cash expense line items & Other	14,740	3,290	(4,670)	(10,649)	(19,031)

Unlevered Free Cash Flow	$156,456	$168,581	$194,899	$227,855	$272,798

Management’s Downside Plan

	2007	2008	2009	2010	2011

Net Revenue	$4,184,835	$4,335,648	$4,667,482	$5,016,284	$5,373,400
EBITDA(1)	382,273	428,642	480,806	534,675	573,595
Operating Income	216,773	255,322	299,909	342,605	369,748
Provision for Taxes	68,283	80,426	94,471	107,920	116,471

Unlevered Net Income	148,489	174,896	205,438	234,684	253,278

Plus: Depreciation & Amortization	165,500	173,321	180,897	192,070	203,846
Less: Capital Expenditures	(201,217)	(215,281)	(192,123)	(199,971)	(199,046)
Less: Working Capital (Needs) / Inflow	2,583	(5,941)	2,501	1,192	(834)
Plus: Non-cash expense line items & Other	14,729	3,287	(4,673)	(10,654)	(19,033)

Unlevered Free Cash Flow	$130,084	$130,281	$192,039	$217,321	$238,211

(1) Adjusted to exclude certain non-cash, non-recurring adjustments.

Management’s Base Plan

		Price Per Share							Price Per Share
		Free Cash Flow Growth After 2011							Multiple of 2011 EBITDA(1)
		1.50%	1.75%	2.00%	2.25%	2.50%			6.5x	6.8x	7.0x	7.3x	7.5x

WACC	9.0%	$37.47	$38.63	$39.88	$41.22	$42.66	WACC	9.00%	$41.28	$42.64	$43.99	$45.35	$46.70
	9.5%	34.84	35.84	36.91	38.05	39.28		9.50%	40.49	41.81	43.14	44.46	45.78
	10.0%	32.54	33.41	34.33	35.31	36.36		10.00%	39.71	41.01	42.30	43.59	44.89
	10.5%	30.50	31.27	32.07	32.92	33.83		10.50%	38.96	40.22	41.49	42.75	44.02
	11.0%	28.70	29.37	30.08	30.82	31.61		11.00%	38.22	39.46	40.70	41.93	43.17

Management’s Downside Plan

		Price Per Share							Price Per Share
		Free Cash Flow Growth After 2011							Multiple of 2011 EBITDA{1}
		1.50%	1.75%	2.00%	2.25%	2.50%			6.5x	6.8x	7.0x	7.3x	7.5x

WACC	9.0%	$32.38	$33.47	$34.63	$35.88	$37.23	WACC	9.0%	$36.70	$37.92	$39.14	$40.36	$41.58
	9.5%	30.09	31.03	32.03	33.10	34.25		9.5%	35.98	37.17	38.36	39.56	40.75
	10.0%	28.08	28.90	29.77	30.70	31.68		10.0%	35.28	36.45	37.61	38.78	39.94
	10.5%	26.31	27.03	27.79	28.60	29.45		10.5%	34.60	35.74	36.88	38.02	39.16
	11.0%	24.74	25.37	26.04	26.75	27.50		11.0%	33.94	35.06	36.17	37.28	38.40

(1) Adjusted to exclude certain non-cash, non-recurring adjustments.

Note: Price per share calculated using fully diluted shares outstanding, which includes both vested and unvested options and restricted stock. Diluted options are calculated using the treasury stock method at the current trading share price of $33.19 as of November 2, 2006.

Analysis of Present Value of Future Share Price

Wachovia Securities utilized the Analysis of Present Value of Future Share Price to determine the equivalent share price as of the date of the opinion, assuming that the Company’s shares will trade in the public markets based on the financial projections at that time, according to prevalent forward equity trading multiples. The equivalent price at the time of the opinion is attained by applying a discount rate of the Company’s cost of equity, as estimated today, to the projected share price derived in the previously described analysis. In conducting its analysis of the present value of OSI’s future share price, Wachovia Securities utilized OSI’s management’s earnings per share projections for both a base and downside plan for the years 2007 through 2011. Wachovia Securities extrapolated potential future share prices at the end of each of 2007 and 2008 by applying a one-year forward multiple range of 15.0x to 17.0x based on OSI’s historical P/E range, and by applying a discount rate of 10.6% based on Wachovia Securities’ judgment of the estimated cost of equity. This judgment as to the estimated cost of equity was based in part on Wachovia Securities’ analysis of the financial and stock volatility metrics of companies comparable to OSI. The analysis resulted in a range of theoretical values per share of OSI common stock of $28.70 to $42.38, as compared to the merger consideration of $40.00 per share.

Leveraged Buyout Analysis

Wachovia Securities performed a leveraged buyout analysis to ascertain the price at which an acquisition of OSI may be attractive to a potential financial buyer, assuming certain market-based investment return requirements for financial sponsors as well as the possible exit multiples attainable after an assumed investment horizon. The analysis of the value of OSI in a leveraged buyout scenario was based upon market-based capital structure assumptions used in the industry when performing this analysis and OSI’s management’s estimates for both a base and downside plan for the years 2007 through 2011 and downside plan for the years 2007 through 2011 (see “Financial Forecast” on page 182) with the referenced EBITDA inclusive of certain non-cash, non-recurring adjustments, which were also provided by management. Targeted five-year returns on equity, the effective annual increase over the financial buyer’s original equity investment over the term of its investment period, of 19% to 25% (the estimated range of required returns for financial sponsors within recent and historical transactions) and an exit multiple of 6.0x to 8.0x (estimated range of exit multiples utilized by financial sponsors and which reflects varying financing market conditions over time and the addition of possible control premiums) estimated 2011 EBITDA were assumed. Wachovia Securities used its own estimates of (a) a financial buyer’s expected return on equity and (b) the expected EBITDA multiple at the end of the assumed holding period by a financial buyer, based on its experience in comparable transactions. Wachovia Securities believed that the combination of these assumptions was comparable to those likely to be used by potential competing bidders in a potential leveraged buyout of OSI. Based on these assumptions, the resulting range of implied leveraged acquisition equity values was $30.78 to $40.08 per share, as compared to the merger consideration of $40.00 per share.

Comparable Transactions Analysis

Using publicly available information, Wachovia Securities reviewed the multiples implied in certain change of control transactions involving companies participating in industries deemed by Wachovia Securities to be comparable to the industry in which OSI participates. A Comparable Transaction Analysis generates an implied value of a company based on publicly available financial terms of selected comparable change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in the comparable transaction analysis is identical to OSI or the merger. The review focused on selected consummated and proposed transactions between 2002 and the date of Wachovia Securities’ opinion. These comparable transactions included mergers and/or acquisitions in the restaurant industry. The comparable transactions included transactions falling within these criteria in the time frame used that were identified by Wachovia Securities and for which Wachovia Securities was able to identify reliable valuation statistics. The proposed transactions may not ultimately be consummated. Below is a list of the transactions reviewed:

			Income Statement Data				Valuation Data
			Latest Twelve Months				Equity
						Net	Market	Enterprise	EV/		EV/		EV/
Target Company	Acquiring Company	Transaction Date	Sales	EBITDA	EBIT	Income	Value	Value(1)	Sales		EBITDA		EBIT
	($ in millions)

Joe’s Crab Shack	JH Whitney Capital Partners	ANNOUNCED	N/A	N/A	N/A	N/A	N/A	$192.0	N/A		N/A		N/A

Lone Star Steakhouse and Saloon	Lone Star Funds	ANNOUNCED	$677.6	$45.9	$22.8	$17.2	$624.3	566.1	0.8	x	12.3	x	24.8x

Real Mex Restaurants, Inc	Sun Capital Partners, Inc.	ANNOUNCED	549.9	57.6	39.7	14.7	359.0	359.0	0.7	x	6.2	x	9.0x

Ryan’s Restaurant Group Inc.	Buffets Inc	ANNOUNCED	822.5	98.9	63.5	36.5	706.2	832.1	1.0	x	8.4	x	13.1x

Main Street Restaurant Group	Briad Main Street, Inc.	June 29, 2006	243.6	18.2	8.2	2.9	120.7	143.6	0.6	x	7.9	x	17.4x

Dave & Buster’s, Inc.	Wellspring Capital	March 8, 2006	453.6	63.1	21.3	9.2	271.4	359.9	0.8	x	5.7	x	16.9x

Fox & Hound Restaurant Group	Newcastle Partners and Steel Partners	February 24, 2006	164.7	22.1	12.4	8.5	175.3	182.2	1.1	x	8.2	x	14.7x

Worldwide Restaurant Concepts	Pacific Equity Partners	September 22, 2005	359.5	24.5	12.1	8.1	219.4	201.4	0.6	x	8.2	x	16.6x

Whistle Junction / EACO Corp.	Banner Buffets LLC	July 1, 2005	N/A	N/A	N/A	N/A	26.0	30.0	N/A		N/A		N/A

Quality Dining	Management	April 13, 2005	239.5	23.0	12.6	3.7	37.2	116.1	0.5	x	5.1	x	9.2x

Chevy’s	Real Mex Restaurants	January 11, 2005	N/A	N/A	N/A	N/A	85.2	86.1	N/M		N/M		N/M

Mimi’s Café	Bob Evans	July 7, 2004	252.6	19.0	10.7	(0.1)	107.9	182.0	0.7	x	9.6	x	17.0x

Garden Fresh Restaurant Corp.	Fairmont Capital	March 10, 2004	220.5	24.7	10.3	3.8	103.8	131.6	0.6	x	5.3	x	12.8x

Ninety-Nine Restaurants, Inc.	O’Charley’s, Inc.	January 27, 2003	196.4	27.2	21.5	17.6	157.3	147.3	0.8	x	5.4	x	6.9x

Saltgrass Steak House	Landry’s Restaurants, Inc.	October 1, 2002	100.0	13.0	N/A	N/A	N/M	75.0	0.8	x	5.8	x	N/M

Mean:			$356.7	$36.4	$21.4	$11.1	$230.3	$240.3	0.7	x	7.4	x	$14.4

Median:			248.1	24.6	12.6	8.5	157.3	182.0	0.7	x	7.1	x	14.7

(1)	Market value of equity plus net debt.

Wachovia Securities performed this analysis to understand the range of multiples of EBITDA paid or proposed to be paid in these comparable transactions and to estimate the comparable value of OSI. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger. The analysis showed that the median multiple of transaction value to EBITDA, based on publicly available information, for the 12 months prior to the announcement of the transaction for the comparable transactions was 7.1x. EBITDA was not available for the three transactions which have an asterisk in the table above. Based in part on the foregoing multiples and qualitative judgments concerning differences between the characteristics of these transactions and the merger, Wachovia Securities derived indicative aggregate values of OSI by applying multiples ranging from 6.5x to 8.5x to OSI’s Adjusted EBITDA as of September 30, 2006 of $366,100,000. The resulting range of per share values based on the analysis of comparable transactions was $28.10 to $37.00 per share, as compared to the merger consideration of $40.00 per share.

Analysis of Transaction Premiums Paid

Using publicly available information, Wachovia Securities reviewed the control premiums paid or payable in certain change of control transactions involving publicly traded target companies in order to compare the premium paid over the Company’s present and historical share prices to that paid in past transactions. The review focused on consummated and proposed transactions between January 1, 2002 and the date of Wachovia Securities’ opinion. These transactions included mergers and/or proposed acquisitions across all industries with transaction values between $1 billion and $10 billion. The 241 transactions analyzed included transactions falling within these criteria in the time frame used that were identified by Wachovia Securities and for which Wachovia Securities was able to identify reliable valuation statistics. Some of the proposed transactions utilized in this analysis may not ultimately be consummated. Wachovia Securities performed this analysis to understand the one-day prior, one-week prior, and four-weeks prior offer premiums paid or proposed to be paid relative to the target company share price at transaction announcement, and to estimate the comparable value of OSI. The analysis showed median one-day prior, one-week prior and four-weeks prior offer premiums paid or payable of 20.0%, 21.1% and 24.8%, respectively. Wachovia Securities applied the median premiums paid or payable to OSI’s current and historical stock prices as of the date of the opinion. The analysis resulted in a range of implied values per share of OSI common stock of $39.80 to $41.60, as compared to the merger consideration of $40.00 per share.

Miscellaneous

Wachovia Securities is acting as financial advisor to the special committee in connection with the merger. Under the terms of its engagement, OSI has agreed to pay Wachovia Securities a transaction fee, payable upon consummation of any transaction or series of transactions in which a third party acquires directly or indirectly at least 50% of the stock, assets, revenues, income or business of OSI, or otherwise gains control of OSI. Since this transaction fee is contingent upon the consummation of a transaction, and since the consummation of a transaction is unlikely to occur in the absence of a favorable fairness opinion, Wachovia Securities has an incentive for a transaction to be consummated. The transaction fee payable to Wachovia Securities, approximately $12.2 million, is equal to the sum of (x) 0.35% of the purchase price paid in connection with any such sale transaction, up to a purchase price that reflects a price per share of $40.00 or less, and (y) 1.5% of the amount, if any, by which the purchase price paid in the sale transaction exceeds a purchase price implied by a price per share of $40.00. OSI has also agreed to reimburse Wachovia Securities for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Wachovia Securities and certain related persons for various liabilities related to or arising out of its engagement, including liabilities arising under the federal securities laws.

Wachovia Securities has executed advisory and financing transactions on behalf of portfolio companies of Bain Capital as well as, in certain instances, investor groups which included affiliates of Bain Capital, and executed financing transactions on behalf of investor groups including Catterton and its affiliates. For rendering these services (all of which were unrelated to this transaction), these portfolio companies of Bain Capital and such investor groups including affiliates of Bain Capital made payments to Wachovia Securities totaling approximately $2 million in 2005, and $25 million in 2006, and the investor groups including Catterton and its affiliates made payments to Wachovia Securities of less than approximately $50,000 in 2005 and approximately $500,000 in 2006. For the lending and banking services currently being provided by affiliates of Wachovia Securities to the Company such affiliates have received compensation (excluding interest payments) of approximately $700,000 in 2006 and an amount which is not available for 2005. For the loans and guarantees currently outstanding to executives and board members of the Company, affiliates of Wachovia Securities received no material compensation (excluding interest expenses) in 2006 and insufficient information is available for 2005. In addition, Wachovia Insurance Services, an affiliate of Wachovia Securities, provides full outsourced risk management services for the Company. For such services, Wachovia Insurance Services received compensation of approximately $3.6 million in 2006 and approximately $3.4 million in 2005.

In addition, in the ordinary course of its business, Wachovia Securities may actively trade securities of OSI for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The special committee selected Wachovia Securities as its financial advisor in connection with the merger because Wachovia Securities is a nationally recognized investment banking firm with experience in similar transactions and also because of the special committee’s belief that Wachovia Securities’ familiarity with OSI enhanced its ability to advise the special committee. Wachovia Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic alliances, competitive bids and private placements.

Opinion of Piper Jaffray & Co.

Under an engagement letter dated October 22, 2006, the special committee retained Piper Jaffray to render an opinion as to whether the consideration to be received by our stockholders (other than the OSI Investors) in the merger is fair to such stockholders from a financial point of view. On November 5, 2006, at a meeting of the special committee held to evaluate the merger, Piper Jaffray delivered to the special committee an oral opinion, confirmed by delivery of a written opinion dated November 5, 2006, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the consideration to be received by our stockholders (other than the OSI Investors) in the merger is fair to such stockholders from a financial point of view. Piper Jaffray was not retained to act solely on behalf of unaffiliated stockholders of the Company. Piper Jaffray understood that the opinion would be provided to our board of directors for its information and use in connection with its consideration of the merger.

The special committee chose to retain Piper Jaffray based upon Piper Jaffray’s experience in the valuation of businesses and their securities in connection with mergers and acquisitions and similar transactions, especially with respect to restaurant enterprises. The special committee also considered that Piper Jaffray is a large, global, full-service financial institution. Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements. At the time of its hiring, Piper Jaffray had no material prior relationship with OSI or its affiliates.

The full text of the opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached to this proxy statement as Annex C and is incorporated in its entirety herein by reference. You are urged to, and should, carefully read the entire opinion. The opinion addresses only the fairness of the merger consideration to our stockholders (other than the OSI Investors) from a financial point of view as of the date of the opinion. The opinion was addressed to the special committee and could be used by our board in connection with its consideration of the merger, but was not intended to be, and does not constitute, a recommendation as to how any stockholder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Piper Jaffray, among other things, reviewed:

•	the financial terms of the Merger Agreement;

•	certain publicly available financial, business and operating information concerning us;

•	certain internal financial, operating and other data prepared by our management and furnished to Piper Jaffray;

•	certain internal financial projections that were prepared by our management for financial planning purposes and furnished to Piper Jaffray (see “Financial Forecast” on page 182);

•	certain publicly available market and securities data of OSI;

•	certain financial data and the imputed prices and trading activity of certain other publicly traded companies that Piper Jaffray deemed relevant for purposes of its opinion;

•	the financial terms, to the extent publicly available, of certain merger transactions that Piper Jaffray deemed relevant for purposes of its opinion; and

•	other information, financial studies, analyses and investigations and other factors that Piper Jaffray deemed relevant for purposes of its opinion.

In addition, Piper Jaffray performed a discounted cash flow analysis with respect to OSI. Piper Jaffray also conducted discussions with members of our senior management and Wachovia Securities, our financial advisor, concerning our financial condition, historical and current operating results, business and prospects.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. This summary does not purport to be a complete description of the analyses performed by Piper Jaffray.

This summary includes information presented in tabular format. You should read the tables together with the corresponding text, and consider the tables and text as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. You should not take the order in which these analyses are presented below, and the results of those analyses, as any indication of the relative importance or weight given to these analyses by Piper Jaffray, the special committee or our board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 5, 2006, and is not necessarily indicative of current market conditions.

Piper Jaffray reviewed the financial terms of the proposed merger, including the merger consideration. Based on a price of $40.00 per share in cash for our common stock, the implied fully diluted equity value for OSI was approximately $3.1 billion and the implied enterprise value of OSI (based on financial information as of June 30, 2006) was approximately $3.4 billion. “Enterprise value” is the sum of the fully diluted market value of any common equity plus any short-term debt, long-term debt and minority interests in consolidated entities, minus cash and cash equivalents.

Selected Market Information Concerning OSI

Piper Jaffray reviewed selected market information concerning our common stock. Among other things, Piper Jaffray noted the following with respect to the trading prices of our common stock:

Closing market price 1 trading day prior to the announcement of the merger (November 3, 2006)	$32.43
Closing market price 5 trading days prior to the announcement of the merger	$33.49
Closing market price 20 trading days prior to the announcement of the merger	$33.32
Average closing market price for the 6 months prior to the announcement of the merger	$33.53
Average closing market price for the 12 months prior to the announcement of the merger	$37.73
52-week low market price	$27.37
52-week high market price	$46.62

Piper Jaffray’s analysis concerning our common stock was based on market information concerning our common stock available as of November 3, 2006. Piper Jaffray did not and does not express any opinion as to the prices at which our common stock may trade following the announcement of the merger proposal or at any time in the future.

Comparable Companies Analysis

Piper Jaffray reviewed selected financial data for OSI and compared this to corresponding data for selected publicly traded companies that are in the restaurant industry and which Piper Jaffray believes are comparable to us. Piper Jaffray selected these companies based on information obtained by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. Piper Jaffray identified and analyzed the following group of eleven comparable companies with market capitalizations greater than $200,000,000 that are either full-service steak concepts or other full-service concepts with long-term earnings per share growth rates between 10% and 15%:

						LT
	Price	Equity	Company	Change from 12-Month		Growth	P/E Multiple(1)		PEG Ratio		CV7/LTM		CV/2007
Company	11/02/06	Value	Value	Low	High	Rate(1)	CY’06	CY’07	CY’06	CY’07	Sales	EBITDA	Sales	EBITDA
	($ in millions, except per share data)

Selected Full Service Restaurant Companies
Darden Restaurants	$41.59	6,548	7,150	35%	(6%)	13%	18.2x	16.4x	1.5x	1.3x	1.2x	9.4x	1.1x	8.5x
Brinker International	45.76	3,891	4,338	45%	(5%)	13%	19.1x	16.8x	1.4x	1.2x	1.0x	8.6x	0.9x	7.3x
Applebee’s	22.89	1,790	1,981	32%	(14%)	13%	19.5x	17.6x	1.5x	1.3x	1.5x	8.6x	1.4x	8.5x
CBRL Group	43.11	1,412	2,242	35%	(10%)	12%	15.4x	14.6x	1.3x	1.2x	0.9x	8.0x	0.8x	8.7x
Bob Evans	33.11	1,220	1,414	54%	(5%)	NA	22.8x	19.5x	NA	NA	0.9x	9.1x	0.8x	NA
Texas Roadhouse	14.66	1,145	1,147	60%	(15%)	21%	34.7x	27.0x	1.7x	1.3x	2.2x	17.2x	1.6x	11.4x
RARE Hospitality	31.22	1,089	1,116	25%	(10%)	18%	20.0x	17.1x	1.1x	1.0x	1.1x	9.0x	0.9x	7.6x
Landry’s Restaurants	29.09	667	1,485	13%	(20%)	11%	17.7x	13.8x	1.6x	1.2x	1.1x	8.0x	1.2x	7.5x
O’Charley’s, Inc.	20.09	471	621	58%	(5%)	13%	22.5x	19.0x	1.7x	1.4x	0.6x	8.0x	0.6x	6.0x
Ruth’s Chris Steak House	18.52	451	476	14%	(25%)	18%	21.0x	17.6x	1.1x	1.0x	2.1x	14.1x	1.4x	9.0x
Morton’s Restaurant Group	16.17	273	320	20%	(20%)	19%	21.2x	15.6x	1.1x	0.8x	1.0x	10.1x	0.9x	7.8x
Low				13%	(25%)	11%	15.4x	13.8x	1.1x	0.8x	0.6x	8.0x	0.6x	6.0x
Average				36%	(12%)	15%	21.1x	17.7x	1.4x	1.2x	1.2x	10.0x	1.1x	8.3x
Median				35%	(10%)	13%	20.0x	17.1x	1.4x	1.2x	1.1x	9.0x	0.9x	8.2x
High				60%	(5%)	21%	34.7x	27.0x	1.7x	1.4x	2.2x	17.2x	1.6x	11.4x
OSI
Current Market Price(2)	33.19	2,535	2,773	22%	(31%)	12%	22.7x	17.3x	1.8x	1.4x	0.7x	7.7x	0.7x	6.9x
Offer Price(2)(3)	40.00	3,112	3,392	47%	(17%)	12%	27.3x	20.8x	2.2x	1.7x	0.9x	9.4x	0.8x	8.3x

Notes:

(1)	Long-term growth rate and earnings per share estimates provided by First Call and Wall Street research. Long-term growth rates based on expected five-year secular growth trends.

(2)	Based on the most recent trading price of $33.19 per share (as of November 2, 2006).

(3)	LTM and 2007 projected financial results have been provided by management and adjusted to exclude non-cash charges pertaining to catch-up payments related to the Company’s partnership programs.

The financial data analyzed as part of this analysis included, among other things:

			Comparable Company Values
	OSI(1)(3)		Low		Mean		Median		High

Enterprise Value to LTM Sales	0.9	x	0.6	x	1.2	x	1.1	x	2.1	x
Enterprise Value to LTM EBITDA(2)	9.5	x	7.9	x	9.6	x	8.8	x	14.3	x
Price per Share to CY 2006 EPS	27.0	x	15.3	x	20.7	x	19.6	x	33.5	x
Price to 2006 Earnings to Growth Rate Ratio	2.2	x	1.1	x	1.4	x	1.4	x	1.7	x
Enterprise Value to CY 2007 Sales	0.8	x	0.6	x	1.0	x	0.9	x	1.5	x
Enterprise Value to CY 2007 EBITDA(2)	8.3	x	6.0	x	7.9	x	7.6	x	11.1	x
Price per Share to CY 2007 EPS	20.8	x	13.6	x	17.4	x	16.8	x	26.2	x
Price to 2007 Earnings to Growth Rate Ratio	1.7	x	0.8	x	1.2	x	1.2	x	1.4	x

(1)	Based on merger consideration of $40.00 per share.

(2)	Adjusted to exclude certain non-recurring expenses and non-cash catch-up charges pertaining to OSI’s partnership plans and adjusted for estimated gift card and certificate breakage charges as of November 3, 2006.

(3)	OSI’s 2006 and 2007 sales and earnings estimates based on management’s estimates.

A comparable company analysis attempts to provide an implied value of a company by comparing it to similar publicly-traded companies. No company utilized in the comparable company analysis is identical to OSI. This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value and price per share of OSI implied by the merger consideration set forth in the Merger Agreement was within the range of values of the comparable companies. The price to earnings to growth rate ratio for both 2006 and 2007 is higher for OSI than for the comparable companies.

Comparable M&A Transactions Analysis

Piper Jaffray reviewed selected financial data for OSI and compared this to corresponding data from the following group of 32 selected restaurant industry merger and acquisition transactions. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria: (i) transactions in SIC codes 5812 (eating places) or 5813 (drinking places); (ii) transaction targets engaged in the restaurant industry and deemed similar to OSI; and (iii) transactions announced between 2003 and the date of the opinion with enterprise values greater than $50,000,000.

		Enterprise	Transaction Value/LTM				EBITDA
Acquirer	Target	Value	Sales		EBITDA		Margin

J.H. Whitney Capital Partners	Joe’s Crab Shack (Landry’s Restaurant Inc.)	$192.0	NA		5.6	x	NA
Catterton Partners and Oak Investement Partners	Cheddar’s	NA	NA		NA		NA
Sun Capital Partners	Real Mex Restaurants	NA	NA		NA		NA
Lone Star Funds	Lone Star Steakhouse & Saloon	556.3	0.8	x	12.0	x	6.6%
Buffets Inc	Ryan’s Restaurant Group	841.9	NA		10.3	x	NA
Bruckmann, Rosser, Sherrill / Castle Harlan	Bravo Inc.	NA	NA		NA		NA
Zensho Co., Ltd.	Catalina	NA	NA		NA		NA
Briad Group	Main Street Restaurant Group	136.3	0.6	x	8.2	x	6.8%
Merrill Lynch Global Private Equity	NPC International Inc.	NA	NA		NA		NA

		Enterprise	Transaction Value/LTM				EBITDA
Acquirer	Target	Value	Sales		EBITDA		Margin

Wellspring Capital Management LLC	Checkers Drive-In Restaurants	195.0	1.0	x	7.2	x	14.0%
Grotech Capital, Charlesbank Capital, Leonard Green & Partners	Del Taco, Inc.	600.0	1.0	x	7.5	x	12.9%
Newcastle Partners and Steel Partners	Fox & Hound Restaurant Group	179.6	1.1	x	8.2	x	13.3%
Bain Capital, The Carlyle Group and Thomas H. Lee Partners	Dunkin’ Brands, Inc. (Dunkin’ Donuts, Baskin-Robbins, Togo’s)	2,425.0	NA		12.9	x	NA
Wellspring Capital Management LLC	Dave & Buster’s Inc.	375.0	0.9	x	6.0	x	14.5%
Leonard Green Partners	Claim Jumper Restaurants	NA	NA		NA		NA
Sun Capital Partners	Garden Fresh Restaurant Corporation	NA	NA		NA		NA
Bruckmann, Rosser, Sherrill & Co.	Corner Bakery Café	64.0	0.5	x	6.0	x	8.3%
Trimaran Capital Partners	El Pollo Loco	415.0	NA		9.4	x	NA
Castle Harlan Inc.	Perkins Restaurant & Bakery	245.0	0.7	x	6.6	x	10.7%
Palladium Equity Partners	Taco Bueno Restaurants	NA	NA		NA		NA
Triarc Cos	RTM Restaurant Group (Arby’s Franchisee)	727.0	0.9	x	NA		NA
Management /PNC Mezzanine Capital	Au Bon Pain	120.0	0.7	x	NA		NA
Pacific Equity Partners	Worldwide Restaurant Concepts	221.7	0.6	x	7.4	x	8.4%
Trimaran Capital Partners	Charlie Brown’s Inc.	140.0	NA		7.5	x	NA
Centre Partners Management	Uno Restaurant Holdings Corp.	190.0	0.7	x	5.6	x	12.7%
Charlesbank Capital Partners / Grotech Capital Group	Captain D’s	NA	NA		NA		NA
Crescent Capital Investments	Church’s Chicken	390.0	1.6	x	7.5	x	20.8%
Management / Investor Group	Quality Dining, Inc.	131.3	0.6	x	6.3	x	9.1%
Bob Evans Farms	Mimi’s Café	182.0	0.7	x	9.6	x	7.5%
Brazos Private Equity Partners	Cheddar’s	NA	NA		NA		NA
Centre Partners Management / Fairmont Capital	Garden Fresh Restaurant Corporation	134.3	0.6	x	5.0	x	12.4%
Wind Point Partners	VICORP Restaurants Inc	225.0	0.6	x	5.1	x	11.3%

The financial data analyzed as part of this analysis included, among other things:

			Comparable Transactions
	OSI(1)		Low		Mean		Median		High

Enterprise Value to LTM Revenue	0.9	x	0.5	x	0.8	x	0.7	x	1.6x
Enterprise Value to LTM EBITDA	9.5	x	5.0	x	7.7	x	7.4	x	12.9x

(1)	Based on the merger consideration of $40.00 per share.

A comparable M&A transaction analysis generates an implied value of a company based on publicly available financial terms of selected comparable change of control transactions involving companies that share certain characteristics with the company being valued. However, no company or transaction utilized in the comparable transaction analysis is identical to OSI or the merger. This analysis showed that, based on the estimates and assumptions used in the analysis, the enterprise value of OSI was within the range of values of the comparable transactions.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending public buyout transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions in which the U.S. publicly traded target company operated in an industry other than technology, finance or healthcare; and

•	transactions announced since January 1, 2000 with enterprise values between $1 billion and $5 billion.

Piper Jaffray performed its analysis on over 160 transactions that satisfied these criteria. The table below shows a comparison of premiums paid in these transactions to the premium that would be paid to our stockholders (other than the OSI Investors) based on the per share merger consideration.

		Comparable Transactions
	OSI(1)	Low	Mean	Median	High

One-day prior to announcement	23.3%	(26.3)%	26.4%	24.8%	92.8%
5-days prior to announcement	19.4%	(28.0)%	29.1%	27.0%	103.4%
20-days prior to announcement	20.0%	(28.1)%	31.0%	27.1%	110.5%

(1)	Based on merger consideration of $40.00 per share.

Piper Jaffray also performed an analysis on a subset of 26 of these transactions in which the acquirer is a financial sponsor or a private equity consortium. The table below shows comparison of premiums paid in these transactions to the premium that would be paid to our stockholders (other than the OSI Investors) based on the per share merger consideration.

		Comparable Transactions
	OSI(1)	Low	Mean	Median	High

One-day prior to announcement	23.3%	(21.8)%	20.9%	20.9%	50.0%
5-days prior to announcement	19.4%	(19.6)%	23.1%	22.2%	50.0%
20-days prior to announcement	20.0%	(16.6)%	24.3%	20.8%	77.8%

(1)	Based on merger consideration of $40.00 per share.

By observing premiums paid in other transactions, Piper Jaffray was able to estimate a range of premiums appropriate for evaluating the price to be paid in the merger. This analysis showed that, based on the estimates and assumptions used in the analysis, the premium to be paid for OSI implied by the merger consideration set forth in the Merger Agreement was within the range of values of the comparable transactions.

Discounted Cash Flow Analysis

Piper Jaffray calculated a range of theoretical enterprise values for OSI based on (i) the net present value of implied projected annual cash flows of OSI from fiscal year 2007 through fiscal year 2011 and (ii) the net present value of a terminal value using the following discounted cash flow analysis:

	Projected Financial Results(1)
	2007	2008	2009	2010	2011
	(Dollars in millions, except per share amounts)

Income statement:
EBITDA(2)	$410	$481	$534	$602	$655
Operating income	244	308	352	405	444
Income taxes (31.5%)	77	97	111	128	140

After-tax operating income	167	211	241	278	304
Unlevered free cash flow calculation:
Depreciation & amortization	166	173	183	197	211
Changes in working capital	12	(9)	(10)	(17)	(25)
Maintenance capex	(15)	(33)	(33)	(33)	(13)
Growth capex	(186)	(182)	(192)	(200)	(199)

Unlevered free cash flow	143	159	188	225	278

	Projected Financial Results(1)
	2007	2008	2009	2010	2011
	(Dollars in millions, except per share amounts)

Discounted free cash flow calculation:
Unlevered free cash flow	143	159	188	225	278
Terminal exit multiple					8.0	x
Terminal value					5,239

Total free cash flow	143	159	188	225	5,517

Net present value calculation:
Discount rate(3) 13.1%
Net present value of unlevered free cash flows	127	125	130	137	150
Net present value of terminal value	0	0	0	0	2,826
Enterprise value	3,495
Less: total debt	(296)
Less: minority interest	(43)
Plus: cash	59

Equity value	3,215
Fully diluted shares outstanding	77.8
Value per share	$41.32

		Discount Rate(2)
Sensitivity analysis:		11.1%	12.1%	13.1%	14.1%	15.1%

Exit multiple of EBITDA in 2011	7.0x	$40.24	$38.46	$36.78	$35.18	$33.67
	7.5x	42.72	40.84	39.05	37.36	35.74
	8.0x	45.20	43.21	41.32	39.53	37.82
	8.5x	47.68	45.58	43.59	41.70	39.90
	9.0x	50.16	47.96	45.86	43.87	41.98

Notes:

(1)	Financial projections provided by management.

(2)	Excludes non-recurring expenses and non-cash catch-up charges pertaining to OSI’s partnership plans.

(3)	Discount rate based on the weighted average cost of capital.

Terminal value is the theoretical future enterprise value of a company derived by applying a range of EBITDA multiples to the forecasted EBITDA of a company at a future point in time. In the case of OSI, Piper Jaffray calculated terminal value at the end of OSI’s 2011 fiscal year based upon a multiple of OSI’s projected fiscal year 2011 EBITDA. A discounted cash flow analysis is typically used to estimate the present value of available cash flows that a prudent investor would expect a company to generate over its remaining life. Piper Jaffray used forecasts of results for fiscal years 2007 through 2011 prepared by our management using certain assumptions (see “Financial Forecast” on page 182). Piper Jaffray used these forecasts in calculations for which historical financial information was not available. Piper Jaffray calculated the range of net present values based on an assumed tax rate of 31.5%, a range of discount rates between 11.1% and 15.1% and a range of 7.0x to 9.0x EBITDA for OSI’s terminal value, applied to OSI’s projected fiscal year 2011 EBITDA. Piper Jaffray based the assumed tax rate on the assumed tax rate OSI’s management used to create its forecasts (see “Financial Forecast” on page 182). Piper Jaffray based the discount rates of 11.1% to 15.1% on its analysis of OSI’s weighted average cost of capital. Piper Jaffray based the range of terminal value multiples on a review of merger and acquisition transactions that Piper Jaffray deemed relevant to the merger. This analysis resulted in an implied per share value of OSI ranging from a low of $33.75 to a high of $50.29.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray, but does summarize the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to OSI or the proposed merger.

Piper Jaffray performed its analyses solely for purposes of providing its opinion to the special committee. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon forecasts of future results furnished to Piper Jaffray by our management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Piper Jaffray does not assume responsibility if future results are materially different from forecasted results.

Piper Jaffray’s opinion was one of many factors taken into consideration by the special committee and our board of directors in making the determination to adopt the Merger Agreement and recommend that the stockholders adopt the Merger Agreement. The above summary does not purport to be a complete description of the analyses performed by Piper Jaffray in connection with the opinion and is qualified in its entirety by reference to the written opinion of Piper Jaffray attached to this proxy statement.

Piper Jaffray relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to it by us or otherwise made available to it, and did not independently verify this information. Piper Jaffray also assumed, in reliance upon the assurances of our management, that the information provided to Piper Jaffray by us was prepared on a reasonable basis in accordance with industry practice and, with respect to financial forecasts, projections and other estimates and other business outlook information, reflected the best currently available estimates and judgments of our management, was based on reasonable assumptions, and that there was not, and our management was not aware of, any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expresses no opinion as to such financial forecasts, projections and other estimates and other business outlook information or the assumptions on which they are based. Piper Jaffray relied, with our consent, on the advice of our outside counsel, on our audited and unaudited financial statements (including the notes and accounting policies described therein), and on the assumptions of our management as to all accounting, legal, tax and financial reporting matters with respect to OSI and the Merger Agreement. Without limiting the generality of the foregoing, Piper Jaffray assumed that we were not a party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spinoff, other than the proposed merger.

Piper Jaffray assumed that the merger would be completed on the terms set forth in the Merger Agreement reviewed by Piper Jaffray, without amendments and with full satisfaction of all covenants and conditions without any waiver. Piper Jaffray expressed no opinion regarding whether the necessary approvals or other conditions to the consummation of the merger will be obtained or satisfied.

Piper Jaffray did not assume responsibility for performing, and did not perform, any appraisals or valuations of specific assets or liabilities of OSI. Piper Jaffray expresses no opinion regarding the liquidation value or solvency of any entity. Piper Jaffray did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which we, or any of our respective affiliates, are a party or may be subject. At the direction of the special committee, and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the potential effects of litigation, claims, investigations, or possible assertions of claims, or the outcomes or damages arising out of any such matters.

Piper Jaffray’s opinion was necessarily based on the information available to it and the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion. Events occurring after the date of the opinion could materially affect the assumptions used by Piper Jaffray in preparing its opinion. Piper Jaffray expresses no opinion as to the prices at which shares of our common stock have traded or may trade following announcement of the merger or at any time after the date of the opinion. Piper Jaffray has not undertaken and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was rendered.

In connection with its engagement, Piper Jaffray was not requested to, and did not, initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternative to the merger. Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger, or the relative merits of the merger compared to any alternative business strategy or transaction in which we might engage. Piper Jaffray did not express any opinion as to whether any alternative transaction might produce consideration for our stockholders in excess of the merger consideration.

Piper Jaffray has performed investment banking services for certain portfolio companies of Bain Capital during the last two years, and Piper Jaffray expects to continue to perform such services from time to time. Piper Jaffray has received approximately $3.1 million in the aggregate for all services provided for such portfolio companies during the last two years.

Piper Jaffray received a fee of $1,000,000 from OSI for providing its opinion. No portion of the consideration that we paid Piper Jaffray was contingent upon the conclusions set forth in its opinion or upon the consummation of the merger. We have also agreed to indemnify Piper Jaffray against certain liabilities in connection with its services and to reimburse it for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade our securities for their own account or the accounts of their customers and, accordingly, Piper Jaffray may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the merger is completed, all of the equity interests in OSI will be owned directly or indirectly by Parent, which immediately following the effective time of the merger will be owned by Bain Capital Funds, Catterton Partners Funds, the OSI Investors and certain other members of our management who may acquire equity interests in Parent. Immediately before and contingent upon the completion of the merger, the OSI Investors (other than Mr. Avery) are expected to contribute restricted or unrestricted OSI common stock to Parent in exchange for common stock of Parent. Except for the OSI Investors, Bain Capital Funds, Catterton Partners Funds and the Additional Management Investors, no current stockholder of OSI will have any ownership interest in, nor be a stockholder of, OSI immediately following the completion of the merger. As a result, our stockholders (other than the OSI Investors) will no longer benefit from any increase in OSI’s value, nor will they bear the risk of any decrease in OSI’s value. Following the merger, Parent will benefit from any increase in the value of OSI and also will bear the risk of any decrease in the value of OSI.

Upon completion of the merger, each OSI stockholder will be entitled to receive $40.00 in cash for each share of OSI common stock held. Except as otherwise agreed to in writing by OSI, Parent, Merger Sub and certain members of OSI management (including certain of the OSI Investors) (i) each outstanding option to purchase shares of OSI common stock, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $40.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes; (ii) each holder under OSI’s Directors’ Deferred Compensation Plan, as amended, will be entitled to $40.00 per each notional share held under such holder’s account; (iii) each award of restricted stock will be converted into the right to receive $40.00 per share in cash plus certain earnings thereon, less any applicable withholding taxes, payable on a deferred basis at the time the underlying restricted stock would have vested under its terms as in effect immediately prior to the effective time and subject to the satisfaction by the holder of all terms and conditions to which such vesting was subject; provided, however, that the holder’s deferred cash account will become immediately vested and payable upon termination of such holder’s employment by us without cause or upon such holder’s death or disability; and (iv) all amounts held in the accounts denominated in shares of our common stock under the Partner Equity Deferred Compensation Stock Plan component of the PEP, will be converted into an obligation to pay cash with a value equal to the product of (a) the $40.00 per share merger consideration and (b) the number of notional shares of our common stock credited to such deferred unit account, in accordance with the payment schedule and consistent with the terms of the PEP as in effect from time to time.

Following the merger, shares of OSI common stock will no longer be traded on the NYSE or any other public market.

Our common stock constitutes “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of our common stock. As a result of the merger, our common stock will no longer constitute “margin securities” for purposes of the margin regulations of such Board of Governors and therefore will no longer constitute eligible collateral for credit extended by brokers.

Our common stock is currently registered as a class of equity security under the Exchange Act. Registration of our common stock under the Exchange Act may be terminated upon application of OSI to the SEC if our common stock is not listed on the NYSE or another national securities exchange and there are fewer than 300 record holders of the outstanding shares. Termination of registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by OSI to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with any stockholder meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to OSI. If OSI (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

Parent and the OSI Investors expect that following completion of the merger, OSI’s operations will be conducted substantially as they are currently being conducted. Parent and the OSI Investors have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Parent and the OSI Investors may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

Following consummation of the merger, Parent will own directly or indirectly 100% of our outstanding common stock and will therefore have a corresponding interest in OSI’s net book value and net earnings. It is currently expected that immediately following the closing, Mr. Sullivan, Mr. Basham, Mr. Gannon, Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery will each own approximately 6.0%, 8.3%, 1.0%, 1.5%, 1.0%, 0.3% and 0.3% of the fully-diluted outstanding common stock of Parent. Mr. Sullivan, Mr. Basham, Mr. Gannon, Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery currently beneficially own approximately 3.3%, 5.7%, 1.6%, 0.9%, 1.0%, 0.3% and 0.1%, respectively, of our outstanding shares of common stock. Each holder of Parent common stock will be entitled to one vote per share. Accordingly, each holder of Parent common stock will have a voting interest that corresponds with his respective common stock ownership. Each holder of common stock of Parent will have an interest in OSI’s net book value and net earnings in proportion to his ownership interest.

The table below sets forth the interest in voting shares of OSI and the interest in OSI’s net book value and net earnings for the OSI Investors before and after the merger, based on the historical net book value of OSI as of December 31, 2006 and the historical net earnings of OSI for the year ended December 31, 2006.

				Fully Diluted Expected Ownership of OSI
	Ownership of OSI Prior to the Merger(1)			After the Merger
		Net Earnings			Net Earnings
		for the			for the
		Year	Net Book		Year	Net Book
		Ended	Value as of		Ended	Value as of
		December 31,	December 31,		December 31,	December 31,
	% Ownership	2006	2006	% Ownership	2006	2006

Chris T. Sullivan	3.3%	$3,305,280	$40,300,029	6.0%	$6,009,600	$73,272,780
Robert D. Basham	5.8%	5,809,280	70,830,354	8.3%	8,313,280	101,360,679
J. Timothy Gannon	1.6%	1,602,560	19,539,408	1.0%	1,001,600	12,212,130
A. William Allen, III	0.9%	901,440	10,990,917	1.5%	1,502,400	18,318,195
Paul E. Avery	1.0%	1,001,600	12,212,130	1.0%	1,001,600	12,212,130
Joseph J. Kadow	0.3%	300,480	3,665,639	0.3%	300,480	3,663,639
Dirk Montgomery	0.1%	100,160	1,221,213	0.3%	300,480	3,663,639

Total	13.0%	$13,020,800	$158,757,690	18.4%	$18,429,440	$224,703,192

(1)	Based upon beneficial ownership as of December 31, 2006, net income for the year ended December 31, 2006 and net book value as of December 31, 2006.

Plans for OSI After the Merger

After the effective time of the merger, and excluding the transactions contemplated in connection with the merger as described in this proxy statement, Parent and the OSI Investors anticipate that OSI’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent public company and will instead be a direct or indirect wholly owned subsidiary of Parent. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of OSI, and the officers of OSI immediately prior to the effective time of the merger will remain the officers of OSI, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of OSI’s Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by OSI’s stockholders or if the merger is not completed for any other reason, OSI stockholders will not receive any payment for their shares of OSI common stock. Instead, OSI will remain an independent public company, its common stock will continue to be listed and traded on the NYSE, and OSI stockholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of OSI common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your OSI shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of OSI, and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to OSI will be offered or that the business, prospects or results of operations of OSI will not be adversely impacted.

However, pursuant to the Merger Agreement, under certain circumstances, OSI is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement — Termination” beginning on page 97.

Under certain circumstances, if the merger is not completed, OSI may be obligated to pay Parent or its designee a termination fee or to reimburse Parent or its designee for out-of-pocket fees and expenses in connection with the merger. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 98.

Financing

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $3.63 billion, consisting of (1) approximately $3.17 billion to be paid out to our stockholders and holders of other equity-based interests in OSI, (2) approximately $231,000,000 to refinance our existing indebtedness, (3) approximately $130,000,000 to pay fees and expenses in connection with the transaction and (4) approximately $100,000,000 which will provide a source of funds for capital expenditures by the Company post-closing.

These funds are anticipated to come from the following sources:

•	cash equity contributions by Bain Capital Fund IX and Catterton Funds, or the respective assignees (as described below under “— Equity Financing”) of their commitments, of $1 billion in the aggregate, pursuant to equity commitment letters;

•	borrowings by OSI, as the surviving corporation, of $1.1 billion of term loans under a $1.35 billion senior secured credit facility;

•	the issuance by Merger Sub of $800,000,000 in aggregate principal amount of senior unsecured notes and/or senior subordinated unsecured notes (collectively, the “notes”) in a public offering or Rule 144A or other private offering, or if and to the extent Merger Sub does not, or is unable to, issue the notes in at least $800,000,000 in aggregate principal amount on or prior to the closing date, borrowings by OSI, as the surviving corporation, under a new senior unsecured bridge facility in the amount of at least $800,000,000, less the amount of the notes issued on or prior to the closing date;

•	borrowings by one or more special purpose bankruptcy-remote vehicles formed by Parent (the “OSI propco”), the sole assets of which will be certain owned real properties and improvements thereon acquired from OSI and its subsidiaries (which real properties and improvements we refer to herein collectively as the “OSI propco real property” and which acquisition we refer to as the “OSI propco acquisition”) or the equity interests of the special purpose vehicle acquiring the OSI propco real property, of at least $530,000,000 in aggregate principal amount under new real estate financings (collectively, the “real estate financings”), or if and to the extent OSI propco does not, or is unable to, borrow loans under such real estate facilities providing for at least $500,000,000 in borrowings by OSI, as the surviving corporation, or OSI propco under a new senior unsecured bridge facility (the “real estate bridge facility”), or alternatively if the OSI propco real property will not support a financing of at least $500,000,000, an increase to the closing date financings under the senior secured credit facilities and either the senior unsecured bridge facility or notes offering; and

•	cash on the balance sheet of OSI.

Equity Financing

Bain Capital Fund IX, L.P. delivered an equity commitment letter for $853,000,000 to Parent, and Catterton VI Funds has delivered an equity commitment letter for $150,000,000 to Parent. Each of Bain Capital Fund IX, L.P. and Catterton VI Funds also has agreed to contribute additional amounts as required by the terms of the debt financing, subject to certain limitations. These commitments constitute all of the equity portion of the merger financing, other than shares of OSI common stock exchanged for Parent common stock by the OSI Investors.

Each of the equity commitment letters provides that the equity funds will be contributed to fund, and to the extent necessary to fund, the merger and the other transactions contemplated by the Merger Agreement, including the payment of the merger consideration, repayment of our debt, and payment of related fees and expenses and for no other purpose. Each of the equity commitments is generally subject to certain other terms contained therein, including the satisfaction or waiver at the closing of the conditions precedent to the obligations of Parent to consummate the merger. The terms of each of the equity commitment letters will expire automatically upon the earliest to occur of (i) the termination of the Merger Agreement; (ii) the assertion by us or any of our controlled affiliates of a claim in a proceeding against Parent, Merger Sub, the equity investor or any related person that directly or indirectly arises out of or relates to such equity commitment letter, the equity investor’s limited guaranty, the Merger Agreement or any of the transactions contemplated by them or the Merger Agreement; or (iii) April 30, 2007.

In addition, subject to the consent of Parent, a portion of the commitment of each of Bain Capital Fund IX, L.P. and Catterton VI Funds may be assigned to other affiliated and/or non-affiliated investors. Bain Capital Fund IX, L.P. and Catterton VI Funds have informed Parent and OSI that they may syndicate a portion of their respective equity commitments to other investors, and such syndication efforts may include investments by existing shareholders of OSI, other affiliates of OSI, limited partners of Bain Capital Funds and their co-investors or unaffiliated investors. The terms and conditions of any such investments would be subject to negotiations and discussions among Bain Capital Funds and Catterton VI Funds and the potential investors.

Debt Financing

Merger Sub has entered into a debt financing commitment letter with Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Bank of America, N.A., Banc of America Bridge LLC, and Banc of America Securities LLC providing Merger Sub with committed financing for (i) $1.35 billion in senior secured credit facilities, (ii) $800,000,000 under a new senior unsecured bridge facility and (iii) $530,000,000 under new senior real estate bridge facilities. Merger Sub has additionally engaged Deutsche Bank Securities Inc. and Banc of America Securities LLC to place or underwrite the issuance and sale of $800,000,000 in aggregate principal amount of the notes in a public offering or in a Rule 144A or other private placement and to structure and arrange the real estate financings.

The documentation governing the senior secured credit facilities, the real estate financings and each of the bridge facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement. Except as described herein, there is no current plan or arrangement to finance or repay the debt financing arrangements.

Senior Secured Credit Facilities

The senior secured credit facilities are expected to be comprised of a $1.1 billion term loan facility and $250,000,000 in revolving credit facilities. As a result of the merger, Merger Sub will be merged with and into OSI, and OSI, as the surviving corporation, will be the borrower under the senior secured credit facilities. All obligations of OSI under the senior secured credit facilities will be guaranteed by Parent and each existing and future direct and indirect wholly owned domestic subsidiary and certain non-wholly owned subsidiaries of OSI, subject to certain exceptions. The obligations of OSI and the guarantors under the senior secured credit facilities will be secured by substantially all of the assets of OSI and the guarantors, including the equity interests in certain subsidiaries.

The full amount of the term loans is expected to be used to fund a portion of the merger consideration, to refinance our existing indebtedness and to pay related fees and expenses. The term loans are expected to bear interest based on either the adjusted London inter-bank offered rate (“Adjusted LIBOR”) plus an initial spread, or the alternate base rate (“ABR”) plus an initial spread, at the option of OSI. The term loans will mature seven years after the effective date of the merger and will also require quarterly interim amortization payments, with the balance payable at the final maturity date of the term loans. The borrower may make voluntary prepayments of the term loans at any time. In addition, the term loans are required to be prepaid in certain circumstances, including with the net cash proceeds of debt issuances (other than debt otherwise permitted), the net cash proceeds of certain asset sales (subject to reinvestment rights and other exceptions) and specified percentages of certain cash flows.

The revolving credit facilities will be available at closing for working capital, capital expenditures and other general corporate purposes, but may not be used to fund a portion of the merger consideration, to refinance our existing indebtedness and to pay related fees and expenses. The revolving credit facilities will mature six years after the effective date of the merger and are expected to bear interest based on either Adjusted LIBOR plus an initial spread, or ABR plus an initial spread, at the option of OSI.

The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, asset sales, mergers and consolidations, dividends and other distributions, redemptions, prepayments of certain indebtedness, and a maximum leverage ratio and minimum interest coverage ratio. The senior secured facilities will also include customary events of default, including upon a change of control.

High Yield Notes

Banc of America Securities LLC and Deutsche Bank Securities Inc. have been engaged by Merger Sub to place or underwrite the issuance and sale of $800,000,000 in aggregate principal amount of the notes in a public offering or in a Rule 144A or other private placement. Although the interest rate, maturity and other material terms of the notes have not been finalized, we expect that the notes will have terms and conditions customary for senior unsecured note offerings and/or unsecured senior subordinate note offerings of issuers that are affiliates of Parent.

High Yield Bridge Facility

If and to the extent the offering or placement of the notes is not completed on or prior to the closing of the merger, Banc of America Bridge LLC and Deutsche Bank AG Cayman Islands Branch have committed to provide Merger Sub with $800,000,000 of loans under a senior unsecured bridge facility. The obligations of OSI, as successor to Merger Sub pursuant to the merger, under the senior unsecured bridge facility will be guaranteed on a senior basis by each of its subsidiaries that is a guarantor of the senior secured credit facilities.

The loans under the senior unsecured bridge facility will be increasing rate bridge loans. For the initial six-month period under the senior unsecured bridge facility, interest on the bridge loans is expected to accrue at a rate per annum based on three-month Adjusted LIBOR, as determined on the effective date of the merger, plus an initial spread, subject to a maximum overall interest cap. The bridge loans will have an initial maturity of one year after the effective date of the merger, but the maturity of any bridge loans outstanding at that time will automatically be extended to the eighth anniversary of the effective date of the merger. Holders of the extended term loans will have the right to exchange such loans for exchange notes maturing on the eighth anniversary of the effective date of the merger and to require the borrower to register the exchange notes for public resale under a registration statement in compliance with applicable securities laws.

The borrower will be required to prepay the bridge loans or to make an offer to prepay or repurchase the extended term loans and the exchange notes under certain circumstances, including upon certain non-ordinary course asset sales or issuance of certain debt, subject to certain exceptions and others to be agreed, and upon a change of control.

The senior unsecured bridge facility will contain customary representations and warranties and covenants for similar financings, including high yield type covenants. The senior unsecured bridge facility will also include customary events of default, including a change of control.

Real Estate Financings

It is expected that OSI propco will obtain at least $500,000,000 in gross proceeds from the real estate financings. Although the interest rate, maturity and other material terms of the real estate financings have not been finalized, we expect that the real estate financings will have terms and conditions customary for real estate financings for affiliates of Parent.

Real Estate Bridge Facility

If and to the extent the real estate financings are not consummated prior to the closing of the merger, and subject to a minimum determination of the financeable amount as set forth below, Deutsche Bank and Bank of America have committed to provide $530,000,000 of loans to OSI propco under a real estate bridge facility structured as a senior unsecured bridge facility with the terms set forth below. If certain conditions are unable to be met related to the OSI propco acquisition, the loans will be structured as a senior unsecured bridge facility with substantially the same terms, including guarantees, interest rates, covenants, representations and warranties, events of default and maturity, all as set forth above under “— Debt Financing — High Yield Bridge Facility.” OSI propco’s obligations under the real estate bridge facility will be guaranteed on a senior basis by its direct parent and secured by a pledge by the parent of the stock of OSI propco. If the loans under the real estate bridge facility are not fully repaid at the end of the initial 90 days, the OSI propco real property and certain additional collateral will be required to secure the loans under the real estate bridge facility.

For the initial three-year period of the loans under the real estate bridge facility, interest payable by OSI propco is expected to accrue at a rate per annum based on Adjusted LIBOR plus an initial spread, subject to an adjustment down upon entering into a master lease and provision of security by OSI propco as described above. The spread increases as of the end of the first anniversary of the effective date of the merger and each subsequent anniversary. All loans provided to OSI propco under the real estate bridge facility will mature three years after the effective date of the merger but, subject to certain conditions, the maturity of such loans may be extended for up to two consecutive 12-month periods thereafter.

OSI propco will be required to prepay the real estate bridge loans under certain circumstances, including with the proceeds of the real estate financings upon the closing thereof, upon the release of properties from a certain real property pool and upon the occurrence of a change of control.

Availability of the real estate bridge facility is dependent upon the OSI propco real property meeting a minimum financeable amount requirement, based in part upon the lesser of 85% of the aggregate appraised as-leased market value of such real properties and 150% of the aggregate appraised dark value of such real properties. If such financeable amount is determined to be less than $500,000,000, the full amount of the real estate financings or the loans to be financed under the real estate bridge facility is expected to be reallocated and financed under the senior secured credit facilities, the senior unsecured bridge facility and/or the notes. If such financeable amount is determined to be greater than $530,000,000 and the amount of the real estate financings or the real estate bridge facility is increased by such excess, the $1.1 billion term loan facility will be reduced to $950,000,000 and the balance will reduce the senior unsecured bridge facility and/or the notes dollar-for-dollar such that the aggregate amount of commitments and financing available on the effective date of the merger is not decreased.

The real estate bridge facility will contain customary representations and warranties and covenants for similar financings, including high yield type covenants. The real estate bridge facility will also include customary events of default.

Conditions to the Debt Financing

The debt financing commitments will expire if not drawn on or prior to April 30, 2007. The facilities contemplated by the debt financing commitments are subject to customary closing conditions, including:

•	there not having occurred, since December 31, 2005, any event, development or state of circumstances that has had, individually or in the aggregate, a “Company Material Adverse Effect” as defined in the Merger Agreement in effect on the date of the debt financing commitment letters;

•	the execution and delivery of definitive credit documents;

•	the merger and all related transactions must have been consummated in accordance with the terms of the Merger Agreement;

•	delivery of certain specified financial statements of OSI;

•	the absence of a material adverse change with respect to OSI, to the extent such change constitutes a “material adverse change” for purposes of the Merger Agreement;

•	receipt of equity contributions in an amount equal to at least 25% of the total sources required to consummate the merger from one or more of Bain Capital, Catterton and co-investors reasonably acceptable to the lead arrangers for the debt financing; and

•	receipt of customary closing documents.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date because of failure to meet the closing conditions or for other reasons.

Since the final terms of the debt financing facilities have not been agreed upon, such terms and amounts may differ from those set forth above and, in certain cases, such differences may be significant. We do not intend to update or otherwise revise any statements concerning the terms of the financing included in this proxy statement to reflect circumstances existing after the date when such statements were made or to reflect the occurrence of future events even in the event that any of the statements regarding the financing arrangements are shown to be in error or otherwise no longer appropriate.

As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Guarantees

Pursuant to limited guarantees, each of Bain Capital Fund IX, L.P. and Catterton VI Funds has agreed to guaranty the obligations of Parent and Merger Sub under the Merger Agreement (i) up to the amount of $33,750,000 and $11,250,000, respectively, with respect to any termination fee payable by Parent and (ii) up to the amount of $161,250,000 and $53,750,000, respectively, with respect to damages arising from failures of Parent or Merger Sub to comply with the Merger Agreement. Our rights of recourse against the guarantors are limited to such amounts, and the limited guarantees are our sole remedies against the guarantors and their related persons. The guarantees will terminate upon consummation of the merger, except that if we or any of our controlled affiliates assert a claim other than as permitted under the limited guarantee agreement, such limited guarantee will terminate and become null and void.

Interests of Our Directors and Executive Officers in the Merger

General

In considering the recommendation of the special committee and our board of directors with respect to the Merger Agreement, OSI stockholders should be aware that some of the OSI directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of OSI stockholders generally. These interests and arrangements may create potential conflicts of interest. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to adopt the Merger Agreement and to recommend that OSI stockholders vote in favor of adoption of the Merger Agreement.

Stock Options, Restricted Stock and Other Equity-Based Awards

As of the effective time of the merger:

•	each outstanding option to purchase shares of our common stock held by a director or executive officer, whether vested or unvested, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of the $40.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes;

•	each holder under our Directors’ Deferred Compensation Plan, as amended, will be entitled to $40.00 per each notional share held under such holder’s account;

•	each award of restricted stock held by Mr. Allen, Mr. Kadow and Mr. Montgomery will be exchanged for shares of common stock of Parent. In addition, it is expected that Parent will grant to Mr. Avery restricted shares of Parent common stock with an aggregate value of $12,000,000 upon closing and that Mr. Kadow will purchase shares of Parent common stock with an aggregate value of $200,000. Immediately following the closing each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery will own approximately 1.5%, 1.0%, 0.3% and 0.3%, respectively, of the fully-diluted outstanding common stock of Parent. The common stock of Parent issued in the exchange is expected to vest in five equal annual installments on each of the first five anniversaries of the closing; provided that vesting will accelerate in the event of a termination of employment as a result of death or disability, by OSI without cause or by the executive with good reason or upon a subsequent change of control; and

•	each award of restricted stock held by an executive officer or director that is not exchanged for Parent common stock as described in the immediately preceding bullet point will be converted into the right to receive $40.00 per share in cash, plus certain earnings thereon, less any applicable withholding taxes, payable on a deferred basis at the time the underlying restricted stock would have vested under its terms as in effect immediately prior to the effective time and subject to the satisfaction by the holder of all terms and conditions to which such vesting was subject; provided, however, that the holder’s deferred cash account will become immediately vested and payable upon termination of such holder’s employment by us without cause or upon such holder’s death or disability.

We estimate the amounts that will be payable to each OSI named executive officer in settlement of stock options as follows: Mr. Allen, $3,483,000, Mr. Avery, $10,433,000 and Mr. Kadow, $2,125,250. We estimate the aggregate amount that will be payable to all directors and executive officers in settlement of stock options, restricted stock (other than restricted stock held by Mr. Allen, Mr. Kadow and Mr. Montgomery) and other equity-based awards to be approximately $19,265,000. Mr. Allen, Mr. Kadow and Mr. Montgomery will contribute their restricted OSI stock to Parent in exchange for common stock of Parent.

Management Employment Agreements

Each of Mr. Allen, Mr. Avery, Mr. Kadow, and Mr. Montgomery is party to an employment agreement with OSI that would provide benefits to the executive in the event of specified triggering events in connection with a change of control of OSI such as the proposed merger.

Pursuant to the agreements, in the event of a separation of service of the executive by OSI without cause or by the executive for good reason within two years after a change of control of OSI, the executive will receive a lump sum payment equal to two times the sum of:

•	his gross annual base salary at the rate in effect immediately prior to the change of control, and

•	the aggregate cash bonus compensation paid to him for the two fiscal years preceding the year in which the change of control occurs divided by two.

However, in the case of Mr. Montgomery, if he has not been employed for the entirety of the two fiscal years preceding the year in which a change of control occurs, the amount used for purposes of the second bullet point above will be equal to his target bonus for the year in which the change of control occurs.

In addition, each agreement provides a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to an executive pursuant to an employment agreement, stock option agreement, restricted stock agreement or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross-up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive is greater than 110% of the maximum amount that may be paid under Section 280G of the Internal Revenue Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments under the change in control agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

Assuming that the current employment agreements remain in effect, that the merger is completed on April 30, 2007 and that thereafter each executive officer’s employment is terminated on that date by OSI without cause or voluntarily terminated on that date by the executive officer for good reason, the estimated cost of the cash severance benefits described above (including any estimated tax gross-up payment) would be as follows: Mr. Allen, $9,391,000, Mr. Avery, $2,573,000, Mr. Kadow, $834,000, and Mr. Montgomery, $4,246,000.

Each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery and Parent currently expects that the existing employment agreements described above will be amended and restated based upon the term sheet described below, in which event the amounts described in the immediately preceding paragraph would not become payable.

Management Employment Term Sheet

Effective as of the closing, each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery is expected to execute an amended and restated employment agreement with Parent. These agreements would amend and restate the employment agreements described above. Principal terms of the new agreements would include the following:

Term:  Five-year term, subject to automatic one-year renewals absent notice to the contrary.

Base Salary:  Base salary equal to current base salary as in effect immediately prior to the closing, subject to annual increase. The parties may agree to an additional increase to make up for lost dividends on restricted stock.

Target Bonus:  Target bonus opportunity equal to current bonus plan.

Benefits; Perquisites:  Benefits and perquisites at least as favorable as in effect immediately prior to the closing, including airplane usage and split dollar life insurance.

Restricted Stock:  It is expected that Parent will grant Mr. Avery restricted shares of Parent common stock with an aggregate value of $12,000,000 upon the closing of the merger.

Severance:  In the event of a termination of employment by Parent without cause or a termination by the executive for good reason, the executive will be entitled to (i) 1 times annual base salary plus average annual bonus paid over the prior three years, payable in 12 equal monthly installments and (ii) full vesting of life insurance benefits and benefit continuation for one year following such termination.

Gross-up:  Gross-up for excise and related taxes in the event the severance compensation and other payments or distributions to an executive in connection with the merger constitute “excess parachute payments.” The parties will cooperate to avoid application of the Section 280G excise tax upon the occurrence of any subsequent change in control.

Fleming’s Steakhouse and Blue Coral Concepts:  Mr. Allen will retain an equity interest in Fleming’s Steakhouse. The parties will discuss Mr. Allen’s participation in opportunities involving Blue Coral Seafood & Spirits (“Blue Coral”).

Restrictive Covenants:  Each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery will be subject to confidentiality obligations, and non-competition and non-solicitation covenants, for one year following termination of employment.

Legal Fees:  Parent will pay all reasonable legal fees incurred by Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery arising out of the negotiation and drafting of the management arrangements.

Transaction Bonus:  A $5,000,000 cash bonus pool will be allocated by the Chief Executive Officer of OSI, with approval of the post-closing board of directors of OSI, among Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery and an additional 50 to 60 OSI home office personnel and will be paid immediately following the closing.

Additional Investment Opportunity:  Each of Mr. Allen, Mr. Avery, Mr. Kadow and Mr. Montgomery will have the opportunity to make additional investments in Parent common stock at closing.

Management Equity Incentive Plan

Options to purchase shares of Parent common stock representing 2.5% of the common stock of Parent as of the closing, on a fully diluted basis, of which 1.75% will be issued at closing, will be allocated as follows:

•	Mr. Allen, 26%; Mr. Avery, 24%; Mr. Kadow, 16.7%; Mr. Montgomery, 8%.

•	Other members of OSI management, 25.3%.

Arrangements with Mr. Sullivan, Mr. Basham and Mr. Gannon

Effective as of the closing, each of Mr. Basham, Mr. Gannon and Mr. Sullivan is expected to enter into agreements with Parent. Principal terms of these agreements would include the following:

Equity Roll-Over:  Immediately prior to the effective time of the merger, Mr. Sullivan, Mr. Basham and Mr. Gannon will exchange approximately 1,800,000, 2,500,000 and 300,000 shares of OSI common stock, respectively, for Parent common stock representing approximately 6.0%, 8.3% and 1.0%, respectively, of the fully-diluted outstanding common stock of Parent immediately following the closing.

Preemptive Rights:  Subject to customary exceptions, prior to an initial public offering or a change of control of Parent, each of Mr. Sullivan, Mr. Basham and Mr. Gannon will have preemptive rights that will entitle them to purchase a pro rata share of:

•	any additional issuance of equity by Parent or any of its subsidiaries; and

•	any loans to, or debt securities issued by, Parent or any of its subsidiaries, if Bain Capital Funds and/or Catterton Partners Funds are participating in the applicable financing as a lender.

Board Representation:  Prior to an initial public offering or a change of control, each of Mr. Sullivan and Mr. Basham will be entitled to appoint a director to Parent’s board of directors (and to the board of directors of each subsidiary of Parent on which a representative of any of the Bain Capital Funds and/or Catterton Partners Funds serves as a director) for so long as such individual (or his permitted transferees) holds at least 50% of the shares of Parent common stock owned on the date of the closing.

Management Fee:  Mr. Sullivan, Mr. Basham and Mr. Gannon will receive an annual management fee of $5,600,000 in the aggregate (which may be paid to them directly or to an entity that they organized).

Employment Agreements:  Each of Mr. Sullivan, Mr. Basham and Mr. Gannon will enter into an employment agreement with Parent providing annual compensation of $800,000 in the aggregate. Each employment agreement will have an initial term of five years, with automatic one-year renewal periods and will provide a severance benefit in an amount equal to the applicable individual’s annual compensation for a period equal to the greater of the remainder of the initial term of the employment agreement and two years, payable over 24 months in the event employment is terminated as a result of the individual’s death or disability, by Parent without cause or by the individual with good reason.

Legal Fees:  Parent will pay the fees and reasonable out-of-pocket fees and expenses of each of Mr. Sullivan, Mr. Basham and Mr. Gannon incurred in connection with the merger and related transactions.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The OSI directors and officers are entitled under the Merger Agreement to continued indemnification and insurance coverage.

Consideration to be Received by Directors and Executive Officers

The following table reflects the consideration expected to be received by each of our directors, director emeritus and executive officers in connection with the merger:

	Cash Merger
	Consideration	Parent
	to be Received	Common Stock		Restricted
	from the	to be Issued	Cash to be	Stock
	Conversion of	in Exchange	Received	to be	Deferred	Cash	Annual
	OSI	for OSI	from OSI	Received	Compensation	Bonus	Management	Total
	Common Stock	Common Stock	Options	in Parent	Units	Pool	Fee	Consideration
	$	$(1)	$	$	$	$	$	$

Robert D. Basham	$73,128,160	$100,000,000	$0	$0	$0	$0	$3,043,477	$176,171,637
John A. Brabson	$841,240	$0	$23,705	$0	$212,408	$0	$0	$1,077,352
W.R. Carey	$0	$0	$0	$0	$409,402	$0	$0	$409,402
Debbi Fields	$25,000	$0	$0	$0	$382,793	$0	$0	$407,793
General (Ret) Tommy Franks	$104,120	$0	$0	$0	$138,484	$0	$0	$242,604
Thomas A. James	$340,320	$0	$423,000	$0	$0	$0	$0	$763,320
Lee Roy Selmon	$0	$0	$0	$0	$207,995	$0	$0	$207,995
Chris T. Sullivan	$26,872,920	$72,000,000	$0	$0	$0	$0	$2,191,304	$101,064,224
Toby S. Wilt	$1,200,000	$0	$1,125,000	$0	$227,776	$0	$0	$2,552,776
J. Timothy Gannon	$35,732,120	$12,000,000	$0	$0	$0	$0	$365,219	$48,097,339
A. William Allen III	$8,000,000	$18,000,000	$3,483,000	$0	$0	$1,387,500	$0	$30,870,500
Paul E. Avery	$724,000	$0	$10,433,000	$12,000,000	$0	$1,387,500	$0	$24,544,500
Dirk A. Montgomery	$0	$4,000,000	$0	$0	$0	$600,000	$0	$4,600,000
Joseph J. Kadow	$0	$3,000,000	$2,125,250	$0	$0	$587,500	$0	$5,712,750
Michael W. Coble	$0	$0	$477,600	$0	$0	$0	$0	$477,600
Steven T. Shlemon	$64,320	$2,976,000	$0	$0	$0	$0	$0	$3,040,320

(1)	The shares expected to be received by Mr. Allen, Mr. Montgomery and Mr. Kadow in exchange for their restricted stock of OSI are expected to vest at a rate of 20% on each of the first five anniversaries of the closing, subject to acceleration in certain circumstances. In addition, it is expected that Parent will establish a new option plan providing for awards of an aggregate of 2.5% of its common stock outstanding as of the closing of the merger, with options representing 1.75% of its common stock expected to be granted as of closing and allocated 26% to Mr. Allen, 24% to Mr. Avery, 16.7% to Mr. Kadow, 8% to Mr. Montgomery and the remaining 25.3% to other members of OSI management. The allocation of this 25.3% and the terms and conditions, including vesting and exercise terms, have not yet been determined.

Each of Mr. Allen, Mr. Avery, Mr. Kadow, Mr. Montgomery and Parent currently expects that the existing employment agreements will be amended and restated based upon the term sheets described above, in which event the severance amounts discussed under “— Interests of our Directors and Executive Officers in the Merger — Management Employment Agreements” would not become payable. Mr. Allen, Mr. Avery, Mr. Kadow, Mr. Montgomery and our other management also will receive options to purchase shares of Parent Common Stock as described under “ — Interests of Our Directors and Executive Officers in the Merger — Management Equity Incentive Plan.”

Related Party Transactions

In addition to the arrangements in connection with the merger discussed elsewhere, we had the following transactions with related parties:

Transactions Related to Common Stock

The following table provides information with respect to purchases of our common stock by our executive officers and directors upon the exercise of stock options during the past two years:

	Quarter	No. of Shares	Price of
Name of OSI Investor	Ending	Purchased	Shares

Paul E. Avery	3/31/05	50,000	$17.67
A. William Allen	12/31/06	200,000	$28.39
Steven T. Shlemon	9/30/05	75,000	$19.00

The following table provides information with respect to grants of restricted stock or stock options to our executive officers and directors during the past two years:

	Date of	Number of	Type of	Exercise Price
Name of OSI Investor	Grant	Shares Granted	Grant	of Stock Option
A. William Allen III	4/27/05	300,000	restricted stock	N/A
A. William Allen III	12/8/05	150,000	restricted stock	N/A
Gen (Ret.) Tommy Franks	4/27/05	2,403	restricted stock	N/A
Joseph J. Kadow	10/26/05	50,000	restricted stock	N/A
Joseph J. Kadow	10/24/06	25,000	restricted stock	N/A
Dirk A. Montgomery	10/19/05	100,000	restricted stock	N/A

The following table provides information with respect to OSI’s purchases of shares of its common stock during the past two years:

	Number of Shares	Range of Prices	Weighted Average
Quarter Ending	Purchased	Paid	Price Paid
December 31, 2006	0	N/A	N/A
September 30, 2006	0	N/A	N/A
June 30, 2006	1,155,000	$40.44-$43.98	$41.44
March 31, 2006	264,000	$41.71-$44.05	$43.85
December 31, 2005	530,000	$35.03-$41.06	$38.49
September 30, 2005	500,000	$37.83-$46.53	$42.88
June 30, 2005	750,000	$41.28-$45.88	$43.54
March 31, 2005	396,500	$43.85-$47.56	$45.07

Other Transactions

OSI is party to a Stock Redemption Agreement (each an “Agreement”) with each of Mr. Sullivan, Mr. Basham and Mr. Gannon (individually, an “Executive”). Under the terms of each Agreement, following the Executive’s death, the personal representative of the Executive will have the right to require OSI to purchase OSI common stock beneficially owned by the Executive at the date of death, for a per share price equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of OSI common stock as quoted on the NYSE or the principal exchange on which OSI common stock is then traded for 30 consecutive trading days ending on the business day before the Executive’s death. If, however, the Executive’s death results (i) from an illness that was diagnosed or an accident that occurred within one year of the Executive’s death and (ii) the accident or illness was publicly disclosed, then the per share purchase price will be equal to the mean (rounded to the nearest one-tenth of one cent) of the last sale price of OSI common stock as quoted on the NYSE or the principal exchange on which OSI common stock is then traded for 30 consecutive trading days ending on the business day before the date of public disclosure of the accident or illness. The maximum dollar amount of common stock that OSI is obligated to purchase from the estate of the Executive is $30,000,000. OSI’s obligation to purchase common stock beneficially owned by the Executive is funded by an insurance policy on the life of the Executive owned by OSI providing a death benefit of $30,000,000. The Agreements will remain in place for so long as our board of directors deems appropriate.

OSI’s “Lee Roy Selmon’s” restaurant (“Selmon’s”) is owned by Selmon’s/Florida-I, Limited Partnership (“Selmon’s Partnership”). OS Southern, Inc., a wholly owned subsidiary of OSI, is the sole general partner and 70% owner of the Selmon’s Partnership. Lee Roy Selmon, a director of OSI, owns a 10% limited partnership interest in the Selmon’s Partnership solely with respect to the first Selmon’s restaurant opened by the Selmon’s Partnership. OSI has opened four additional Selmon’s restaurants. Mr. Selmon has no ownership interest in these additional restaurants, but receives a royalty of 1% of each restaurant’s gross sales. Mr. Selmon will receive a royalty of 1% of the gross sales from any future Selmon’s restaurants opened by OSI or its affiliates. During the past two years, Mr. Selmon has received distributions from the Selmon’s Partnership in the aggregate amount of $144,777 and royalties in the amount of $135,740.

Toby S. Wilt, a director of OSI, through his wholly owned corporation, TSW Investments, Inc., has invested in seven limited partnerships, each of which owns and operates one Carrabba’s Italian Grill restaurant as a franchisee of Carrabba’s. Carrabba’s owns a 45% interest as a general partner in each of these limited partnerships. During the past two years, Mr. Wilt received distributions from these partnerships in the aggregate amount of $76,830.

Mr. Allen, through his revocable trust in which he and his wife are the grantors, trustees and sole beneficiaries, owns all of the equity interests in AWA III Steakhouses, Inc., which owns 2.5% of Outback/Flemings, LLC. Outback/Flemings, LLC serves as the general partner of limited partnerships that own certain Fleming’s Steakhouses. During the past two years, Mr. Allen, through his ownership interest in Outback/Flemings, LLC, received no distributions from investments in 40 restaurants and paid in capital of $516,926.

Mr. Avery has invested in two limited partnerships, each of which owns and operates one Carrabba’s Italian Grill restaurant as a franchisee of Carrabba’s and in which Carrabba’s owns a 45% interest as a general partner. Mr. Avery also has invested in two unaffiliated limited partnerships which own and operate one Bonefish Grill restaurant each as a franchisee of Bonefish Grill, Inc. (“Bonefish”). During the past two years, Mr. Avery received distributions from these Bonefish partnerships in the aggregate amount of $51,091.

On January 1, 2005, OSI entered into a Purchase Agreement to acquire certain Carrabba’s Italian Grill joint venture restaurants from limited partnerships in which Mr. Avery had ownership interests. The aggregate purchase price paid to Mr. Avery for his ownership interest in those joint venture restaurants was $141,157. In addition, on August 1, 2005, Mr. Avery sold to OSI all of his limited partnership interests in two Carrabba’s Italian Grill and 15 Bonefish Grill restaurants (to which he had previously contributed an aggregate amount of $317,469) for a purchase price of $285,856. On October 12, 2006, Mr. Avery sold to Carrabba’s all of his limited partnership interests in three Carrabba’s Italian Grill restaurants (to which he had previously contributed an aggregate amount of $60,000) for a purchase price of $34,500. He received distributions in the aggregate amount of $8,319 from these limited partnerships during the past two years.

Steven T. Shlemon, President of Carrabba’s, has made investments in three unaffiliated limited partnerships each of which owns and operates an Outback Steakhouse restaurant pursuant to a franchise agreement with OSF. During the past two years, Mr. Shlemon received distributions from these partnerships in the aggregate amount of $21,823. On December 5, 2005, Mr. Shlemon sold to an independent franchisee all of his limited partnership interests in three Outback Steakhouse restaurants (to which he had previously contributed an aggregate amount of $150,000) for a purchase price of $162,161. Mr. Shlemon has invested in three limited partnerships, each of which owns and operates one Carrabba’s Italian Grill restaurant as a franchisee of Carrabba’s and in which Carrabba’s owns a 45% interest as a general partner. During the past two years, Mr. Shlemon received distributions from these partnerships in the aggregate amount of $11,810. A sibling of Mr. Shlemon is employed by a subsidiary of OSI as a restaurant managing partner and received aggregate compensation of $79,000 in 2006 and $85,192 in 2005. In addition, Mr. Shlemon’s sibling has made an investment in two limited partnerships, each of which owns and operates one Outback Steakhouse restaurant and of which OSF is the sole general partner and majority owner. Mr. Shlemon’s sibling received distributions in these partnerships in the aggregate amount of $127,000 in 2006 and $135,689 in 2005. On June 30, 2006, Mr. Shlemon sold to Carrabba’s all of his limited partnership interest in one Carrabba’s Italian Grill restaurant (to which he had previously contributed an aggregate amount of $40,000) for a purchase price of $56,340. He received distributions in the aggregate amount of $13,954 from this limited partnership during the past two years.

Gen. (Ret.) Tommy Franks is a director of Bank of America. We have various corporate banking relationships with Bank of America, and it participates as a lender in our $225,000,000 revolving credit facility. In addition, individual restaurant locations have depository relationships with Bank of America in the ordinary course of business. Bank of America and certain of its affiliates have committed to provide Merger Sub a portion of the debt financing necessary to complete the merger.

A sibling of Mr. Kadow is employed by a subsidiary of OSI as a Vice President of Operations and received aggregate compensation of $423,797 in 2006 and $443,589 in 2005. The sibling received benefits consistent with other employees in the same capacity. In addition, the sibling is allowed to purchase participation interests in cash flow from restaurants (on the same basis as other similarly situated employees), and he invested an aggregate amount of $392,000 in 23 limited partnerships that own and operate nine Outback restaurants, 11 Bonefish Grill restaurants and three Carrabba’s restaurants. In 2006, the sibling purchased participation interests for $125,000 and received distributions in the aggregate amount of $52,000.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the Merger Agreement is terminated, OSI will, in specified circumstances, be required to reimburse Parent and Merger Sub for up to $7.5 million of documented out-of-pocket fees and expenses. See “The Merger Agreement — Termination Fees and Expenses” on page 98. Fees and expenses incurred or to be incurred by OSI in connection with the merger are estimated at this time to be as follows:

Description	Amount
(In thousands)

Legal fees and expenses	$7,750
Accounting expenses	350
Financial advisory fee and expenses	14,300
Special committee meeting fees(1)	84
Printing, proxy solicitation and mailing costs	1,240
Filing fees	340
Miscellaneous	136

Total	$24,200

(1)	Represents regular meeting fees, the special committee members were not paid any additional amounts for their service on the special committee.

These expenses will not reduce the merger consideration to be received by OSI stockholders.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash of the fair value for their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the Merger Agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D to this proxy statement. See “Appraisal Rights” beginning on page 100.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. The following discussion does not address the U.S. federal income tax consequences of the merger to the OSI Investors. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in such partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the merger. All stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•	otherwise is subject to U.S. federal income taxation on a net income basis.

Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a stockholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of OSI common stock pursuant to the merger generally will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•	The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the merger.

•	The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger (other than, in the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•	The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment in that year.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate stockholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Stockholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

As contemplated under the Merger Agreement, each of Mr. Basham, Mr. Gannon, Mr. Sullivan, Mr. Allen, Mr. Kadow and Mr. Montgomery will acquire, and Parent will issue and transfer to such person, a number of shares of common stock of Parent in exchange for the contribution of such person’s shares of OSI common stock to Parent. This exchange is intended to qualify as a tax-free exchange with respect to each such stockholder under Section 351 of the Internal Revenue Code.

With respect to their shares of OSI common stock not contributed to Parent, each of Mr. Basham, Mr. Gannon, Mr. Sullivan, Mr. Allen, Mr. Kadow and Mr. Montgomery will receive cash equal to the per share merger consideration to be received by OSI’s other stockholders in the merger. For U.S. federal income tax purposes, the disposition of these shares of OSI common stock pursuant to the merger generally is expected to be treated as a sale of OSI common stock for cash by each OSI Investor. Accordingly, the U.S. federal income tax consequences are expected to be the same as those described above.

The foregoing is a general discussion of certain material U.S. federal income tax consequences. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Litigation

On November 8, 2006, a putative class action complaint captioned Charter Township of Clinton Police and Fire Retirement System v. OSI Restaurant Partners, Inc., et al., No. 06-CA-010348, was filed in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida against OSI, each of OSI’s directors, J. Timothy Gannon, Bain Capital Partners, LLC, and Catterton Partners, challenging the proposed transaction as unfair and inadequate to OSI’s public stockholders.

On January 25, 2007, plaintiff’s counsel in the Florida action voluntarily dismissed the action as to Mr. Gannon and filed an amended complaint, which did not name Mr. Gannon as a defendant, against the remaining defendants. The amended complaint alleges that OSI’s directors breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits the OSI Investors at the expense of OSI’s public stockholders; that the directors of OSI breached their fiduciary duties by failing to disclose certain allegedly material information to stockholders; and that OSI, Bain Capital and Catterton aided and abetted the alleged fiduciary breaches. The amended complaint seeks, among other relief, class certification of the lawsuit, an injunction against the proposed transaction, declaratory relief, compensatory and/or rescissory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiffs. Following a case management conference, the court granted plaintiff discovery from the defendants. On February 23, 2007, defendants Brabson, Carey, Fields, Franks, James, and Wilt answered the amended complaint and asserted affirmative defenses. The other defendants filed motions to dismiss the amended complaint on the same date.

On January 30, 2007, a class action complaint captioned Robert Mann v. Chris T. Sullivan, et al., No. CA2709-N, was filed in the Court of Chancery of Delaware in and for New Castle County against the same defendants stated above, including Mr. Gannon and except that Catterton Management Company LLC was named as a defendant rather than Catterton Partners. Paul E. Avery, Joseph J. Kadow, and Dirk A. Montgomery were also named as defendants. The complaint alleges that OSI’s directors and the officer defendants breached their fiduciary duties in connection with the proposed transaction, and that Mr. Gannon, Bain Capital and Catterton aided and abetted the alleged fiduciary breaches. The complaint seeks, among other relief, an injunction against the proposed transaction, declaratory relief, compensatory and/or rescissory damages to the putative class, and an award of attorneys’ fees and expenses to plaintiffs.

Counsel for the parties to these two suits have reached an agreement in principle, expressed in a memorandum of understanding, providing for the settlement of the suits subject to Florida court approval and on terms and conditions that include, among other things, certain supplemental disclosure in this proxy statement and, in the event that any termination fee becomes due and payable by OSI, an agreement by Bain Capital and Catterton to waive a portion of such company termination fee. Defendants have vigorously denied, and continue to vigorously deny, any wrongdoing or liability with respect to all claims asserted in these suits. If the Florida court approves the settlement contemplated in the memorandum of understanding, both suits will be dismissed with prejudice. The absence of an injunction arising from these matters prohibiting the consummation of the merger is a condition to the closing of the merger. The settlement contemplated by the parties is expressly conditioned upon the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting (or any adjournment thereof) for the adoption of the Merger Agreement with, and without, consideration as to the vote of any shares held by the OSI Investors and on the closing of the merger and the Merger Agreement and transactions contemplated thereby. The defendants considered it desirable that the actions be settled to avoid the burden, expense, risk, inconvenience and distraction of continued litigation and to resolve all of the claims that were or could have been brought in the actions being settled.

Regulatory Approvals

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. OSI and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on November 27, 2006. On December 22, 2006, the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act.

OSI and Merger Sub also filed a business combination report and information sheet with the Korean Fair Trade Commission on December 5, 2006, and subsequently filed additional information on December 20, 2006. On December 22, 2006, the Korean Fair Trade Commission approved the merger.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, the filings with the Korean Fair Trade Commission, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the merger.

IDENTITY AND BACKGROUND OF FILING PERSONS

OSI Restaurant Partners, Inc.

OSI Restaurant Partners, Inc., a Delaware corporation, is one of the largest casual dining restaurant companies in the world, with a portfolio of eight restaurant concepts, over 1,400 system-wide restaurants and 2006 annual revenues for company-owned stores exceeding $3.9 billion. We operate in all 50 states and in 20 countries internationally, predominantly through company-owned stores, but we also operate under a variety of partnerships and franchises.

OSI’s principal executive offices are located at 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, and its telephone number is (813) 282-1225.

OSI Executive Officers

A. William Allen III has served as Chief Executive Officer of OSI since March 2005 and has been a director since April 2005. From January 2004 to March 2005, Mr. Allen served as President of West Coast Concepts of OSI. He is a co-founder and was the President of Fleming’s Prime Steakhouse & Wine Bar from October 1999 until January 2004.

Paul E. Avery has served as Chief Operating Officer of OSI since March 2005. Mr. Avery was named President of Outback Steakhouse of Florida, Inc. (“OSF”), a subsidiary of OSI, in April 1997. Mr. Avery served as a director of OSI from April 1998 to April 2004. On March 30, 2007, Curt Glowacki resigned as President of the Outback Steakhouse brand for personal reasons. Mr. Avery has assumed the additional role of President of the Outback Steakhouse brand on an interim basis.

Michael W. Coble has served as President of Outback Steakhouse International, Inc., a wholly owned subsidiary of OSI, since January 2002 and as a director of that entity since April 2006.

Dirk A. Montgomery has served as Chief Financial Officer of OSI since November 2005. Mr. Montgomery served as Retail Senior Financial Officer of ConAgra Foods, Inc., One ConAgra Drive, Omaha, Nebraska 68102, from November 2004 to October 2005. From 2000 to 2004, he was employed as Chief Financial Officer by Express, a subsidiary of Limited Brands, Inc., Three Limited Parkway, Columbus, Ohio, 43216.

Joseph J. Kadow has served as Chief Officer — Legal and Corporate Affairs and Executive Vice President of OSI since April 2005, and General Counsel and Secretary since April 1994. Mr. Kadow also served as Senior Vice President from April 1994 to April 2005.

Steven T. Shlemon has served as President of Carrabba’s Italian Grill, Inc. (“Carrabba’s”), a wholly-owned subsidiary of OSI, since April 2000.

OSI Directors (other than Mr. Allen) and Director Emeritus:

Debbi Fields has served as a director of OSI since 1996 and is the founder of Mrs. Fields, Inc., 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, an international franchisor and operator of retail dessert stores, serving as Chairman of the Board from 1992 to 1996. From 1996 to 2000, Ms. Fields worked as a consultant to Mrs. Fields, Inc. after the company was sold to private investors. From 2000 to 2007, she has been President and owner of Debbi Fields Enterprises, 100 Ridgeway Loop, Suite 108, Memphis, Tennessee 38120.

Thomas A. James has served as a director of OSI since 2002 and has been the Chairman and Chief Executive Officer of Raymond James Financial, Inc., a financial services company, since 1983, and Chief Executive Officer of its subsidiary, Raymond James and Associates, Inc., since 1969. The principal address for each company is 880 Carillon Parkway, St. Petersburg, Florida 33716.

Chris T. Sullivan is a founder of OSI and has been the Chairman of the Board of OSI since its formation in 1991. Mr. Sullivan was the Chief Executive Officer of OSI from 1991 until March 2005.

Robert D. Basham is a founder of OSI and was Chief Operating Officer of OSI from its formation in 1991 until March 2005, at which time he resigned as Chief Operating Officer and was appointed Vice Chairman. Mr. Basham has been a director of MarineMax, Inc., 18167 US 19 North, Suite 499, Clearwater, Florida 33764, a recreational boat dealer, since January 2002.

John A. Brabson, Jr. has served as a director of OSI since 1992 and is a Partner of Everest Partners, LLC, a real estate development company, and has been President of Brabson Investments, Inc., a privately owned investment company, since January 2000. The address for both companies is: 100 North Tampa Street, Suite 2175, Tampa, Florida 33602.

W. R. Carey, Jr. has served as a director of OSI since 1992 and is a founder, and since 1981 has been President, of Corporate Resource Development, 665 River Knoll Drive Marietta, Georgia 30067, a sales and marketing consulting and training firm. Mr. Carey is a director of Kforce, Inc., 1001 East Palm Avenue, Tampa, Florida 33605, a national provider of professional and technical specialty staffing services, since October 1995, and of Lime Energy Corp., 1280 Landmeier Road, Elk Grove, Illinois 60007, a developer, manufacturer and integrator of energy saving technologies and building automation controls as well as an independent developer of scalable, negative power systems, since March 2006.

General (Ret.) Tommy Franks has served as a director of OSI since 2005 and has been President of Franks & Associates, LLC., a private consulting firm, since 2003. His principal business address is RR1, Box 86A, Roosevelt, Oklahoma 73564. General (Ret.) Franks served in the United States Army from 1966 to 2003. In August 2003, he retired as a four star general after commanding Operation Enduring Freedom in Afghanistan and Operation Iraqi Freedom in Iraq. General (Ret.) Franks is a director of Bank of America, 100 North Tryon Street Charlotte, North Carolina 28255, a bank holding company and a financial holding company under the Gramm-Leach-Bliley Act.

Lee Roy Selmon has served as a director of OSI since 1994 and has been President of University of South Florida (“USF”) Foundation Partnership for Athletics since February 2004. Mr. Selmon has also been a director of Fifth Third Bank, Florida region, which is a division of Fifth Third Bancorp., 2150 Goodlette Road North, Naples, Florida 34102, since January 2004. From May 2001 to February 2004, Mr. Selmon was USF’s Director of Athletics. The principal address for USF is 4202 East Fowler Avenue, ADM241, Tampa, Florida 33620-6150.

Toby S. Wilt has served as a director of OSI since 1997 and has been Chairman of Christie Cookie Company, 4117 Hillsboro Pike #104, Nashville, Tennessee 37215, a privately owned gourmet cookie manufacturer, retailer and wholesaler, since 1989, and President of TSW Investment Company, 3737 West End Avenue Unit #105, Nashville, Tennessee 37205, a privately owned investment company, since 1987. Mr. Wilt has been a director of 1st Source Corporation, 100 North Michigan Street, South Bend, Indiana 46601, a registered bank holding company, since 2002, and TLC Vision Corp, 5280 Solar Drive, Suite 100, Mississauga, Ontario A6 00000, a diversified healthcare service company whose primary business is eye care, since January 2004.

J. Timothy Gannon is a founder, director emeritus and employee of OSI. Mr. Gannon has been employed by OSI since 1987. Mr. Gannon served as a director of the Company from its formation to 2004. Mr. Gannon also served as Senior Vice President of OSI from its formation until March 2005.

Each person identified above is a United States citizen. None of OSI or any of OSI’s executive officers, directors or director emeritus has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of OSI or any of OSI’s executive officers, directors or director emeritus has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth above, the business address of each person identified above is c/o OSI Restaurant Partners, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607.

Kangaroo Holdings, Inc.

Kangaroo Holdings, Inc. is a Delaware corporation formed by Bain Capital Funds and Catterton VI Funds in anticipation of the merger. The OSI Investors are expected to exchange shares of OSI common stock for shares of

Parent in connection with the merger. Upon completion of the merger, OSI will be a direct or indirect wholly owned subsidiary of Parent. Parent currently has de minimis assets and no operations. Parent’s principal executive offices are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, and its telephone number is (617) 516-2000. Bain Capital is a global private investment firm whose affiliates manage several pools of capital including private equity, venture capital, public equity and leveraged debt assets totaling approximately $50 billion. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 230 companies around the world, including such restaurant and retail concepts as Domino’s Pizza, Dunkin’ Donuts and Burger King, and retailers including Toys “R” Us, AMC Entertainment, Staples and Burlington Coat Factory. Headquartered in Boston, Bain Capital has offices in New York, London, Munich, Tokyo, Hong Kong and Shanghai. Catterton is a leading private equity firm in the United States focused exclusively on the consumer industry with more than $2 billion in assets under management. Founded in 1990, Catterton invests in all major consumer segments, including Food and Beverage, Retail and Restaurants, Consumer Products and Services, and Media and Marketing Services. Catterton has led investments in companies such as Build-A-Bear Workshop, Cheddar’s Restaurant Holdings Inc., P.F. Chang’s China Bistro, Baja Fresh Mexican Grill, First Watch Restaurants, Frederic Fekkai, Kettle Foods, Farley’s and Sathers Candy Co. and Odwalla, Inc.

Kangaroo Acquisition, Inc.

Kangaroo Acquisition, Inc. is a Delaware corporation formed by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into OSI and OSI will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations. Merger Sub’s principal executive offices are c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, and its telephone number is (617) 516-2000.

Bain Capital (OSI) IX, L.P.

     Bain Capital (OSI) IX, L.P. is a newly-formed Delaware limited partnership formed for the purpose of investing in Parent.

Bain Capital Fund IX, L.P.

     Bain Capital Fund IX, L.P. is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Catterton Partners VI, L.P.

Catterton Partners VI, L.P. is a Delaware limited partnership engaged in the business of making private equity and other types of investments.

Catterton Partners VI, Offshore, L.P.

Catterton Partners VI, Offshore, L.P. is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Additional information concerning Parent, Merger Sub and the Funds is set forth on Annex E to this proxy statement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on Tuesday, May 8, 2007, beginning at 11:00 a.m., Eastern Daylight Time, at the A La Carte Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Our stockholders must adopt the Merger Agreement for the merger to occur. If our stockholders do not adopt the Merger Agreement, the merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about April 2, 2007.

Record Date and Quorum

The holders of record of our common stock as of the close of business on March 28, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 75,520,662 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the adoption of the Merger Agreement. In addition, the Merger Agreement requires that a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the Merger Agreement without consideration as to the vote of any shares held by the OSI Investors. Each outstanding share of our common stock is entitled to one vote.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

As of the record date for the special meeting, the directors and executive officers of OSI (other than the OSI Investors) beneficially owned, in the aggregate, 138,775 shares of our common stock, or approximately 0.18% of our outstanding common stock. Persons other than the OSI Investors held 66,685,775 shares of our common stock, representing approximately 88.3% of our outstanding common stock, as of such date. Those directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of OSI common stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement or approval of any adjournment or postponement of the special meeting. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption of the Merger Agreement or approval of any adjournment or postponement of the special meeting (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “Against” the adoption of the Merger Agreement and any adjournment or postponement of the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise the Corporate Secretary of OSI of the revocation in writing, (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

If you participate in the OSI Restaurant Partners, Inc. Stock Fund under the 401(k) Plan, you will receive a voting instruction card which will provide Merrill Lynch Trust Company, FSB, as trustee of the 401(k) Plan, with instructions on how to vote the number of shares representing your proportionate interest in the OSI Restaurant Partners, Inc. Stock Fund which you are entitled to vote under the 401(k) Plan. You must submit your voting instructions to the trustee by the close of business on May 4, 2007, to allow the trustee time to receive your voting instructions and vote on behalf of the 401(k) Plan. You may revoke previously given voting instructions prior to May 4, 2007, by filing with the trustee either a written notice of revocation or a properly completed and signed 401(k) Plan instruction card bearing a later date. Your voting instructions will be kept confidential by the trustee.

OSI does not expect that any matter other than the adoption of the Merger Agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by OSI a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

OSI will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of OSI may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

OSI will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. OSI has retained MacKenzie Partners, Inc. to assist it in the solicitation of proxies for the special meeting. OSI has paid MacKenzie Partners, Inc. a retainer of $15,000 toward a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of out-of-pocket fees and expenses.

Bain Capital Funds and Catterton VI Funds, directly or through one or more affiliates or representatives, may, at their own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger. Bain Capital has retained Georgeson Inc. and Innisfree M&A Incorporated to assist in any solicitation efforts Bain Capital Funds may decide to make in connection with the merger. Georgeson and/or Innisfree may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries. Bain Capital has agreed to reimburse each of Georgeson and Innisfree for its reasonable administrative and out-of-pocket expenses, to indemnify it against certain losses, costs and expenses, and to pay a fee of up to $50,000 in connection with such proxy solicitation.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but it may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement in its entirety. The Merger Agreement is a commercial document that establishes and governs the legal relations among us, Parent and Merger Sub with respect to the transactions described in this proxy statement. We do not intend for the text of the Merger Agreement to be a source of factual, business or operational information about OSI or its subsidiaries. The Merger Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the Merger Agreement that the parties delivered in connection with the execution of the Merger Agreement. Representations and warranties are used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of to establish such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the parties, which may differ from what may be viewed as material to stockholders or under the federal securities laws. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement.

Effective Time; The Marketing Period

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in such certificate). The closing date will occur no later than the third business day after all of the conditions to the merger set forth in the Merger Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date) (or at such other date as we and Parent may agree); provided that if such conditions have been satisfied or waived but the Marketing Period (as defined below) has not expired, then the closing will occur on the date that is the earliest to occur of:

•	a date during the Marketing Period specified by Parent on no less than three business days’ notice to OSI;

•	the final day of the Marketing Period; and

•	April 30, 2007, if certain financial statements and financial data customarily included in private placements pursuant to Rule 144A of the Securities Act have been furnished by us to Parent and Merger Sub on or prior to April 2, 2007.

The “Marketing Period” is defined in the Merger Agreement as the period of 20 consecutive business days after the fifth business day after the date we first mailed this proxy statement to a stockholder throughout which:

•	Parent and Merger Sub have such financial and other pertinent information as may be reasonably requested by them to consummate the debt financing, including all financial statements and financial data customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act; and

•	the conditions to closing concerning the absence of a judgment or order issued by any court or tribunal that prohibits consummation of the merger and the termination or expiration of the waiting period under the Hart-Scott-Rodino Act have been satisfied and no condition exists that would be reasonably expected to cause any of the conditions to Parent’s obligations to close not to be satisfied assuming the closing were to be scheduled for any time during such consecutive 20-day period.

Throughout the Marketing Period Parent and Merger Sub have agreed:

•	to use reasonable best efforts to satisfy on a timely basis the conditions to obtaining the financing set forth in the debt financing commitments obtained in connection with the merger; and

•	in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in such commitments, to use reasonable best efforts to obtain as promptly as practicable alternative financing on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub as determined by Parent and Merger Sub in their reasonable judgment.

In addition, in the event that any portion of the debt financing structured as high yield financing or real estate securitization financing has not been consummated notwithstanding that the last day of the Marketing Period has occurred, then, subject to certain exceptions, Parent and Merger Sub must use the proceeds of the bridge financing to replace the high yield financing or real estate financing on the closing date. See “Financing Commitments; Cooperation of OSI” below for a further discussion of Parent and Merger Sub’s covenants relating to the financing commitments.

Structure

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into OSI. The separate corporate existence of Merger Sub will cease, and OSI will continue as the surviving corporation and a direct or indirect wholly owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current stockholders, other than the OSI Investors and the Additional Management Investors, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock, Stock Options and Other Stock-Based Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $40.00 in cash, without interest and less applicable withholding taxes, other than shares of our common stock:

•	held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned by Parent or Merger Sub immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to payment of the fair value of such shares in accordance with Delaware law; and

•	owned by OSI Investors, and that will be canceled immediately prior to the effective time and converted into a number of shares of Parent common stock.

After the effective time of the merger, each stock certificate representing shares of common stock converted into the right to receive the merger consideration will be canceled and cease to exist and the holder of such certificate will have only the right to receive the merger consideration of $40.00 in cash per share, without any interest and less applicable withholding taxes.

Stock Options and Other Stock-Based Awards

Except as we otherwise agreed to in writing with Parent, Merger Sub and the OSI Investors:

•	each option to purchase shares of our common stock, whether vested or unvested, that is outstanding immediately prior to the effective time, will, as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the excess (if any) of the $40.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option (such amount, the “option amount”), without interest and less any applicable withholding taxes;

•	at the effective time, each account under our Directors’ Deferred Compensation Plan, as amended, will become fully vested and payable and will entitle each holder thereof to receive, at the effective time, $40.00 per share in cash in respect of each notional share credited to the holder under his or her account;

•	immediately prior to the effective time, each award of restricted stock will be converted into the right to receive $40.00 per share in cash, plus certain earnings thereon, less any applicable withholding taxes, payable on a deferred basis at the time the underlying restricted stock would have vested under its terms as in effect immediately prior to the effective time and subject to the satisfaction by the holder of all terms and conditions to which such vesting was subject; provided, however, that the holder’s deferred cash account will become immediately vested and payable upon termination of such holder’s employment by us without cause or upon such holder’s death or disability; and

•	at the effective time, all amounts held in the accounts denominated in shares of our common stock under the Partner Equity Deferred Compensation Stock Plan component of the PEP will be converted into an obligation to pay cash with a value equal to the product of (i) the $40.00 per share merger consideration and (ii) the number of shares of our common stock deemed held in such deferred unit account, in accordance with the payment schedule and consistent with the terms of the PEP as in effect from time to time.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, cash in an amount sufficient to pay the merger consideration and the amount required by the Merger Agreement to be so deposited with respect to stock options and other stock-based awards with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as reasonably practicable after the effective time of the merger and in any event not later than the second business day after the effective time, the paying agent will mail a letter of transmittal and instructions to you and the other holders of our common stock. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must establish to the reasonable satisfaction of the surviving corporation that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or Parent for transfer, they will be canceled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former holders of shares for 18 months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. None of OSI, the surviving corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former holder of shares for any amount of property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the Merger Agreement with respect to OSI, our subsidiaries and, in some cases, certain joint ventures in which we own an equity or ownership interest. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the approval and recommendation by our board of directors and special committee of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•	the absence of violations of or conflicts with governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	SEC filings since December 31, 2003, including the financial statements contained therein;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with laws since January 1, 2005;

•	possession of permits necessary to conduct our business;

•	employment and labor matters, including matters relating to employee benefit plans;

•	the absence of certain changes or events;

•	the absence of litigation and investigations;

•	the accuracy of this proxy statement and the related Schedule 13E-3;

•	taxes and environmental matters;

•	intellectual property;

•	real property;

•	the receipt by the special committee of a fairness opinion from each of Wachovia Capital Markets, LLC and Piper Jaffray & Co.;

•	the required vote of our stockholders in connection with the adoption of the Merger Agreement;

•	material contracts to which we are a party;

•	the absence of undisclosed broker’s fees;

•	insurance policies;

•	the inapplicability of anti-takeover statutes to the merger;

•	affiliate transactions; and

•	outstanding indebtedness.

Many of our representations and warranties are qualified by the absence of a material adverse effect on OSI, which means, for purposes of the Merger Agreement, any facts, circumstances, events or changes that are materially adverse to the business, financial condition or long-term profitability of OSI and its subsidiaries, taken as a whole, excluding facts, circumstances, events or changes:

•	generally affecting the casual dining or restaurant industries in the United States or the economy or the financial securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates; provided (and only to the extent) such change, effect, development, event or occurrence does not have a disproportionate impact on us and our subsidiaries as compared to other persons in the casual dining or restaurant industries;

•	to the extent resulting from (i) the announcement or the existence of, or compliance with, the Merger Agreement or the announcement of the merger and the other transactions contemplated by the Merger Agreement, (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement or (iii) changes in applicable laws, GAAP or accounting standards; or

•	to the extent resulting from (i) changes in the market price or trading volume of our common stock; (ii) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to OSI or its subsidiaries (including in and of itself, any failure to meet analyst projections) or (iii) our failure to meet any expected or projected financial or operating performance target publicly announced prior to the date of the Merger Agreement; as well as any change by us in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date of the Merger Agreement, provided that in each case the facts, circumstances or events underlying such change or failure shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a company material adverse effect.

Parent and Merger Sub make various representations and warranties in the Merger Agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the absence of litigation and investigations;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement and the related Schedule 13E-3;

•	financing;

•	capitalization of Merger Sub;

•	the required vote to adopt the Merger Agreement;

•	the absence of undisclosed broker’s fees;

•	lack of ownership of our common stock;

•	ownership interest in our competitors;

•	WARN Act;

•	no additional representations;

•	solvency; and

•	agreements with our directors and management.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the merger. You should be aware that these representations and warranties made by OSI to Parent and Merger Sub and by Parent and Merger Sub to OSI, as the case may be, subject to important limitations and qualifications agreed to by the parties to the Merger Agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, OSI has agreed that, subject to certain exceptions, unless required by the Merger Agreement or applicable law or Parent gives its written consent (which consent may not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the effective time of the merger:

•	the business of OSI and its subsidiaries will be conducted in, and it will not take any action except in, the ordinary course of business; and

•	OSI will use commercially reasonable efforts to direct the business of certain of its joint ventures to be conducted in the ordinary course of business.

OSI has also agreed, on behalf of OSI and its subsidiaries, that during the same time period, and unless required by the Merger Agreement or applicable law or Parent gives its written consent (which consent may not be unreasonably withheld, delayed or conditioned), OSI:

•	except in the ordinary course of business consistent with past practice, will not, and will not permit any of its subsidiaries that is not wholly owned to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, except (i) those paid or made on a pro rata basis by subsidiaries and (ii) that OSI may continue to pay regular quarterly cash dividends, which are declared, announced and paid prior to the closing date consistent with past practice (not to exceed $0.13 per share per quarter);

•	will not, and will not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned subsidiary of OSI which remains a wholly owned subsidiary after consummation of such transaction;

•	except as required by existing written agreements or OSI benefit plans, or as otherwise required by applicable law, will not, and will not permit any of its subsidiaries to:

•	except in the ordinary course of business or as may be required by contract, increase the compensation or other benefits provided to OSI’s present or former directors or officers;

•	except in the ordinary course of business, approve or enter into any employment, change of control, severance or retention agreement with any employee of OSI; or

•	subject to certain exceptions, establish, adopt, enter into, amend, terminate or waive any rights with respect to any (i) collective bargaining agreement or (ii) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries, except, in the case of clause (ii) only, as would not, individually or in the aggregate, result in a material increase in cost to OSI;

•	will not, and will not permit any of its subsidiaries to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•	will not, and will not permit any of its subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

•	except for transactions among OSI and its wholly owned subsidiaries or among OSI’s wholly owned subsidiaries, will not, and will not permit any of its subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in OSI or its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of the Merger Agreement or the express terms of any unexercisable options outstanding on the date of the Merger Agreement), other than:

•	issuances of shares of OSI common stock in respect of any exercise of OSI stock options and settlement of any OSI stock-based awards in each case outstanding on November 5, 2006;

•	issuances of shares of OSI common stock in the ordinary course of business pursuant to OSI benefit plans;

•	the sale of shares of OSI common stock pursuant to the exercise of options to purchase OSI common stock if necessary to effectuate an optionee direction upon exercise or for withholding of taxes; and

•	the grant of equity compensation awards in the ordinary course of business consistent with past practice;

•	except for transactions among OSI and its wholly owned subsidiaries or among OSI’s wholly owned subsidiaries and except in the ordinary course of business consistent with past practice, will not, and will not permit any of its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

•	will not, and will not permit any of its subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the obligations of any person, other than in the ordinary course of business consistent with past practice and except for:

•	any intercompany indebtedness for borrowed money among OSI and its wholly owned subsidiaries or among OSI’s wholly owned subsidiaries;

•	indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund certain existing indebtedness for borrowed money without increasing the amount of such permitted borrowings or incurring breakage costs; provided that any “road shows” or similar marketing efforts of OSI, or syndication by its financing sources, in connection with the replacement, renewal, extension or refinancing of the existing indebtedness for borrowed money will not occur during the Marketing Period and during the period commencing five business days immediately prior to the Marketing Period;

•	guarantees by OSI of indebtedness for borrowed money of OSI, which indebtedness for borrowed money is incurred in compliance with the Merger Agreement;

•	indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the date of the Merger Agreement, including amounts available but not borrowed as of the date of the Merger Agreement, to the extent such agreements were disclosed to Parent and Merger Sub; and

•	indebtedness for borrowed money not to exceed $25,000,000 in aggregate principal amount outstanding at any time incurred by OSI or any of its subsidiaries other than in accordance with the above;

•	except for transactions among OSI and its wholly owned subsidiaries or among OSI’s wholly owned subsidiaries, will not, and will cause its subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (except certain permitted liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a joint venture) any material portion of its or its subsidiaries’ material properties or assets, including the capital stock of subsidiaries, other than in the ordinary course of business consistent with past practice and other than (i) pursuant to existing agreements in effect prior to the date of the Merger Agreement or (ii) as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement;

•	will not, and will not permit any of its subsidiaries to, modify, amend, terminate or waive any rights under any material contract, or any contract that would be a material contract if in effect on the date of the Merger Agreement, in any material respect in a manner which is adverse to OSI other than in the ordinary course of business;

•	will not, and will not permit any of its subsidiaries to, enter into any material contracts other than in the ordinary course of business;

•	will not, and will not permit any of its subsidiaries to, acquire (i) any corporation, partnership or other business organization or division thereof or any assets, having a value in excess of $3,000,000 individually or $10,000,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or (ii) any direct or indirect interest in any existing partnership, joint venture or restaurant from any other holder of an interest in any of the foregoing or any franchisee;

•	will not, and will not permit any of its subsidiaries to, open or close, or commit to open or close, any restaurant locations or enter into any partnership or joint venture, or authorize or make any other capital expenditures, in each case other than in the ordinary course of business;

•	will not, and will not permit any of its subsidiaries to, make any loans, advances or capital contributions to, or investments in, any person, in each case other than (i) in the ordinary course of business, (ii) pursuant to actions permitted by the Merger Agreement or (iii) loans, advances and capital contributions to, and investments in, OSI or a wholly owned subsidiary of OSI;

•	will not, and will not permit any of its subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any affiliate transaction (other than continuing any affiliate transactions in existence on the date of the Merger Agreement);

•	will not, and will not permit any of its subsidiaries to, make any material amendment in any tax return other than in the ordinary course of business or make or change any material tax election except in the ordinary course of business;

•	will not, and will not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of OSI, or any of its subsidiaries;

•	will not, and will not permit any of its subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to OSI and its subsidiaries, taken as a whole, other than (i) in the ordinary course of business or (ii) as may be required by GAAP or applicable law;

•	will not, and will not permit any of its subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation, other than (i) in the ordinary course of business or (ii) any claim, liability or obligation not in excess of $3,000,000 individually or $10,000,000 in the aggregate;

•	will not, and will not permit any of its subsidiaries to, agree, or announce an intention, to take any of the foregoing actions;

•	will not consent to or otherwise voluntarily agree to guarantee or become liable for any indebtedness for borrowed money in excess of amounts outstanding as of the date of the Merger Agreement; and

•	will use commercially reasonable efforts to direct the business of certain of its joint ventures to be conducted in compliance with the foregoing interim covenants as if such joint ventures were subsidiaries of OSI.

Stockholders Meeting

The Merger Agreement requires us to duly call, give notice of and hold a meeting of our stockholders to adopt the Merger Agreement as promptly as reasonably practicable after the mailing of this proxy statement. Subject to limited circumstances contemplated by the Merger Agreement, our board of directors is required to recommend that our stockholders vote in favor of adoption of the Merger Agreement.

Solicitation of Transactions; Recommendation to Stockholders

Solicitation of Transactions

From the date of the Merger Agreement until 11:59 p.m. (New York time) on December 26, 2006 (the “solicitation period”), OSI and its subsidiaries and their respective officers, employees, accountants, consultants and other representatives had the right to:

•	solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any alternative proposal (which we define below); and

•	participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, an alternative proposal.

OSI, however, could not, and could not authorize or permit any of its subsidiaries or representatives to, provide to any third party any material non-public information unless OSI had received from such third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the confidentiality agreement signed by OSI, Bain Capital and Catterton.

An “alternative proposal” means any bona fide proposal or offer made by any person or group of persons, other than Parent or its subsidiaries, for:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving OSI;

•	the direct or indirect acquisition in a single transaction or series of related transactions by any person of 25% or more of the assets of OSI and its subsidiaries, taken as a whole;

•	the direct or indirect acquisition in a single transaction or series of related transactions by any person of 25% or more of the outstanding shares of OSI common stock;

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of OSI common stock then outstanding; or

•	all or a substantial portion of any of the following restaurant chains: Outback Steakhouse, Bonefish Grill, Carrabba’s Italian Grill, Fleming’s Steakhouse and Roy’s.

OSI has agreed that, subject to certain exceptions and the solicitation period described above, it will not, its subsidiaries will not and their respective representatives will not (i) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any alternative proposal; (ii) participate in any negotiations regarding an alternative proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to OSI’s knowledge, is considering making an alternative proposal; (iii) engage in discussions regarding an alternative proposal with any person that has made or, to the OSI’s knowledge, is considering making an alternative proposal, except to notify such person as to the existence of these restrictions; (iv) approve, endorse or recommend any alternative proposal; (v) enter into any letter of intent or agreement in principle or any agreement providing for any alternative proposal (except for a confidentiality agreement); (vi) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Parent, Merger Sub or their representatives) with respect to, or which would reasonably be expected to result in, an alternative proposal or (vii) exempt any person from the restrictions contained in any state takeover or similar laws, or otherwise cause such restrictions not to apply. The foregoing restriction does not apply with respect to any person who has provided a written indication of interest during the solicitation period that the OSI board of directors or special committee believes in good faith could reasonably be expected to result in a superior proposal (as defined below). We refer to such person as an “excluded party.”

In addition, subject to the following paragraph, and except as may relate to an excluded party, following the end of the solicitation period, OSI was required to immediately cease and cause to be terminated any ongoing discussions or negotiations with any parties with respect to an alternative proposal.

Notwithstanding the restrictions on solicitation described above, at any time from the end of the solicitation period and continuing until the earlier of receipt of stockholder approval with respect to the Merger Agreement and the date of termination of the Merger Agreement, if OSI receives an unsolicited bona fide written alternative proposal:

•	which (i) constitutes a superior proposal or (ii) which the special committee or the board of directors determines in good faith could reasonably be expected to result in a superior proposal; and

•	the special committee or the board of directors determines in good faith, after consultation with the special committee’s or OSI’s legal counsel that the failure of the special committee or the board of directors to take the actions set forth below with respect to such alternative proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to OSI’s stockholders under applicable law, then OSI may take the following actions:

•	furnish non-public information to the third party making such alternative proposal if prior to so furnishing such information, OSI receives from the third party a confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the confidentiality agreement signed by OSI, Bain Capital and Catterton; and

•	engage in discussions or negotiations with such third party with respect to such alternative proposal.

A superior proposal means an alternative proposal (but changing the references to “25% or more” in the definition of alternative proposal to “50% or more”) on terms that the special committee or the board of directors determines in good faith, after consulting with financial advisors and legal counsel and considering matters it determines appropriate (including the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal, and any alterations to the Merger Agreement), is more favorable to OSI and its stockholders than the transactions contemplated by the Merger Agreement.

The Merger Agreement does not prohibit OSI or its board of directors from taking and disclosing to OSI’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules or from making any other disclosure required by applicable law.

Recommendation to Stockholders

The Merger Agreement provides that, subject to the exceptions described below, neither the special committee nor the board of directors will:

•	withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the special committee or the board of directors of the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any alternative proposal;

•	make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer; or

•	exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the Delaware General Corporation Law.

We refer to each of the foregoing as a “change of recommendation.” In response to the receipt of a superior proposal that has not been withdrawn or abandoned, the special committee or the board of directors may, at any time, make a change of recommendation if the special committee or the board of directors has concluded in good faith, after consultation with legal and financial advisors, that the failure of the special committee or the board of directors to effect a change of recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under applicable law. No change of recommendation may change the approval of the special committee or our board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement.

Nothing in the Merger Agreement prohibits or restricts the special committee or our board of directors from making a change of recommendation to the extent that the special committee or our board of directors determines in good faith, after consultation with our or the special committee’s legal counsel, that the failure of the special committee or our board of directors to effect a change of recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to our stockholders under applicable law.

Employee Benefits

Parent has agreed that it will honor all of our benefit plans and compensation arrangements and agreements in accordance with their terms in effect immediately before the effective time. For a period of two years following the completion of the merger, Parent will provide to each current employee of OSI and its subsidiaries total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits to employees immediately before the effective time (except that Parent is not required to provide equity based compensation, equity-based benefits and nonqualified deferred compensation programs). Parent has the ability to amend or terminate a benefit plan in the event such amendment or termination is necessary to conform with applicable laws.

Subject to certain limitations, for purposes of new employee benefit plans provided to employees after completion of the merger, each of our employees will be credited with his or her years of service with us and our subsidiaries to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar benefit plan. Such credit for service will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that such credit would result in any duplication of benefits. In addition, Parent must cause all preexisting condition exclusions and actively-at-work requirements of each new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to any employee to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable prior plan of OSI or its subsidiaries in which such employee participated immediately prior to the effective time. Parent also must cause any eligible expenses incurred by an employee and his or her covered dependents during the portion of the plan year of the prior plan of OSI ending on the date such employee’s participation in the corresponding new employee benefit plan begins to be taken into account under such new employee benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year.

Parent has agreed to make the additional payments described below in respect of “buy-out” options and “employment” options. Buy-out options are options to purchase shares of OSI common stock granted to managing partners and chef partners upon completion of an employment contract. Employment options are options to purchase shares of OSI common stock granted to managing partners and chef partners upon the commencement of an employment agreement.

•	With respect to buy-out options held by managing partners and chef partners currently employed by OSI (“Current Partners”), Parent has agreed that if the cash amount that a Current Partner receives in respect of a buy-out option pursuant to the Merger Agreement plus the amount the Current Partner has received in connection with any prior exercise of part of that buy-out option is less than the Current Partner would have received under the PEP, the Current Partner will receive a supplemental PEP contribution equal to the difference. The supplemental PEP contribution will be deposited into the PEP and will be subject to applicable terms of the PEP, including the distribution schedule under the PEP. Receipt of the supplemental PEP contribution will be contingent upon execution of an award agreement that will provide for the release of all claims regarding the buy-out options. The aggregate amount of the supplemental PEP contributions with respect to Current Partners cannot exceed $32,300,000.

•	With respect to buy-out options held by managing partners and chef partners no longer employed by OSI (“Former Partners”), Parent has agreed that if the cash amount that a Former Partner receives in respect of a buy-out option pursuant to the Merger Agreement plus the amount the Former Partner has received in connection with any prior exercise of part of that buy-out option is less than the Former Partner would have received under the PEP, the Former Partner will receive a supplemental PEP contribution equal to the difference. The supplemental PEP contribution will be deposited into the PEP (or a separate but substantially identical plan) and will be subject to applicable terms of the PEP (or a separate but substantially identical plan), including the distribution schedule under the PEP (or a separate but substantially identical plan). Receipt of the supplemental PEP contribution is contingent upon execution of an award agreement that will provide for the release of all claims regarding the buy-out options. The aggregate amount of the supplemental PEP contributions with respect to Former Partners cannot exceed $9,600,000.

•	With respect to Current Partners who hold employment options (other than certain de minimis awards), Parent has agreed that if the cash amount that a Current Partner receives in respect of an employment option pursuant to the Merger Agreement plus the amount the Current Partner has received in connection with any prior exercise of part of that employment option is less than $25,000, the Current Partner will receive a supplemental cash payment equal to the difference. The supplemental cash payment will be paid to the Current Partner upon the first to occur of (i) completion of the Current Partner’s employment term, (ii) termination of the Current Partner’s employment due to death or disability or (iii) termination of the Current Partner’s employment by OSI without “cause.” A Current Partner will not receive the supplemental cash payment if the Current Partner resigns or is terminated for cause prior to completing the Current Partner’s employment term. Receipt of the supplemental cash payment will be contingent upon execution of an award agreement that will provide for the release of all claims regarding the employment options. The aggregate amount of the bonus awards will not exceed $10,200,000.

With respect to our non-executive home-office employees, we or Parent following the effective time will establish a program to grant options to purchase shares of Parent common stock on such terms, in such amounts, and to such participants in such group as the board of directors of Parent in consultation with our Chief Executive Officer determines. In determining eligibility for and the amount and terms of any awards under such program, the board will take into account such factors as it deems necessary or appropriate to advance the interests of OSI, which factors may include the desire to take into account the cancellation of stock options without any payment pursuant to the Merger Agreement or to otherwise supplement value, if any, realized by participants with respect to their stock options.

Indemnification of Directors and Officers; Insurance

Parent and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of our and our subsidiaries’ current or former directors, officers or employees, as the case may be, as provided in their respective organizational documents or in any agreement will survive the merger and will continue in full force and effect. For a period of six years from the effective time, Parent and the surviving corporation must maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable in the aggregate than those of our and our subsidiaries’ organizational documents in effect immediately prior to the effective time or in any of our or our subsidiaries’ indemnification agreements with any of our or their respective directors, officers or employees in effect immediately prior to the effective time, and must not modify any such provisions, for a period of six years from the effective time, in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were our or our subsidiaries’ current or former directors, officers or employees; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim.

Each of Parent and the surviving corporation must, to the fullest extent permitted under applicable law, indemnify and hold harmless each of our and our subsidiaries’ current and former director or officer and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at our request, in and to the extent of their capacities as such and not as our or our subsidiaries’ stockholders and/or equity holders or otherwise against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time; provided, however, that the surviving corporation will not be liable for any settlement effected without the surviving corporation’s prior written consent.

For a period of six years from the effective time, Parent must cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us or our subsidiaries with respect to matters arising on or before the effective time; provided that Parent is not required to pay annual premiums in excess of 300% of the last annual premium paid by us prior to the date of the Merger Agreement, but in such case Parent must purchase as much coverage as reasonably practicable for such amount. Parent must pay all reasonable expenses that may be incurred by any indemnified party in enforcing the indemnity and other obligations. The obligations described above will survive the merger and are in addition to other rights of the indemnified party.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including obtaining all necessary approvals and consents from governmental entities or third parties, defending any lawsuit challenging the merger and delivering any additional instrument necessary to consummate the merger. However, we are not required to pay and cannot (without prior written consent of Parent) pay any material fee, penalty, or other consideration to any landlord or other third party to obtain any consent or approval required for the completion of the merger.

Additionally, subject to the terms and conditions of the Merger Agreement, OSI and Parent will (i) make their respective filings under the Hart-Scott-Rodino Act within 15 days of the date of the Merger Agreement; (ii) use reasonable best efforts to cooperate in determining whether filings or consents are necessary to complete the merger and timely make such filings or seek such consents; (iii) use reasonable best efforts to consummate the merger, including resolving any governmental antitrust or other objections or impediments; (iv) promptly inform the other party upon receipt of any material communication from a governmental entity; and (v) keep each other apprised of the status of matters relating to the merger.

Each of OSI and Parent have also agreed not to participate in any substantive discussion with a governmental entity in connection with the proposed transactions unless it notifies the other party and gives the other party the opportunity to participate in such discussion to the extent permitted by the governmental entity. Neither OSI nor Parent is permitted to extend any waiting period under the Hart-Scott-Rodino Act or enter into an agreement with a governmental entity relating to the merger without the prior written consent of the other party.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted or threatened to be instituted challenging the merger as violative of any antitrust, competition or trade regulation law, each of OSI and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

Financing Commitments; Cooperation of OSI

Parent and Merger Sub will use their reasonable best efforts to obtain the equity and debt financing necessary to consummate the merger, on the terms and conditions described in the equity commitment letter and debt commitment letter pursuant to which certain lenders have committed to provide the financing, including using their reasonable best efforts to:

•	negotiate definitive agreements with respect thereto on the terms and conditions contained in the financing commitments;

•	satisfy on a timely basis all conditions to obtaining the financing applicable to Parent and Merger Sub set forth in such definitive agreements that are within its control; and

•	comply with their obligations and enforce their rights under the executed equity and debt commitment letters.

Parent must keep us informed of the status of its efforts to arrange the financing and must not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter except as expressly permitted under the Merger Agreement. Parent must notify us immediately in the event that Parent becomes aware of any circumstance that makes procurement of any portion of the financing unlikely to occur in the manner or from the sources contemplated in the financing commitments, and Parent and Merger Sub must use their respective reasonable best efforts to arrange any such portion from alternative sources on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub. In addition, in the event that:

•	all or any portion of the debt financing structured as high yield financing or real estate securitization financing has not been consummated notwithstanding that the last day of the marketing period has occurred (see “Effective Time; The Marketing Period” for a discussion of the marketing period);

•	subject to limited exceptions, all closing conditions in the Merger Agreement have been satisfied or waived; and

•	the bridge facilities contemplated by the debt commitment letter or alternative bridge financing obtained and the proceeds thereof are available on the terms and conditions described in the debt commitment letter (or replacement thereof), then Parent and Merger Sub will cause the proceeds of the bridge financing to be used to replace the high yield financing or real estate financing on the closing.

We have agreed to, and have agreed to cause our subsidiaries (and to use our reasonable best efforts to cause our and their respective representatives) to, provide such reasonable cooperation as may be reasonably requested by Parent and Merger Sub in connection with the financing or any alternative financing, including using our reasonable best efforts to:

•	subject to certain restrictions, cause, upon reasonable advance notice by Parent and on a reasonable number of occasions, appropriate officers and employees to be available on a customary basis for meetings, including management and other presentations and “road show” appearances, participation in drafting and due diligence sessions, and the preparation of disclosure documents in connection with any such financing;

•	cause our independent accountants and legal counsel to provide assistance to Parent and Merger Sub (including providing customary comfort) for fees consistent with our existing arrangements with such accountants and legal counsel;

•	furnish Parent and Merger Sub as promptly as practicable with such financial and other pertinent information as may be reasonably requested by Parent or Merger Sub, including all financial statements and financial data of the type and form, and for the periods, customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of high yield debt securities contemplated by the debt commitment letter;

•	cooperate with the marketing efforts of Parent, Merger Sub and their financing sources for any portion of the financings contemplated by the debt commitment letter and assist Parent, Merger Sub and their financing sources in the timely preparation of offering documents and similar documents and materials for lender and rating agency presentations;

•	in connection with any real estate financing contemplated by the debt commitment letter, allow Parent, Merger Sub and their financing sources to perform reasonable and customary due diligence related to such properties;

•	satisfy the conditions precedent set forth in the debt commitment letter (to the extent within our control or requiring our action or cooperation); and

•	obtain accountants’ comfort letters, surveys and title insurance as reasonably requested by Parent.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the satisfaction (or waiver by all parties) at or prior to the effective time of the following conditions:

•	the adoption of the Merger Agreement by our stockholders (without considering the vote of any OSI common stock owned by the OSI Investors);

•	no law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger has been entered and is in effect;

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act; and

•	any other approvals required for the consummation, as of the effective time, of the merger, other than approvals the failure to obtain which would not have, individually or in the aggregate, a material adverse effect, are obtained.

Our obligation to effect the merger is further subject to the fulfillment of the following conditions:

•	(i) the representations and warranties of Parent and Merger Sub with a materiality qualification must be true and correct in all respects as of the date of the Merger Agreement and as of the date the merger is completed, and (ii) the representations and warranties of Parent and Merger Sub which are not qualified by a materiality qualification must be true and correct at and as of the date of the Merger Agreement and at and as of date the merger is completed, except for such failures to be true and correct as would not have, in the aggregate, a material adverse effect; provided, however that in either case to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true and correct only as of that date;

•	Parent must have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by it prior to the effective time;

•	Parent must have delivered to us a certificate with respect to the satisfaction of the conditions relating to its representations and warranties and obligations; and

•	Parent must have caused to be deposited with the paying agent cash in an aggregate amount sufficient to pay the merger consideration and other amounts payable pursuant to the Merger Agreement.

The obligation of Parent to effect the merger is further subject to the fulfillment of the following conditions:

•	(i) our representations and warranties (other than our representations and warranties concerning our capitalization, the absence of an event or events having a material adverse effect from December 31, 2005 through the date of the Merger Agreement, the absence of an event or events having a material adverse effect after the date of the Merger Agreement, broker’s fees and indebtedness, the “Unqualified Representations”) set forth in the Merger Agreement which are qualified by a material adverse effect qualification must be true and correct in all respects as so qualified at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date, (ii) our representations and warranties (other than the Unqualified Representations) set forth in the Merger Agreement which are not qualified by a material adverse effect qualification must be true and correct at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date, except for such failures to be true and correct as would not have, in the aggregate, a material adverse effect, (iii) the Unqualified Representations must be true and correct in all respects at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date (subject, in the case of each of the Unqualified Representations (other than those concerning the absence of an event or events having a material adverse effect), to such inaccuracies as do not individually or in the aggregate exceed $18,000,000), and (iv) our representations and warranties concerning the absence of an event or events having a material adverse effect must be true and correct in all respects at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date; provided, however, that, with respect to (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period;

•	we must have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by us prior to the effective time; and

•	we have delivered to Parent a certificate with respect to the satisfaction of the conditions relating to our representations and warranties and obligations.

Neither OSI nor Parent may rely, either as a basis for not consummating the merger or for terminating the Merger Agreement and abandoning the merger, on the failure of any condition to be satisfied if such failure was caused by such party’s breach of any provision of the Merger Agreement or failure to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the Merger Agreement.

Termination

The Merger Agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by the mutual written consent of OSI and Parent;

•	by either OSI or Parent if:

•	the merger has not been consummated on or before April 30, 2007; provided that the party seeking to terminate must not have breached in any material respect its obligations under the Merger Agreement in any manner that proximately caused the failure to consummate the merger on or before such date;

•	an injunction, order, decree or ruling has been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable; provided that the party seeking to terminate must have used its reasonable best efforts to remove such injunction, order, decree or ruling as and to the extent required by the Merger Agreement; or

•	the special meeting (including any adjournments thereof) is concluded and stockholder approval was not obtained; provided that this right to terminate is not available to any party whose breach of a representation or warranty or failure to fulfill any obligation under the Merger Agreement caused the failure to obtain such stockholder approval;

•	by OSI if:

•	Parent breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger and cannot be cured by April 30, 2007; provided that OSI provides 30 days’ notice, which states the basis, to Parent prior to such termination;

•	the special committee or the board of directors has concluded in good faith, after consultation with legal counsel and financial advisors, that, in light of a superior proposal, it would be inconsistent with the directors’ exercise of their fiduciary duties to make or not withdraw the recommendation to adopt the Merger Agreement or fail to effect a change of recommendation; or

•	Parent does not deposit the merger consideration and other amounts payable pursuant to the Merger Agreement with the paying agent within five business days after notice by OSI to Parent that the mutual conditions and OSI’s conditions are satisfied (or, upon an immediate closing, would be satisfied) and proceed immediately thereafter to give effect to a closing; provided, however, that OSI will have no right to terminate (i) based upon a notice which is delivered prior to the final day of the marketing period or (ii) if it has not furnished certain financial information on or prior to April 2, 2007;

•	by Parent, if OSI breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger and cannot be cured by April 30, 2007; provided that Parent provides 30 days’ notice, which states the basis, to OSI prior to such termination.

In the event of termination of the Merger Agreement based on the foregoing provisions, the Merger Agreement will terminate (except for the confidentiality agreement, the provisions concerning payment of termination fees and certain miscellaneous provisions), and there will be no other liability on the part of us or Parent to the other except, subject to certain limitations, liability arising out of an intentional breach of the Merger Agreement or as provided for in the confidentiality agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. In light of the meeting date, the parties have agreed not to exercise the termination right under Section 7.1(b) of the Merger Agreement prior to close of business May 10, 2007.

Termination Fees and Expenses

Payable by OSI

Under the Merger Agreement, we are required to pay certain termination fees and expenses to Parent as follows:

•	if we terminate the Merger Agreement because the merger has not been completed, through no fault of our own, by April 30, 2007 and concurrently with or within nine months after such termination, we enter into any definitive agreement with respect to a qualifying transaction (as defined below) that provides a value per share not less than the merger consideration under the Merger Agreement, we must reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by it in connection with the Merger Agreement (not to exceed $7,500,000 in cash);

•	if (i) prior to the termination of the Merger Agreement, any alternative proposal (substituting 50% for the 25% threshold set forth in the definition of alternative proposal) or the bona fide intention of any person to make an alternative proposal (a “qualifying transaction”) is publicly proposed or publicly disclosed or otherwise made known to us prior to, and not withdrawn at the time of, the special meeting; (ii) the Merger Agreement is terminated by Parent or OSI because stockholder approval was not obtained; and (iii) concurrently with or within nine months after such termination, any definitive agreement providing for a qualifying transaction has been entered into and consummated, then we must pay Parent or its designee a termination fee of $45,000,000 in cash; or

•	if we terminate the Merger Agreement after the end of the solicitation period because the board of directors or special committee concludes it must withdraw or change its recommendation of the Merger Agreement in light of a superior proposal, in accordance with its fiduciary obligations under law, then we must pay to or as directed by Parent a termination fee of $45,000,000 in cash.

Upon payment of the termination fee, we will have no further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent or its stockholders. In no event will we be required to pay the termination fee on more than one occasion.

Payable by Parent

In the event that we terminate the Merger Agreement because (i) the mutual conditions to closing of the merger and Parent’s conditions to closing would have been satisfied had the closing been scheduled on April 30, 2007 and the merger has not occurred on or before such date or (ii) Parent has not deposited the merger consideration with the paying agent pursuant to the Merger Agreement and proceeded to close the merger within five business days after notice by OSI to Parent that the mutual conditions to closing and Parent’s conditions to closing are satisfied (or, upon an immediate closing, would be satisfied), then Parent or its affiliates must pay $45,000,000 to us.

We have agreed that (other than in the case of fraud) our right to receive payment of a termination fee from Parent pursuant to the terms of the Merger Agreement (and any guaranteed amount from the guarantors pursuant to the guarantees) will be the sole and exclusive remedy available to us, our affiliates and our subsidiaries against Parent, Merger Sub, the guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents in the event that we have incurred any losses or damages, or suffered any harm, with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement (including any loss suffered as a result of the failure of the merger to be consummated), and upon payment of the termination fee, none of Parent, Merger Sub, the guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement under any theory for any reason (except for intentional breach of the Merger Agreement). In the case of any intentional breach of the Merger Agreement (and irrespective of whether Parent has paid a termination fee), Parent and the guarantors will in no event collectively be directly or indirectly liable for losses and damages arising from or in connection with such intentional breach in an aggregate amount in excess of $215,000,000 (for the avoidance of doubt, if Parent (or the guarantors) pay a termination fee, such fee will be included in the calculation of such aggregate amount), the maximum liability of each guarantor, directly or indirectly, will be limited to the express obligations of such guarantor under its guaranty, and in no event (other than in the case of fraud) will we, our affiliates or our subsidiaries seek or be entitled to recover any money damages in the aggregate in excess of the guaranteed amount from Parent, Merger Sub, the guarantors, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents.

Amendment and Waiver

Any provision of the Merger Agreement may be amended or waived at any time prior to the closing date of the merger, whether before or after the adoption of the Merger Agreement by our stockholders, if such amendment or waiver is in writing and signed, in the case of an amendment by OSI, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is effective. However, after the Merger Agreement has been adopted by our stockholders, there will be no amendment or waiver that by law would require the further approval of our stockholders without such approval having been obtained.

Specific Performance

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at our address at 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Executive Vice President, Chief Officer — Legal and Corporate Affairs and Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is demanding appraisal of his, her or its shares of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “Special Factors — Material United States Federal Income Tax Consequences of the Merger” on page 73.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the Delaware General Corporation Law (as reproduced in Annex D to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, OSI stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

INFORMATION ABOUT OSI

OSI’s Business

We were incorporated in October 1987 as Multi-Venture Partners, Inc., a Florida corporation, and in January 1990, we changed our name to Outback Steakhouse, Inc. (“Outback Florida”). Outback Steakhouse, Inc., a Delaware corporation (“Outback Delaware”), was formed in April 1991 as part of a corporate reorganization completed in June 1991 in connection with our initial public offering, upon which Outback Delaware became a holding company for Outback Florida. On April 25, 2006, we changed our name from Outback Steakhouse, Inc. to OSI Restaurant Partners, Inc. Unless the context requires otherwise, references to the “Company” in this section “Information about OSI” mean OSI Restaurant Partners, Inc., our wholly owned subsidiaries and each of the limited partnerships and joint ventures controlled by us and our subsidiaries.

In April 1993, we purchased a 50% interest in the cash flows of two Carrabba’s Italian Grill restaurants located in Houston, Texas (the “Original Restaurants”), and entered into a 50-50 joint venture with the founders of Carrabba’s to develop additional Carrabba’s Italian Grill restaurants. Carrabba’s was formed in January 1995. In January 1995, our Founders obtained sole ownership of the Original Restaurants and we obtained sole ownership of the Carrabba’s Italian Grill concept and four restaurants in Florida. At that time, the original 50-50 joint venture continued to develop restaurants in the State of Texas. In March 2004, we purchased our Founders’ interest in the nine existing Texas restaurants. We have the sole right to develop restaurants, and we continue to be obligated to pay royalties to our Founders ranging from 1.0% to 1.5% of sales of Carrabba’s Italian Grill restaurants opened after 1994.

In May 1995, through our wholly owned subsidiary, Outback Steakhouse International, Inc., a Florida corporation, we entered into an agreement with Connerty International, Inc. to form Outback Steakhouse International, L.P., a Georgia limited partnership to franchise Outback Steakhouse restaurants internationally. In 1998, Outback Steakhouse International, L.P. began directly investing in Outback Steakhouse restaurants in certain markets internationally as well as continuing to franchise restaurants. In May 2002, we purchased the 20% interest in Outback Steakhouse International, L.P. that we did not previously own.

In June 1999, we entered into an agreement with Roy Yamaguchi, the founder of Roy’s restaurants (“Roy’s”), through our wholly owned subsidiary, OS Pacific, Inc., a Florida corporation, to develop and operate future Roy’s worldwide. Roy’s is an upscale casual restaurant featuring “Hawaiian Fusion” cuisine. There were two Roy’s in the continental U.S., six Roy’s in Hawaii, two Roy’s in Japan and one Roy’s in Guam at December 31, 2006, in which we do not have an economic interest.

In October 1999, we purchased three Fleming’s Steakhouse restaurants through our wholly owned subsidiary, OS Prime, Inc., a Florida corporation. Fleming’s Steakhouse is an upscale casual steakhouse format that serves dinner only and features prime cuts of beef as well as fresh seafood, pork, veal and chicken entrees and offers a selection of over 100 quality wines available by the glass. Through September 1, 2004, we had an agreement to develop and operate Fleming’s Steakhouse restaurants with our partners in the Outback/Fleming’s LLC, which is a consolidated entity. In January 2003, we acquired two Fleming’s Steakhouses from the founders of Fleming’s Steakhouse pursuant to an asset purchase agreement dated October 1, 1999. In September 2004, we exercised our option to purchase an additional 39% interest in Outback/Fleming’s LLC after the twentieth restaurant was opened and we now own a 90% interest in Outback/Fleming’s LLC.

In 2000, through our wholly owned subsidiary, OS Southern, Inc., a Florida corporation, we opened one Selmon’s restaurant as a developmental format. The second Selmon’s opened in 2003, the third opened in 2005 and the fourth and fifth opened in 2006.

In October 2001, we purchased the Bonefish Grill restaurant operating system from the founders of Bonefish Grill, through our wholly owned subsidiary, Bonefish. At the same time, we entered into an agreement to acquire an interest in three existing Bonefish Grill restaurants and to develop and operate additional Bonefish Grills. Bonefish Grill is a mid-scale, casual seafood format that serves dinner only and features fresh oak-grilled fish, fresh seafood, as well as beef, pork, chicken, and pasta entrees. Under the terms of the Bonefish agreements, the Company purchased the ownership interest of one of the founders of Bonefish Grill subsequent to his death in January 2004.

In August 2002, we opened one Cheeseburger in Paradise (“Cheeseburger”) restaurant. It was opened as a developmental format through our wholly owned subsidiary, OS Tropical, Inc., a Florida corporation, and with our joint venture partner, Cheeseburger Holding Company, LLC. In July 2005, Cheeseburger Holding Company, LLC transferred to OS Tropical, Inc. its 40% interest in Cheeseburger in Paradise, LLC. OS Tropical, Inc. is now the sole owner of Cheeseburger in Paradise, LLC, the entity that owns and develops Cheeseburger restaurants. In addition, in July 2005, the sublicense agreement between Cheeseburger Holding Company, LLC and Cheeseburger in Paradise, LLC was amended and restated to change the royalty paid by Cheeseburger in Paradise, LLC from 2.0% to 4.5% of net sales. Since 2002, we have continued to open additional Cheeseburger restaurants and have 38 locations as of December 31, 2006. Cheeseburger features gourmet hamburgers and sandwiches, as well as retail merchandise inspired by Jimmy Buffett.

In September 2003, we entered into an agreement to develop and operate Paul Lee’s Chinese Kitchen (“Paul Lee’s”) restaurants through our wholly owned subsidiary, OS Cathay, Inc., a Florida corporation, and with our joint venture partner, PLCK Holdings, LLC. Paul Lee’s was a casual, suburban restaurant serving moderately priced traditional Chinese dishes. Two Paul Lee’s opened in 2004, and two opened in 2005. In January 2006, we entered into an agreement in principle to sell our interest in the Paul Lee’s joint venture to our partner but that sale was not completed. All of the Paul Lee’s were closed in 2006.

On August 1, 2006, we opened our first Blue Coral in Newport Beach, California. We entered into an agreement in July 2005 to form a limited liability company to develop and operate Blue Coral restaurants. The limited liability company is 75% owned by our wholly owned subsidiary, OS USSF, Inc., a Florida corporation, and 25% owned by F-USFC, LLC, which is 95% owned by a minority interest holder in our Fleming’s Steakhouse joint venture. Blue Coral is an upscale casual seafood restaurant that serves dinner only and features fresh seafood entrees and spirits with a vodka bar.

Concepts and Strategies

Our restaurant system includes full-service restaurants with several types of ownership structures. At December 31, 2006, the system included restaurant formats and ownership structures as listed in the following table:

	(Domestic)	(International)	Carrabba’s		Fleming’s		Cheeseburger
	Outback	Outback	Italian	Bonefish	Prime		In	Blue	Lee Roy
	Steakhouses	Steakhouses	Grills	Grills	Steakhouses	Roy’s	Paradise	Coral	Selmon’s	Total

Company owned	679	118	229	112	45	23	38	1	5	1,250
Development Joint Venture	1	15	—	—	—	—	—	—	—	16
Franchise	106	29	—	7	—	—	—	—	—	142
Total	786	162	229	119	45	23	38	1	5	1,408

Outback restaurants serve dinner only on weeknights; however, many locations also serve an “early dinner” (opening as early as noon, but using the same dinner menu) on one or both days of the weekend. Outback features a limited menu of high quality, uniquely seasoned steaks, prime rib, chops, ribs, chicken, seafood and pasta and also offers specialty appetizers, including the signature “Bloomin’ Onion,” desserts and full liquor service. Carrabba’s Italian Grill restaurants serve dinner only and feature a limited menu of high quality Italian cuisine including a variety of pastas, chicken, seafood, veal and wood-fired pizza. Carrabba’s Italian Grill also offers specialty appetizers, desserts, coffees and full liquor service. Fleming’s Steakhouse restaurants serve dinner only and feature a limited menu of prime cuts of beef, fresh seafood, veal and chicken entrees. Fleming’s Steakhouse also offers several specialty appetizers and desserts and a full service bar. The majority of Roy’s restaurants serve dinner only and feature a limited menu of “Hawaiian Fusion” cuisine that includes a blend of flavorful sauces and Asian spices with a variety of seafood, beef, short ribs, pork, lamb and chicken. Roy’s also offers several specialty appetizers, desserts and full liquor service. Selmon’s serves lunch and dinner and features “Southern Style” comfort food.

Selmon’s also offers appetizers, desserts and full liquor service. Bonefish Grill serves dinner only and features a variety of fresh grilled fish complemented by a variety of sauces. Bonefish Grill also offers specialty appetizers, desserts and full liquor service. Cheeseburger serves dinner only on weeknights, is open for lunch and dinner on weekends and features gourmet hamburgers and sandwiches. Cheeseburger also offers appetizers, desserts, full liquor service and retail merchandise inspired by Jimmy Buffett. Blue Coral serves dinner only and features fresh seafood entrees and spirits with a vodka bar.

We believe that we differentiate our Outback Steakhouse, Carrabba’s Italian Grill, Fleming’s Steakhouse, Roy’s, Selmon’s, Bonefish Grill, Cheeseburger and Blue Coral restaurants by:

•	emphasizing consistently high quality ingredients and preparation of a limited number of menu items that appeal to a broad array of tastes;

•	attracting a diverse mix of customers through casual and upscale dining atmospheres emphasizing highly attentive service;

•	hiring and retaining experienced restaurant management by providing general managers the opportunity to purchase an interest in the cash flows of the restaurants they manage; and

•	limiting service to dinner only for the majority of our locations (generally from 4:30 p.m. to 11:00 p.m.), which reduces the hours of restaurant management and employees.

During the past year, we developed a plan at Outback Steakhouse to optimize menu offerings and improve labor productivity. Some initiatives include increased labor efficiency from improved practices regarding food preparation and elimination of pre-portioning work, as well as plateware initiatives to slightly reduce excess sauces, vegetable, and salad serving sizes. These initiatives are under way in all Outback restaurants with positive initial results and targeted completion during 2007. We also renegotiated several food supply contracts in 2006 to generate savings. We are evaluating several other actions, including rolling-out lunch service in certain locations. We believe these initiatives could result in annual operating improvements of $45 million at full implementation, or a 1.25% expense reduction (as a percentage of sales) in 2007 compared to 2006 and a 2.0% expense reduction (as a percentage of sales) in each of the years 2008 through 2011 compared to 2006.

Outback Steakhouse

Menu.  The Outback Steakhouse menu includes several cuts of freshly prepared, uniquely seasoned and seared steaks, plus prime rib, barbecued ribs, pork chops, chicken, seafood and pasta. The menu is designed to have a limited number of selections to permit the greatest attention to quality while offering sufficient breadth to appeal to all taste preferences. We test new menu items to replace slower-selling items and regularly upgrade ingredients and cooking methods to improve the quality and consistency of our food offerings. The menu also includes several specialty appetizers and desserts, together with full bar service featuring Australian wine and Australian beer. Alcoholic beverages account for approximately 12.5% of domestic Outback Steakhouses’ revenues. The price range of appetizers is $2.99 to $8.99 and the price range of entrees is $7.49 to $29.99. The average check per person was approximately $18.00 to $21.00 during 2006. The prices that we charge in individual locations vary depending upon the demographics of the surrounding area. Outback Steakhouses also offer a low-priced children’s menu, and certain Outback Steakhouses also offer a separate menu offering larger portions of prime beef with prices ranging from $22.99 to $31.99.

Casual Atmosphere.  Outback Steakhouses feature a casual dining atmosphere with a decor suggestive of the rustic atmosphere of the Australian outback. The decor includes blond woods, large booths and tables and Australian memorabilia such as boomerangs, surfboards, maps and flags.

Restaurant Management and Employees.  The general manager of each domestic Outback is required to purchase a 10% interest in the restaurant he or she manages for $25,000 and is required to enter into a five-year employment agreement. This interest gives the general manager the right to receive a percentage of his or her restaurant’s annual cash flows for the duration of the agreement. By requiring this level of commitment and by providing the general manager with a significant stake in the success of the restaurant, we believe that we are able to attract and retain experienced and highly motivated managers.

Outback Steakhouse International

Menu.  Outback Steakhouse’s international restaurants have substantially the same core menu items as domestic Outback locations, although certain side items and other menu items are local in nature. Signature

Outback items are available in all locations. Local menus are designed to have the same limited quantity of items and attention to quality as those in the United States. The prices that we charge in individual locations vary significantly depending on local demographics and related local costs involved in procuring product.

Casual Atmosphere.  Outback International locations look very much like their domestic counterparts, although there is more diversity in certain restaurant layouts and sizes. They range in size from 3,500 to 7,000 square feet. Many tend to be multiple stories and some have customer parking underneath the restaurant.

Restaurant Management and Employees.  The general manager of every unit is required to purchase a participation interest in the restaurant he or she manages and enter into an employment agreement. The amount and terms vary by country. This interest gives the general manager the right to receive a percentage of his or her restaurant’s annual cash flows for the duration of the agreement.

Carrabba’s Italian Grill

Menu.  The Carrabba’s Italian Grill menu includes several types of uniquely prepared Italian dishes including pastas, chicken, seafood, and wood-fired pizza. The menu is designed to have a limited number of selections to permit the greatest attention to quality while offering sufficient breadth to appeal to all taste preferences. We test new menu items to replace slower-selling items and regularly upgrade ingredients and cooking methods to improve quality and consistency of our food offerings. The menu also includes several specialty appetizers, desserts and coffees, together with full bar service featuring Italian wines and specialty drinks. Alcoholic beverages account for approximately 16% of Carrabba’s revenues. The price range of appetizers is $6.99 to $11.00 and the price of entrees is $10.99 to $22.00 with nightly specials ranging from $9.49 to $26.99. The average check per person was approximately $20.00 to $22.00 during 2006. The prices that we charge in individual locations vary depending upon the demographics of the surrounding area.

Casual Atmosphere.  Carrabba’s Italian Grills feature a casual dining atmosphere with a traditional Italian exhibition kitchen where customers can watch their meals being prepared. The decor includes dark woods, large booths and tables and Italian memorabilia featuring Carrabba family photos, authentic Italian pottery and cooking utensils.

Restaurant Management and Employees.  The general manager of each Carrabba’s Italian Grill is required to purchase a 10% interest in the restaurant he or she manages for $25,000 and is required to enter into a five-year employment agreement. This interest gives the general manager the right to receive a percentage of his or her restaurant’s annual cash flows for the duration of the agreement. By requiring this level of commitment and by providing the general manager with a significant stake in the success of the restaurant, we believe that we are able to attract and retain experienced and highly motivated managers. In addition, since our restaurants are generally open for dinner only, we believe that we have an advantage in attracting and retaining servers, food preparers and other employees who find the shorter hours an attractive life-style alternative to restaurants serving both lunch and dinner.

Bonefish Grill

Menu.  The Bonefish Grill menu offers fresh grilled fish and other seafood uniquely prepared with a variety of freshly prepared sauces. In addition to seafood, the menu also includes beef, pork and chicken entrees, several specialty appetizers and desserts. In addition to full bar service, Bonefish offers a specialty martini list. Alcoholic beverages account for approximately 26% of Bonefish’s revenue. The price range of entrees is $12.50 to $26.00. Appetizers range from $5.50 to $14.90. The average check per person was approximately $24.50 to $26.50 during 2006.

Casual Atmosphere.  Bonefish offers a casual dining experience in an upbeat, refined setting. The warm, inviting dining room has hardwood floors, large booths and tables and distinctive artwork inspired by Florida’s natural coastal setting.

Restaurant Management and Employees.  The general manager of each Bonefish is required to purchase a 10% interest in the restaurant he or she manages for $25,000 and is required to enter into a five-year employment agreement. This interest gives the general manager the right to receive a percentage of his or her restaurant’s annual cash flows for the duration of the agreement. By requiring this level of commitment and by providing the general manager with a significant stake in the success of the restaurant, we believe that we are able to attract and retain experienced and highly motivated managers. In addition, since our restaurants are generally open for dinner only, we believe that we have an advantage in attracting and retaining servers, food preparers and other employees who find the shorter hours an attractive life-style alternative to restaurants serving both lunch and dinner.

Fleming’s Steakhouse

Menu.  The Fleming’s Steakhouse menu features prime cuts of beef, fresh seafood, as well as pork, veal and chicken entrees. Accompanying the entrees is an extensive assortment of freshly prepared salads and side dishes available a la carte. The menu also includes several specialty appetizers and desserts. In addition to full bar service, Fleming’s Steakhouse offers a selection of over 100 quality wines available by the glass. Alcoholic beverages account for approximately 32% of Fleming’s Steakhouse’s revenue. The price range of entrees is $20.50 to $37.95. Appetizers generally range from $6.50 to $15.95 and side dishes range from $4.95 to $11.50. The average check per person was approximately $70.00 to $80.00 during 2006.

Upscale Casual Atmosphere.  Fleming’s Steakhouse offers an upscale dining experience in an upbeat, casual setting. The décor features an open dining room built around an exhibition kitchen and expansive bar. The refined and casually elegant setting features lighter woods and colors with rich cherry wood accents and high ceilings. Private dining rooms are available for private gatherings or corporate functions.

Restaurant Management and Employees.  The general manager of each Fleming’s Steakhouse is required to purchase a 6% interest in the restaurant he or she manages for $25,000 and is required to enter into a five-year employment agreement. The chef of each Fleming’s Steakhouse is required to purchase a 2% interest in the restaurant for $10,000 and is required to enter into a five-year employment agreement. This interest gives the general manager and chef the right to receive a percentage of their restaurant’s annual cash flows for the duration of the agreement. By requiring this level of commitment and by providing the general manager and chef with a significant stake in the success of the restaurant, we believe that we are able to attract and retain experienced and highly motivated managers and chefs. In addition, since our restaurants are open for dinner only, we believe that we have an advantage in attracting and retaining servers, food preparers and other employees who find the shorter hours an attractive life-style alternative to restaurants serving both lunch and dinner.

Roy’s

Menu.  Roy’s menu offers Chef Roy Yamaguchi’s “Hawaiian Fusion” cuisine, a blend of flavorful sauces and Asian spices and features a variety of fish and seafood, beef, short ribs, pork, lamb and chicken. The menu also includes several specialty appetizers and desserts. Alcoholic beverages account for approximately 28% of Roy’s revenue. In addition to full bar service, Roy’s offers a large selection of quality wines. The price range of entrees is $21.00 to $65.00. Appetizers range from $8.00 to $26.00. The average check per person was approximately $50.00 to $60.00 during 2006.

Upscale Casual Atmosphere.  Roy’s offers an upscale casual dining experience, including spacious dining rooms, an expansive lounge area, a covered outdoor dining patio and Roy’s signature exhibition kitchen. Private dining rooms are available for private gatherings or corporate functions.

Restaurant Management and Employees.  The general manager of each Roy’s is required to purchase a 6% interest in the restaurant he or she manages for $25,000 and is required to enter into a five-year employment agreement. The chef of each Roy’s is required to purchase a 5% interest in the restaurant for $15,000 and is required to enter into a five-year employment agreement. This interest gives the general manager and chef the right to receive a percentage of their restaurant’s annual cash flows for the duration of the agreement. By requiring this level of commitment and by providing the general manager and chef with a significant stake in the success of the restaurant, we believe that we are able to attract and retain experienced and highly motivated managers and chefs. In addition, since our restaurants are open for dinner only, we believe that we have an advantage in attracting and retaining servers, food preparers and other employees who find the shorter hours an attractive life-style alternative to restaurants serving both lunch and dinner.

Cheeseburger

Menu.  The Cheeseburger in Paradise menu offers a signature cheeseburger, traditional American favorites, fresh fish dishes, and Caribbean and New Orleans style creations. Each Cheeseburger offers a Tiki Bar with an extensive drink menu, including a variety of frozen drinks, as well as live entertainment. Alcoholic beverages account for approximately 25% of Cheeseburger’s revenue. The price range of entrees is $6.45 to $15.99. Appetizers range from $2.45 to $12.95. The average check per person was approximately $12.50 to $13.50 during 2006.

Casual Atmosphere.  Cheeseburger offers a casual dining experience in an island setting. The exterior is a Key West-style structure. The interior is island décor and nautical sports paraphernalia scattered throughout weathered woods, sailcloth, tin roofs, thatch and bamboo.

Restaurant Management and Employees.  The general manager of each Cheeseburger is required to purchase a 10% interest in the restaurant he or she manages for $25,000 and is required to enter into a five-year employment agreement. This interest gives the general manager the right to receive a percentage of his or her restaurant’s annual cash flows for the duration of the agreement. By requiring this level of commitment and by providing the general manager with a significant stake in the success of the restaurant, we believe that we are able to attract and retain experienced and highly motivated managers. In addition, since our restaurants are generally open for dinner only during the week and open for lunch and dinner only on weekends, we believe that we have an advantage in attracting and retaining servers, food preparers and other employees who find the shorter hours an attractive life-style alternative to restaurants serving both lunch and dinner.

Selmon’s

Menu.  The Selmon’s menu features southern comfort cooking, including meatloaf, barbecue ribs, pork and chicken. Selmon’s also offers desserts and a children’s menu. Alcoholic beverages account for approximately 16% of Selmon’s revenue. The price range of entrees is $7.49 to $20.99. Appetizers range from $6.99 to $11.49. The average check per person was approximately $16.00 to $18.00 during 2006.

Casual Atmosphere.  Selmon’s features a dining room and sports bar, complemented by Lee Roy Selmon and other sports memorabilia. Televisions are located throughout the bar and restaurant.

Restaurant Management and Employees.  The general manager of each Selmon’s is required to purchase a 10% interest in the restaurant he or she manages for $25,000 and is required to enter into a five-year employment agreement. This interest gives the general manager the right to receive a percentage of his or her restaurant’s annual cash flows for the duration of the agreement. By requiring this level of commitment and by providing the general manager with a significant stake in the success of the restaurant, we believe that we are able to attract and retain experienced and highly motivated managers.

Expansion

During the year ended December 31, 2006, we added 11 domestic Outback Steakhouses to our restaurant system as a result of the opening of 18 Company-owned restaurants and two franchise locations and the closing of nine Company-owned restaurants. Also, we added 22 international Outback Steakhouses as a result of the opening of 20 Company-owned restaurants, two franchise locations and two development joint venture restaurant and the closing of two franchise locations. We added 30 Bonefish Grills as a result of the opening of 29 Company-owned restaurants and one franchise location. In addition, we added the following Company-owned restaurants to our restaurant system: 29 Carrabba’s Italian Grills, six Fleming’s Steakhouses, three Roy’s, 12 Cheeseburger restaurants, two Selmon’s restaurants and one Blue Coral restaurant. In 2006, we closed one Company-owned Bonefish Grill, one Cheeseburger and the four remaining Paul Lee’s restaurants.

Company-owned restaurants include restaurants owned by partnerships in which we are a general partner and joint ventures in which we are one of two members. Our ownership interests in the partnerships and joint ventures generally range from 50% to 90%. Company-owned restaurants also include restaurants owned by our Roy’s consolidated venture in which we have less than a majority ownership. We consolidate this venture because we control the executive committee (which functions as a board of directors) through representation on the committee by related parties, and we are able to direct or cause the direction of management and operations on a day-to-day basis. Additionally, the majority of capital contributions made by our partner in the Roy’s consolidated venture have been funded by loans to the partner from a third party where we are required to be a guarantor of the debt, which provides us control through our collateral interest in the joint venture partner’s membership interest. As a result of our controlling financial interest in this venture, it is included in Company-owned restaurants. We are responsible for 50% of the costs of new restaurants operated under this consolidated joint venture and our joint venture partner is responsible for the other 50%. Our joint venture partner in the consolidated joint venture funds its portion of the costs of new restaurants through a line of credit that we guarantee. The results of operations of Company-owned restaurants are included in our consolidated operating results. The portion of income or loss attributable to the other partners’ interest is eliminated in the line item in our Consolidated Statements of Income entitled “Elimination of minority interest.”

Development Joint Venture restaurants are organized as general partnerships and joint ventures in which we are one of two general partners and generally own 50% of the partnership and our joint venture partner generally owns 50%. We are responsible for 50% of the costs of new restaurants operated as Development Joint Ventures and our joint venture partner is responsible for the other 50%. Our investments in these ventures are accounted for under the equity method, therefore the income derived from restaurants operated as Development Joint Ventures is presented in the line item “Income from operations of unconsolidated affiliates” in our Consolidated Statements of Income.

Site Selection.  We currently lease approximately 70% of our restaurant sites. Our leased sites are generally located in strip shopping centers; however, we do build freestanding buildings on leased properties. In the future, we expect to construct a significant number of freestanding restaurants on owned or leased sites. We expect 40% to 50% of new restaurants to be freestanding locations, of which approximately 10% to 20% will be on owned property and 80% to 90% will be on leased property. We consider the location of a restaurant to be critical to its long-term success and devote significant effort to the investigation and evaluation of potential sites. The site selection process focuses on trade area demographics, and site visibility, accessibility and traffic volume. We also review potential competition and the profitability of national chain restaurants operating in the area. Construction of a new restaurant takes approximately 90 to 180 days from the date the location is leased or under contract and fully permitted.

We design the interior of our restaurants in-house and utilize outside architects when necessary. A typical Outback Steakhouse is approximately 6,200 square feet and features a dining room and an island, full-service liquor bar. The dining area of a typical Outback Steakhouse consists of 45 to 48 tables and seats approximately 220 people. The bar area consists of approximately ten tables and has seating capacity for approximately 54 people. Appetizers and complete dinners are served in the bar area.

A typical Carrabba’s Italian Grill is approximately 6,500 square feet and features a dining room, pasta bar and a full service liquor bar. The dining area of a typical Carrabba’s Italian Grill consists of 40 to 45 tables and seats approximately 230 people. The liquor bar area includes six tables and seating capacity for approximately 60 people, and the pasta bar has seating capacity for approximately ten people. Appetizers and complete dinners are served in both the pasta bar and liquor bar.

A typical Fleming’s Steakhouse is approximately 7,100 square feet and features a dining room, a private dining area, an exhibition kitchen and full service liquor bar. The main dining area of a typical Fleming’s Steakhouse consists of approximately 35 tables and seats approximately 170 people while the private dining area seats an additional 30 people. The bar area includes six tables and bar seating with a capacity for approximately 35 people.

A typical Roy’s is approximately 7,100 square feet and features a dining room, a private dining area, an exhibition kitchen and full service liquor bar. The main dining area of a typical Roy’s consists of approximately 41 tables and seats approximately 155 people while the private dining area seats an additional 50 people. The bar area includes six tables and bar seating with a capacity for approximately 35 people.

A typical Bonefish Grill is approximately 5,500 square feet and features a dining room and full service liquor bar. The dining area of a typical Bonefish Grill consists of approximately 38 tables and seats approximately 166 people. The bar area includes four tables and bar seating with a capacity for approximately 25 people.

A typical Cheeseburger is approximately 6,800 square feet and features a dining room and full service Tiki bar. The dining area of a typical Cheeseburger consists of approximately 22 tables and seats approximately 95 people. The bar area includes 21 tables and bar seating with a capacity for approximately 116 people and also features live music. The covered, exterior patio consists of 12 tables and seats approximately 55 people. Appetizers and complete dinners are served in the bar and patio areas.

Selmon’s five locations range from 6,700 to 10,000 square feet and feature a dining room and full service liquor bar. The dining area of Selmon’s consists of approximately 30 to 46 tables and seats approximately 125 people. The bar area includes 16 to 18 tables and bar seating with a capacity for approximately 85 to 105 people.

Restaurant Locations

As of December 31, 2006, we had 1,408 system-wide restaurants (including a total of 786 domestic Outback Steakhouses, 162 international Outback Steakhouses, 229 Carrabba’s Italian Grills, 119 Bonefish Grills, 45 Fleming’s Steakhouses, 23 Roy’s, five Selmon’s, one Blue Coral and 38 Cheeseburger restaurants) in the 50 states and 20 international countries detailed below:

Company-Owned

Alabama	23	Kansas	14	New Jersey	29	Utah	6
Arizona	33	Kentucky	17	New Mexico	6	Vermont	1
Arkansas	10	Louisiana	19	New York	43	Virginia	60
California	14	Maine	1	North Carolina	60	West Virginia	8
Colorado	28	Maryland	38	North Dakota	1	Wisconsin	11
Connecticut	11	Massachusetts	22	Ohio	49	Wyoming	2
Delaware	3	Michigan	38	Oklahoma	15
Florida	190	Minnesota	11	Pennsylvania	41	Canada	10
Georgia	47	Mississippi	2	Rhode Island	2	Hong Kong	5
Hawaii	7	Missouri	20	South Carolina	37	Japan	11
Idaho	1	Montana	1	South Dakota	2	Philippines	2
Illinois	31	Nebraska	8	Tennessee	36	Puerto Rico	2
Indiana	30	Nevada	15	Texas	78	South Korea	88
Iowa	7	New Hampshire	4

Franchise and Development Joint Venture

Alabama	1	North Carolina	1	Australia	2	Malaysia	2
Alaska	1	Ohio	1	Bahamas	1	Mexico	4
California	61	Oregon	8	Brazil	14	Philippines	1
Florida	1	Pennsylvania	1	Canada	3	Singapore	1
Idaho	5	South Carolina	1	China	2	Taiwan	2
Mississippi	6	Tennessee	4	Costa Rica	1	Thailand	1
Montana	2	Washington	21	Guam	1	United Kingdom	6
				Indonesia	2	Venezuela	1

For financial information about geographic areas, see Note 17 of Notes to Consolidated Financial Statements included under “Financial Statements.”

Management and Employees.  The management staff of a typical Outback Steakhouse, Carrabba’s Italian Grill, Selmon’s, Cheeseburger or Bonefish Grill consists of one general manager, one assistant manager and one kitchen manager. The management staff of a typical Fleming’s Steakhouse or Roy’s consists of one general manager, an executive chef and two assistant managers. Each restaurant also employs approximately 55 to 75 hourly employees, many of whom work part-time. The general manager of each restaurant has primary responsibility for the day-to-day operation of his or her restaurant and is required to abide by Company established operating standards.

Purchasing.  Our management negotiates directly with suppliers for most food and beverage products to ensure uniform quality and adequate supplies and to obtain competitive prices. We and our franchisees purchase substantially all food and beverage products from authorized local or national suppliers, and we periodically make advance purchases of various inventory items to ensure adequate supply or obtain favorable pricing. We currently purchase substantially all of our beef from five suppliers, with whom we maintain good relationships.

Supervision and Training.  We require our area operating partners and restaurant general managers to have significant experience in the full-service restaurant industry. In addition, we have developed a comprehensive 12-week training course that all operating partners and general managers are required to complete. The program emphasizes our operating strategy, procedures and standards. Our senior management meets quarterly with our operating partners to discuss business-related issues and share ideas. In addition, members of senior management regularly visit the restaurants to ensure that our concept, strategy and standards of quality are being adhered to in all aspects of restaurant operations.

The restaurant general managers and area operating partners, together with our Presidents, Regional Vice Presidents, Senior Vice Presidents of Training and Directors of Training, are responsible for selecting and training the employees for each new restaurant. The training period for new non-management employees lasts approximately one week and is characterized by on-the-job supervision by an experienced employee. Ongoing employee training remains the responsibility of the restaurant manager. Written tests and observation in the workplace are used to evaluate each employee’s performance. Special emphasis is placed on the consistency and quality of food preparation and service which is monitored through monthly meetings between kitchen managers and senior management.

Advertising and Marketing.  We use radio and television advertising in selected markets for Outback, Carrabba’s Italian Grill and Bonefish Grill where it is cost-effective. Historically, our goal has been to develop a sufficient number of restaurants in each market we serve to permit the cost-effective use of radio and television advertising. Our upscale casual restaurants are less dependent on broadcast media and more dependent on site visibility and local marketing. We engage in a variety of promotional activities, such as contributing goods, time and money to charitable, civic and cultural programs, in order to increase public awareness of our restaurants.

General Manager and Area Operating Partner Programs

The general manager of each Company-owned domestic Outback, Carrabba’s Italian Grill, Bonefish Grill, Selmon’s, and Cheeseburger restaurant is required, as a condition of employment, to sign a five-year employment agreement and is required to purchase a 10% interest in the restaurant he or she is employed to manage. The general manager of each Company-owned Fleming’s Steakhouse and Roy’s is required, as a condition of employment, to sign a five-year employment agreement and is required to purchase a 6% interest in the restaurant he or she is employed to manage. The chef of each Company-owned Fleming’s Steakhouse and Roy’s is required, as a condition of employment, to sign a five-year employment agreement and is required for Fleming’s Steakhouse to purchase a 2% interest and for Roy’s to purchase a 5% interest in the restaurant. We require each new unaffiliated franchisee to provide the same opportunity to the general manager of each new restaurant opened by that franchisee. To date, the purchase price for the 10% interest in Outback, Carrabba’s Italian Grill, Bonefish Grill, Cheeseburger and Selmon’s and the 6% interest in Fleming’s Steakhouse and Roy’s has been fixed at $25,000, and the purchase price for chef partners ranges from $10,000 to $15,000, which may be refundable under certain conditions as defined in the employment agreement. This interest gives the general manager and chef the right to receive a percentage of their restaurant’s annual cash flows for the duration of the agreement. During the term of employment, each general manager and chef is prohibited from selling or otherwise transferring his or her interest, and after the term of employment, any sale or transfer of that interest is subject to certain rights of first refusal as defined in the employment agreement. In addition, each general manager and chef is required to sell his or her interest to his or her employer or our general partners upon termination of employment on terms set forth in his or her employment agreement. In the first quarter of 2006, we implemented changes to our general manager partner and chef partner program that are effective for all new general manager partner and chef partner employment agreements signed after March 1, 2006. Upon completion of each five-year term of employment, the general managers and chefs will participate in a deferred compensation program in lieu of receiving stock options under the historical plan. All general manager and chef partners then under contract were given an opportunity to elect participation in the new plan and substantially all partners converted. Future cash funding requirements of the deferred compensation program will vary significantly depending on timing of partner contracts, forfeiture rates and numbers of partner participants.

Area operating partners are required, as a condition of employment, to purchase a 4% to 9% interest in the restaurants they develop for an initial investment of $50,000. This interest gives the area operating partner the right to receive a percentage of his or her restaurants’ annual cash flows for the duration of the agreement. When area operating partner buyouts occur, they are completed primarily through cash and issuance of our common stock to the partner equivalent to the fair value of their interest. We intend to continue the area operating partner program.

Ownership Structures

Our ownership interests in each of our restaurants are divided into two basic categories: (i) Company-owned restaurants that are owned by general partnerships in which we are a general partner and own a controlling financial interest or in which we exercise control while holding less than a majority ownership, and (ii) development joint ventures. The results of operations of Company-owned restaurants are included in our Consolidated Statements of Income, and the results of operations of restaurants owned by development joint ventures are accounted for using the equity method of accounting.

Competition

The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with greater financial and other resources than ours. Some of our competitors have been in existence for a substantially longer period than we have and may be better established in the markets where our restaurants are or may be located. Changes in consumer tastes, local, regional, national or international economic conditions, demographic trends, traffic patterns and the type, number and location of competing restaurants often affect the restaurant business. In addition, factors such as inflation, increased food, labor and benefits costs, energy costs, consumer perceptions of food safety and the availability of experienced management and hourly employees may adversely affect the restaurant industry in general and our restaurants in particular.

Seasonality and Quarterly Results

Our business is subject to seasonal fluctuations. Historically, customer spending patterns for our established restaurants are generally highest in the first quarter of the year and lowest in the third quarter of the year. Additionally, holidays, severe winter weather, hurricanes, thunderstorms and similar conditions may affect sales volumes seasonally in some of the markets where we operate. Quarterly results have been and will continue to be significantly affected by the timing of new restaurant openings and their associated pre-opening costs. As a result of these and other factors, our financial results for any given quarter may not be indicative of the results that may be achieved for a full fiscal year.

Unaffiliated Franchise Program

At December 31, 2006, there were 106 domestic franchised Outback Steakhouses and 29 international franchised Outback Steakhouses. Each unaffiliated domestic franchisee paid an initial franchise fee of $40,000 for each restaurant and pays a continuing monthly royalty of 3% of gross restaurant sales and a monthly marketing administration fee of 0.5% of gross restaurant sales. Initial fees and royalties for international franchisees vary by market. Each unaffiliated international franchisee paid an initial franchise fee of $40,000 to $200,000 for each restaurant and pays a continuing monthly royalty of 3% to 4% of gross restaurant sales. In addition, until such time as we establish a national advertising fund or a regional advertising cooperative, all domestic unaffiliated franchisees are required to expend, on a monthly basis, a minimum of 3% of gross restaurant sales on local advertising. Once we establish a national advertising fund or a regional advertising cooperative, covered domestic franchisees will be required to contribute, on a monthly basis, 3.5% of gross restaurant sales to the fund or cooperative in lieu of local advertising.

At December 31, 2006, there were seven domestic franchised Bonefish Grills. Four of the unaffiliated domestic franchisees paid an initial franchise fee of $50,000 for each restaurant and pay a continuing monthly royalty of 4% of gross restaurant sales. Three of the seven domestic franchised locations are located in Washington and have a modified method for paying royalties. Royalty payments can range from 0% to 4% depending on sales volumes. In addition, under the terms of the franchise agreement, until such time as we establish a national advertising fund or a regional advertising cooperative, all domestic unaffiliated franchisees are required to expend, on a monthly basis, a minimum of 3% of gross restaurant sales on local advertising and pay a monthly marketing administration fee of 0.5% of gross restaurant sales. Once we establish a national advertising fund or a regional advertising cooperative, covered domestic franchisees will be required to contribute, on a monthly basis, 3.5% of gross restaurant sales to the fund or cooperative in lieu of local advertising.

There were no unaffiliated franchises of Carrabba’s Italian Grill, Fleming’s Steakhouse, Roy’s, Cheeseburger, Selmon’s, or Blue Coral at December 31, 2006.

All unaffiliated franchisees are required to operate their Outback Steakhouse and Bonefish Grill restaurants in compliance with our methods, standards and specifications regarding such matters as menu items, ingredients, materials, supplies, services, fixtures, furnishings, decor and signs, although the franchisee has full discretion to determine the prices to be charged to customers. In addition, all franchisees are required to purchase all food, ingredients, supplies and materials from suppliers approved by us.

Employees

We employ approximately 116,000 persons, approximately 700 of whom are corporate personnel employed by OSI Restaurant Partners, Inc. Approximately 5,100 are restaurant management personnel and the remainder are hourly restaurant personnel. Of the approximately 700 corporate employees, approximately 105 are in management and 595 are administrative or office employees. None of our employees are covered by a collective bargaining agreement.

Trademarks

We regard our Outback Steakhouse, Carrabba’s Italian Grill, Fleming’s Steakhouse, Roy’s, Cheeseburger, Bonefish Grill, Blue Coral and Selmon’s service marks and our “Bloomin’ Onion” trademark as having significant value and as being important factors in the marketing of our restaurants. We have also obtained a trademark for several other of our menu items, and the “No Rules. Just Right.,” “Aussie Mood. Awesome Food.” and other advertising slogans. We are aware of names and marks similar to our service marks used by other persons in certain geographic areas in which we have restaurants. However, we believe such uses will not adversely affect us. Our policy is to pursue registration of our marks whenever possible and to oppose vigorously any infringement of our marks.

OSI’s Properties

We currently lease approximately 70% of our restaurant sites domestically and 98% of our restaurant sites internationally. In the future, we intend to continue to construct and own a significant number of new restaurants on owned or leased land. Initial lease expirations primarily range from five to ten years, with the majority of the leases providing for an option to renew for one or more additional terms. All of our leases provide for a minimum annual rent, and most leases call for additional rent based on sales volume at the particular location over specified minimum levels. Generally, the leases are net leases that require us to pay the costs of insurance, taxes and a portion of lessors’ operating costs. For a listing of restaurant locations, see “— OSI’s Business — Restaurant Locations” beginning on page 109.

As of December 31, 2006, we lease approximately 152,000 square feet of office space in Tampa, Florida, under a lease expiring in 2014 (with the exception of approximately 16,000 square feet which expires in 2008). Our executive offices are located in approximately 140,000 square feet of that space, and we sublease the remaining 12,000 square feet.

Legal Proceedings

We are subject to legal proceedings, claims and liabilities, such as liquor liability, sexual harassment and slip and fall cases, etc., which arise in the ordinary course of business and are generally covered by insurance. In the opinion of management, the amount of the ultimate liability with respect to those actions will not have a materially adverse impact on our financial position or results of operations and cash flows.

We filed a report on Form 8-K with the SEC dated June 27, 2003 regarding the jury verdict in a civil suit against us. On June 26, 2003, in a civil case against us in the Delaware Circuit Court, County of Delaware, State of Indiana, titled David D. Markley and Lisa K. Markley, Plaintiffs, vs. Outback Steakhouse of Florida, Inc., et. al, Defendants, alleging liability under the “dramshop” liquor liability statute, a jury returned a verdict in favor of the two plaintiffs who were injured by a drunk driver. The portion of the verdict against us was $39,000,000. We appealed the verdict to the Indiana Court of Appeals. On July 25, 2005, the Court of Appeals affirmed the verdict of the trial courts. We petitioned the Court of Appeals for rehearing and rehearing was denied. We filed a petition for transfer with the Indiana Supreme Court. On February 21, 2006, the Indiana Supreme Court granted transfer. On November 8, 2006, the Indiana Supreme Court issued its decision reversing the verdict of the Indiana Court of Appeals, reversing the order of the trial court denying a new trial and remanding the case to the trial court with direction to vacate the judgment and schedule a new trial. The decision of the Indiana Supreme Court has been certified to the trial court and the verdict vacated. A new trial will be scheduled.

We have insurance coverage related to this case provided by our primary carrier for $21,000,000 and by an excess insurance carrier for the balance of the verdict of approximately $19,000,000. The excess insurance carrier, Fireman’s Fund Insurance Company, has filed a declaratory judgment suit in the U.S. District Court, Southern District of Indiana claiming it was not notified of the case and is therefore not liable for its portion of the verdict. We do not believe the excess carrier’s case has any merit and we are vigorously defending this case. Activity in this case has been held in abeyance pending resolution of appeals in the Markley case. We have filed counter-claims against the excess carrier and cross-claims against the primary carrier and our third-party administrator. Our third-party administrator, Wachovia Insurance Services, Inc., has executed an indemnification agreement indemnifying us against any liability resulting from the alleged failure to give notice to Fireman’s Fund Insurance Company.

Outback Steakhouse of Florida, Inc. and OS Restaurant Services, Inc. are the defendants in a class action lawsuit brought by the U.S. Equal Employment Opportunity Commission (EEOC v. Outback Steakhouse of Florida, Inc. and OS Restaurant Services, Inc., U.S. District Court, District of Colorado, Case No. 06-cv-1935, filed September 28, 2006) alleging that they have engaged in a pattern or practice of discrimination against women on the basis of their gender with respect to hiring and promoting into management positions as well as discrimination against women in terms and condition of their employment. In addition to the EEOC, two former employees have successfully intervened as party plaintiffs in the case. The case is currently in the motion stage.

For a discussion of a stockholder complaint filed against us in connection with the merger, see “Special Factors — Litigation” beginning on page 74.

Selected Financial Data

The following table sets forth selected consolidated financial data at and for each of the five fiscal years in the period ended December 31, 2006. It should be read in conjunction with the Consolidated Financial Statements and Notes thereto, included under “— Financial Statements” and management’s discussion and analysis of financial condition and results of operations included under “— Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Years Ended December 31,
	2006	2005	2004(1)	2003	2002
	(Dollar amounts in thousands, except per share data)

Statements of Income Data:
Revenues
Restaurant sales	$3,919,776	$3,590,869	$3,197,536	$2,654,541	$2,277,823
Other revenues	21,183	21,848	18,453	17,786	17,915

Total revenues	3,940,959	3,612,717	3,215,989	2,672,327	2,295,738

Costs and expenses
Cost of sales	1,415,459	1,315,340	1,203,107	987,866	857,998
Labor and other related(2)	1,087,258	930,356	817,214	670,798	572,567
Other restaurant operating	885,562	783,745	667,797	537,854	450,339
Depreciation and amortization	151,600	127,773	104,767	85,076	73,357
General and administrative(2)	234,642	197,135	174,047	138,063	121,114
Hurricane property losses	—	3,101	3,024	—	—
Provision for impaired assets and restaurant closings	14,154	27,170	2,394	5,319	5,689
Contribution for “Dine Out for Hurricane Relief”	—	1,000	1,607	—	—
Income from operations of unconsolidated affiliates	(5)	(1,479)	(1,725)	(6,015)	(5,904)

Total costs and expenses	3,788,670	3,384,141	2,972,232	2,418,961	2,075,160

Income from operations	152,289	228,576	243,757	253,366	220,578
Other income (expense), net	7,950	(2,070)	(2,104)	(1,100)	(3,322)
Interest income	3,312	2,087	1,349	1,479	2,529
Interest expense	(14,804)	(6,848)	(3,629)	(1,810)	(1,317)

Income before provision for income taxes and elimination of minority interest	148,747	221,745	239,373	251,935	218,468
Provision for income taxes	41,812	73,808	78,622	85,214	76,904

Income before elimination of minority interest	106,935	147,937	160,751	166,721	141,564
Elimination of minority interest	6,775	1,191	9,180	2,476	(1,592)

Income before cumulative effect of a change in accounting principle	100,160	146,746	151,571	164,245	143,156
Cumulative effect of a change in accounting principle (net of taxes)(3)	—	—	—	—	(740)

Net income	$100,160	$146,746	$151,571	$164,245	$142,416

	Years Ended December 31,
	2006	2005	2004 (1)	2003	2002
	(Dollar amounts in thousands, except per share data)

Basic earnings per common share
Income before cumulative effect of a change in accounting principle	$1.35	$1.98	$2.05	$2.18	$1.87
Cumulative effect of a change in accounting principle (net of taxes)(3)	—	—	—	—	(0.01)

Net income	$1.35	$1.98	$2.05	$2.18	$1.86

Diluted earnings per common share
Income before cumulative effect of a change in accounting principle	$1.31	$1.92	$1.95	$2.10	$1.80
Cumulative effect of a change in accounting principle (net of taxes)(3)	—	—	—	—	(0.01)

Net income	$1.31	$1.92	$1.95	$2.10	$1.79

Basic weighted average number of common shares outstanding	73,971	73,952	74,117	75,256	76,734
Diluted weighted average number of common shares outstanding	76,213	76,541	77,549	78,393	79,312
Balance Sheet Data:
Working capital (deficit)	$(248,991)	$(219,291)	$(185,893)	$(121,307)	$12,777
Total assets	2,258,587	2,009,498	1,733,392	1,497,619	1,374,402
Long-term debt	174,997	90,623	59,900	9,550	14,436
Minority interest in consolidated entities	36,929	44,259	48,092	52,885	43,166
Stockholders’ equity	1,221,213	1,144,420	1,047,111	968,419	922,393
Cash dividends per common share	$0.52	$0.52	$0.52	$0.49	$0.12

(1)	In 2004, we adopted FIN 46R, “Consolidation of Variable Interest Entities,” and began consolidating variable interest entities in which we absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity.

(2)	In 2006, we adopted the fair value based method of accounting for stock-based employee compensation as required by SFAS No. 123R, “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value based method requires us to expense all stock-based employee compensation. We have adopted SFAS No. 123R using the modified prospective method. Accordingly, we have expensed all unvested and newly granted stock-based employee compensation beginning January 1, 2006, but prior period amounts have not been retrospectively adjusted.

(3)	In 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” and in accordance with the transitional impairment provision of SFAS No. 142, we recorded the cumulative effect of a change in accounting principle of $740,000, net of taxes of approximately $446,000.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, our Chief Executive Officer and Chief Financial Officer and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we carried out an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2006 based on the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based upon this evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2006.

PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, has audited our management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006 as stated in their report included herein.

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Shareholders of OSI Restaurant Partners, Inc:

We have completed integrated audits of OSI Restaurant Partners, Inc.’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of OSI Restaurant Partners, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying “Management’s Report on Internal Control over Financial Reporting,” that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/  PricewaterhouseCoopers LLP

Tampa, Florida
March 1, 2007

Financial Statements

OSI Restaurant Partners, Inc.

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	December 31,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$94,856	$84,876
Short-term investments	681	1,828
Inventories	87,066	68,468
Deferred income tax assets	22,092	43,697
Other current assets	110,501	80,739

Total current assets	315,196	279,608
Property, fixtures and equipment, net	1,548,926	1,387,700
Investments in and advances to unconsolidated affiliates, net	26,269	21,397
Deferred income tax assets	69,952	23,340
Goodwill	150,278	112,627
Intangible assets	26,102	11,562
Other assets	89,914	142,114
Notes receivable collateral for franchisee guarantee	31,950	31,150

	$2,258,587	$2,009,498

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$165,674	$117,273
Sales taxes payable	22,978	17,761
Accrued expenses	97,134	96,692
Current portion of partner deposit and accrued buyout liability	15,546	15,175
Unearned revenue	186,977	170,785
Income taxes payable	15,497	17,771
Current portion of long-term debt	60,381	63,442

Total current liabilities	564,187	498,899
Partner deposit and accrued buyout liability	102,924	72,900
Deferred rent	73,895	61,509
Long-term debt	174,997	90,623
Guaranteed debt	34,578	31,283
Other long-term liabilities	49,864	65,605

Total liabilities	1,000,445	820,819

Commitments and contingencies
Minority interests in consolidated entities	36,929	44,259

Stockholders’ Equity
Common stock, $0.01 par value, 200,000 shares authorized; 78,750 and 78,750 shares issued; 75,127 and 74,854 shares outstanding as of December 31, 2006 and 2005, respectively	788	788
Additional paid-in capital	269,872	293,368
Retained earnings	1,092,271	1,057,944
Accumulated other comprehensive income	8,388	384
Unearned compensation related to outstanding restricted stock	—	(40,858)

	1,371,319	1,311,626
Less treasury stock, 3,623 and 3,896 shares at December 31, 2006 and 2005, respectively, at cost	(150,106)	(167,206)

Total stockholders’ equity	1,221,213	1,144,420

	$2,258,587	$2,009,498

The accompanying notes are an integral part of these Consolidated Financial Statements.

OSI Restaurant Partners, Inc.

CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Years Ended December 31,
	2006	2005	2004

Revenues
Restaurant sales	$3,919,776	$3,590,869	$3,197,536
Other revenues	21,183	21,848	18,453

Total revenues	3,940,959	3,612,717	3,215,989

Costs and expenses
Cost of sales	1,415,459	1,315,340	1,203,107
Labor and other related	1,087,258	930,356	817,214
Other restaurant operating	885,562	783,745	667,797
Depreciation and amortization	151,600	127,773	104,767
General and administrative	234,642	197,135	174,047
Hurricane property losses	—	3,101	3,024
Provision for impaired assets and restaurant closings	14,154	27,170	2,394
Contribution for “Dine Out for Hurricane Relief”	—	1,000	1,607
Income from operations of unconsolidated affiliates	(5)	(1,479)	(1,725)

Total costs and expenses	3,788,670	3,384,141	2,972,232

Income from operations	152,289	228,576	243,757
Other income (expense), net	7,950	(2,070)	(2,104)
Interest income	3,312	2,087	1,349
Interest expense	(14,804)	(6,848)	(3,629)

Income before provision for income taxes and elimination of minority interest	148,747	221,745	239,373
Provision for income taxes	41,812	73,808	78,622

Income before elimination of minority interest	106,935	147,937	160,751
Elimination of minority interest	6,775	1,191	9,180

Net income	$100,160	$146,746	$151,571

Basic earnings per common share
Net income	$1.35	$1.98	$2.05

Basic weighted average number of shares outstanding	73,971	73,952	74,117

Diluted earnings per common share
Net income	$1.31	$1.92	$1.95

Diluted weighted average number of shares outstanding	76,213	76,541	77,549

Cash dividends per common share	$0.52	$0.52	$0.52

The accompanying notes are an integral part of these Consolidated Financial Statements.

OSI Restaurant Partners, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(IN THOUSANDS)

					Accumulated
	Common	Common	Additional		Other
	Stock	Stock	Paid-In	Retained	Comprehensive	Unearned	Treasury
	Shares	Amount	Capital	Earnings	Income (Loss)	Compensation	Stock	Total

Balance, December 31, 2003	74,279	788	257,185	874,332	(2,078)	—	(161,808)	968,419
Purchase of treasury stock	(2,155)	—	—	—	—	—	(95,554)	(95,554)
Reissuance of treasury stock	1,643	—	—	(5,556)	—	—	50,538	44,982
Dividends ($0.49 per share)	—	—	—	(38,524)	—	—	—	(38,524)
Stock option income tax benefit	—	—	14,527	—	—	—	—	14,527
Stock option compensation expense	—	—	1,730	—	—	—	—	1,730
Net income	—	—	—	151,571	—	—	—	151,571
Foreign currency translation adjustment	—	—	—	—	(40)	—	—	(40)

Total comprehensive income	—	—	—	—	—	—	—	151,531

Balance, December 31, 2004	73,767	788	273,442	981,823	(2,118)	—	(206,824)	1,047,111
Purchase of treasury stock	(2,177)	—	—	—	—	—	(92,363)	(92,363)
Reissuance of treasury stock	2,220	—	(3,686)	(28,687)	—	—	88,280	55,907
Dividends ($0.52 per share)	—	—	—	(38,753)	—	—	—	(38,753)
Stock option income tax benefit	—	—	16,514	—	—	—	—	16,514
Stock option compensation expense	—	—	3,412	—	—	—	—	3,412
Issuance of restricted stock	1,044	—	3,686	(3,185)	—	(44,202)	43,701	—
Amortization of restricted stock	—	—	—	—	—	3,344	—	3,344
Net income	—	—	—	146,746	—	—	—	146,746
Foreign currency translation adjustment	—	—	—	—	2,502	—	—	2,502

Total comprehensive income	—	—	—	—	—	—	—	149,248

Balance, December 31, 2005	74,854	788	293,368	1,057,944	384	(40,858)	(167,206)	1,144,420
Reclassification upon adoption of SFAS No. 123R	—	—	(40,858)	—	—	40,858	—	—
Purchase of treasury stock	(1,419)	—	—	—	—	—	(59,435)	(59,435)
Reissuance of treasury stock	1,432	—	—	(25,340)	—	—	65,177	39,837
Dividends ($0.52 per share)	—	—	—	(38,896)	—	—	—	(38,896)
Stock option income tax benefit	—	—	8,058	—	—	—	—	8,058
Stock option compensation expense	—	—	10,245	—	—	—	—	10,245
Issuance of restricted stock	260	—	(9,761)	(1,597)	—	—	11,358	—
Amortization of restricted stock	—	—	8,820	—	—	—	—	8,820
Net income	—	—	—	100,160	—	—	—	100,160
Foreign currency translation adjustment	—	—	—	—	8,004	—	—	8,004

Total comprehensive income	—	—	—	—	—	—	—	108,164

Balance, December 31, 2006	75,127	$788	$269,872	$1,092,271	$8,388	$—	$(150,106)	$1,221,213

The accompanying notes are an integral part of these Consolidated Financial Statements.

OSI Restaurant Partners, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Years Ended December 31,
	2006	2005	2004

Cash flows from operating activities:
Net income	$100,160	$146,746	$151,571
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	151,600	127,773	104,767
Provision for impaired assets and restaurant closings and hurricane losses	14,154	30,271	5,418
Stock-based compensation expense	70,642	13,474	7,495
Income tax benefit credited to equity	8,058	16,514	14,527
Excess income tax benefits from stock based compensation	(4,046)	—	—
Minority interest in consolidated entities’ income	6,775	1,191	9,180
Income from operations of unconsolidated affiliates	(5)	(1,479)	(1,725)
Benefit from deferred income taxes	(25,005)	(23,318)	(13,222)
(Gain) loss on disposal of property, fixtures and equipment and lease termination	(6,264)	3,605	4,102
Change in assets and liabilities, net of effects of acquisitions and FIN 46R consolidations:
Increase in inventories	(18,387)	(5,635)	(2,773)
Increase in other current assets	(30,932)	(19,686)	(11,884)
Increase in other assets	(147)	(10,301)	(20,440)
Increase in accounts payable, sales taxes payable and accrued expenses	52,578	28,415	29,025
Increase in deferred rent	12,386	12,099	8,123
Increase in unearned revenue	16,192	14,403	21,514
(Decrease) increase in income taxes payable	(2,274)	7,166	1,995
Increase in other long-term liabilities	22,729	22,876	1,303

Net cash provided by operating activities	368,214	364,114	308,976

Cash flows used in investing activities:
Purchase of investment securities	(5,632)	(5,568)	(60,125)
Maturities and sales of investment securities	6,779	5,165	79,524
Cash paid for acquisitions of businesses, net of cash acquired	(63,622)	(5,200)	(28,066)
Cash paid for designation rights	—	—	(42,500)
Capital expenditures	(315,235)	(327,862)	(254,871)
Proceeds from the sale of property, fixtures and equipment and lease termination	31,693	11,508	2,583
Proceeds from the sale of designation rights	—	—	11,075
Increase in cash from adoption of FIN 46R	—	—	1,080
Deposits to partner deferred compensation plans	(6,310)	—	—
Payments from unconsolidated affiliates	358	131	1,361
Distributions to unconsolidated affiliates	—	—	(121)
Investments in and advances to unconsolidated affiliates	(2,267)	(1,956)	(247)

Net cash used in investing activities	$(354,236)	$(323,782)	$(290,307)

Cash flows used in financing activities:
Proceeds from issuance of long-term debt	$371,787	$171,546	$124,723
Proceeds from minority interest contributions	3,323	8,635	5,100
Distributions to minority interest	(12,541)	(17,899)	(8,151)
(Decrease) increase in partner deposit and accrued buyout liability	(12,139)	11,830	10,798
Repayments of long-term debt	(294,147)	(141,084)	(71,369)
Proceeds from sale-leaseback transactions	—	5,000	—
Dividends paid	(38,896)	(38,753)	(38,524)
Excess income tax benefits from stock-based compensation	4,046	—	—
Payments for purchase of treasury stock	(59,435)	(92,363)	(95,554)
Proceeds from reissuance of treasury stock	34,004	49,655	39,393

Net cash used in financing activities	(3,998)	(43,433)	(33,584)

Net increase (decrease) in cash and cash equivalents	9,980	(3,101)	(14,915)
Cash and cash equivalents at the beginning of the period	84,876	87,977	102,892

Cash and cash equivalents at the end of the period	$94,856	$84,876	$87,977

Supplemental disclosures of cash flow information:
Cash paid for interest	$14,582	$6,916	$3,683
Cash paid for income taxes, net of refunds	72,160	88,516	79,117
Supplemental disclosures of non-cash items:
Purchase of employee partners’ interests in cash flows of their restaurants	$6,083	$4,208	$1,833
Litigation liability and insurance receivable	(39,000)	39,000	—
Increase in guaranteed debt and investment in unconsolidated affiliate	2,495	—	—
Assets received for note	—	—	14,700
Debt assumed under FIN 46R	—	—	30,339
Issuance of restricted stock	9,761	44,202	—
Conversion of partner deposit and accrued buyout liability to notes	3,673	2,827	2,721

The accompanying notes are an integral part of these Consolidated Financial Statements.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION — OSI Restaurant Partners, Inc. (the “Company”) develops and operates casual dining restaurants primarily in the United States. The Company’s restaurants are generally organized as partnerships, with the Company as the general partner.

Profits and losses of each partnership are shared based on respective partnership interest percentages, as are cash distributions and capital contributions with exceptions defined in the management agreement.

Additional Outback Steakhouse restaurants in which the Company has no direct investment are operated under franchise agreements.

PRINCIPLES OF CONSOLIDATION — The Consolidated Financial Statements include the accounts and operations of the Company and affiliated partnerships in which the Company is a general partner and owns a controlling financial interest. The Consolidated Financial Statements also include the accounts and operations of a consolidated venture in which the Company has a less than majority ownership. The Company consolidates this venture because the Company controls the executive committee (which functions as a board of directors) through representation on the committee by related parties and is able to direct or cause the direction of management and operations on a day-to-day basis. Additionally, the majority of capital contributions made by the Company’s partner in the consolidated venture have been funded by loans to the partner from a third party where the Company is required to be a guarantor of the debt, which provides the Company control through its collateral interest in the joint venture partner’s membership interest. The portion of income or loss attributable to the minority interests, not to exceed the minority interest’s equity in the consolidated entity, is eliminated in the line item in the Company’s Consolidated Statements of Income entitled “Elimination of minority interest.” All material intercompany balances and transactions have been eliminated.

The unconsolidated affiliates are accounted for using the equity method.

The Company consolidates variable interest entities in which the Company absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. Therefore, if the Company has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity are included in the consolidated financial statements. The Company has ownership interests in 25 individual restaurants, which consist of six domestic Outback Steakhouses, 18 Carrabba’s Italian Grills and one Roy’s, which it consolidates, as it is the primary beneficiary of those restaurants. The Company has ownership interests in one domestic Outback Steakhouse and in its joint ventures in Brazil and the Philippines that are not consolidated, as the Company is not the primary beneficiary.

The Company has a minority investment in an unconsolidated affiliate in which it has a 22.5% equity interest and for which it operates catering and concession facilities. Additionally, the Company guarantees a portion of the affiliate’s debt (see Note 7 of Notes to Consolidated Financial Statements). Although the Company holds an interest in this variable interest entity, the Company is not the primary beneficiary of this entity and therefore it is not consolidated.

The Company is a franchisor of 142 restaurants as of December 31, 2006, but does not possess any ownership interests in its franchisees and generally does not provide financial support to franchisees in its typical franchise relationship. These franchise relationships are not deemed variable interest entities and are not consolidated. However, the Company guarantees an uncollateralized line of credit that permits borrowing of up to $35,000,000, maturing in December 2008, for an entity affiliated with its California franchisees (see Note 7 of Notes to Consolidated Financial Statements). The limited liability company that holds this line of credit is a variable interest entity and is consolidated by the Company. This entity draws on its line of credit to loan funds to entities in California to purchase and/or build land and buildings for lease to individual Outback Steakhouse franchisees.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Therefore, it holds as collateral the notes receivable and underlying assets from these corporations in offsetting amounts to the debt owed to the bank, which are both included in the Company’s Consolidated Balance Sheets.

REVISIONS AND RECLASSIFICATIONS — Certain prior year amounts shown in the accompanying consolidated financial statements have been reclassified to conform with the 2006 presentation. The Company has revised its Consolidated Balance Sheet as of December 31, 2005 to reflect approximately $19,715,000 of accrued insurance in “Other long-term liabilities” and approximately $19,253,000 of other accrued expenses in “Accounts Payable.” Previously, the Company reported these amounts in “Accrued expenses.” The Company has also revised the Consolidated Statements of Cash Flows to reflect the line item “(Decrease) increase in partner deposit and accrued buyout liability” as financing cash flows rather than operating cash flows and reflected the conversion of partner deposits and accrued buyout liability to notes payable as a non-cash item. This revision caused “Net cash provided by operating activities” and “Net cash used in financing activities” to decrease by $9,003,000 and $8,077,000 for the years ended December 31, 2005 and 2004, respectively. “Excess income tax benefits credited to equity” was presented separately in the 2006 presentation of cash flows from operating activities and had previously been included in the change in income taxes payable in the Consolidated Statements of Cash Flows. These reclassifications had no effect on total assets, total liabilities, stockholders’ equity or net income.

USE OF ESTIMATES — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimated.

CASH AND CASH EQUIVALENTS — Cash equivalents consist of investments that are readily convertible to cash with an original maturity date of three months or less.

SHORT-TERM INVESTMENTS — The Company’s short-term investments, consisting primarily of high grade debt securities, are classified as held-to-maturity because the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity, which approximates fair value at December 31, 2006. The Company owns no investments that are considered to be available-for-sale or trading securities. At December 31, 2006, all held-to-maturity securities had maturities of less than one year and are classified as current assets.

CONCENTRATIONS OF CREDIT RISK — Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents, and short-term investments. The Company attempts to limit its credit risk associated with cash and cash equivalents and short-term investments by utilizing outside investment managers with major financial institutions that, in turn, invest in investment-grade commercial paper and other corporate obligations rated A or higher, certificates of deposit, government obligations and other highly rated investments and marketable securities. At times, cash balances may be in excess of FDIC insurance limits.

INVENTORIES — Inventories consist of food and beverages, and are stated at the lower of cost (first-in, first-out) or market. The Company will periodically make advance purchases of various inventory items to ensure adequate supply or to obtain favorable pricing. At December 31, 2006 and 2005, inventories included advance purchases of approximately $57,660,000 and $27,185,000, respectively.

GOODWILL — Goodwill represents the residual purchase price after allocation of the purchase price of a business to the individual fair values of assets acquired. On an annual basis, the Company reviews the recoverability of goodwill based primarily upon an analysis of discounted cash flows of the related reporting unit as compared to the carrying value or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Generally, the Company performs its annual assessment for impairment during the third quarter of its fiscal year, unless facts and circumstances require differently.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

UNEARNED REVENUE — Unearned revenue represents the Company’s liability for gift cards and certificates that have been sold but not yet redeemed and are recorded at the redemption value. The Company recognizes restaurant sales and reduces the related deferred liability when gift cards and certificates are redeemed or the likelihood of the gift card or certificate being redeemed by the customer is remote (gift card breakage). As of December 31, 2006, the Company has determined that redemption of gift cards and certificates issued by the Outback, Carrabba’s and Bonefish concepts on or before three years prior to the balance sheet date is remote. The Company recognizes breakage income as a component of “Restaurant sales” in the Consolidated Statements of Income.

PROPERTY, FIXTURES AND EQUIPMENT — Property, fixtures and equipment are stated at cost, net of accumulated depreciation. At the time property, fixtures and equipment are retired, or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in earnings. The Company expenses repair and maintenance costs incurred to maintain the appearance and functionality of the restaurant that do not extend the useful life of any restaurant asset or are less than $1,000. Improvements to leased properties are depreciated over the shorter of their useful life or the lease term, which includes cancelable renewal periods where failure to exercise such options would result in an economic penalty. Depreciation is computed on the straight-line method over the following estimated useful lives:

Buildings and building improvements	20 to 30 years
Furniture and fixtures	5 to 7 years
Equipment	2 to 15 years
Leasehold improvements	5 to 20 years

The Company’s accounting policies regarding property, fixtures and equipment include certain management judgments and projections regarding the estimated useful lives of these assets and what constitutes increasing the value and useful life of existing assets. These estimates, judgments and projections may produce materially different amounts of depreciation expense than would be reported if different assumptions were used.

OPERATING LEASES — Rent expense for the Company’s operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the lease term and those renewal periods that are reasonably assured. The initial lease term begins when the Company has the right to control the use of the leased property, which is typically before rent payments are due under the terms of the lease. The difference between rent expense and rent paid is recorded as deferred rent and is included in the Consolidated Balance Sheets.

IMPAIRMENT OF LONG-LIVED ASSETS — The Company assesses the potential impairment of identifiable intangibles, long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets is measured by comparing the carrying value of the asset to the future cash flows expected to be generated by the asset. In evaluating long-lived restaurant assets for impairment, the Company considers a number of factors such as:

a) Restaurant sales trends;

b) Local competition;

c) Changing demographic profiles;

d) Local economic conditions;

e) New laws and government regulations that adversely affect sales and profits; and

f) The ability to recruit and train skilled restaurant employees.

If the aforementioned factors indicate that the Company should review the carrying value of the restaurant’s long-lived assets, it performs an impairment analysis. Identifiable cash flows that are largely independent of other assets and liabilities typically exist for land and buildings, and for combined fixtures, equipment and improvements

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for each restaurant. If the total future cash flows are less than the carrying amount of the asset, the carrying amount is written down to the estimated fair value, and a loss resulting from value impairment is recognized by a charge to earnings.

Judgments and estimates made by the Company related to the expected useful lives of long-lived assets are affected by factors such as changes in economic conditions and changes in operating performance. As the Company assesses the ongoing expected cash flows and carrying amounts of its long-lived assets, these factors could cause the Company to realize a material impairment charge.

CONSTRUCTION IN PROGRESS — The Company capitalizes all direct costs incurred to construct its restaurants. Upon opening, these costs are depreciated and charged to expense based upon their property classification. The amount of interest capitalized in connection with restaurant construction was approximately $567,000, $378,000 and $207,000 in 2006, 2005 and 2004, respectively.

DERIVATIVES — The Company’s restaurants are dependent upon energy to operate and are impacted by changes in energy prices, including natural gas. The Company utilized derivative instruments to mitigate its exposure to material increases in natural gas prices between November 2006 and October 2007. It is not applying hedge accounting, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and any changes in fair value of the derivative instruments are marked-to-market through earnings in the period of change. The effects of these derivative instruments were immaterial to its financial statements for all periods presented.

REVENUE RECOGNITION — The Company records revenues from normal recurring sales upon the performance of services. Revenue from the sales of franchises is recognized as income when the Company has substantially performed all of its material obligations under the franchise agreement. Continuing royalties, which are a percentage of net sales of franchised restaurants, are accrued as income when earned. These revenues are included in the line “Other revenues” in the Consolidated Statements of Income.

DISTRIBUTION EXPENSE TO EMPLOYEE PARTNERS — The Company requires its general managers and area operating partners to enter into five-year employment agreements and purchase an interest in their restaurant’s annual cash flows for the duration of the agreement. Payments made to managing partners pursuant to these programs are included in the line item “Labor and other related” expenses, and payments made to area operating partners pursuant to these programs are included in the line item “General and administrative” expenses in the Consolidated Statements of Income.

EMPLOYEE PARTNER STOCK BUYOUT EXPENSE — Area operating partners are required to purchase a 4% to 9% interest in the restaurants they develop for an initial investment of $50,000. This interest gives the area operating partner the right to receive a percentage of his or her restaurants’ annual cash flows for the duration of the agreement. Under the terms of these partners’ employment agreements, the Company has the option to purchase their interest after a five-year period under the conditions of the agreement. The Company estimates future purchases of area operating partners’ interests using current information on restaurant performance to calculate and record an accrued buyout liability in the line item “Partner deposit and accrued buyout liability” in the Consolidated Balance Sheets. Expenses associated with recording the buyout liability are included in the line “General and administrative” expenses in the Consolidated Statements of Income. When partner buyouts occur, they are completed primarily through issuance of cash and the Company’s common stock to the partner equivalent to the fair value of their interest. In the period the Company completes the buyout, an adjustment is recorded to recognize any remaining expense associated with the purchase and reduce the related accrued buyout liability.

ADVERTISING COSTS — The Company’s policy is to report advertising costs as expenses in the year in which the costs are incurred or the first time the advertising takes place. The total amounts charged to advertising expense were approximately $151,173,000, $159,242,000 and $126,404,000 in 2006, 2005 and 2004, respectively.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME — For all significant non-U.S. operations, the functional currency is the local currency. Assets and liabilities of those operations are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates for the reporting period. Translation gains and losses are reported as a separate component of accumulated other comprehensive income (loss) in stockholders’ equity.

INCOME TAXES — The Company uses the asset and liability method which recognizes the amount of current and deferred taxes payable or refundable at the date of the financial statements as a result of all events that have been recognized in the consolidated financial statements as measured by the provisions of enacted tax laws.

The minority interest in affiliated partnerships includes no provision or liability for income taxes, as any tax liability related thereto is the responsibility of the individual minority partners. Minority interest in certain foreign affiliated corporations is presented net of any provision or liability for income taxes.

STOCK-BASED COMPENSATION — Effective January 1, 2006, the Company adopted the fair value based method of accounting for stock-based employee compensation as required by SFAS No. 123R, “Share-Based Payment,” a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” The fair value based method requires the Company to expense all stock-based employee compensation. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as previously required. The Company has adopted SFAS No. 123R using the modified prospective method. Accordingly, the Company has expensed all unvested and newly granted stock-based employee compensation beginning January 1, 2006, but prior period amounts have not been retrospectively adjusted.

The incremental pre-tax stock-based compensation expense recognized for stock options due to the adoption of SFAS No. 123R for the year ended December 31, 2006 was approximately $10,245,000. Total stock-based compensation expense, including the incremental pre-tax stock-based compensation expense above, grants of other equity awards and employee partner stock buyout expense, was approximately $70,642,000, $13,474,000 and $7,495,000 with an associated tax benefit of approximately $25,941,000, $3,264,000 and $2,926,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The Company did not capitalize any stock-based compensation costs during the year ended December 31, 2006.

Prior to January 1, 2006, the Company accounted for its stock-based employee compensation under the intrinsic value method. No stock-based employee compensation cost was reflected in net income to the extent options granted had an exercise price equal to or exceeding the fair market value of the underlying common stock on the date of grant. The following table provides pro forma net income and earnings per share amounts using the fair value based method of SFAS No. 123, “Accounting for Stock-Based Compensation” (in thousands, except per share data):

	Years Ended December 31,
	2005	2004

Net income	$146,746	$151,571
Stock-based employee compensation expense included in net income, net of related taxes	7,092	4,576
Total stock-based employee compensation expense determined under fair value based method, net of related taxes	(23,012)	(20,196)

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Years Ended December 31,
	2005	2004

Pro forma net income	$130,826	$135,951

Earnings per common share:
Basic	$1.98	$2.05

Basic — pro forma	$1.77	$1.83

Diluted	$1.92	$1.95

Diluted — pro forma	$1.72	$1.77

The preceding pro forma results were calculated using the Black-Scholes option pricing model. The following assumptions were used for the years ended December 31, 2005 and 2004, respectively: (1) risk-free interest rates of 4.22% and 3.63%; (2) dividend yield of 1.24% and 1.25%; (3) expected lives of 7.1 and 6.3 years; and (4) volatility of 28.9% and 30.0%. Expected volatilities are based on historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes under SFAS No. 123R. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Results may vary depending on the assumptions applied within the model.

EARNINGS PER COMMON SHARE — Earnings per common share are computed in accordance with SFAS No. 128, “Earnings Per Share,” which requires companies to present basic earnings per share and diluted earnings per share. Basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share are computed by dividing net income by the weighted average number of shares of common stock outstanding and restricted stock and dilutive options outstanding during the year.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS — In June 2006, the FASB ratified the consensus reached by the EITF on EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-3”). A consensus was reached that entities may adopt a policy of presenting sales taxes in the income statement on either a gross or net basis. If taxes are significant, an entity should disclose its policy of presenting taxes and the amounts of taxes. EITF 06-3 is effective for periods beginning after December 15, 2006. The Company presents sales taxes collected from customers on a net basis. The Company does not expect the adoption of EITF 06-3 to impact its method for presenting sales taxes in its financial statements.

In June 2006, the EITF reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”), which requires the application of the provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” to endorsement split-dollar life insurance arrangements. This would require recognition of a liability for the discounted future benefit obligation owed to an insured employee by the insurance carrier. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. The Company may have certain policies subject to the provisions of EITF 06-4 and is currently evaluating the impact that EITF 06-4 would have on its financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for and disclosure of uncertainty in tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition associated with tax positions. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact that FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact that SFAS No. 157 will have on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the impact of the misstatement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the reversing effect of prior year misstatements on the income statement. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s financial statements.

2.	OTHER CURRENT ASSETS

Other current assets consisted of the following (in thousands):

	December 31,
	2006	2005

Income tax deposits	$41,091	$29,916
Accounts receivable	21,539	19,396
Accounts receivable — vendors	25,160	9,874
Accounts receivable — franchisees	3,601	1,777
Prepaid expenses	16,516	16,625
Deposits	2,094	2,651
Other current assets	500	500

	$110,501	$80,739

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	PROPERTY, FIXTURES AND EQUIPMENT, NET

Property, fixtures and equipment consisted of the following (in thousands):

	December 31,
	2006	2005

Land	$196,308	$200,394
Buildings and building improvements	806,863	689,056
Furniture and fixtures	295,848	231,608
Equipment	567,463	498,018
Leasehold improvements	383,939	345,640
Construction in progress	75,111	68,878
Less: accumulated depreciation	(776,606)	(645,894)

	$1,548,926	$1,387,700

The Company expensed repair and maintenance costs of approximately $95,000,000, $86,000,000 and $76,000,000 for the years ended December 31, 2006, 2005 and 2004, respectively. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $150,559,000, $126,115,000 and $104,013,000, respectively.

During 2005, the Company recorded an impairment charge of $7,581,000 against the deferred license fee receivable related to certain non-restaurant operations and an impairment charge of $14,975,000 for intangible and other asset impairments related to the closing of Paul Lee’s Chinese Kitchen. The Company also recorded impairment charges for two Bonefish Grill restaurants and seven domestic Outback Steakhouse restaurants. Two of these Outback restaurants closed during 2005. The total provision for impaired assets and restaurant closings was $27,170,000 in 2005.

During 2006, the Company recorded impairment charges for eight domestic Outback Steakhouse restaurants, three international Outback Steakhouse restaurants, three Carrabba’s Italian Grill restaurants, three Cheeseburger in Paradise restaurants and three Bonefish Grill restaurants. Of these restaurants, six domestic Outback Steakhouses, one Bonefish Grill and one Cheeseburger in Paradise closed in 2006. The total provision for impaired assets and restaurant closings was $14,154,000 in 2006.

On October 11, 2005, the Company executed a sale agreement for certain land in Las Vegas, Nevada where a Company-owned Outback Steakhouse was operated. Pursuant to the agreement if the sale is consummated after the inspection and title and survey contingency periods, the Company will receive $8,800,000 on the closing date of the sale, which will be on or before March 31, 2008, and will be provided space in a new development to operate an Outback Steakhouse. The purchaser will pay the Company an additional $5,000,000 if plans for the new restaurant are not agreed upon prior to the closing date. In October 2006, a fire occurred at this Outback Steakhouse, and the Company recorded an impairment charge of $447,000 for the closing of this restaurant, (included in the total provision discussed above). This event does not affect the sale agreement, and, at this time, the Company does not intend to rebuild the restaurant before the closing date of the sale.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	GOODWILL AND INTANGIBLE ASSETS

The change in the carrying amount of goodwill for the years ended December 31, 2006 and 2005 is as follows (in thousands):

December 31, 2004	$109,028
Acquisitions (see Note 15 of Notes to Consolidated Financial Statements)	4,124
Acquisition adjustment	(525)

December 31, 2005	112,627
Acquisitions (see Note 15 of Notes to Consolidated Financial Statements)	37,832
Acquisition adjustment	(181)

December 31, 2006	$150,278

Intangible assets consisted of the following (in thousands):

	Weighted Average
	Amortization	December 31,
	Period (Years)	2006	2005

Tradename (gross)	Indefinite	$13,100	$—

Trademarks (gross)	24	8,344	8,344
Less: accumulated amortization		(861)	(511)

Net trademarks		7,483	7,833

Trade dress (gross)	15	777	777
Less: accumulated amortization		(123)	(72)

Net trade dress		654	705

Favorable leases (gross, lives ranging from 2 to 30 years)	20	5,416	3,224
Less: accumulated amortization		(551)	(200)

Net favorable leases		4,865	3,024

Intangible assets, less total accumulated amortization of $1,535 and $783 at December 31, 2006 and 2005, respectively	22	$26,102	$11,562

The aggregate amortization expense related to these intangible assets was $825,000, $1,421,000, and $662,000 for the years ended December 31, 2006, 2005, and 2004, respectively. Annual amortization expense related to these intangible assets for the next five years is anticipated to be approximately $700,000.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	OTHER ASSETS

Other assets consisted of the following (in thousands):

	December 31,
	2006	2005

Other assets	$66,826	$59,921
Insurance receivable (see Notes 8 and 12)	2,885	41,696
Liquor licenses, net of accumulated amortization of $5,939 and $5,037 at December 31, 2006 and 2005, respectively	15,540	15,728
Deferred license fee	1,549	2,136
Assets held for sale	3,114	22,633

	$89,914	$142,114

On October 26, 2005, the Board of Directors approved up to $24,000,000 to be used for the purchase and development of 46 acres in Tampa, Florida. This purchase closed in December 2005. On December 5, 2006, the Company sold approximately 41.5 acres of this property for $17,300,000 and an escrow for site work improvements valued at $7,500,000. The Company kept approximately 4.5 acres of land for the development of three restaurants and recorded a gain of $2,785,000 in the line item “Other income (expense), net” in its Consolidated Statements of Income during the fourth quarter of 2006.

Assets held for sale as of December 31, 2006 consisted of $2,445,000 of land and $669,000 of buildings. Assets held for sale as of December 31, 2005 consisted of $21,439,000 of land, $1,194,000 of buildings. No gain or loss has been recorded on assets held for sale as it is anticipated that proceeds from the sale will exceed the net book value of the assets.

In January 2001, the Company entered into a ten-year licensing agreement with an entity owned by minority interest owners of certain non-restaurant operations. The licensing agreement transferred the right and license to use certain assets of these non-restaurant operations. As of July 19, 2005, the Company began renegotiating the terms of this licensing agreement, and as a result, the Company assessed the recoverability of the carrying value of the associated deferred license fee and determined that an impairment charge was necessary. Thus, a $7,581,000 pretax charge was recorded against the deferred license fee to reflect management’s best estimate of its current net realizable value as of June 30, 2005. The negotiation of the deferred license fee was finalized on September 20, 2005. The $7,000,000 agreed-upon license fees are to be received in $500,000 increments on July 31 of each year from 2006 to 2019 inclusive.

In 1996, the Company entered into key man life insurance policies for three of the Company’s founders. During 1999 through 2001, the Company entered into collateral assignment split dollar arrangements with five officers on life insurance policies owned by individual trusts for each officer. The primary purpose of these split dollar policies was to provide liquidity in the officers’ estates to pay estate taxes minimizing the need for the estate to liquidate its holdings of the Company’s stock. The Company will recover the premiums it has paid either through policy withdrawals or from life insurance benefits in the event of death. Premiums were paid only through 2001 and resumed in 2005 after these collateral assignment arrangements were converted to endorsement split dollar arrangements. The Company is now the owner of the policies and has included the amount of its collateral interest in the cash value of the policies in Other Assets.

In March 2006, the Company acquired endorsement split dollar insurance policies with a $5 million death benefit for three executive officers. The beneficiary of the policies is the Company to the extent of premiums paid or the cash value, whichever is greater with the balance being appointed to a personal beneficiary designated by the executive officer. Upon the Company’s surrender of the policy it retains all of the cash value, however, upon payment of a death claim, it intends to retain an amount equal to the cumulative premiums it previously paid or the

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash value, whichever is greater, and it intends to pay the balance of the stated death benefit to the beneficiary designated by the executive officer.

6.	ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	December 31,
	2006	2005

Accrued payroll and other compensation	$54,664	$53,709
Accrued insurance	16,778	10,086
Other accrued expenses	25,692	32,897

	$97,134	$96,692

No accrued restaurant closing expenses related to restaurant closing provisions were included in other accrued expenses as of December 31, 2006. Remaining accrued restaurant closing expenses of less than $100,000 were included in other accrued expenses as of December 31, 2005, related to restaurant closing provisions.

7.	LONG-TERM DEBT

Long-term debt consisted of the following (in thousands):

	December 31,
	2006	2005

Revolving lines of credit, uncollateralized, interest rate at 6.00% at December 31, 2006 and 5.00% to 5.21% at December 31, 2005	$154,000	$73,000
Outback Korea notes payable, interest rates ranging from 5.27% to 6.29% at December 31, 2006 and 4.95% to 6.06% at December 31, 2005	39,700	46,670
Outback Korea long-term note payable, interest rate of 5.85% at December 31, 2006	10,629	—
Outback Japan notes payable, interest rates of 1.40% at December 31, 2006 and 0.86% at December 31, 2005	5,114	5,085
Outback Japan revolving lines of credit, interest rates ranging from 1.05% to 1.26% at December 31, 2006 and 0.69% to 0.77% at December 31, 2005	13,017	14,636
Other notes payable, uncollateralized, interest rates ranging 2.07% to 7.75% at December 31, 2006 and 2.07% to 7.00% at December 31, 2005	7,993	8,424
Sale-leaseback obligation	4,925	6,250
Guaranteed debt of franchisee	32,083	31,283
Guaranteed debt of unconsolidated affiliate	2,495	—

	269,956	185,348
Less: current portion	(60,381)	(63,442)
Less: guaranteed debt	(34,578)	(31,283)

Long-term debt of OSI Restaurant Partners, Inc.	$174,997	$90,623

Effective March 10, 2006, the Company amended an uncollateralized $150,000,000 revolving credit facility that was scheduled to mature in June 2007 with a new $225,000,000 maximum borrowing amount and maturity date of June 2011. The amended line of credit permits borrowing at interest rates ranging from 45 to 65 basis points over the 30, 60, 90 or 180-day London Interbank Offered Rate (LIBOR) (ranging from 5.35% to 5.36% at December 31,

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2006 and ranging from 4.39% to 4.69% at December 31, 2005). At December 31, 2006, the unused portion of the revolving line of credit was $71,000,000.

The credit agreement contains certain restrictions and conditions as defined in the agreement that require the Company to maintain consolidated net worth equal to or greater than consolidated total debt and to maintain a ratio of total consolidated debt to EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) equal to or less than 3.0 to 1.0.

Effective March 10, 2006, the Company also amended a $30,000,000 line of credit that was scheduled to mature in June 2007 with a new $40,000,000 maximum borrowing amount and maturity date of June 2011. The amended line permits borrowing at interest rates ranging from 45 to 65 basis points over LIBOR for loan draws and 55 to 80 basis points over LIBOR for letter of credit advances. The credit agreement contains certain restrictions and conditions as defined in the agreement. There were no draws outstanding on this line of credit as of December 31, 2006 and 2005, however, $25,072,000 and $20,072,000, respectively, was committed for the issuance of letters of credit as required by insurance companies that underwrite the Company’s workers’ compensation insurance and also, where required, for construction of new restaurants.

On October 12, 2006, the Company entered into a short-term uncollateralized line of credit agreement that has a maximum borrowing amount of $50,000,000 and a maturity date of March 2007. The line permits borrowing at an interest rate 55 basis points over the LIBOR Market Index Rate at the time of each draw. The credit agreement contains certain restrictions and conditions as defined in the agreement. There were no draws outstanding on this line of credit as of December 31, 2006.

The Company has notes payable with banks bearing interest at rates ranging from 5.27% to 6.29% and from 4.95% to 6.06% at December 31, 2006 and 2005, respectively, to finance development of the Company’s restaurants in South Korea. The notes are denominated and payable in Korean won, with outstanding balances as of December 31, 2006 maturing at dates ranging from January 2007 to October 2007. As of December 31, 2006 and 2005, the combined outstanding balance was approximately $39,700,000 and $46,670,000, respectively. Certain of the notes payable are collateralized by lease and other deposits. At December 31, 2006 and 2005, collateralized notes totaled approximately $41,360,000 and $34,326,000, respectively. The Company has been pre-approved by these banks for additional borrowings of approximately $15,900,000 and $4,800,000 at December 31, 2006 and 2005, respectively.

Effective September 28, 2006, the Company established an uncollateralized note payable at a principal amount of 10,000,000,000 Korean won, which bears interest at 1.25% over the Korean Stock Exchange 3-month certificate of deposit rate (5.85% as of December 31, 2006). The proceeds of this note were used to refinance approximately 9,000,000,000 Korean won of short-term borrowings and to pay estimated 2006 corporate income taxes of 1,000,000,000 Korean won. The note is denominated and payable in Korean won and matures in September 2009. As of December 31, 2006, the outstanding principle on this note was approximately $10,629,000. The note contains certain restrictions and conditions as defined in the agreement that require the Company’s Korean subsidiary to maintain a ratio of debt to equity equal to or less than 2.5 to 1.0 and to maintain a ratio of bank borrowings to total assets equal to or less than 0.4 to 1.0.

The Company has notes payable with banks to finance the development of the Company’s restaurants in Japan (“Outback Japan”). The notes are payable to banks, collateralized by letters of credit and lease deposits of approximately $3,300,000 and $3,100,000 at December 31, 2006 and 2005, respectively, and bear interest at 1.40% and at 0.86% at December 31, 2006 and 2005, respectively. The notes are denominated and payable in Japanese yen, with outstanding balances as of December 31, 2006 maturing in September 2007. As of December 31, 2006 and 2005, outstanding balances totaled approximately $5,114,000 and $5,085,000, respectively.

In October 2003, Outback Japan established a revolving line of credit to finance the development of new restaurants in Japan and refinance certain notes payable. The line permits borrowing up to a maximum of $10,000,000. Effective March 10, 2006, this revolving credit facility that was scheduled to mature in June 2007 was

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amended with a new maturity date in June 2011. The amended line of credit permits borrowing at interest rates ranging from 45 to 65 basis points over LIBOR. As of December 31, 2006 and 2005, the Company had borrowed approximately $9,096,000 and $9,043,000, respectively, on the line of credit at an average interest rate of 1.19%, with draws as of December 31, 2006 maturing from February 2007 to June 2007. The revolving line of credit contains certain restrictions and conditions as defined in the agreement.

In February 2004, Outback Japan established an additional revolving line of credit to finance the development of new restaurants in Japan and to refinance certain notes payable. The line permits borrowing up to a maximum of $10,000,000 with interest of LIBOR divided by a percentage equal to 1.00 minus the Eurocurrency Reserve Percentage. The line matured in December 2006, and Outback Japan amended it to extend the maturity of the line until the earlier of March 31, 2007 or the date on which the acquisition of the Company by the investor group is final. All other material provisions of the agreement remained the same. As of December 31, 2006 and 2005, Outback Japan had borrowed approximately $3,921,000 and $5,593,000, respectively, on the line of credit at an average interest rate of 1.17%, with draws as of December 31, 2006 maturing in January 2007. The revolving line of credit contains certain restrictions and conditions as defined in the agreement.

As of December 31, 2006 and 2005, the Company had approximately $7,993,000 and $8,424,000 of notes payable at interest rates ranging from 2.07% to 7.75% and from 2.07% to 7.00%, respectively. These notes have been primarily issued for buyouts of general manager interests in the cash flows of their restaurants and generally are payable over five years.

In August 2005, the Company entered into a sale-leaseback arrangement for five of its properties. Pursuant to this arrangement, the Company sold these properties for a total of $6,250,000, including $1,250,000 for tenant improvements. The Company then leased the sites back for a 30-year term and will make lease payments on the first day of each calendar month. Since this transaction does not qualify for sale-leaseback accounting treatment, the Company has included the proceeds in the Company’s Consolidated Balance Sheets as long-term debt. During the fourth quarter of 2006, the Company determined that it will not be leasing one of the sites and reduced the amount of long-term debt recorded by the original book value of the site including tenant improvements or $1,325,000 to $4,925,000. The Company does not have any further obligations with this site.

DEBT GUARANTEES

The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to $35,000,000 for a limited liability company, T-Bird Nevada, LLC (“T-Bird”), owned by its California franchisee. This line of credit matures in December 2008. The line of credit bears interest at rates ranging from 50 to 90 basis points over LIBOR. The Company was required to consolidate T-Bird effective January 1, 2004 upon adoption of revised FASB Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities.” At December 31, 2006 and 2005, the outstanding balance on the line of credit was approximately $32,083,000 and $31,283,000, respectively, and is included in the Company’s Consolidated Balance Sheets as long-term debt. T-Bird uses proceeds from the line of credit for the purchase of real estate and construction of buildings to be opened as Outback Steakhouse restaurants and leased to the Company’s franchisees. According to the terms of the line of credit, T-Bird may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement.

If a default under the line of credit were to occur requiring the Company to perform under the guarantee obligation, the Company has the right to call into default all of its franchise agreements in California and exercise any rights and remedies under those agreements as well as the right to recourse under loans T-Bird has made to individual corporations in California that own the land and/or building leased to those franchise locations. Events of default are defined in the line of credit agreement and include the Company’s covenant commitments under existing lines of credit. The Company is not the primary obligor on the line of credit, and it is not aware of any non-compliance with the underlying terms of the line of credit agreement that would result in it having to perform in accordance with the terms of the guarantee.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is the guarantor of an uncollateralized line of credit that permits borrowing of up to a maximum of $24,500,000 for its joint venture partner, RY-8, Inc. (“RY-8”), in the development of Roy’s restaurants. The line of credit originally expired in December 2004 and was renewed twice with a new termination date in June 2011. According to the terms of the credit agreement, RY-8 may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement. On the termination date of the agreement, the entire outstanding principal amount of the loan then outstanding and any accrued interest is due. At December 31, 2006 and 2005, the outstanding balance on the line of credit was approximately $24,349,000 and $22,926,000, respectively.

RY-8’s obligations under the line of credit are unconditionally guaranteed by the Company and Roy’s Holdings, Inc, (“RHI”). If an event of default occurs (as defined in the agreement, and including the Company’s covenant commitments under existing lines of credit), then the total outstanding balance, including any accrued interest, is immediately due from the guarantors.

If an event of default occurs and RY-8 is unable to pay the outstanding balance owed, the Company would, as guarantor, be liable for this balance. However, in conjunction with the credit agreement, RY-8 and RHI have entered into an Indemnity Agreement and a Pledge of Interest and Security Agreement in favor of the Company. These agreements provide that if the Company is required to perform its obligation as guarantor pursuant to the credit agreement, then RY-8 and RHI will indemnify the Company against all losses, claims, damages or liabilities which arise out of or are based upon its guarantee of the credit agreement. RY-8’s and RHI’s obligations under these agreements are collateralized by a first priority lien upon and a continuing security interest in any and all of RY-8’s interests in the joint venture. RY-8 was in violation of certain of its debt covenants. The Company has received a waiver from the bank of its guarantee obligation solely relating to this violation.

As a result of the Company’s recourse provisions and the financial performance of the restaurants that collateralize the guarantee, the estimated fair value of the guarantee to be recorded is immaterial to the Company’s financial condition and financial statements.

The Company is a guarantor of a portion of $68,000,000 in bonds issued by Kentucky Speedway, LLC (“Speedway”). Speedway is an unconsolidated affiliate in which the Company has a 22.5% equity interest and for which the Company operates catering and concession facilities. Payments on the bonds began in December 2003 and will continue according to a redemption schedule with final maturity in December 2022. At December 31, 2006 and 2005, the outstanding balance on the bonds was $63,300,000.

In June 2006, Speedway modified certain terms and conditions of its debt, including (i) lowering its interest rate, (ii) removing a liquidity coverage requirement, (iii) reducing a fixed charge coverage ratio, (iv) delaying redemption payments for 2006, 2007, and 2008, and (v) revising a put feature that now allows the lenders to require full payment of the debt on or after June 2011. In connection with these modifications, in June 2006, the Company and other equity owners of Speedway entered into an amended guarantee, which increased the Company’s guarantee on the bonds from $9,445,000 to $17,585,000. The Company’s guarantee will proportionally decrease as payments are made on the bonds.

As part of the amended guarantee, the Company and other Speedway equity owners are obligated to contribute, either as equity or subordinated debt, any amounts necessary to maintain Speedway’s defined fixed charge coverage ratio. The Company is obligated to contribute 27.78% of such amounts. Speedway has not yet reached its operating break-even point. Since the initial investment, the Company has made additional working capital contributions and loans to this affiliate in payments totaling $5,503,000. Of this amount, $1,867,000 was loaned during 2006 and $1,392,000 was loaned in 2005.

Each guarantor has unconditionally guaranteed Speedway’s obligations under the bonds not to exceed its maximum guaranteed amount. The Company’s maximum guaranteed amount is $17,585,000. If an event of default occurs as defined by the amended guarantee, or if the lenders exercise the put feature, the total outstanding amount of the Bonds, plus any accrued interest, is immediately due from Speedway and each guarantor would be obligated to make payment under its guaranty up to its maximum guaranteed amount.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2006, in accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”), the Company recognized a liability of $2,495,000, representing the estimated fair value of the guarantee and a corresponding increase to the Company’s investment in Speedway, which is included in the line item entitled “Investments In and Advances to Unconsolidated Affiliates, Net” in the Company’s Consolidated Balance Sheets. Prior to the June 2006 modifications, the guarantee was not subject to the recognition or measurement requirements of FIN 45 and no liability related to the guarantee was recorded at December 31, 2005 or any prior period.

The Company’s Korean subsidiary is the guarantor of debt owed by landlords of two of the Company’s Outback Steakhouse restaurants in Korea. The Company is obligated to purchase the building units occupied by its two restaurants in the event of default by the landlords on their debt obligations, which were approximately $1,400,000 and $1,500,000 as of December 31, 2006. Under the terms of the guarantees, the Company’s monthly rent payments are deposited with the lender to pay the landlords’ interest payments on the outstanding balances. The guarantees are in effect until the earlier of the date the principal is repaid or the entire lease term of ten years for both restaurants, which expire in 2014 and 2016. The guarantees specify that upon default the purchase price would be a maximum of 130% of the landlord’s outstanding debt for one restaurant and the estimated legal auction price for the other restaurant, approximately $1,900,000 and $2,300,000 as of December 31, 2006. If the Company were required to perform under either guarantee, it would obtain full title to the corresponding building unit and could liquidate the property, each having an estimated fair value of approximately $2,900,000. As a result, the Company has not recognized a liability related to these guarantees in accordance with FIN 45. The Company has various depository and banking relationships with the lender, including several outstanding notes payable.

The aggregate payments of debt outstanding at December 31, 2006, for the next five years, are summarized as follows: 2007 — $60,381,000; 2008 — $34,126,000; 2009 — $12,321,000; 2010 — $1,162,000; 2011 — $157,041,000; and thereafter — $4,925,000. The carrying amount of long-term debt approximates fair value.

DEBT AND DEBT GUARANTEE SUMMARY (in thousands):

		Payable	Payable	Payable
	Total	During 2007	During 2008-2011	After 2011

Debt	$235,378	$60,381	$170,072	$4,925
Debt guarantees:
Maximum availability of debt guarantees	$81,285	$—	$77,085	$4,200
Amount outstanding under debt guarantees	78,217	—	74,017	4,200
Carrying amount of liabilities	34,578	—	34,578	—

8.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2006	2005

Litigation (See Notes 5 and 12)	$—	$39,000
Accrued insurance liability	31,236	26,411
Other liabilities	18,628	194

	$49,864	$65,605

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other long-term liabilities at December 31, 2006 also include $10,409,000 for the unfunded portion of the PEP Stock Plan and $5,799,000 for the Diversified Plan, which are owed to managing partners and chef partners (see Note 13).

9.	FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME

Comprehensive income includes net income and foreign currency translation adjustments. Total comprehensive income for the years ended December 31, 2006, 2005 and 2004 was approximately $108,164,000, $149,248,000 and $151,531,000, respectively, which included the effect of gains and (losses) from translation adjustments of approximately $8,004,000, $2,502,000 and ($40,000), respectively.

10.	STOCKHOLDERS’ EQUITY

The Company repurchased shares of its common stock, $0.01 par value, as follows (in thousands):

	Years Ended December 31,
	2006	2005	2004

Number of shares repurchased	1,419	2,177	2,155
Aggregate purchase price	$59,435	$92,363	$95,554

Repurchased shares are carried as treasury stock on the Consolidated Balance Sheets and are recorded at cost. During 2006, 2005 and 2004, the Company reissued approximately 1,692,000, 3,264,000 and 1,643,000 shares of treasury stock, respectively, that had a cost of approximately $76,535,000, $131,981,000 and $50,538,000, respectively for exercises of stock options and grants of restricted stock.

11.	INCOME TAXES

Provision for income taxes consisted of the following (in thousands):

	Years Ended December 31,
	2006	2005	2004

Current provision:
Federal	$52,277	$70,619	$76,321
State	11,403	16,435	11,213
Foreign	3,137	10,072	4,310

	66,817	97,126	91,844

Deferred benefit:
Federal	(21,650)	(19,944)	(11,569)
State	(2,325)	(1,565)	(1,653)
Foreign	(1,030)	(1,809)	—

	(25,005)	(23,318)	(13,222)

Income tax provision	$41,812	$73,808	$78,622

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The reconciliation of income taxes calculated at the United States federal tax statutory rate to the Company’s effective tax rate is as follows:

	Years Ended December 31,
	2006	2005	2004

Income taxes at federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	3.9	4.1	4.0
Employment related credits, net	(10.7)	(6.8)	(5.3)
Other, net	(0.1)	1.0	(0.9)

Total	28.1%	33.3%	32.8%

The income tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2006	2005

Deferred income tax assets:
Deferred rent	$28,281	$22,947
Insurance reserves	17,771	13,208
Unearned revenue	4,925	25,979
Deferred compensation	26,629	2,425
Partner accrued buyout liability	9,512	9,382
Goodwill and amortization	10,620	10,735
Foreign net operating loss carryforward	1,512	3,439
Other, net	1,529	6,808

Gross deferred income tax assets	100,779	94,923
Less: valuation allowance	(4,149)	(6,543)

	96,630	88,380

Deferred income tax liability:
Less: depreciation	(4,586)	(21,343)

Net deferred tax assets	$92,044	$67,037

The Company has revised its income tax accounts as of and for the year ended December 31, 2005, to correct temporary differences related to the depreciation of assets held in consolidated tax partnerships and to separately reflect the tax assets and liabilities of different tax jurisdictions. The revisions increased other current assets by $29.5 million, reduced non-current deferred tax assets by $11.4 million and increased income taxes payable of $18.1 million. The revision decreased the current tax provision $11.4 million and the deferred tax benefit by a corresponding amount. The revisions had no impact on results of operations and cash flows.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in the valuation allowance account for the deferred tax assets are as follows (in thousands):

	Years Ended December 31,
	2006	2005	2004

Balance at January 1	$6,543	$7,855	$6,081
Additions charged to costs and expenses	—	526	1,774
Change in assessments about the realization of deferred tax assets	(2,394)	(1,838)	—

Balance at December 31	$4,149	$6,543	$7,855

A provision was not made for any United States or additional foreign taxes on undistributed earnings related to the Company’s foreign affiliates as these earnings were and are expected to continue to be permanently reinvested. If the Company identifies an exception to its general reinvestment policy of undistributed earnings, additional taxes will be posted.

12.	COMMITMENTS AND CONTINGENCIES

OPERATING LEASES — The Company leases restaurant and office facilities and certain equipment under operating leases having initial terms expiring between 2007 and 2021. The restaurant facility leases primarily have renewal clauses from five to 30 years exercisable at the option of the Company. Certain of these leases require the payment of contingent rentals based on a percentage of gross revenues, as defined by the terms of the applicable lease agreement. Total rental expense for the years ended December 31, 2006, 2005 and 2004 was approximately $111,987,000, $95,169,000 and $79,331,000, respectively, and included contingent rent of approximately $7,361,000, $5,826,000 and $4,695,000, respectively.

Future minimum rental payments on operating leases (including leases for restaurants scheduled to open in 2007) are as follows (in thousands):

2007	$99,168
2008	93,661
2009	87,460
2010	81,140
2011	69,900
Thereafter	209,710

Total minimum lease payments	$641,039

In January 2005, the Company executed a lease termination agreement to vacate a premises occupied by a Company-owned Outback Steakhouse. In accordance with the terms of this agreement, the Company vacated the restaurant and terminated its lease in June 2006. The Company received approximately $6,014,000 and recorded a gain of $5,165,000 on the disposal of this restaurant during the second quarter of 2006, which is included in the line item “Other income (expense), net” in the Company’s Consolidated Statements of Income.

PURCHASE OBLIGATIONS — The Company has minimum purchase commitments with various vendors through June 2009. Outstanding commitments as of December 31, 2006 were approximately $643,478,000 and consist primarily of minimum purchase commitments of beef, pork, chicken, and other food products related to normal business operations and contracts for advertising, marketing, sports sponsorships, printing and technology.

LONG-TERM INCENTIVES — On December 8, 2005, the Board approved long-term incentive agreements for certain of its brand presidents. Payments are contingent on employment as brand president for a ten-year term (a reduced payment may be made upon completion of the eighth year). The agreements provide for minimum payments of $500,000 to $1,000,000 per individual upon completion of the term. In addition, upon completion of the term, the individual will receive 5% of the excess, if any, of cumulative operating profit of the brand over the

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cumulative cost of capital employed in the brand. The cost of capital is subject to annual adjustment by the Company.

LITIGATION AND OTHER MATTERS — The Company is subject to legal proceedings claims and liabilities that arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company’s financial position or results of operations and cash flows.

In June 2003, in a civil case against the Company in Indiana state court alleging liability under the “dramshop” liquor liability statute, a jury returned a verdict in favor of the two plaintiffs who were injured by a drunk driver. The portion of the verdict against the Company was $39,000,000. The Company appealed the verdict to the Indiana Court of Appeals. On July 25, 2005, the Court of Appeals affirmed the verdict of the trial courts. The Company petitioned the Court of Appeals for rehearing and rehearing was denied. The Company filed a petition for transfer with the Indiana Supreme Court. On February 21, 2006, the Indiana Supreme Court granted transfer. On November 8, 2006, the Indiana Supreme Court issued its decision reversing the verdict of the Indiana Court of Appeals, reversing the order of the trial court denying a new trial and remanding the case to the trial court with direction to vacate the judgment and schedule a new trial. The decision of the Indiana Supreme Court has been certified to the trial court and the verdict vacated. A new trial will be scheduled.

As a result of the Indiana Supreme Court’s decision, the Company, at September 30, 2006, reversed its entry for the original $39,000,000 verdict that was recorded as a non-current liability in its Consolidated Balance Sheets and as a non-current receivable in other assets.

The Company has insurance coverage related to this case provided by its primary carrier for $21,000,000 and by an excess insurance carrier for the balance of the verdict of approximately $19,000,000. The excess insurance carrier has filed a declaratory judgment suit claiming it was not notified of the case and is therefore not liable for its portion of the verdict. The Company does not believe the excess carrier’s case has any merit and is vigorously defending this case. Activity in this case has been held in abeyance pending resolution of appeals in the “dramshop” case. The Company has filed counter-claims against the excess carrier and cross-claims against the primary carrier and its third-party administrator. The Company’s third-party administrator has executed an indemnification agreement indemnifying the Company against any liability resulting from the alleged failure to give notice to the excess insurance carrier.

On November 7, 2006, a stockholder complaint was filed as a purported class action on behalf of all public stockholders of the Company, against the Company, each of Company’s directors, J. Timothy Gannon, Bain Capital Partners, LLC and Catterton Partners in the Circuit Court of the 13th Judicial Circuit in and for Hillsborough County, Florida. The complaint is captioned Charter Township of Clinton Police and Fire Retirement System v. OSI Restaurant Partners, Inc., Chris T. Sullivan, Robert D. Basham, A. William Allen, III, John A. Brabson, Jr., W.R. “Max” Carey, Jr., Debbie Fields, General (Ret.) Tommy Franks, Thomas A. James, Lee Roy Selmon, Toby S. Wilt, J. Timothy Gannon, Bain Capital Partners, LLC and Catterton Partners, Case No. 06-CA-010348 Div. B. The plaintiff alleges that it is an owner of the Company’s common stock. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits the Company’s management expected to invest in the proposed transaction at the expense of the Company’s public stockholders. Among other things, the complaint seeks to enjoin the Company, its directors and the other defendants from proceeding with or consummating the merger. Bain Capital Partners, LLC and Catterton Partners are alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. Based on the facts known to date, the Company and other defendants believe that the claim asserted is without merit and intend to defend this suit vigorously. The absence of an injunction prohibiting the consummation of the merger is a condition to the closing of the merger. Subsequent to December 31, 2006, a second shareholder complaint was filed (see Note 19).

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GUARANTEES — The Company guarantees debt owed to banks by some of its franchisees, joint venture partners and unconsolidated affiliates. The maximum amount guaranteed is approximately $81,285,000 with outstanding guaranteed amounts of approximately $78,217,000 at December 31, 2006. The Company would have to perform under the guarantees if the borrowers default under their respective loan agreements. The default would trigger a right for the Company to take over the borrower’s franchise or partnership interest.

Pursuant to the Company’s joint venture agreement for the development of Roy’s restaurants, RY-8, its joint venture partner, has the right to require the Company to purchase up to 25% of RY-8’s interests in the joint venture at anytime after June 17, 2004 and up to another 25% (total 50%) of its interests in the joint venture at anytime after June 17, 2009. The purchase price to be paid by the Company would be equal to the fair market value of the joint venture as of the date that RY-8 exercised its put option multiplied by the percentage purchased.

In addition, if RY-8 is unable to fund its working capital needs and future interest payments, the Company would be obligated to make those payments on behalf of its joint venture partner.

INSURANCE — The Company purchased insurance for individual claims that exceed the amounts listed in the following table:

	2006	2005	2004

Workers’ Compensation	$1,000,000	$1,000,000	$1,000,000
General Liability(1)	1,500,000	1,500,000	1,500,000
Health(2)	300,000	300,000	300,000
Property Coverage	7,500,000	5,000,000	5,000,000

(1)	Beginning in 2004, for claims arising from liquor liability, there is an additional $1,000,000 deductible until a $2,000,000 aggregate has been met. At that time, any claims arising from liquor liability revert to the general liability deductible.

(2)	The Company is self-insured for all aggregate health benefits claims, limited to $300,000 per covered individual per year.

The Company records a liability for all unresolved claims and for an estimate of incurred but not reported claims at the anticipated cost to the Company based on estimates provided by a third party administrator and insurance company. The Company’s accounting policies regarding insurance reserves include certain actuarial assumptions and management judgments regarding economic conditions, the frequency and severity of claims and claim development history and settlement practices. Unanticipated changes in these factors or future adjustments to these estimates may produce materially different amounts of expense that would be reported under these programs.

PROPOSED MERGER — On November 5, 2006, the Company entered into a definitive agreement to be acquired by an investor group for $40.00 per share in cash. The Company’s Board of Directors, on the unanimous recommendation of a Special Committee of independent directors, approved the merger agreement and recommended that the Company’s shareholders adopt the agreement. If the proposed merger is approved by the Company’s shareholders, the Company must pay a merger transaction fee equal to 0.35% of the approximately $3.2 billion transaction value less $300,000 of fees already paid or $10,760,000. If the proposed merger is not approved, the Company may be required to pay a termination fee of $25,000,000 to $45,000,000 and reimburse out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement, up to a maximum of $7,500,000 (see Note 14).

13.	STOCK-BASED COMPENSATION PLANS AND OTHER BENEFIT PLANS

STOCK-BASED COMPENSATION PLANS

The Company’s Amended and Restated Stock Option Plan was approved by the shareholders of the Company in April 1999, and has subsequently been amended as deemed appropriate by the Company’s Board of Directors or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

shareholders. In 2004, this plan was amended to allow the issuance of restricted stock and was renamed the Amended and Restated Stock Plan (the “Stock Plan”). There are currently 23,500,000 shares of the Company’s common stock which may be issued and sold upon exercise of options or grants of restricted common stock under the Stock Plan. The term of options and restricted stock granted is determined by the Board of Directors and grantees generally vest in the options or shares over a one to ten year period.

The purpose of the Stock Plan is to attract competent personnel, to provide long-term incentives to Directors and key employees, and to discourage employees from competing with the Company.

In 2002, the Company adopted the 2002 Managing Partner Stock Option Plan to provide for the issuance of options to managing partners and other key employees of the Company, including upon commencement of employment and to managing partners upon completion of the term of their employment agreements. In 2005, this plan was amended to allow the issuance of restricted stock and was renamed the Amended and Restated Managing Partner Stock Plan (the “MP Stock Plan”). No options or restricted stock may be granted under the MP Stock Plan to Directors or Officers of the Company or any of its subsidiaries or affiliated partnerships. The MP Stock Plan is administered by the Board of Directors. There are currently 7,500,000 shares of the Company’s common stock which may be issued or sold upon exercise of options or grants of restricted common stock under the MP Stock Plan. The term of options and restricted stock granted under the MP Stock Plan is determined by the Board of Directors and generally ranges from five to fifteen years.

Options under the Stock Plan and the MP Stock Plan may be options that qualify under Section 422 of the Internal Revenue Code (“Incentive Stock Options”) or options that do not qualify under Section 422 (“Nonqualified Options”). To date, the Company has only issued Nonqualified Options.

The exercise price for options granted under the Stock Plan and the MP Stock Plan generally cannot be less than fair market value at the date of grant of the shares covered by the option. The exercise price of options granted under the MP Stock Plan was historically determined by using a three-month weighted-average stock price to eliminate the daily trading increases and decreases in the stock price. This averaging method resulted in certain option grants under the MP Stock Plan that were above or below the closing price as of the exact grant date. Compensation expense resulted if the exercise price of these options was less than the market price on the date of grant. The Company discontinued use of the average stock price in November 2005.

In 2006, the Company adopted the Partner Equity Plan (the “PEP”) for managing partners and chef partners in domestic restaurants. The PEP, as approved by the Board and the Company’s shareholders, includes the Partner Equity Deferred Compensation Diversified Plan (the “Diversified Plan”) and the Partner Equity Deferred Compensation Stock Plan (the “PEP Stock Plan”).

When a managing partner or chef partner of a domestic restaurant executes a five-year employment agreement, he or she makes a capital contribution in exchange for a partnership interest in the restaurant. Upon completion of each five-year term of employment, the participating partners will receive a deferred compensation benefit. The Diversified Plan will permit partners to direct the investment of their deferred compensation accounts into a variety of benchmark investment funds. Specified portions of partners’ accounts will be required to be invested in the PEP Stock Plan (a minimum of 75%, 50% and 25% based on completion of the first, second and third or subsequent employment terms, respectively). Only shares of the Company’s common stock purchased on the open market will be utilized in the PEP Stock Plan.

The PEP is effective for all new partner employment agreements signed after March 1, 2006 and will replace the issuance of stock options to partners upon completion of their terms of employment. In addition, during the first quarter of 2006, all partners with existing employment agreements were given an opportunity to elect to participate in the PEP in lieu of the receipt of stock options upon completion of their terms of employment. As a result, the only partners who will receive stock option grants under the MP Stock Plan in the future are those partners who executed an employment agreement prior to March 1, 2006 and who did not elect to participate in the PEP.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The PEP Stock Plan is intended to be an unfunded, unsecured promise to pay the participant in the Company’s common stock, subject to the terms and conditions of the PEP Stock Plan. The Diversified Plan also is intended to be an unfunded, unsecured promise to pay the participant in cash, subject to the terms and conditions of the Diversified Plan.

The Company currently intends to fund its PEP obligation by making a cash contribution to an irrevocable grantor or “rabbi” trust upon each partner’s completion of a term of employment (the Company is the sole owner of any assets in the trust and participants are general creditors of the Company with respect to their benefits under the PEP). A specified percentage of these funds will be required to be used by the trustee to purchase shares of the Company’s common stock on the open market. No shares will be issued by the Company to the PEP.

All distributions from PEP Stock Plan accounts will be made in whole shares of common stock. Distributions from Diversified Plan accounts will be made in cash. The maximum number of shares that may be distributed pursuant to the PEP Stock Plan is 5,000,000, subject to adjustment for stock dividends, stock splits and certain other changes in the Company’s capitalization.

Participants’ PEP Stock Plan accounts will be credited with phantom shares of the Company’s common stock at the time of a contribution based on the amount of the cash contribution to the PEP Stock Plan and the closing trading price of the Company’s common stock on the NYSE on the day of the contribution (or, if there is no trading of the shares on that day, on the next date on which trading occurs). Accounts will be credited with notional gains or losses from the date the contribution is credited based on actual increases and decreases in the value of the Company’s common stock. A participant will have no voting rights or other rights as a shareholder based on phantom shares of the Company’s common stock credited to his or her account, and the Company will have no obligation to set aside or reserve the Company’s common stock for the purpose of meeting its obligations under the PEP Stock Plan. Notwithstanding the foregoing, a participant will be entitled to receive credits to his or her account under the Diversified Plan equal to the amount of any dividends that are payable on the Company’s common stock based on the number of phantom shares of the Company’s common stock credited to the participant’s account at the time such dividend is declared. Although participants’ accounts in the PEP Stock Plan will not actually hold the Company’s common stock, the Company expects to cause the trust to purchase the Company’s common stock in the open market in amounts equal to the number of phantom shares credited to the PEP Stock Plan accounts. The Company will not issue shares of its common stock to the trust for PEP from its treasury or from authorized and unissued shares without shareholder approval. As of December 31, 2006, the trust has not purchased any shares (see Note 8).

Amounts credited to a partner’s accounts are fully vested at all times and participants will have no discretion with respect to the time and form of benefit payments under the PEP. Except in the event of the death or disability of the participant, each account will be distributed to the participant in three payments:

•	25% of the then total account balance will be distributed five years after the Company contribution is made (which generally occurs at the end of the five-year employment term);

•	an additional 25% of the account (i.e., one-third of the remaining account balance) will be distributed seven years after the Company contribution is made; and

•	the remaining account balance will be distributed 10 years after the Company contribution is made.

The Company currently administers the PEP Stock Plan. The administrator may, at any time, amend or terminate the PEP Stock Plan, except that no amendment or termination may reduce a participant’s account balance or accelerate benefits under the PEP Stock Plan in violation of Section 409A of the IRC. If the Company terminates the PEP Stock Plan, the Company must pay to each participant the balance of the participant’s accounts at the time and in the form such amounts would have been paid absent termination of the PEP Stock Plan. Notwithstanding the foregoing, to the extent permitted under Section 409A of the IRC, the Company may, in its complete and sole discretion, accelerate distributions under the PEP Stock Plan in the event of (i) change in the ownership or effective

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

control of the Company, (ii) change in the ownership of a substantial portion of the assets of the Company, (iii) liquidation or bankruptcy of the Company, or (iv) any other circumstances permitted under Section 409A of the IRC.

After completion of each five-year employment term under the current terms of the PEP, each partner will be issued 1,000 shares of the Company’s common stock (“Partner Shares”) under the MP Stock Plan. Once awarded, these Partner Shares are unrestricted and may be sold or transferred at any time. Partner Shares are accounted for in a similar manner as restricted stock and compensation expense is recognized over the five-year service period prior to the issuance date at the end of the employment term.

The Stock Plan, MP Stock Plan and PEP Stock Plan were amended in November 2006 as a result of the proposed merger (see Note 14).

As of December 31, 2006, the Company had granted to employees of the Company a cumulative total of approximately 22,740,000 options (after forfeitures) under the Stock Plan to purchase the Company’s common stock at prices ranging from $0.19 to $43.90 per share, which was the estimated fair market value at the time of each grant, and approximately 691,000 shares of restricted stock. As of December 31, 2006, the Company had granted to employees of the Company a cumulative total of approximately 6,696,000 options (after forfeitures) under the MP Stock Plan to purchase the Company’s common stock at prices ranging from $29.23 to $46.93 per share and approximately 663,000 shares of restricted stock and Partner Shares. As of December 31, 2006, options for approximately 3,056,000 shares were exercisable in total under both of the plans, and no shares of restricted stock or Partner Shares were exercisable under either plan. As of December 31, 2006, the Company had an obligation under the PEP Stock Plan to pay its participants the equivalent of approximately 291,000 shares of common stock, and the PEP stock trust had not purchased any shares as of December 31, 2006. The Company also had an obligation under the Diversified Plan to pay its participants approximately $6,154,000, and the Diversified trust was funded by approximately $6,100,000 as of December 31, 2006.

STOCK OPTIONS

The following table presents a summary of the Company’s stock options as of December 31, 2006 and activity in the Company’s stock option plans for the year ended December 31, 2006 (in thousands, except option prices and contractual life):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Life (Years)	Value

Outstanding at December 31, 2005	16,643	$32.25
Granted	100	36.65
Exercised	(1,335)	25.40
Forfeited	(785)	39.46

Outstanding at December 31, 2006	14,623	$32.52	8.3	$111,249

Exercisable at December 31, 2006	3,056	$25.96	4.7	$40,502

Fully vested, non-exercisable at December 31, 2006	8,069	$32.89	10.3	$59,126

The total intrinsic value (market value on date of exercise less exercise price) of options exercised during the years ended December 31, 2006, 2005 and 2004 was approximately $21,249,000, $42,421,000 and $37,812,000, respectively. The aggregate intrinsic value of options outstanding as of December 31, 2006, disclosed in the table above, represents the closing stock price on the last trading day of the year less the exercise price, multiplied by the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

number of in-the-money stock options outstanding. The excess cash tax benefit classified as a financing cash inflow for the year ended December 31, 2006 was approximately $4,046,000.

Tax benefits resulting from the exercise of non-qualified stock options reduced taxes currently payable by approximately $8,058,000, $16,514,000 and $14,527,000 in 2006, 2005 and 2004, respectively. The tax benefits are credited to additional paid-in capital.

At December 31, 2006, there was approximately $16,816,000 of unrecognized, pre-tax compensation expense related to non-vested stock options. This cost is expected to be recognized over a weighted-average period of 4.2 years. The weighted-average grant date fair value of stock options granted during 2006, 2005 and 2004 was $13.34, $14.80 and $12.67 per share, respectively. The following assumptions were used to calculate the fair value of options granted during the year ended December 31, 2006: (1) risk-free interest rate of 4.6%; (2) dividend yield of 1.26%; (3) expected life of 7.5 years; and (4) volatility of 28.5%.

The Company has a policy of repurchasing shares on the open market to satisfy stock option exercises, to reduce the dilutive effect of restricted stock and for deposits in the PEP Stock Plan. The Company generally repurchases shares based on estimates of exercises, vesting of restricted stock and contributions to the PEP Stock Plan and has repurchased 1,419,000 shares in 2006. The Company typically issues treasury shares upon exercise of stock options.

RESTRICTED STOCK AND PARTNER SHARES

The following table presents restricted stock and Partner Share activity in the Company’s plans for the year ended December 31, 2006 (in thousands, except average fair value):

	Number of	Weighted
	Restricted	Average Fair
	Share Awards	Value per Award

Restricted stock and Partner Share awards outstanding at December 31, 2005	1,044	$41.54
Granted	605	36.39
Vested	—	—
Forfeited	(95)	41.84

Restricted stock and Partner Share awards outstanding at December 31, 2006	1,554	$39.62

The Company did not grant restricted stock during the year ended December 31, 2004.

The preceding table includes 339,250 non-vested Partner Shares granted with a weighted-average fair value of $36.11 and 10,000 Partner Shares forfeited with a weighted-average fair value of $36.04 during the year ended December 31, 2006.

On April 25, 2006, the Company’s Board of Directors awarded an equivalent of 79,000 shares of the Company’s common stock to certain employees with a weighted-average grant date fair value of $41.61 per award. These awards had an option to be settled in cash or through issuance of restricted stock, and therefore, qualified as liability-based awards under SFAS No. 123R as of September 30, 2006. In October 2006, the Board of Directors approved replacing the rewards with grants of restricted stock, which are included in the preceding table.

Compensation expense recognized in net income for restricted stock, liability-based and Partner Share awards granted during the year ended December 31, 2006 was approximately $9,234,000. At December 31, 2006, unrecognized pre-tax compensation expense related to non-vested restricted stock and Partner Share awards was approximately $48,472,000 and will be recognized over a weighted-average period of 5.2 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 27, 2005, the Company’s Board of Directors approved a grant of restricted common stock to the Company’s Chief Executive Officer under the Stock Plan. Under the terms of the grant, 300,000 shares of restricted common stock were issued and will vest as follows: on December 31, 2009, 90,000 shares, plus an additional 30,000 shares if the market capitalization of the Company exceeds $6,060,000,000; on December 31, 2011, 90,000 shares, plus an additional 30,000 shares if the market capitalization of the Company exceeds $8,060,000,000; and on December 31, 2014, the balance of all remaining unvested shares. On December 8, 2005, the Company’s Board of Directors approved an additional grant of restricted stock to the Company’s Chief Executive Officer under the Stock Plan. Under the terms of the grant, 150,000 shares of restricted stock were issued effective December 31, 2005 and will vest as follows: on December 31, 2009, 75,000 shares and on December 31, 2011, the remaining 75,000 shares.

On July 27, 2005, the Company’s Board of Directors approved a grant of 50,000 shares of restricted common stock to the Senior Vice President of Real Estate and Development as an inducement grant in connection with his hiring. These shares were not issued under any existing stock plan of the Company. Under the terms of the grant, the 50,000 shares of restricted stock will vest as follows: on June 13, 2008, 10,000 shares; on June 13, 2010, 10,000 shares; on June 13, 2012, 15,000 shares; and on June 13, 2015, the balance of all remaining unvested shares.

On October 26, 2005, the Company’s Board of Directors approved a grant of 100,000 shares of restricted common stock to the Senior Vice President and Chief Financial Officer as an inducement grant in connection with his hiring, effective November 1, 2005. These shares were not issued under any existing stock plan. Under the terms of the grant, the 100,000 shares of restricted stock will vest as follows: on November 1, 2010, 50,000 shares, plus an additional 10,000 shares if the market capitalization of the Company exceeds $6,000,000,000; and on November 1, 2012, the balance of all remaining unvested shares.

The Company’s Board of Directors approved a grant of 50,000 shares of restricted common stock to the Chief Marketing Officer of its Outback Steakhouse brand as an inducement grant in connection with her hiring, effective October 1, 2006. These shares were not issued under any existing stock plan. Under the terms of the grant, all of the shares will vest on October 1, 2011 unless this employee is terminated after October 1, 2009 for other than “cause”, as defined in the employment agreement, at which time 50% of the shares will vest.

OTHER BENEFIT PLAN

The Company has a qualified defined contribution 401(K) plan covering substantially all full-time employees, except officers and certain highly compensated employees. Assets of this plan are held in trust for the sole benefit of the employees. The Company contributed approximately $1,800,000, $1,500,000 and $1,350,000 to the 401(K) plan during the plan years ended December 31, 2006, 2005 and 2004, respectively.

14.	PROPOSED MERGER

On November 5, 2006, the Company entered into a definitive agreement to be acquired by an investor group comprised of affiliates of Bain Capital Partners, LLC and Catterton Partners and Company founders Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon, for $40.00 per share in cash (the “Merger Consideration”). The Company’s Board of Directors, on the unanimous recommendation of a Special Committee of independent directors, approved the merger agreement and recommended that the Company’s shareholders adopt the agreement.

The total transaction value, including assumed debt, is approximately $3.2 billion. The transaction is expected to close prior to the end of April 2007, and is subject to approval of the Company’s shareholders (other than those Company managers investing in the acquisition) and customary closing conditions. The transaction is not subject to a financing condition.

After the effective time of the proposed merger, the Company will continue its current operations, except that it will cease to be an independent public company, and its common stock will no longer be traded on the New York Stock Exchange.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The merger agreement contains certain termination rights. The merger agreement provides that in certain circumstances, upon termination, the Company may be required to pay a termination fee of either $25,000,000 or, in certain circumstances, $45,000,000, and reimburse out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement, up to a maximum of $7,500,000. Also under certain circumstances, upon termination, the Company may be entitled to receive a termination fee of $45,000,000.

Merger expenses of approximately $2,900,000 for the year ended December 31, 2006 were included in the line item “General and administrative” expenses in the Company’s Consolidated Statements of Income and reflect primarily the professional service costs incurred by the Company in connection with the proposed merger transaction.

On November 5, 2006, the Company entered into amendments to certain employment, stock option and restricted stock agreements with the Company’s Chief Executive Officer, Chief Operating Officer, Chief Officer — Legal and Corporate Affairs and Chief Financial Officer. Pursuant to the Amendments, in the event of a separation of service of the executive by the Company without cause or by the executive for good reason within two years after a change of control, the executive will be paid a lump sum equal to two times the sum of (i) his gross annual base salary at the rate in effect immediately prior to the change of control and (ii) the aggregate cash bonus compensation paid to him for the two fiscal years preceding the year in which the change of control occurs divided by two. However, in the case of the Chief Financial Officer, if he is not employed for the two entire fiscal years preceding the year in which a change of control occurs, the amount for the purposes of clause (ii) will be equal to his target bonus for the year in which the change of control occurs.

Pursuant to the Chief Executive Officer’s Amendment, if a change of control and subsequent separation of service cause the vesting of all restricted stock granted to him pursuant to certain Restricted Stock Agreements, the Company will not be required to pay him severance compensation of $5,000,000, as previously required under his employment agreement in certain circumstances.

Pursuant to the Amendments for the Chief Executive Officer, Chief Operating Officer and Chief Officer — Legal and Corporate Affairs, the options owned by each of them will become fully vested and exercisable if, within two years after a change of control, the executive is terminated by the Company without cause, resigns for good reason, dies or suffers a disability.

Pursuant to the Amendments for each of the Chief Executive Officer, Chief Officer — Legal and Corporate Affairs and Chief Financial Officer, the restricted stock owned by each of them will become fully vested and all restrictions will lapse if, within two years after a change of control, the executive is terminated by the Company without cause, resigns for good reason, dies or suffers a disability.

Each Amendment provides a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to an executive pursuant to an employment agreement, stock option agreement, restricted stock agreement or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive is greater than 110% of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments under the change in control agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

On November 5, 2006, the Company amended the Outback Steakhouse, Inc. Amended and Restated Stock Plan (the “Stock Plan”) and the Outback Steakhouse, Inc. Amended and Restated Managing Partner Stock Plan (the “MP Stock Plan”). Pursuant to these amendments, each option granted under the Stock Plan and the MP Stock Plan that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will, as of the Effective Time, become fully vested and be converted into an obligation to pay cash in an amount equal to the product of (i) the total number of shares of common stock subject to such option and (ii) the excess, if any, of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Merger Consideration over the per share option price. Additionally, pursuant to such amendments, at the Effective Time, unless otherwise agreed to by the award recipient, each award of restricted stock will be converted into a right to receive cash in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of restricted stock in respect of such award. Such cash amount will vest and be paid in accordance with the original scheduled vesting dates applicable to the converted restricted stock; provided, however, that such cash amount will vest and be paid upon the death, disability or termination other than for cause of the holder of the restricted stock. Prior to the Effective Time, the Company will establish an irrevocable grantor trust to provide for the payment of these cash amounts in respect of such outstanding restricted stock awards.

Pursuant to the Amendment to the Outback Steakhouse, Inc. Partner Equity Plan (the “PEP”), dated November 5, 2006, phantom shares of Company stock credited to each participant’s account will be converted into cash credits in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company common stock credited to such participant’s account. Such cash amounts will be credited to an account for each participant and will be eligible to be invested by participants in the investment alternatives available under the Partner Equity Deferred Compensation Diversified Plan part of the PEP and, except for such administrative changes as may be necessary to effectuate the foregoing, will be administered in accordance with the payment schedule and consistent with the terms of the PEP.

Pursuant to the Amendment to the Directors’ Deferred Compensation and Stock Plan (the “Directors’ Plan”), dated November 5, 2006, each share unit credited to a deferral account will be converted into the right to receive the Merger Consideration immediately upon the Effective Time.

15.	BUSINESS COMBINATIONS

In January 2004, one of the cofounders of Bonefish Grill died. Under the terms of the Bonefish agreements, the Company purchased the 25% ownership interest of this founder in a Bonefish partnership that owns and operates Bonefish Grill restaurants in Florida for approximately $9,522,000 in cash. Since the date of acquisition, the Company has reduced the minority partner’s remaining interest in this entity to 25% in the consolidated financial statements. The Company recorded goodwill of approximately $3,332,000 associated with this transaction, all of which is expected to be deductible for income tax purposes. Additionally, the Company recorded trademark and trade dress assets with values of approximately $1,000,000 and $75,000, which will be amortized over useful lives of 20 and 15 years, respectively, and favorable lease intangibles of approximately $474,000, which will be amortized over the remaining terms of the associated leases, ranging from two to 24 years.

In March 2004, the Company acquired the 36% minority ownership interests of its partners in nine Carrabba’s restaurants in Texas for approximately $3,738,000 in cash. No minority interest for these stores has been reflected in the consolidated financial statements since that date.

In September 2004, the Company acquired an additional 39% ownership interest in the joint venture that operates Fleming’s for approximately $24,300,000 in cash and $14,700,000 paid in satisfaction of amounts outstanding under loans previously made by the Company to the joint venture partners. Since the date of acquisition, the Company has reduced the minority partners’ remaining interest to 10% in the consolidated financial statements. In connection with the allocation of the purchase price paid to acquire the additional ownership interest, the Company recorded tax-deductible goodwill of approximately $13,732,000 and trademark and trade dress assets with values of approximately $6,747,000 and $702,000, which will be amortized over 25 and 15 years, respectively.

On January 1, 2005, the Company acquired the 50% minority ownership interests of its partner in four Carrabba’s restaurants in Ohio for approximately $5,200,000 in cash and the assumption of the employee partner buyout liability for these stores of approximately $590,000. No minority interest for these stores has been reflected in the Consolidated Financial Statements since that date. The Company recorded goodwill of approximately $4,100,000 associated with this transaction, all of which is expected to be deductible for income tax purposes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2006, the Company purchased ten Outback Steakhouses from its franchisee in Eastern Canada for approximately $7,456,000 in cash and the assumption of the employee partner buyout liability for these locations of approximately $748,000 and other liabilities of approximately $134,000. The Company recorded goodwill of approximately $3,209,000 associated with this transaction, $2,407,000 of which is expected to be deductible for income tax purposes. Additionally, the Company recorded favorable lease intangibles of $300,000, which will be amortized over the remaining terms of the associated leases, ranging from 4 to 15 years (see Note 4).

In August 2006, the Company acquired the remaining 50% minority ownership interests in nineteen Carrabba’s restaurants, the remaining 20% minority ownership interests in six Carrabba’s restaurants, and an additional 10% ownership interest in one Carrabba’s restaurant for a total of $28,500,000 in cash and the forgiveness of amounts owed by the minority owners of $380,000 (see Note 16). Since the date of acquisition, the Company has reduced the minority partners’ remaining interest to 50% for one store, with no minority interests for the remaining twenty-five stores in the consolidated financial statements. The Company recorded goodwill of $7,376,000 associated with this transaction, all of which is expected to be deductible for income tax purposes. Additionally, the Company recorded fixed assets of $1,830,000, a trade name asset of $13,100,000, minority interests in consolidated entities of $5,021,000 and favorable lease intangibles of $1,636,000, which will be amortized over the remaining terms of these associated leases, ranging from 16 to 30 years (see Note 4).

On October 1, 2006, the Company acquired the remaining 50% minority ownership interests in six Carrabba’s restaurants and the remaining 20% minority ownership interests in five Carrabba’s restaurants for $3,400,000 in cash and the assumption of certain employee partner buyout liabilities (see Note 16).

On October 1, 2006, the Company acquired the remaining 20% minority ownership interests in eight Bonefish Grill restaurants and the remaining 13% minority ownership interest in one Bonefish Grill restaurant for $2,500,000 in cash.

On November 8, 2006, the Company acquired the remaining 18% minority ownership interests in eighty-eight Outback Steakhouse restaurants in South Korea. The total acquisition price was approximately $34,872,000, of which $17,831,000 was paid in cash to the sellers, $14,041,000 was paid in satisfaction of amounts outstanding under loans previously made by the Company to the sellers and $3,000,000 was placed into an interest-bearing escrow account. The escrowed monies are to provide a source for indemnification against claims of misrepresentation or breach of warranty and payment of certain expenses. The Company recorded goodwill of $25,320,000 associated with this transaction, none of which is expected to be deductible for income tax purposes. Additionally, the Company recorded fixed assets of $1,378,000. The Company allocated the purchase price on a preliminary basis using information currently available. The allocation of the purchase price to the assets and liabilities acquired will be finalized in fiscal 2007, as the Company obtains more information regarding asset valuations, liabilities assumed and revisions of preliminary estimates of fair values made at the date of purchase. The Company completed this acquisition to sever all relationships with the minority owners of Aussie Chung, Ltd. (see Note 12).

On a pro forma basis, the effects of the acquisitions were not significant to the Company’s results of operations.

16.	RELATED PARTY TRANSACTIONS

During 2001, Mr. Lee Roy Selmon, a member of the Board of Directors invested approximately $101,000 for a 10% interest in the operations of a Company-owned restaurant that bears his name and to which he is making a material image contribution. Mr. Selmon will receive a 1% royalty from all future Lee Roy Selmon’s restaurants developed by the Company. In 2006, Mr. Selmon received distributions from the Selmon’s partnership in the amount of approximately $80,000 and royalties in the amount of approximately $92,000. Mr. Selmon also serves on the board of directors of Fifth Third Bank, Florida region, which is a division of Fifth Third Bancorp. Some of the Company’s individual restaurant locations have depository relationships with Fifth Third Bancorp.

A member of the Board of Directors, through his wholly-owned corporation, has made investments in the aggregate amount of approximately $331,000 in seven limited partnerships that are parties to joint ventures that own

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and operate certain Carrabba’s Italian Grill restaurants. In 2006, this director received distributions of approximately $35,000 from these partnerships.

A member of the Board of Directors and a named executive officer of the Company, through his revocable trust in which he and his wife are the grantors, trustees and sole beneficiaries, owns a 100% interest in AWA III Steakhouse, Inc., which owns 2.5% of Outback/Fleming’s, LLC, the joint venture that operates Fleming’s Prime Steakhouse and Wine Bars. In 2006, this director and officer did not receive distributions from these investments and made a capital contribution of approximately $296,000.

A named executive officer of the Company has made investments in the aggregate amount of approximately $227,000 in six limited partnerships that are parties to joint ventures that own and operate either certain Carrabba’s Italian Grill restaurants or Bonefish Grill restaurants. In 2006, this officer received distributions from these partnerships of approximately $24,000.

A named executive officer of the Company has made investments in the aggregate amount of approximately $60,000 in three limited partnerships that are parties to joint ventures that own and operate certain Carrabba’s Italian Grill restaurants. In 2006, this officer did not receive distributions from these partnerships.

An executive officer of the Company has made investments in the aggregate amount of approximately $1,250,000 in an international franchisee that owns and operates six Outback Steakhouse restaurants in South East Asia. In 2006, he did not receive distributions from this franchisee. Additionally, this executive officer has made an investment of $50,000 in a franchisee that operates two Bonefish Grill restaurants. In 2006, he received distributions of approximately $4,000 from this franchisee.

A sibling of a named executive officer is employed with a subsidiary of the Company as a restaurant managing partner and received aggregate compensation in 2006 of $79,000. As a qualified managing partner, the sibling was entitled to make investments in Company restaurants, on the same basis as other qualified managing partners, and invested $375,000 in partnerships that own and operate two Outback Steakhouse restaurants and received distributions from these partnerships in the aggregate amount of $127,000 in the year 2006.

A sibling of a named executive officer is employed with a subsidiary of the Company as a Vice President of Operations and received aggregate compensation in 2006 of $423,797. The sibling received benefits consistent with other employees in the same capacity. In addition, the sibling is allowed to purchase participation interests in cash flow from restaurants (on the same basis as other similarly situated employees) and he invested an aggregate amount of $392,000 in 23 limited partnerships that own and operate nine Outback restaurants, 11 Bonefish Grill restaurants and three Carrabba’s Italian Grill restaurants. In 2006, the sibling purchased participation interests for $125,000 and received distributions in the aggregate amount of $52,000.

The parents and a certain sibling of a member of the Board of Directors made investments in the aggregate amount of approximately $131,000 in four unaffiliated limited partnerships that own and operate four Outback Steakhouse restaurants pursuant to franchise agreements with Outback Steakhouse of Florida, Inc. and received distributions from the partnerships in the aggregate amount of approximately $29,000 during 2006.

The relatives of a member of the Board of Directors made investments of approximately $66,000 in one unaffiliated limited partnership that owns and operates two Bonefish Grill restaurants as a franchisee of Bonefish. They received distributions from this partnership in the aggregate amount of approximately $19,000 during 2006.

In January 2006, a member of the Company’s Board of Directors became a director on the board of Bank of America Corporation. The Company has various corporate banking relationships with Bank of America. They participate as a lender in the Company’s $225,000,000 revolving credit facility, and they are the lender for the $35,000,000 uncollateralized line of credit that the Company guarantees for a limited liability company that is owned by its California franchisee. In addition, individual restaurant locations have depository relationships with Bank of America in the ordinary course of business.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In August 2006, the Company acquired additional ownership of twenty-six Carrabba’s restaurants (see Note 15). A named executive officer of the Company received approximately $56,000 as a result of his ownership interest in one of these joint venture restaurants. He had contributed an aggregate amount of approximately $40,000 for this interest.

A named executive officer of the Company received approximately $35,000 as a result of the sale of his ownership interest in three joint venture restaurants to the Company in October 2006. He had contributed an aggregate amount of approximately $60,000 for this interest (see Note 15).

17.	SEGMENT REPORTING

The Company operates restaurants under eight brands that have similar investment criteria and economic and operating characteristics and are considered one reportable operating segment. Approximately 8%, 7% and 6% of the Company’s total revenues for the years ended December 31, 2006, 2005 and 2004, respectively, were attributable to operations in foreign countries, and approximately 9%, 7% and 6% of the Company’s total long-lived assets were located in foreign countries where the Company holds assets as of December 31, 2006, 2005 and 2004, respectively.

18.	EARNINGS PER SHARE

The following table represents the computation of basic and diluted earnings per common share as required by SFAS No. 128 “Earnings Per Share” (in thousands, except per share data):

	Years Ended December 31,
	2006	2005	2004

Net income	$100,160	$146,746	$151,571
Basic weighted average number of common shares outstanding	73,971	73,952	74,117
Basic earnings per common share	$1.35	$1.98	$2.05
Effect of stock-based compensation awards	2,242	2,589	3,432
Diluted weighted average number of common shares outstanding	76,213	76,541	77,549
Diluted earnings per common share	$1.31	$1.92	$1.95

Basic earnings per common share is computed using net income and the basic weighted average number of common shares outstanding during the period. Diluted earnings per common share is computed using net income and the diluted weighted average number of common shares outstanding. Diluted weighted average common shares outstanding includes potentially dilutive common shares, restricted stock awards, Partner Shares and contingently issuable shares under the PEP outstanding during the period. Potentially dilutive common shares include the assumed exercise of stock options and issuance of restricted stock awards and Partner Shares using the treasury stock method.

Diluted earnings per common share excludes antidilutive stock options of approximately 4,466,000, 2,393,000 and 1,671,000 during 2006, 2005 and 2004, respectively.

19.	SUBSEQUENT EVENTS

In January 2007, the staff of the SEC notified the Company that its inquiry in the South Korean matter involving improper payments to government officials has been terminated without a recommendation for an enforcement action.

On January 23, 2007, the Company’s Board of Directors declared a quarterly dividend of $0.13 per share of the Company’s common stock. The dividend will be paid March 2, 2007 to shareholders of record as of February 16, 2007.

OSI Restaurant Partners, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On January 30, 2007, a stockholder complaint was filed individually and as a purported class action on behalf of the injured stockholders of the Company against the Company, each of the Company’s directors, Timothy Gannon, Bain Capital Partners LLC, Catterton Management Company, LLC, Paul E. Avery, Joseph J. Kadow and Dirk A. Montgomery in the Court of Chancery of the State of Delaware in and for New Castle County. The complaint is captioned Robert Mann v. Chris T. Sullivan, Robert D. Basham, A. William Allen III, Debbi Fields, Thomas A. James, John A. Brabson, Jr., General (Ret) Tommy Franks, Lee Roy Selmon, Toby S. Wilt, Timothy Gannon, Bain Capital Partners, LLC, Catterton Management Company, LLC, Paul E. Avery, Joseph J. Kadow, Dirk A. Montgomery and OSI Restaurant Partners, Inc. The complaint alleges, among other things, that the directors of the Company and Mr. Avery, Mr. Kadow and Mr. Montgomery breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits the Company’s founders and certain members of its management who are expected to invest in Kangaroo Holdings, Inc. at the expense of the Company’s public stockholders. Bain Capital and Catterton are alleged to have aided and abetted the individual defendants in breaching their fiduciary duties. Among other things, the complaint seeks to enjoin the Company, its directors and the other defendants from proceeding with or consummating the merger. Based on the facts known to date, the defendants believe that the claim asserted is without merit and intend to defend this suit vigorously. The absence of an injunction prohibiting the consummation of the merger is a condition to the closing of the merger.

20.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following tables present selected quarterly financial data for the periods ending as indicated, (in thousands, except per share data):

	2006
	March 31,	June 30,	September 30,	December 31,

Revenues	$992,360	$992,025	$950,636	$1,005,938
Income from operations	54,725	37,809	26,372	33,711
Income before provision for income taxes and elimination of minority interest	52,583	40,567	23,263	32,334
Net income(1)	32,231	28,832	17,268	21,829
Basic earnings per share	$0.44	$0.39	$0.23	$0.30
Diluted earnings per share	$0.42	$0.38	$0.23	$0.29

	2005
	March 31,	June 30,	September 30,	December 31,

Revenues	$898,443	$919,113	$872,871	$922,290
Income from operations	82,633	64,922	47,741	33,280
Income before provision for income taxes and elimination of minority interest	80,909	63,770	46,476	30,590
Net income(1)	50,351	39,534	29,472	27,389
Basic earnings per share	$0.68	$0.53	$0.40	$0.37
Diluted earnings per share	$0.65	$0.51	$0.38	$0.36

(1)	Net income includes $2,532,000, $502,000, $10,513,000 and $607,000 in provisions for impaired assets and restaurant closings in the first, second, third and fourth quarters of 2006, respectively. Net income includes $951,000, $7,679,000, $1,396,000 and $17,144,000 in provisions for impaired assets and restaurant closings in the first, second, third and fourth quarters of 2005, respectively.

Net Book Value Per Share of OSI Common Stock

The net book value per share of OSI common stock as of December 31, 2006 was $16.26.

Ratio of Earnings to Fixed Charges

Computation of Ratio of Earnings to Fixed Charges
(dollars in thousands)

	For the Years Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2002	2003	2004	2005	2006
Earnings available for fixed charges	$238,408	$271,027	$268,478	$259,496	$201,710
Fixed Charges:
Interest expense	1,607	2,012	3,835	7,226	15,371
Portion of rentals deemed to be interest	16,404	20,914	26,444	31,723	37,329
Other	136	154	261	273	416

Total fixed charges	$18,147	$23,080	$30,540	$39,222	$53,116

Ratio of earnings to fixed charges	13.1	11.7	8.8	6.6	3.8

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and other party interests in consolidated entities plus fixed charges plus amortization of capitalized interest plus distributed income of equity investees minus capitalized interest. Fixed charges include: (i) interest expense, whether expensed or capitalized; (ii) amortization of debt issuance cost; and (iii) the portion of rental expenses representative of the interest factor, which is calculated based upon 1/3 of rental expenses related to operating leases.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are one of the largest casual dining restaurant companies in the world, with eight restaurant concepts, more than 1,400 system-wide restaurants and 2006 annual revenues for Company-owned stores exceeding $3.9 billion. We operate in all 50 states and in 20 countries internationally, predominantly through Company-owned stores, but we also operate under a variety of partnerships and franchises. Our primary focus as a company of restaurants is to provide a quality product together with quality service across all of our brands. This goal entails offering consumers of different demographic backgrounds an array of dining alternatives suited for differing needs. Our sales are primarily generated through a diverse customer base, which includes people eating in our restaurants as regular users who return for meals several times a week or on special occasions such as birthday parties, private events and for business entertainment. Secondarily, we generate revenues through sales of franchises and ongoing royalties.

The restaurant industry is a highly competitive and fragmented business, which is subject to sensitivity from changes in the economy, trends in lifestyles, seasonality (customer spending patterns at restaurants are generally highest in the first quarter of the year and lowest in the third quarter of the year) and fluctuating costs. Operating margins for restaurants are susceptible to fluctuations in prices of commodities, which include among other things, beef, chicken, seafood, butter, cheese, produce and other necessities to operate a store, such as natural gas or other energy supplies. Additionally, the restaurant industry is characterized by a high initial capital investment, coupled with high labor costs. The combination of these factors underscores our initiatives to drive increased sales at existing stores in order to raise margins and profits, because the incremental sales contribution to profits from every additional dollar of sales above the minimum costs required to open, staff and operate a store is very high. We are not a company focused on growth in the number of restaurants to generate additional sales. Our expansion and operation strategies are to balance investment costs and the economic factors of operation, in order to generate reasonable, sustainable margins and achieve acceptable returns on investment from our restaurant concepts.

Promotion of our Outback Steakhouse and Carrabba’s Italian Grill restaurants is assisted by the use of national and spot television and radio media, which we have also begun to use in certain markets for our Bonefish Grill brand. We advertise on television in spot markets when our brands achieve sufficient penetration to make a meaningful broadcast schedule affordable. We rely on word-of-mouth customer experience, grassroots marketing in local venues, direct mail and national print media to support broadcast media and as the primary campaigns for our upscale casual and newer brands. We do not attempt to lure customers with discounts, as is common to many restaurants in the casual dining industry. Our advertising spending is targeted to promote and maintain brand image and develop consumer awareness. We strive to drive sales through excellence in execution rather than through discounting and other short-lived marketing efforts. Our marketing strategy of getting people to visit frequently and also recommending our restaurants to others complements what we believe are the fundamental elements of success: convenient sites, service-oriented employees and flawless execution in a well-managed restaurant.

Key factors that can be used in evaluating and understanding our restaurants and assessing our business include the following:

•	Average unit volumes — a per store calculated average sales amount, which helps us gauge the changes in consumer traffic, pricing and development of the brand;

•	Operating margins — store revenues after deduction of the main store-level operating costs (including cost of sales, restaurant operating expenses, and labor and related costs);

•	System-wide sales — a total sales volume for all company-owned, franchise and unconsolidated joint venture stores, regardless of ownership to interpret the health of our brands; and

•	Same-store or comparable sales — a year-over-year comparison of sales volumes for stores that are open in both years in order to remove the impact of new openings in comparing the operations of existing stores.

Our 2006 financial results included:

•	Growth of consolidated revenues by 9.1% to $3.9 billion;

•	110 new unit openings across all brands;

•	Decline in net income by 31.7% to $100.2 million, caused by a decrease in comparable store sales, increases in restaurant operating expenses and a significant increase in stock-based compensation costs including:

•	Conversion costs related to the implementation of the new Partner Equity Program;

•	Ongoing costs from the Partner Equity Program;

•	Stock option expenses resulting from the implementation of a new accounting standard; and

•	Restricted stock grants to managing partners and certain members of senior management.

Our consolidated operating results are affected by the growth of our newer brands. As we continue to develop and expand new restaurant concepts at different rates, our cost of sales, labor costs, restaurant operating expenses and income from operations change from the mix of brands in our portfolio with slightly different operating characteristics. Labor and related expenses as a percentage of restaurant sales are higher at our new format stores than have typically been experienced at Outback Steakhouses. However, cost of sales as a percentage of restaurant sales at those stores is lower than those at Outback. These trends are expected to continue with our planned development of stores in 2007.

Revenues from restaurant sales for the year ended December 31, 2006 increased 9.2% compared with the same period in 2005. This increase was primarily driven by new unit openings as we experienced a softening of sales in our existing restaurants in the second, third and fourth quarters. This trend affected the casual dining segment as a whole and impacted all of our restaurant brands and certain international locations.

On November 5, 2006, we entered into a definitive agreement to be acquired by an investor group comprised of Bain Capital Partners, LLC, Catterton Partners and Company founders Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon, for $40.00 per share in cash. Our Board of Directors approved the merger agreement and recommended that our shareholders adopt the agreement.

Our industry’s challenges and risks include, but are not limited to, the impact of government regulation, the availability of qualified employees, consumer perceptions regarding food safety and/or the health benefits of certain types of food, including attitudes about alcohol consumption, economic conditions and commodity pricing. Additionally, our planned development schedule is subject to risk because of rising real estate and construction costs, and our results are affected by consumer tolerance of price increases. Changes in our operations in future periods may also result from changes in beef prices and other commodity costs and continued pre-opening expenses from the development of new restaurants and our expansion strategy.

Introduction

At December 31, 2006, the OSI Restaurant Partners, Inc. restaurant system included the following:

								Blue
	(Domestic)	(International)	Carrabba’s		Fleming’s		Cheeseburger	Coral
	Outback	Outback	Italian	Bonefish	Prime		in	Seafood	Lee Roy
	Steakhouses	Steakhouses	Grills	Grills	Steakhouses	Roy’s	Paradise	and Spirits	Selmon’s	Total

Company-owned	679	118	229	112	45	23	38	1	5	1,250
Development joint venture	1	15	—	—	—	—	—	—	—	16
Franchise	106	29	—	7	—	—	—	—	—	142

Total	786	162	229	119	45	23	38	1	5	1,408

Company-owned restaurants include restaurants owned by partnerships in which we are a general partner and joint ventures in which we are one of two members. Our ownership interests in the partnerships and joint ventures generally range from 50% to 90%. Company-owned restaurants also include restaurants owned by our Roy’s consolidated venture in which we have less than a majority ownership. We consolidate this venture because we control the executive committee (which functions as a board of directors) through representation on the committee by related parties, and we are able to direct or cause the direction of management and operations on a day-to-day basis. Additionally, the majority of capital contributions made by our partner in the Roy’s consolidated venture have been funded by loans to the partner from a third party where we are required to be a guarantor of the line of credit, which provides us control through our collateral interest in the joint venture partner’s membership interest. As a result of our controlling financial interest in this venture, it is included in Company-owned restaurants. We are responsible for 50% of the costs of new restaurants operated under this consolidated joint venture and our joint venture partner is responsible for the other 50%. Our joint venture partner in the consolidated joint venture funds its portion of the costs of new restaurants through a line of credit that we guarantee (see Liquidity and Capital Resources). The results of operations of Company-owned restaurants are included in our consolidated operating results. The portion of income or loss attributable to the other partners’ interests is eliminated in the line item in our Consolidated Statements of Income entitled “Elimination of minority interest.”

Development Joint Venture restaurants are organized as general partnerships and joint ventures in which we are one of two general partners and generally own 50% of the partnership and our joint venture partner generally owns 50%. We are responsible for 50% of the costs of new restaurants operated as Development Joint Ventures and our joint venture partner is responsible for the other 50%. Our investments in these ventures are accounted for under the equity method, therefore the income derived from restaurants operated as Development Joint Ventures is presented in the line item “Income from operations of unconsolidated affiliates” in our Consolidated Statements of Income.

We derive no direct income from operations of franchised restaurants other than initial franchise fees and ongoing royalties, which are included in “Other revenues.”

The following tables set forth, for the periods indicated: (i) the percentages that the items in our Consolidated Statements of Income bear to total revenues or restaurant sales, as indicated; and (ii) selected operating data:

	Years Ended December 31,
	2006	2005	2004

Revenues
Restaurant sales	99.5%	99.4%	99.4%
Other revenues	0.5	0.6	0.6

Total revenues	100.0	100.0	100.0
Costs and expenses
Cost of sales(1)	36.1	36.6	37.6
Labor and other related(1)	27.7	25.9	25.6
Other restaurant operating(1)	22.6	21.8	20.9
Depreciation and amortization	3.8	3.5	3.3
General and administrative	6.0	5.5	5.4
Hurricane property losses	—	0.1	0.1
Provision for impaired assets and restaurant closings	0.4	0.8	0.1
Contribution for “Dine Out for Hurricane Relief”	—	*	*
Income from operations of unconsolidated affiliates	(* )	(* )	(0.1)
Total costs and expenses	96.1	93.7	92.4

Income from operations	3.9	6.3	7.6
Other income (expense), net	0.2	(0.1)	(0.1)
Interest income	0.1	0.1	*
Interest expense	(0.4)	(0.2)	(0.1)

Income before provision for income taxes and elimination of minority interest	3.8	6.1	7.4
Provision for income taxes	1.1	2.0	2.4

Income before elimination of minority interest	2.7	4.1	5.0
Elimination of minority interest	0.2	*	0.3

Net income	2.5%	4.1%	4.7%

(1)	As a percentage of restaurant sales.

*	Less than 1/10 of one percent of total revenues.

System-wide sales grew by 7.9% in 2006 and by 11.8% in 2005. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under our brand names, whether we own them or not. The two components of system-wide sales, including those of OSI Restaurant Partners, Inc. and those of franchisees and development joint ventures, are provided in the following tables:

	Years Ended December 31,
	2006	2005	2004

OSI RESTAURANT PARTNERS, INC. RESTAURANT SALES (in millions):
Outback Steakhouses
Domestic	$2,260	$2,238	$2,198
International	308	258	189

Total	2,568	2,496	2,387
Carrabba’s Italian Grills	649	580	483
Bonefish Grills	311	224	130
Fleming’s Prime Steakhouse and Wine Bars	188	150	109
Other restaurants	204	141	89

Total Company-owned restaurant sales	$3,920	$3,591	$3,198

The following information presents sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by us and from which we only receive a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing our revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percentage of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of OSI Restaurant Partners, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of our restaurant brands.

	Years Ended December 31,
	2006	2005	2004

FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions):
Outback Steakhouses
Domestic	$359	$362	$341
International	106	113	97

Total	465	475	438
Carrabba’s Italian Grills	—	—	—
Bonefish Grills	16	11	11
Other restaurants	—	—	—

Total franchise and development joint venture sales(1)	$481	$486	$449

Income from franchise and development joint ventures(2)	$21	$20	$16

(1)	Franchise and development joint venture sales are not included in Company revenues as reported in the Consolidated Statements of Income.

(2)	Represents the franchise royalty and portion of total income included in the Consolidated Statements of Income in the line items “Other revenues” or “Income from operations of unconsolidated affiliates.”

	December 31,
	2006	2005	2004

Number of restaurants (at end of the period):
Outback Steakhouses
Company-owned — domestic	679	670	652
Company-owned — international	118	88	69
Franchised and development joint venture — domestic	107	105	104
Franchised and development joint venture — international	44	52	56

Total	948	915	881

Carrabba’s Italian Grills
Company-owned	229	200	168

Bonefish Grills
Company-owned	112	86	59
Franchised and development joint venture	7	4	4

Total	119	90	63

Fleming’s Prime Steakhouse and Wine Bars
Company-owned	45	39	31

Roy’s
Company-owned	23	20	18

Cheeseburger in Paradise
Company-owned	38	27	10

Lee Roy Selmon’s
Company-owned	5	3	2

Blue Coral Seafood and Spirits
Company-owned	1	—	—

Paul Lee’s Chinese Kitchens
Company-owned	—	4	2

System-wide total	1,408	1,298	1,175

None of our individual brands are considered separate reportable segments for purposes of Statement of Financial Accounting Standards (“SFAS”) No. 131; however, differences in certain operating ratios are discussed in this section to enhance the financial statement users’ understanding of our results of operations and our changes in financial condition.

Revenues

Restaurant sales.  Restaurant sales increased by 9.2% in 2006 as compared with 2005 and by 12.3% in 2005 as compared with 2004. The 2006 increase in restaurant sales was attributable to additional revenues of approximately $202,433,000 from the opening of new restaurants after December 31, 2005 and revenues of approximately $18,449,000 from the purchase in February 2006 of ten Eastern Canada Outback Steakhouse franchise restaurants. This increase was partially offset by decreases in sales at existing restaurants. The 2005 increase in restaurant sales was attributable to increases in sales at existing restaurants and additional revenues of approximately $192,798,000 from the opening of new restaurants after December 31, 2004. The following table includes additional activities that influenced the changes in restaurant sales at domestic Company-owned restaurants for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

Average restaurant unit volumes (in thousands):
Outback Steakhouses	$3,348	$3,397	$3,435
Carrabba’s Italian Grills	3,053	3,168	3,061
Bonefish Grills	3,058	3,090	3,041
Fleming’s Prime Steakhouse and Wine Bars	4,512	4,527	4,357
Roy’s	3,774	3,767	3,472
Operating weeks:
Outback Steakhouses	35,230	34,313	33,304
Carrabba’s Italian Grills	11,082	9,538	8,228
Bonefish Grills	5,306	3,783	2,234
Fleming’s Prime Steakhouse and Wine Bars	2,172	1,725	1,302
Roy’s	1,132	998	941
Year to year percentage change:
Menu price increases(1):
Outback Steakhouses	0.7%	4.0%	2.4%
Carrabba’s Italian Grills	1.0%	2.4%	1.5%
Bonefish Grills	1.5%	3.0%	3.0%
Same-store sales (stores open 18 months or more):
Outback Steakhouses	(1.5)%	(0.8)%	2.7%
Carrabba’s Italian Grills	(1.1)%	6.0%	3.3%
Bonefish Grills	0.4%	4.3%	7.5%
Fleming’s Prime Steakhouse and Wine Bars	4.3%	11.5%	17.1%
Roy’s	1.0%	5.0%	11.5%

(1)	Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

Other revenues.  Other revenues, consisting primarily of initial franchise fees and royalties, decreased by $665,000 to $21,183,000 in 2006 as compared with $21,848,000 in 2005. This decrease primarily resulted from lower franchise fees and royalties for Outback Steakhouse International as a result of the purchase in February 2006 of ten Eastern Canada Outback Steakhouse franchise restaurants. Other revenues increased by $3,395,000 to $21,848,000 in 2005 as compared with $18,453,000 in 2004. This increase resulted primarily from higher franchise fees and royalties from stores operated as franchises during 2005 as compared to 2004.

Costs and Expenses

Cost of sales.  Cost of sales, consisting of food and beverage costs, decreased by 0.5% of restaurant sales to 36.1% in 2006 as compared with 36.6% in 2005. This decrease in cost of sales as a percentage of restaurant sales was attributable to an increase in menu prices and to an increase in the proportion of consolidated sales associated with our non-Outback Steakhouse restaurants that have lower cost of goods sold ratios than Outback Steakhouses. Decreases in dairy, chicken and international beef costs during 2006 compared with 2005 were partially offset by higher produce and seafood costs. Cost of sales decreased by 1.0% of restaurant sales to 36.6% in 2005 as compared with 37.6% in 2004. Decreases in cost of sales were attributable to an increase in the proportion of consolidated sales associated with our non-Outback Steakhouse restaurants that have lower cost of goods sold ratios than Outback Steakhouses. In addition, menu price increases reduced cost of sales as a percentage of restaurant sales and increases in commodity costs for beef and chicken during the period were partially offset by decreases in certain dairy and produce costs, particularly butter, cheese, onions and potatoes.

Labor and other related expenses.  Labor and other related expenses include all direct and indirect labor costs incurred in operations, including distribution expense to managing partners. Labor and other related expenses increased by 1.8% of restaurant sales to 27.7% in 2006 as compared with 25.9% in 2005. Of the increase, approximately 0.6% was attributable to conversion costs related to the implementation of the new Partner Equity Program and 0.7% resulted from ongoing costs from the Partner Equity Program, stock-based compensation expenses resulting from the implementation of a new accounting standard and restricted stock grants to managing partners. The total costs associated with implementation of the Partner Equity Program caused a corresponding $27,468,000 increase in the “Partner deposit and accrued buyout liability” balance in our Consolidated Balance Sheet as of December 31, 2006 as compared to December 31, 2005. Additionally, declines in average unit volumes at domestic Outback Steakhouses and Carrabba’s Italian Grills, minimum wage increases and increases in the proportion of new restaurant formats, which have higher average labor costs than domestic Outback Steakhouses and Carrabba’s Italian Grills, increased labor and other related expenses as a percentage of restaurant sales compared to 2005. This increase was partially offset by a decrease in distribution expense to managing partners. Labor and other related expenses increased by 0.3% of restaurant sales to 25.9% in 2005 as compared with 25.6% in 2004. The increase was attributable to a minimum wage increase in New York, Illinois and Florida, restricted stock expense for managing partners and increases in the proportion of new restaurant formats, which have higher average labor costs than domestic Outback Steakhouses and Carrabba’s Italian Grills.

Other restaurant operating expenses.  Other restaurant operating expenses include certain unit-level operating costs such as operating supplies, rent, repair and maintenance, advertising expenses, utilities, pre-opening costs and other occupancy costs. A substantial portion of these expenses is fixed or indirectly variable. Other operating expenses as a percentage of restaurant sales increased by 0.8% to 22.6% in 2006 as compared with 21.8% in 2005. This increase resulted from higher utility, supplies and repair and maintenance costs, declines in average unit volumes at domestic Outback Steakhouses and Carrabba’s Italian Grills and an increase in the proportion of new format restaurants and international Outback Steakhouses in operation, which have higher average restaurant operating expenses as a percentage of restaurant sales than domestic Outback Steakhouses and Carrabba’s Italian Grills. Other operating expenses as a percentage of restaurant sales increased by 0.9% to 21.8% in 2005 as compared with 20.9% in 2004. This increase resulted from an increase in the proportion of new format restaurants and international Outback Steakhouses in operation, which have higher average restaurant operating expenses as a percentage of restaurant sales than domestic Outback Steakhouses and Carrabba’s Italian Grills, as well as higher utility costs, increased advertising expenses and increased expenditures for other supplies.

Depreciation and amortization.  Depreciation and amortization costs as a percentage of total revenues increased 0.3% to 3.8% in 2006 compared with 3.5% in 2005. Increased depreciation expense as a percentage of total revenues resulted from lower average unit volumes at domestic Outback Steakhouses and Carrabba’s Italian Grills during 2006 and higher depreciation costs for certain of our new restaurant formats, which have higher average construction costs than an Outback Steakhouse. Depreciation and amortization costs as a percentage of total revenues increased 0.2% to 3.5% in 2005 compared with 3.3% in 2004. Increased depreciation expense as a percentage of total revenues resulted from lower average unit volumes at domestic Outback Steakhouses during the year, the continued rollout of a new point of sale system to our Outback Steakhouse restaurants, remodeling of restaurants and higher depreciation costs for certain of our new restaurant formats, which have higher average construction costs than an Outback Steakhouse.

General and administrative.  General and administrative expenses increased by $37,507,000 to $234,642,000 in 2006 as compared with $197,135,000 in 2005. This increase resulted from an increase in overall administrative costs associated with operating additional domestic and international Outback Steakhouses, Carrabba’s Italian Grills, Fleming’s Prime Steakhouses, Roy’s, Bonefish Grills and Cheeseburger in Paradise restaurants. Additionally, the increase resulted from $4,063,000 of compensation expense recognized for restricted stock benefits for certain members of senior management that was not recognized last year and $5,320,000 of stock options expensed as a result of the implementation of a new accounting standard. Also, during 2006 we incurred $1,072,000 of expense from writing off investments in new Cheeseburger in Paradise restaurant developments that were discontinued due to the anticipation that there would not be a favorable return on the investments, $3,900,000 of consulting expenses for reviewing branding and strategic initiatives, $2,900,000 of professional fees related to the proposed merger transaction and a gain of $317,000 in the cash surrender value of life insurance. These increases were offset by the reduction of $2,100,000 in compensation expense associated with our Chief Executive Officer recognized during the first quarter of 2005, which did not recur in 2006. General and administrative expenses increased by $23,088,000 to $197,135,000 in 2005 as compared with $174,047,000 in 2004. This increase resulted from an increase in overall administrative costs associated with operating additional domestic and international Outback Steakhouses, Carrabba’s Italian Grills, Fleming’s Prime Steakhouses, Roy’s, Bonefish Grills and Cheeseburger in Paradise restaurants. Additionally, the increase resulted from approximately $2,100,000 in compensation expense recognized in the first quarter of 2005 associated with our new Chief Executive Officer, approximately $2,373,000 of compensation expense for restricted stock benefits for certain members of senior management, approximately $1,000,000 in administrative costs for the Paul Lee’s Chinese Kitchen operations and carrying costs of approximately $2,840,000 associated with the acquisition of designation rights from Chi-Chi’s in 2004. These increases were partially offset by a reduction of $3,200,000 in consulting fees paid for supply chain management projects in 2004 that did not recur in 2005.

Hurricane property losses.  During 2005, hurricanes caused property losses of $3,101,000. During August and September 2004, four hurricanes caused property losses of $3,024,000, which included $1,300,000 from the destruction of the Outback Steakhouse restaurant in the Cayman Islands. We have decided not to reopen this location.

Provision for impaired assets and restaurant closings.  During 2006, we recorded a provision for impaired assets and restaurant closings of $14,154,000 which included the following charges: $569,000 for the impairment of two domestic Outback Steakhouse restaurants, $1,707,000 for the closing of six domestic Outback Steakhouse restaurants, $1,574,000 for the impairment of three international Outback Steakhouse restaurants, $3,468,000 for the impairment of three Carrabba’s Italian Grill restaurants, $2,055,000 for the closing of one Cheeseburger in Paradise restaurant and $1,855,000 for the impairment of two Cheeseburger in Paradise restaurants, $868,000 for the closing of one Bonefish Grill restaurant and $423,000 for the impairment of two Bonefish Grill restaurants that were sold in the second quarter, $704,000 for the loss associated with certain non-restaurant operations and $931,000 for an impairment charge for intangible and other asset impairments related to the closing of Paul Lee’s Chinese Kitchen.

During 2005, we recorded a provision for impaired assets and restaurant closings of $27,170,000, which included $7,581,000 for an impairment charge against the deferred license fee related to certain non-restaurant operations, $14,975,000 for an impairment charge for intangible and other asset impairments related to the closing of Paul Lee’s Chinese Kitchen, $1,992,000 for the impairment of two Bonefish Grill restaurants in Washington, $816,000 for the impairment of two domestic Outback Steakhouse restaurants and $1,806,000 for the closing of five domestic Outback Steakhouse restaurants. Two of these Outback restaurants closed during 2005, and the other three closed in 2006.

During 2004, we recorded a provision for impaired assets and restaurant closings of $2,394,000, which included $415,000 for the impairment of two domestic Outback Steakhouse restaurants, $1,893,000 for one Outback Steakhouse restaurant closing in Japan (which includes $812,000 of goodwill written off for this location), and $86,000 for one Carrabba’s Italian Grill restaurant closing.

Contribution for “Dine Out for Hurricane Relief.”  This line item represents our $1,000,000 contribution for “Dine for America,” a fundraising effort in October 2005 to provide support to the victims of hurricanes and also our 2004 contribution of 100% of sales proceeds of $1,607,000 from one day’s sales in Florida for hurricane relief after four storms damaged the state in a very short period of time in 2004.

Income from operations of unconsolidated affiliates.  Income from operations of unconsolidated affiliates represents our portion of net income from restaurants operated as development joint ventures. Income from development joint ventures decreased by $1,474,000 to $5,000 in 2006 as compared with $1,479,000 in 2005. This decrease is due to losses of $2,699,000 incurred on our investment in Kentucky Speedway, LLC during 2006. This decrease is partially offset by expenses resulting from the adoption of a buyout program for managing and area operating partners in certain Outback Steakhouses in our joint venture in Brazil during the first quarter of 2005, which did not recur in 2006. This decrease is also offset by a $574,000 write-down of an Outback Steakhouse operated as a joint venture in Pennsylvania during the second quarter of 2005. Operating performance issues and our inability to obtain more favorable lease terms resulted in a decision not to extend the lease for this restaurant past the initial term. Income from development joint ventures decreased by $246,000 to $1,479,000 in 2005 as compared with $1,725,000 in 2004. This decrease was attributable primarily to a write-down in the second quarter of 2005 of approximately $574,000 of an Outback Steakhouse operated as a joint venture in Pennsylvania. Operating performance issues and our inability to obtain more favorable lease terms resulted in a decision not to extend the lease for this restaurant past the initial term. Additionally, this decrease was attributable to the adoption of a buyout program for managing and area operating partners in certain Outback Steakhouses in our joint venture in Brazil. The cumulative decrease was partially offset by continued improvement in our Brazilian joint venture.

Income from operations.  Income from operations decreased by $76,287,000 to $152,289,000 in 2006 as compared to $228,576,000 in 2005 as a result of declines in average unit volumes at domestic Outback Steakhouses and Carrabba’s Italian Grills, conversion costs related to the implementation of the Partner Equity Program, stock-based compensation expenses resulting from the implementation of a new accounting standard, the provision for impaired assets and restaurant closings and the changes in the relationships between revenues and expenses discussed above. Income from operations decreased by $15,181,000 to $228,576,000 in 2005 as compared to $243,757,000 in 2004 as a result of the increase in revenues, the changes in the relationship between revenues and expenses discussed above, the opening of new restaurants, the provision for impaired assets and restaurant closings and the 2005 and 2004 “Dine Out for Hurricane Relief” contributions.

Other income (expense), net.  Other income (expense) represents the net of revenues and expenses from non-restaurant operations. Net other income was $7,950,000 in 2006 compared with net other expense of $2,070,000 in 2005 and net other expense of $2,104,000 in 2004. The increase in other income (expense) primarily relates to a gain of $5,165,000 recorded during the second quarter of 2006 for amounts recovered in accordance with the terms of a lease termination agreement and a gain of $2,785,000 recorded during the fourth quarter of 2006 for amounts received from a sale of land in Tampa, Florida.

Interest income.  Interest income was $3,312,000 in 2006 as compared with $2,087,000 in 2005 and $1,349,000 in 2004. Interest income increased due to higher interest rates on short-term investment balances. Interest income for the years ended December 31, 2006, 2005 and 2004 included interest of approximately $1,764,000, $1,131,000 and $583,000, respectively, from notes receivable held by a limited liability company owned by our California franchisee.

Interest expense.  Interest expense was $14,804,000 in 2006 as compared with $6,848,000 in 2005 and $3,629,000 in 2004. The increase in interest expense is due to higher average debt balances. Interest expense for the years ended December 31, 2006, 2005 and 2004 included approximately $1,764,000, $1,131,000 and $590,000, respectively, of expense from outstanding borrowings on the line of credit held by a limited liability company owned by our California franchisee. The year-to-year changes in interest expense also resulted from changes in short-term interest rates and changes in borrowing needs as funds were needed to finance various acquisitions in 2006 including: the acquisition of ten Outback Steakhouse restaurants from our franchisee in Eastern Canada, the acquisition of the remaining minority ownership interests in 36 Carrabba’s restaurants, the acquisition of additional ownership interest in one Carrabba’s restaurant, the acquisition of the remaining minority ownership interests in nine Bonefish Grill restaurants and the acquisition of the remaining minority ownership interests in 88 Outback Steakhouse restaurants in South Korea.

Provision for income taxes.  The provision for income taxes in all three years presented reflects expected income taxes due at federal statutory rates and state income tax rates, net of the federal benefit. The effective income tax rate was 28.1% in 2006, 33.3% in 2005 and 32.8% in 2004. The decline in the effective tax rate in 2006 compared to 2005 was primarily due to an increase in FICA tax credits for employee-reported tips as a percentage of income before provision for income taxes and a higher percentage of profits in lower-taxed jurisdictions. The increase in the effective tax rate from 2004 to 2005 resulted from the tax effect of additional nondeductible executive compensation and a charge for nondeductible goodwill impairment.

Elimination of minority interest.  The allocation of minority owners’ income included in this line item represents the portion of income or loss from operations included in consolidated operating results attributable to the ownership interests in certain restaurants in which we have a controlling interest. As a percentage of revenues, the income allocations were 0.2% in 2006 compared with less than 0.1% in 2005 and 0.3% in 2004. The charge for intangible and other asset impairments related to the closing of Paul Lee’s Chinese Kitchen caused the decrease in the elimination of minority interest as a percentage of revenues in 2005.

Net income and earnings per common share.  Net income for 2006 was $100,160,000, a decrease of 31.7% from net income of $146,746,000 in 2005. Basic earnings per common share decreased to $1.35 for 2006 compared with $1.98 for 2005 as a result of the decrease in net income and the increase in basic weighted average shares outstanding of approximately 19,000 shares. Basic weighted average shares outstanding increased as a result of the issuance of shares under stock option plans, partially offset by common stock repurchases. Diluted earnings per common share decreased to $1.31 for 2006 compared with $1.92 for 2005 as a result of the decrease in net income and partially offset by the decrease in diluted weighted average shares outstanding of approximately 328,000 shares. The decrease in diluted weighted average shares outstanding was primarily due to the reduced number of dilutive options outstanding and was partially offset by the effect of contingently issuable shares related to the PEP Stock Plan for 2006 compared with 2005.

Net income for 2005 was $146,746,000, a decrease of 3.2% from net income of $151,571,000 in 2004. Basic earnings per common share decreased to $1.98 for 2005 from basic earnings per common share of $2.05 in 2004, and basic weighted shares outstanding decreased by approximately 165,000 shares during 2005. Diluted earnings per common share decreased to $1.92 for 2005 from diluted earnings per common share of $1.95 in 2004, and diluted weighted shares outstanding decreased by approximately 1,008,000 shares during 2005. The decrease in both basic and diluted weighted shares outstanding in 2005 compared with 2004 was primarily due to the purchase of treasury shares during 2005 partially offset by the issuance of shares for stock option exercises.

Liquidity and Capital Resources

The following table presents a summary of our cash flows from operating, investing and financing activities (in thousands):

	Years Ended December 31,
	2006	2005	2004

Net cash provided by operating activities	$368,214	$364,114	$308,976
Net cash used in investing activities	(354,236)	(323,782)	(290,307)
Net cash used in financing activities	(3,998)	(43,433)	(33,584)

Net increase (decrease) in cash and cash equivalents	$9,980	$(3,101)	$(14,915)

We require capital principally for the development of new restaurants, remodeling older restaurants and investments in technology and also use capital for acquisitions of franchisees and joint venture partners. We require capital to pay dividends to common stockholders (refer to additional discussion in the Dividend section of Management’s Discussion and Analysis of Financial Condition and Results of Operation). We also utilize capital to repurchase our common stock as part of an ongoing share repurchase program. Capital expenditures totaled $315,235,000, $327,862,000 and $254,871,000 for the years ended December 31, 2006, 2005 and 2004, respectively. We either lease our restaurants under operating leases for periods ranging from five to 30 years (including renewal periods) or build free standing restaurants where it is cost effective. As of December 31, 2006, there were approximately 347 domestic restaurants and two international restaurants developed on land that we owned.

If demand for our products and services were to decrease as a result of increased competition, changing consumer tastes, changes in local, regional, national and international economic conditions or changes in the level of consumer acceptance of our restaurant brands, our restaurant sales could decline significantly. The following table sets forth approximate amounts by which cash provided by operating activities may decline in the event of a decline in restaurant sales of 5%, 10% and 15% compared with total revenues for the period ended December 31, 2006 (in thousands):

	5%	10%	15%

Decrease in restaurant sales	$(195,989)	$(391,978)	$(587,966)
Decrease in cash provided by operating activities	(36,944)	(73,888)	(110,832)

The estimates above are based on the assumption that earnings before income taxes, depreciation and amortization decrease approximately $0.19 for every $1.00 decrease in restaurant sales. These numbers are estimates only and do not consider other measures we could implement were such decreases in revenue to occur.

We have formed joint ventures to develop Outback Steakhouses in Brazil and the Philippines. We are also developing Company-owned restaurants internationally in Puerto Rico, South Korea, Hong Kong, Eastern Canada and Japan.

In January 2005, we executed a lease termination agreement to vacate a premises occupied by a Company-owned Outback Steakhouse. In accordance with the terms of this agreement, we vacated the restaurant and terminated its lease in June 2006. We received $6,014,000 and recorded a gain of $5,165,000 on the disposal of this restaurant during the second quarter of 2006, which is included in the line item “Other income (expense), net” in our Consolidated Statements of Income.

On October 11, 2005 we executed a sale agreement for certain land in Las Vegas, Nevada where a Company-owned Outback Steakhouse was operated. Pursuant to the agreement if the sale is consummated after the inspection and title and survey contingency periods, we will receive $8,800,000 on the closing date of the sale, which will be on or before March 31, 2008, and will be provided space in a new development to operate an Outback Steakhouse. The purchaser will pay us an additional $5,000,000 if plans for the new restaurant are not agreed upon prior to the closing date. In October 2006, a fire occurred at this Outback Steakhouse, and we recorded an impairment charge of $447,000 for the closing of this restaurant. This event does not affect the sale agreement, and, at this time, we do not intend to rebuild the restaurant before the closing date of the sale.

On October 26, 2005, our Board of Directors approved up to $24,000,000 to be used for the purchase and development of 46 acres in Tampa, Florida. This purchase closed in December 2005. On December 5, 2006, we sold approximately 41.5 acres of this property for $17,300,000 and an escrow for site work improvements valued at $7,500,000. We kept approximately 4.5 acres of land for the development of three restaurants and recorded a gain of $2,785,000 in the line item “Other income (expense), net” in our Consolidated Statements of Income during the fourth quarter of 2006.

In the first quarter of 2006, we implemented changes to our general manager partner program that are effective for all new general manager partner and chef partner employment agreements signed after March 1, 2006. Upon completion of each five-year term of employment, the general managers and chefs will participate in a deferred compensation program in lieu of receiving stock options under the historical plan. We will require the use of capital to fund this new Partner Equity Plan as each general managing partner earns a contribution and currently estimate funding requirements ranging from $20,000,000 to $25,000,000 in each of the first two years of the plan, without considering the effects of the proposed merger. All general manager and chef partners then under contract were given an opportunity to elect participation in the new plan and substantially all partners converted. Future cash funding requirements will vary significantly depending on timing of partner contracts, forfeiture rates and numbers of partner participants and may differ materially from estimates.

On November 5, 2006, we entered into a definitive agreement to be acquired by an investor group comprised of Bain Capital Partners, LLC, Catterton Partners and our founders Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon, for $40.00 per share in cash (the “Merger Consideration”). Our Board of Directors, on the unanimous recommendation of a Special Committee of independent directors, approved the merger agreement and recommended that our shareholders adopt the agreement.

The total transaction value, including assumed debt, is approximately $3.2 billion. The transaction is expected to close prior to the end of April 2007, and is subject to approval of our shareholders (other than those managers investing in the acquisition) and customary closing conditions. The transaction is not subject to a financing condition.

After the effective time of the proposed merger, we will continue our current operations, except that we will cease to be an independent public company, and our common stock will no longer be traded on the New York Stock Exchange.

The merger agreement contains certain termination rights. The merger agreement provides that in certain circumstances, upon termination, we may be required to pay a termination fee of $25,000,000 to $45,000,000 and reimburse out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement, up to a maximum of $7,500,000. Also under certain circumstances, upon termination, we may be entitled to receive a termination fee of $45,000,000.

Merger expenses of approximately $2,900,000 for the year ended December 31, 2006 were included in the line item “General and administrative” expenses in our Consolidated Statements of Income and reflect primarily the professional service costs incurred in connection with the proposed merger transaction.

On November 5, 2006, we entered into amendments to certain employment, stock option and restricted stock agreements with our Chief Executive Officer, Chief Operating Officer, Chief Officer — Legal and Corporate Affairs and Chief Financial Officer. Pursuant to the Amendments, in the event of a separation of service of the executive by us without cause or by the executive for good reason within two years after a change of control, the executive will be paid a lump sum equal to two times the sum of (i) his gross annual base salary at the rate in effect immediately prior to the change of control and (ii) the aggregate cash bonus compensation paid to him for the two fiscal years preceding the year in which the change of control occurs divided by two. However, in the case of the Chief Financial Officer, if he is not employed for the two entire fiscal years preceding the year in which a change of control occurs, the amount for the purposes of clause (ii) will be equal to his target bonus for the year in which the change of control occurs.

Pursuant to the Chief Executive Officer’s Amendment, if a change of control and subsequent separation of service cause the vesting of all restricted stock granted to him pursuant to certain Restricted Stock Agreements, we will not be required to pay him severance compensation of $5,000,000, as previously required under his employment agreement in certain circumstances.

Pursuant to the Amendments for the Chief Executive Officer, Chief Operating Officer and Chief Officer — Legal and Corporate Affairs, the options owned by each of them will become fully vested and exercisable if, within two years after a change of control, the executive is terminated by us without cause, resigns for good reason, dies or suffers a disability.

Pursuant to the Amendments for each of the Chief Executive Officer, Chief Officer — Legal and Corporate Affairs and Chief Financial Officer, the restricted stock owned by each of them will become fully vested and all restrictions will lapse if, within two years after a change of control, the executive is terminated by us without cause, resigns for good reason, dies or suffers a disability.

Each Amendment provides a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to an executive pursuant to an employment agreement, stock option agreement, restricted stock agreement or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive is greater than 110% of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments under the change in control agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

On November 5, 2006, we amended the Outback Steakhouse, Inc. Amended and Restated Stock Plan (the “Stock Plan”) and the Outback Steakhouse, Inc. Amended and Restated Managing Partner Stock Plan (the “MP Stock Plan”). Pursuant to these amendments, each option granted under the Stock Plan and the MP Stock Plan that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will, as of the Effective Time, become fully vested and be converted into an obligation to pay cash in an amount equal to the product of (i) the total number of shares of common stock subject to such option and (ii) the excess, if any, of the Merger Consideration over the per share option price. Additionally, pursuant to such amendments, at the Effective Time, unless otherwise agreed to by the award recipient, each award of restricted stock will be converted into a right to receive cash in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of restricted stock in respect of such award. Such cash amount will vest and be paid in accordance with the original scheduled vesting dates applicable to the converted restricted stock; provided, however, that such cash amount will vest and be paid upon the death, disability or termination other than for cause of the holder of the restricted stock. Prior to the Effective Time, we will establish an irrevocable grantor trust to provide for the payment of these cash amounts in respect of such outstanding restricted stock awards.

Pursuant to the Amendment to the Outback Steakhouse, Inc. Partner Equity Plan (the “PEP”), dated November 5, 2006, phantom shares of our stock credited to each participant’s account will be converted into cash credits in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of our common stock credited to such participant’s account. Such cash amounts will be credited to an account for each participant and will be eligible to be invested by participants in the investment alternatives available under the Partner Equity Deferred Compensation Diversified Plan part of the PEP and, except for such administrative changes as may be necessary to effectuate the foregoing, will be administered in accordance with the payment schedule and consistent with the terms of the PEP.

Pursuant to the Amendment to the Directors’ Deferred Compensation and Stock Plan (the “Directors’ Plan”), dated November 5, 2006, each share unit credited to a deferral account will be converted into the right to receive the Merger Consideration immediately upon the Effective Time.

On November 8, 2006, we acquired the remaining 18% minority ownership interests in eighty-eight Outback Steakhouse restaurants in South Korea. The total acquisition price was approximately $34,872,000, of which $17,831,000 was paid in cash to the sellers, $14,041,000 was paid in satisfaction of amounts outstanding under loans previously made by us to the sellers and $3,000,000 was placed into an interest-bearing escrow account. The escrowed monies are to provide a source for indemnification against claims of misrepresentation or breach of warranty and payment of certain expenses. We expect the allocation of the purchase price to the assets and liabilities acquired will be finalized in fiscal 2007, as we obtain more information regarding asset valuations, liabilities assumed and revisions of preliminary estimates of fair values made at the date of purchase. We completed this acquisition to sever all relationships with the minority owners of Aussie Chung, Ltd.

On December 13, 2006, we negotiated a lump sum of $750,000 as settlement of a $1,454,000 note receivable from the owner of certain non-restaurant operations. We recorded the resulting loss of $704,000 in the line item “Provision for impaired assets and restaurant closings” in our Consolidated Statements of Income during the third quarter of 2006.

Credit Facilities

Effective March 10, 2006, we amended an uncollateralized $150,000,000 revolving credit facility that was scheduled to mature in June 2007 with a new $225,000,000 maximum borrowing amount and maturity date of June 2011. The amended line of credit permits borrowing at interest rates ranging from 45 to 65 basis points over the 30, 60, 90 or 180-day LIBOR (ranging from 5.35% to 5.36% at December 31, 2006). At December 31, 2006, the unused portion of the line of credit was $71,000,000.

The credit agreement contains certain restrictions and conditions as defined in the agreement that require us to maintain consolidated net worth equal to or greater than consolidated total debt and to maintain a ratio of total consolidated debt to EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) equal to or less than 3.0 to 1.0. At December 31, 2006, we were in compliance with these debt covenants.

Effective March 10, 2006, we also amended a $30,000,000 line of credit that was scheduled to mature in June 2007 with a new $40,000,000 maximum borrowing amount and maturity date of June 2011. The amended line permits borrowing at interest rates ranging from 45 to 65 basis points over LIBOR for loan draws and 55 to 80 basis points over LIBOR for letter of credit advances. The credit agreement contains certain restrictions and conditions as defined in the agreement. At December 31, 2006, we were in compliance with these debt covenants. There were no draws outstanding on this line of credit as of December 31, 2006 and 2005, however, $25,072,000 and $20,072,000, respectively, of the line of credit was committed for the issuance of letters of credit as required by insurance companies that underwrite our workers’ compensation insurance and also, where required, for construction of new restaurants.

On October 12, 2006, we entered into a short-term uncollateralized line of credit agreement that has a maximum borrowing amount of $50,000,000 and a maturity date of March 2007. The line permits borrowing at an interest rate 55 basis points over the LIBOR Market Index Rate at the time of each draw. The credit agreement contains certain restrictions and conditions as defined in the agreement. At December 31, 2006, we were in compliance with these debt covenants. There were no draws outstanding on this line of credit as of December 31, 2006.

We have notes payable with banks bearing interest at rates ranging from 5.27% to 6.29% and from 4.95% to 6.06% at December 31, 2006 and 2005, respectively, to finance development of our restaurants in South Korea. The notes are denominated and payable in Korean won, with outstanding balances as of December 31, 2006 maturing at dates ranging from January 2007 to October 2007. As of December 31, 2006 and 2005, the combined outstanding balance was approximately $39,700,000 and $46,670,000, respectively. Certain of the notes payable are collateralized by lease and other deposits. At December 31, 2006 and 2005, collateralized notes totaled approximately $41,360,000 and $34,326,000, respectively. We have been pre-approved by these banks for additional borrowings of approximately $15,900,000 and $4,800,000 at December 31, 2006 and 2005, respectively.

Effective September 28, 2006, we established an uncollateralized note payable at a principal amount of 10,000,000,000 Korean won, which bears interest at 1.25% over the Korean Stock Exchange 3-month certificate of deposit rate (5.85% as of December 31, 2006). The proceeds of this note were used to refinance approximately 9,000,000,000 Korean won of short-term borrowings and to pay estimated 2006 corporate income taxes of 1,000,000,000 Korean won. The note is denominated and payable in Korean won and matures in September 2009. As of December 31, 2006, the outstanding principal on this note was approximately $10,629,000. The note contains certain restrictions and conditions as defined in the agreement that require our Korean subsidiary to maintain a ratio of debt to equity equal to or less than 2.5 to 1.0 and to maintain a ratio of bank borrowings to total assets equal to or less than 0.4 to 1.0. At December 31, 2006, we were in compliance with these debt covenants.

We have notes payable with banks to finance the development of our restaurants in Japan (“Outback Japan”). The notes are payable to banks, collateralized by letters of credit and lease deposits of approximately $3,300,000 and $3,100,000 at December 31, 2006 and 2005, respectively, and bear interest at 1.40% and at 0.86% at December 31, 2006 and 2005, respectively. The notes are denominated and payable in Japanese yen, with outstanding balances as of December 31, 2006 maturing in September 2007. As of December 31, 2006 and 2005, outstanding balances totaled approximately $5,114,000 and $5,085,000, respectively.

In October 2003, Outback Japan established a revolving line of credit to finance the development of new restaurants in Japan and refinance certain notes payable. The line permits borrowing up to a maximum of $10,000,000. Effective March 10, 2006, this revolving credit facility that was scheduled to mature in June 2007 was amended with a new maturity date in June 2011. The amended line of credit permits borrowing at interest rates ranging from 45 to 65 basis points over LIBOR. As of December 31, 2006 and 2005, Outback Japan had borrowed approximately $9,096,000 and $9,043,000, respectively, on the line of credit at an average interest rate of 1.19%, with draws as of December 31, 2006 maturing from February 2007 to June 2007. The revolving line of credit contains certain restrictions and conditions as defined in the agreement. At December 31, 2006, we were in compliance with these debt covenants.

In February 2004, Outback Japan established an additional revolving line of credit to finance the development of new restaurants in Japan and to refinance certain notes payable. The line permits borrowing up to a maximum of $10,000,000 with interest of LIBOR divided by a percentage equal to 1.00 minus the Eurocurrency Reserve Percentage. The line matured in December 2006, and Outback Japan amended it to extend the maturity of the line until the earlier of March 31, 2007 or the date on which the acquisition of us by the investor group is final. All other material provisions of the agreement remained the same. As of December 31, 2006 and 2005, Outback Japan had borrowed approximately $3,921,000 and $5,593,000, respectively, on the line of credit at an average interest rate of 1.17%, with draws as of December 31, 2006 maturing in January 2007. The revolving line of credit contains certain restrictions and conditions as defined in the agreement. At December 31, 2006, we were in compliance with these debt covenants.

As of December 31, 2006 and 2005, we had approximately $7,993,000 and $8,424,000, respectively, of notes payable at interest rates ranging from 2.07% to 7.75% and from 2.07% to 7.00%, respectively. These notes have been primarily issued for buyouts of general manager interests in the cash flows of their restaurants and generally are payable over five years.

In August 2005, we entered into a sale-leaseback arrangement for five of our properties. Pursuant to this arrangement, we sold these properties for a total of $6,250,000, including $1,250,000 for tenant improvements. We then leased the sites back for a 30-year term and will make lease payments on the first day of each calendar month. Since this transaction does not qualify for sale-leaseback accounting treatment, we have recorded the proceeds in our Consolidated Balance Sheets as long-term debt. During the fourth quarter of 2006, we determined that we will not be leasing one of the sites and reduced the amount of the long-term debt recorded by the original book value of the site, including tenant improvements of $1,325,000, to $4,925,000. We do not have any further obligations with this site.

Our primary source of credit is our uncollateralized revolving line of credit that permits borrowing up to $225,000,000. Based upon provisions of the line of credit agreement and operating data and outstanding borrowings as of and through December 31, 2006, the margin over LIBOR rates charged to us on future amounts drawn under the line will continue to be 0.125% higher than our base margin unless: (i) outstanding debt balances decrease by more than $114,700,000; or (ii) earnings before interest, taxes, depreciation, amortization and rent increase more than 12.2%. Furthermore, the margin over LIBOR rates charged to us on future amounts drawn under the line would increase by an additional 0.125% if: (i) outstanding debt balances increased by more than $120,800,000; or (ii) earnings before interest, taxes, depreciation, amortization and rent decreased more than 10.3%. In addition, based upon provisions of the line of credit agreement, availability of funds under the uncollateralized revolving line of credit would not be affected unless: (i) outstanding debt balances increased by more than $164,800,000; (ii) earnings before interest, taxes, depreciation, amortization and rent decreased more than 25.2%; or (iii) our net worth decreased approximately 13.5%.

Debt Guarantees

We are the guarantor of an uncollateralized line of credit that permits borrowing of up to $35,000,000 for a limited liability company, T-Bird Nevada, LLC (“T-Bird”), owned by a California franchisee. This line of credit bears interest at rates ranging from 50 to 90 basis points over LIBOR and matures in December 2008. We were required to consolidate T-Bird effective January 1, 2004 upon adoption of FIN 46R. The outstanding balance on the line of credit at December 31, 2006 and 2005 was approximately $32,083,000 and $31,283,000, respectively, and is included in our Consolidated Balance Sheets as long-term debt. T-Bird uses proceeds from the line of credit for the purchase of real estate and construction of buildings to be operated as Outback Steakhouse restaurants and leased to our franchisees. According to the terms of the line of credit, T-Bird may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement.

If a default under the line of credit were to occur requiring us to perform under the guarantee obligation, we have the right to call into default all of our franchise agreements in California and exercise any rights and remedies under those agreements as well as the right to recourse under loans T-Bird has made to individual corporations in California which own the land and/or building that is leased to those franchise locations. Events of default are defined in the line of credit agreement and include our covenant commitments under existing lines of credit. We are not the primary obligor on the line of credit and we are not aware of any non-compliance with the underlying terms of the line of credit agreement that would result in us having to perform in accordance with the terms of the guarantee.

We expect that our capital requirements through the end of 2007 will be met by cash flows from operations and, to the extent needed, advances on our lines of credit. If the proposed merger is approved by our shareholders, the terms of our credit agreements may change significantly, and we may have substantially more debt.

The consolidated financial statements also include the accounts and operations of our Roy’s consolidated venture in which we have a less than majority ownership. We consolidate this venture because we control the executive committee (which functions as a board of directors) through representation on the board by related parties, and we are able to direct or cause the direction of management and operations on a day-to-day basis. Additionally, the majority of capital contributions made by our partner in the Roy’s consolidated venture have been funded by loans to the partner from a third party where we are required to be a guarantor of the debt, which provides us control through our collateral interest in the joint venture partner’s membership interest. As a result of our controlling financial interest in this venture, it is included in our consolidated financial statements. The portion of income or loss attributable to the minority interests, not to exceed the minority interest’s equity in the subsidiary, is eliminated in the line item in our Consolidated Statements of Income entitled “Elimination of minority interest.” All material intercompany balances and transactions have been eliminated.

We are the guarantor of an uncollateralized line of credit that permits borrowing of up to a maximum of $24,500,000 for our joint venture partner, RY-8, Inc. (“RY-8”), in the development of Roy’s restaurants. The line of credit originally expired in December 2004 and was renewed twice with a new termination date in June 2011. According to the terms of the credit agreement, RY-8 may borrow, repay, re-borrow or prepay advances at any time before the termination date of the agreement. On the termination date of the agreement, the entire outstanding principal amount of the loan then outstanding and any accrued interest is due. At December 31, 2006, the outstanding balance on the line of credit was approximately $24,349,000.

RY-8’s obligations under the line of credit are unconditionally guaranteed by us and Roy’s Holdings, Inc. (“RHI”). If an event of default occurs (as defined in the agreement, and including our covenant commitments under existing lines of credit), then the total outstanding balance, including any accrued interest, is immediately due from the guarantors. At December 31, 2006, we were in compliance with the debt covenants.

If an event of default occurs and RY-8 is unable to pay the outstanding balance owed, we would, as guarantor, be liable for this balance. However, in conjunction with the credit agreement, RY-8 and RHI have entered into an Indemnity Agreement and a Pledge of Interest and Security Agreement in favor of OSI Restaurant Partners, Inc. These agreements provide that if we are required to perform our obligation as guarantor pursuant to the credit agreement, then RY-8 and RHI will indemnify us against all losses, claims, damages or liabilities which arise out of or are based upon our guarantee of the credit agreement. RY-8’s and RHI’s obligations under these agreements are collateralized by a first priority lien upon and a continuing security interest in any and all of RY-8’s interests in the joint venture. RY-8 was in violation of certain of its debt covenants. We have received a waiver from the bank of our guarantee obligation solely relating to this violation.

We are the guarantor on $68,000,000 in bonds issued by Kentucky Speedway, LLC (“Speedway”). Speedway is an unconsolidated affiliate in which we have a 22.5% equity interest and for which we operate catering and concession facilities. Payments on the bonds began in December 2003 and will continue according to a redemption schedule with final maturity in December 2022. At December 31, 2006 and 2005, the outstanding balance on the bonds was approximately $63,300,000.

In June 2006, Speedway modified certain terms and conditions of its debt, including (i) lowering its interest rate, (ii) removing a liquidity coverage requirement, (iii) reducing a fixed charge coverage ratio, (iv) delaying redemption payments for 2006, 2007, and 2008, and (v) revising a put feature which now allows the lenders to require full payment of the debt on or after June 2011. In connection with these modifications, in June 2006, we and other equity owners of Speedway entered into an amended guarantee, which increased our guarantee on the bonds from $9,445,000 to $17,585,000. Our guarantee will proportionally decrease as payments are made on the bonds.

As part of the amended guarantee, we and other Speedway equity owners are obligated to contribute, either as equity or subordinated debt, any amounts necessary to maintain Speedway’s defined fixed charge coverage ratio. We are obligated to contribute 27.78% of such amounts. Speedway has not yet reached its operating break-even point. Since the initial investment, we have made additional working capital contributions and loans to this affiliate in payments totaling $5,503,000. Of this amount, $1,867,000 was loaned during 2006 and $1,392,000 was loaned in 2005. In addition, based on current operating performance, we anticipate making additional contributions in 2007 of approximately $1,500,000 to $2,000,000. This affiliate is expected to incur further operating losses at least through 2007.

Each guarantor has unconditionally guaranteed Speedway’s obligations under the bonds not to exceed its maximum guaranteed amount. Our maximum guaranteed amount is $17,585,000. If an event of default occurs as defined by the amended guarantee, or if the lenders exercise the put feature, the total outstanding amount on the Bonds, plus any accrued interest, is immediately due from Speedway and each guarantor would be obligated to make payment under its guaranty up to its maximum guaranteed amount.

In June 2006, in accordance with FIN 45, we recognized a liability of $2,495,000, representing the estimated fair value of the guarantee and a corresponding increase to the investment in Speedway, which is included in the line item entitled “Investments In and Advances to Unconsolidated Affiliates, Net” in our Consolidated Balance Sheets. Prior to the June 2006 modifications, the guarantee was not subject to the recognition or measurement requirements of FIN 45 and no liability related to the guarantee was recorded at December 31, 2005 or any prior period.

Our Korean subsidiary is the guarantor of debt owed by landlords of two of our Outback Steakhouse restaurants in Korea. We are obligated to purchase the building units occupied by our two restaurants in the event of default by the landlords on their debt obligations, which were approximately $1,400,000 and $1,500,000 as of December 31, 2006. Under the terms of the guarantees, our monthly rent payments are deposited with the lender to pay the landlords’ interest payments on the outstanding balances. The guarantees are in effect until the earlier of the date the principal is repaid or the entire lease term of ten years for both restaurants, which expire in 2014 and 2016. The guarantees specify that upon default the purchase price would be a maximum of 130% of the landlord’s outstanding debt for one restaurant and the estimated legal auction price for the other restaurant, approximately $1,900,000 and $2,300,000 as of December 31, 2006. If we were required to perform under either guarantee, we would obtain full title to the corresponding building unit and could liquidate the property, each having an estimated fair value of approximately $2,900,000. As a result, we have not recognized a liability related to these guarantees in accordance with FIN 45. We have various depository and banking relationships with the lender, including several outstanding notes payable.

We are not aware of any non-compliance with the underlying terms of the borrowing agreements for which we provide a guarantee that would result in us having to perform in accordance with the terms of the guarantee.

Other Material Commitments

Our contractual obligations, debt obligations, commitments and debt guarantees as of December 31, 2006, are summarized in the table below (in thousands):

	Payments Due by Period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years

CONTRACTUAL OBLIGATIONS
Long-term debt (including current portion)	$269,956	$60,381	$46,448	$158,202	$4,925
Operating leases	641,039	99,168	181,121	151,040	209,710
Unconditional purchase obligations(1)	643,478	636,207	7,271	—	—
Partner deposit and accrued buyout liability(2)	118,470	15,546	39,464	54,899	8,561
Other long-term liabilities(3)	49,864	—	17,368	11,631	20,865
Commitments(4)	2,100	—	—	—	2,100
Contingent merger commitments(5)	10,760	10,760	—	—	—

Total contractual obligations	$1,735,667	$822,062	$291,672	$375,772	$246,161

DEBT GUARANTEES
Maximum availability of debt guarantees	$81,285	$—	$35,000	$42,085	$4,200
Amount outstanding under debt guarantees	78,217	—	32,083	41,934	4,200
Carrying amount of liabilities	34,578	—	32,083	2,495	—

(1)	We have minimum purchase commitments with various vendors through June 2009. Outstanding commitments consist primarily of minimum purchase levels of beef, butter, cheese and other food products related to normal business operations as well as contracts for advertising, marketing, sports sponsorships, printing and technology.

(2)	Partner deposit and accrued buyout liability payments by period are estimates only and may vary significantly in amounts and timing of settlement based on employee turnover, return of deposits to us in accordance with employee agreements and change in buyout values of our employee partners. (See Note 1 of Notes to Consolidated Financial Statements included under “— Financial Statements”).

(3)	Other long-term liabilities reflected on our Consolidated Balance Sheet are long-term insurance estimates, long-term incentive plan compensation for certain of our officers, amounts owed to managing partners and chef partners under our partner equity plans and litigation (see Notes 5 and 8 of Notes to Consolidated Financial Statements included under “— Financial Statements”).

(4)	Commitments represent the remaining guaranteed minimum amounts of long-term incentive plan compensation for certain of our officers that has not been recorded in other long-term liabilities.

(5)	Contingent merger commitments include a merger transaction fee that will be payable if the proposed merger is approved by our shareholders. If the proposed merger is not approved, we will be required to pay a termination fee of $25,000,000 to $45,000,000 and reimburse out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the merger agreement, up to a maximum of $7,500,000.

We expect that our working capital and capital expenditure requirements through the next 12 months will be met by cash flow from operations and, to the extent needed, advances on our line of credit. (See Note 7 of Notes to Consolidated Financial Statements included under “— Financial Statements”). If the proposed merger is approved by our shareholders, the terms of our credit agreements may change significantly, and we may have substantially more debt.

Share Repurchase

On July 26, 2000, our Board of Directors authorized the repurchase of up to 4,000,000 shares of our common stock, with the timing, price, quantity and manner of the purchases to be made at the discretion of management, depending upon market conditions. In addition, the Board of Directors authorized the repurchase of shares on a regular basis to offset shares issued as a result of stock option exercises. On July 23, 2003, our Board of Directors extended both the repurchase authorization for an additional 2,500,000 shares of our common stock, and the authorization to offset shares issued as a result of stock option exercises. We will fund the repurchase program with available cash and bank credit facilities. On February 13, 2006, our Board of Directors authorized the repurchase of an additional 1,500,000 shares and authorized the continued repurchase of shares on a regular basis to offset shares issued as a result of stock option exercises and as restricted shares vest and become dilutive. During the period from the authorization date through December 31, 2006, approximately 9,997,000 shares of our common stock have been issued as the result of stock option exercises. As of December 31, 2006, under these authorizations we have repurchased approximately 15,415,000 shares of our common stock for approximately $552,057,000.

Dividends

Our Board of Directors authorized the following dividends during 2005 and 2006:

Declaration	Record	Payable	Amount per Share
Date	Date	Date	of Common Stock

January 26, 2005	February 18, 2005	March 4, 2005	$0.13
April 27, 2005	May 20, 2005	June 3, 2005	0.13
July 27, 2005	August 19, 2005	September 2, 2005	0.13
October 26, 2005	November 18, 2005	December 2, 2005	0.13
January 24, 2006	February 17, 2006	March 3, 2006	0.13
April 25, 2006	May 19, 2006	June 2, 2006	0.13
July 25, 2006	August 18, 2006	September 1, 2006	0.13
October 24, 2006	November 17, 2006	December 1, 2006	0.13

On January 23, 2007, our Board of Directors declared a quarterly dividend of $0.13 per share of our common stock. The dividend is payable March 2, 2007 to shareholders of record as of February 16, 2007. As a result of the proposed merger transaction, we do not intend to declare dividends in the second quarter of 2007 and thereafter. If the merger is not completed, then we will continue to base future dividend decisions on a number of factors, including our operating results and financial requirements. If we were to continue to pay dividends at the current dividend rate, the annual dividend payment would be between $38,000,000 and $40,000,000, depending on the shares outstanding during the respective quarters. We would pay the dividend with cash flow from operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities during the reporting period (see Note 1 of Notes to Consolidated Financial Statements included under “— Financial Statements”). We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are described in Note 1 of Notes to Consolidated Financial Statements included under “— Financial Statements”. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements.

Property, Fixtures and Equipment.  Property, fixtures and equipment are stated at cost, net of accumulated depreciation. At the time property, fixtures and equipment are retired, or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in earnings. We expense repair and maintenance costs incurred to maintain the appearance and functionality of the restaurant that do not extend the useful life of any restaurant asset or are less than $1,000. Improvements to leased properties are depreciated over the shorter of their useful life or the lease term, which includes cancelable renewal periods where failure to exercise such options would result in an economic penalty. Depreciation is computed on the straight-line method over the following estimated useful lives:

Buildings and building improvements	20 to 30 years
Furniture and fixtures	5 to 7 years
Equipment	2 to 15 years
Leasehold improvements	5 to 20 years

Our accounting policies regarding property, fixtures and equipment include certain management judgments and projections regarding the estimated useful lives of these assets and what constitutes increasing the value and useful life of existing assets. These estimates, judgments and projections may produce materially different amounts of depreciation expense than would be reported if different assumptions were used.

Operating Leases.  Rent expense for our operating leases, which generally have escalating rentals over the term of the lease, is recorded on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured. The initial lease term includes the “build-out” period of our leases, which is typically before rent payments are due under the terms of the lease. The difference between rent expense and rent paid is recorded as deferred rent and is included in the Consolidated Balance Sheets.

Impairment Of Long-Lived Assets.  We assess the potential impairment of identifiable intangibles, long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets is measured by comparing the carrying value of the asset to the future cash flows expected to be generated by the asset. In evaluating long-lived restaurant assets for impairment, we consider a number of factors such as:

a) Restaurant sales and cash flow trends;

b) Local competition;

c) Changing demographic profiles;

d) Local economic conditions;

e) New laws and government regulations that adversely affect sales and profits; and

f) The ability to recruit and train skilled restaurant employees.

If the aforementioned factors indicate that we should review the carrying value of the restaurant’s long-lived assets, we perform an impairment analysis. Identifiable cash flows that are largely independent of other assets and liabilities typically exist for land and buildings and for combined fixtures, equipment and improvements for each restaurant. If the total future cash flows are less than the carrying amount of the asset, the carrying amount is written down to the estimated fair value, and a loss resulting from value impairment is recognized by a charge to earnings.

Judgments and estimates made by us related to the expected useful lives of long-lived assets are affected by factors such as changes in economic conditions and changes in operating performance. As we assess the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize a material impairment charge.

Goodwill.  Goodwill represents the residual purchase price after allocation of the purchase price to the individual fair values of assets acquired. On an annual basis, we review the recoverability of goodwill based primarily upon an analysis of discounted cash flows of the related reporting unit as compared to the carrying value or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Generally, we perform our annual assessment for impairment during the third quarter of the fiscal year, unless facts and circumstances require differently.

Insurance Reserves.  We self-insure a significant portion of expected losses under our workers’ compensation, general liability, health and property insurance programs. We purchase insurance for individual claims that exceed the amounts listed in the following table:

	2006	2007

Workers’ Compensation	$1,000,000	$1,500,000
General Liability(1)	1,500,000	1,500,000
Health(2)	300,000	300,000
Property Coverage	7,500,000	5,000,000	(3)

(1)	For claims arising from liquor liability, there is an additional $1,000,000 deductible until a $2,000,000 aggregate has been met. At that time, any claims arising from liquor liability revert to the general liability deductible.

(2)	We are self-insured for all aggregate health benefits claims, limited to $300,000 per covered individual per year. In 2007, we retain the first $100,000 of payable losses under the plan as an additional deductible.

(3)	In 2007, we have a 25% quota share participation of any loss excess of $5,000,000 up to $20,000,000 each occurrence and a 50% quota share participation of any loss excess of $20,000,000 up to $50,000,000 each occurrence.

We record a liability for all unresolved claims and for an estimate of incurred but not reported claims at the anticipated cost to us based on estimates provided by a third party administrator and insurance company. Our accounting policies regarding insurance reserves include certain actuarial assumptions and management judgments regarding economic conditions, the frequency and severity of claims and claim development history and settlement practices. Unanticipated changes in these factors or future adjustments to these estimates may produce materially different amounts of expense that would be reported under these programs.

Revenue Recognition.  We record revenues for normal recurring sales upon the performance of services. Revenues from the sales of franchises are recognized as income when we have substantially performed all of our material obligations under the franchise agreement. Continuing royalties, which are a percentage of net sales of franchised restaurants, are accrued as income when earned. These revenues are included in the line “Other revenues” in the Consolidated Statements of Income.

Unearned revenue represents our liability for gift cards and certificates that have been sold but not yet redeemed and is recorded at the redemption value. We recognize restaurant sales and reduce the related deferred liability when gift cards and certificates are redeemed or the likelihood of the gift card or certificate being redeemed by the customer is remote (gift card breakage). Gift card breakage is recognized as a component of “Restaurant sales” in the Consolidated Statements of Income.

Employee Partner Stock Buyout Expense.  Area operating partners are required to purchase a 4% to 9% interest in the restaurants they develop for an initial investment of $50,000. This interest gives the area operating partner the right to receive a percentage of his or her restaurants’ annual cash flows for the duration of the agreement. Under the terms of these partners’ employment agreements, we have the option to purchase their interest after a five-year period under the conditions of the agreement. We estimate future purchases of area operating partners’ interests using current information on restaurant performance to calculate and record an accrued buyout liability in the line item “Partner deposit and accrued buyout liability” in the Consolidated Balance Sheets. Expenses associated with recording the buyout liability are included in the line “General and administrative” expenses in our Consolidated Statements of Income. When partner buyouts occur, they are completed primarily through cash and issuance of our common stock to the partner equivalent to the fair value of their interest. In the period we complete the buyout, an adjustment is recorded to recognize any remaining expense associated with the purchase and reduce the related accrued buyout liability.

Principles Of Consolidation.  The Consolidated Financial Statements include the accounts and operations of OSI Restaurant Partners, Inc. and our affiliated partnerships in which we are a general partner and own a controlling financial interest. We consolidate variable interest entities in which we absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual or other financial interests in the entity. We consolidate a limited liability company affiliated with our California franchisees that holds a line of credit that we guarantee. The consolidated financial statements also include the accounts and operations of our Roy’s consolidated venture in which we have a less than majority ownership. We consolidate this venture because we control the executive committee (which functions as a board of directors) through representation on the board by related parties, and we are able to direct or cause the direction of management and operations on a day-to-day basis. Additionally, the majority of capital contributions made by our partner in the Roy’s consolidated venture have been funded by loans to the partner from a third party where we are required to be a guarantor of the debt, which provides us control through our collateral interest in the joint venture partner’s membership interest. As a result of our controlling financial interest in this venture, it is included in our consolidated financial statements. The portion of income or loss attributable to the minority interests, not to exceed the minority interest’s equity in the subsidiary, is eliminated in the line item in our Consolidated Statements of Income entitled “Elimination of minority interest.” All material intercompany balances and transactions have been eliminated.

Recently Issued Financial Accounting Standards.  In June 2006, the FASB ratified the consensus reached by the EITF on EITF Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-3”). A consensus was reached that entities may adopt a policy of presenting sales taxes in the income statement on either a gross or net basis. If taxes are significant, an entity should disclose its policy of presenting taxes and the amounts of taxes. EITF 06-3 is effective for periods beginning after December 15, 2006. We present sales taxes collected from customers on a net basis. We do not expect the adoption of EITF 06-3 to impact our method for presenting sales taxes in our financial statements.

In June 2006, the EITF reached a consensus on EITF Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”), which requires the application of the provisions of SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” to endorsement split-dollar life insurance arrangements. This would require recognition of a liability for the discounted future benefit obligation owed to an insured employee by the insurance carrier. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. We may have certain policies subject to the provisions of EITF 06-4 and are currently evaluating the impact that EITF 06-4 would have on our financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for and disclosure of uncertainty in tax positions. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition associated with tax positions. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact that FIN 48 will have on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact that SFAS No. 157 will have on our financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires companies to evaluate the materiality of identified unadjusted errors on each financial statement and related financial statement disclosure using both the rollover approach and the iron curtain approach, as those terms are defined in SAB 108. The rollover approach quantifies misstatements based on the impact of the misstatement, whereas the iron curtain approach quantifies misstatements based on the effects of correcting the misstatement existing in the balance sheet at the end of the current year, irrespective of the reversing effect of prior year misstatements on the income statement. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material. Correcting prior year financial statements for immaterial errors would not require previously filed reports to be amended. If a company determines that an adjustment to prior year financial statements is required upon adoption of SAB 108 and does not elect to restate its previous financial statements, then it must recognize the cumulative effect of applying SAB 108 in fiscal 2006 beginning balances of the affected assets and liabilities with a corresponding adjustment to the fiscal 2006 opening balance in retained earnings. SAB 108 is effective for the first fiscal year ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on our financial statements.

Impact of Inflation.  In the last three years we have not operated in a period of high general inflation; however, we have experienced material increases in specific commodity costs and utilities. Our restaurant operations are subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of our food service and preparation personnel are paid at rates related to the federal and/or state minimum wage and, accordingly, increases in the minimum wage have increased our labor costs in the last three years. To the extent permitted by competition, we have mitigated increased costs by increasing menu prices and may continue to do so if deemed necessary in future years.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk from changes in interest rates on debt, changes in foreign currency exchange rates and changes in commodity prices.

Our exposure to interest rate fluctuations is limited to our outstanding bank debt. At December 31, 2006, outstanding borrowings under our revolving lines of credit bear interest at 45 to 65 basis points over the 30, 60, 90 or 180-day London Interbank Offered Rate. The weighted average effective interest rate on the $154,000,000 outstanding balance under these lines at December 31, 2006 was 6.00%. At December 31, 2006, outstanding borrowings under our Japanese lines of credit bear interest at either 45 to 65 basis points over LIBOR or LIBOR divided by a percentage equal to 1.00 minus the Eurocurrency Reserve Percentage. The weighted average effective interest rate on the approximately $13,017,000 outstanding balance at December 31, 2006 was 1.18%. Notes payable of approximately $5,114,000 to Japanese banks bear interest at 1.40%. Notes payable of approximately $50,329,000 to South Korean banks bear interest at rates ranging from 5.27% to 6.29% at December 31, 2006.

At December 31, 2006 and 2005, our total debt, excluding consolidated guaranteed debt, was approximately $235,378,000 and $154,065,000, respectively. Should interest rates based on our average borrowings through December 31, 2006 increase by one percentage point, our estimated annual interest expense would increase by approximately $2,277,000 over amounts reported for the year ended December 31, 2006.

Our exposure to foreign currency exchange fluctuations relates primarily to our direct investment in restaurants in South Korea, Hong Kong, Japan, the Philippines and Brazil, our outstanding debt to Japanese and South Korean banks of approximately $18,131,000 and $50,329,000, respectively, at December 31, 2006 and to our royalties from international franchisees. We do not use financial instruments to hedge foreign currency exchange rate changes. Our investments in these countries totaled approximately $42,211,000 and $24,802,000 as of December 31, 2006 and 2005, respectively.

Many of the ingredients used in the products sold in our restaurants are commodities that are subject to unpredictable price volatility. Although we attempt to minimize the effect of price volatility by negotiating fixed price contracts for the supply of key ingredients, there are no established fixed price markets for certain commodities such as produce and wild fish, and we are subject to prevailing market conditions when purchasing those types of commodities. Other commodities are purchased based upon negotiated price ranges established with vendors with reference to the fluctuating market prices. The related agreements may contain contractual features that limit the price paid by establishing certain price floors and caps. Extreme changes in commodity prices and/or long-term changes could affect our financial results adversely, although any changes in commodity prices would affect our competitors at about the same time as us. We expect that in most cases increased commodity prices could be passed through to our consumers via increases in menu prices. However, if there is a time lag between the increasing commodity prices and our ability to increase menu prices or, if we believe the commodity price increase to be short in duration and we choose not to pass on the cost increases, our short-term financial results could be negatively affected. Additionally, from time to time, competitive circumstances could limit menu price flexibility, and in those cases margins would be negatively impacted by increased commodity prices.

Our restaurants are dependent upon energy to operate and are impacted by changes in energy prices, including natural gas. We utilized derivative instruments to mitigate our exposure to material increases in natural gas prices between November 2006 and October 2007. We are not applying hedge accounting, as defined by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and any changes in fair value of the derivative instruments are marked-to-market through earnings in the period of change. The effects of these derivative instruments were immaterial to our financial statements for all periods presented.

In addition to the market risks identified above and to the risks discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we are subject to business risk as our beef supply is highly dependent upon five vendors. We currently purchase approximately 65% of our beef from two beef suppliers. If these vendors were unable to fulfill their obligations under their contracts, we would encounter supply shortages and incur higher costs to secure adequate supplies.

This market risk discussion contains forward-looking statements. Actual results may differ materially from the discussion based upon general market conditions and changes in domestic and global financial markets.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the NYSE under the trading symbol “OSI.” The following table sets forth the high and low sales prices for our common stock for, and the cash dividends declared on our common stock during, each of the quarterly periods presented.

			Dividends
	High	Low	Declared

2007
First Quarter (through March 29, 2007)	$41.55	$38.96	$0.13
2006
Fourth Quarter	$40.55	$31.33	$0.13
Third Quarter	$34.93	$27.30	$0.13
Second Quarter	$44.10	$33.90	$0.13
First Quarter	$48.28	$38.34	$0.13
2005
Fourth Quarter	$42.03	$34.45	$0.13
Third Quarter	$46.75	$35.54	$0.13
Second Quarter	$46.35	$40.34	$0.13
First Quarter	$47.75	$43.30	$0.13

The closing sale price of our common stock on the NYSE on November 3, 2006, which was the last trading day before we announced the merger, was $32.43. On March 29, 2007, the last trading day before the date of this proxy statement, the closing price of our common stock on the NYSE was $39.45. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

Our dividend policy is determined at the discretion of our board of directors based on and affected by a number of factors, including our operating results and financial requirements. While we currently anticipate that quarterly cash dividends will continue to be paid in the future, there can be no assurance that payment of the dividend will continue or not be reduced.

As of March 29, 2007, the last trading day before the date of this proxy statement, there were 75,520,662 shares of our common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of our common stock beneficially owned as of March 28, 2007 (unless otherwise indicated), by:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock;

•	each director;

•	our chief executive officer at the end of our last completed fiscal year and our four most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•	all current directors and executive officers as a group.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The business address of each individual listed below is c/o OSI Restaurant Partners, Inc. 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607. The beneficial ownership percentages reflected in the table below are based on 75,520,662 shares of our common stock outstanding as of March 28, 2007:

		Amount
		Beneficially	Percent of
Name of Beneficial Owner	Position	Owned(1)	Class

Chris T. Sullivan(2)	Chairman of the Board of Directors	2,464,680	3.3%
Robert D. Basham(3)	Director	4,328,204	5.7%
J. Timothy Gannon(4)	Director Emeritus	1,193,303	1.6%
A. William Allen III(5)	Chief Executive Officer & Director	650,000	*

		Amount
		Beneficially	Percent of
Name of Beneficial Owner	Position	Owned(1)	Class

Paul E. Avery(6)	Chief Operating Officer	726,700	*
John A. Brabson, Jr.(7)	Director	36,034	*
W. R. Carey, Jr.(8)	Director	0	*
Michael W. Coble(9)	President of Outback Steakhouse International, Inc.	40,000	*
Debbi Fields(10)	Director	625	*
Gen. (Ret) Tommy Franks(11)	Director	2,603	*
Thomas A. James(12)	Director	53,508	*
Joseph J. Kadow(13)	Executive Vice President, Chief Officer — Legal and Corporate Affairs and Secretary	195,000	*
Dirk A. Montgomery(14)	Senior Vice President and Chief Financial Officer	100,000	*
Lee Roy Selmon(15)	Director	0	*
Steven T. Shlemon(16)	President of Carrabba’s Italian Grill, Inc.	76,008	*
Toby S. Wilt(17)	Director	75,000	*
Capital Research and Management Company(18)		6,901,500	9.1%
FMR Corp.(19)		6,092,880	8.1%
Lord, Abbett & Co. LLC(20)		5,251,540	7.0%
OSI Investors as a group (7 persons)(21)		9,657,887	12.7%

All directors and executive officers as a group (17 persons)(22)		8,748,362	11.4%

*	Less than one percent.

(1)	The named stockholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

(2)	Includes 2,434,990 shares owned by CTS Equities, Limited Partnership, an investment partnership (“CTSLP”). Mr. Sullivan is a limited partner of CTSLP and the sole member of CTS Equities, LLC, the sole general partner of CTSLP. Also includes 2,568 shares owned by Mr. Sullivan’s children for whom Mr. Sullivan serves as custodian. CTSLP has pledged 2,434,990 of its shares as collateral for a loan.

(3)	Includes 2,886,878 shares owned by RDB Equities, Limited Partnership, an investment partnership (“RDBLP”). Mr. Basham is a limited partner of RDBLP and the sole member of RDB Equities, LLC, the sole general partner of RDBLP. RDBLP has pledged 1,526,301 of its shares as collateral for a loan. Also includes 1,441,326 shares owned by the Robert D. Basham Revocable Trust of 1992, of which Mr. Basham is the sole beneficiary, all of which shares are pledged as collateral for a loan.

(4)	Includes 347,329 shares over which Mr. Gannon has shared voting and dispositive power. All of the shares that Mr. Gannon may be deemed to beneficially own are owned by JTG Equities, Limited Partnership, a Nevada limited partnership (“JTGLP”). Mr. Gannon is a limited partner in JTGLP and the sole member of JTG Equities, LLC, the sole general partner of JTGLP. JTGLP has pledged 641,663 of its shares as collateral for loans.

(5)	Includes 300,000 shares of restricted stock that vest as follows: (i) 90,000 shares vest on December 31, 2009; except that if, on December 31, 2009 the market capitalization of OSI exceeds $6.06 billion, an additional 30,000 shares will vest; (ii) 90,000 shares vest on December 31, 2011; except that if, on December 31, 2011, the market capitalization of OSI exceeds $8.06 billion, an additional 30,000 shares will vest; and (iii) all remaining shares vest on December 31, 2014; and 150,000 shares of restricted stock will vest as follows: (i) 75,000 shares vest on December 31, 2009; and (ii) 75,000 shares vest on December 31, 2011. Does not include 300,000 shares subject to stock options that are not exercisable within 60 days of March 28, 2007.

(6)	Includes (i) 83,000, 200,000, 300,000 and 120,000 shares subject to stock options that Mr. Avery currently has the right to acquire at exercise prices of $15.00, $24.94, $28.06 and $34.12 per share, respectively and (ii) 5,600 shares held by the Avery Family Foundation of which Mr. Avery has sole voting power. Does not include 180,000 shares subject to stock options that are not exercisable within 60 days of March 28, 2007.

(7)	Includes 15,003 shares subject to stock options that Mr. Brabson currently has the right to acquire at an exercise price of $38.42 per share. Does not include share equivalents representing value of notional shares held under the Directors’ Deferred Compensation and Stock Plan, as amended.

(8)	Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan, as amended.

(9)	Includes 40,000 shares subject to stock options that Mr. Coble currently has the right to acquire at an exercise price of $28.06 per share.

(10)	Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan, as amended.

(11)	Includes 1,923 shares of restricted stock that vest in five annual installments beginning on April 27, 2006, in the respective amounts of 480 shares, 480 shares, 480 shares, 480 shares and 483 shares. Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan, as amended.

(12)	Includes 45,000 shares subject to stock options that Mr. James currently has the right to acquire at an exercise price of $30.60 per share.

(13)	Includes 100,000 and 20,000 shares subject to stock options that Mr. Kadow currently has the right to acquire at exercise prices of $24.875 and $28.39 per share, respectively. Also includes (i) 50,000 shares of restricted stock that vest in three annual installments beginning on October 26, 2008, in the respective amounts of 10,000 shares, 10,000 shares and 30,000 shares and (ii) 25,000 shares of restricted stock that vest in three annual installments beginning on October 26, 2008, in the respective amounts of 5,000 shares, 5,000 shares and 15,000 shares. Does not include 105,000 shares subject to stock options that are not exercisable within 60 days of March 28, 2007.

(14)	Includes 100,000 shares of restricted stock of which 50,000 vest on the fifth anniversary of his employment, or November 1, 2010; except that if, on November 1, 2010, the market capitalization of OSI exceeds $6 billion, an additional 10,000 shares will vest, and the balance of the shares vest on the seventh anniversary of his employment, or November 1, 2012.

(15)	Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan, as amended.

(16)	Includes 1,608 shares owned by Mr. Shlemon as custodian for a minor child.

(17)	Includes 45,000 shares subject to stock options that Mr. Wilt currently has the right to acquire at an exercise price of $15.00 per share. Does not include share equivalents representing value of shares held under the Directors’ Deferred Compensation and Stock Plan, as amended.

(18)	Based on a Schedule 13G/A filed by Capital Research and Management Company, a Delaware corporation (“CRMC”), with the SEC on February 12, 2007, reflecting beneficial ownership as of December 29, 2006. These shares are owned by various investment companies for which CRMC serves as investment advisor with power to direct investments. CRMC has sole power to vote 3,181,500 of the shares, has shared voting power with respect to no shares and has sole dispositive power with respect to all shares. The business address of CRMC is 333 South Hope Street, Los Angeles, California, 90071.

(19)	Based on a Schedule 13G/A filed by FMR Corp., a Delaware corporation, with the SEC on February 14, 2006, reflecting beneficial ownership as of December 31, 2005. Includes (i) 5,837,940 shares beneficially owned by Management & Research Company; (ii) 50,500 shares beneficially owned by Fidelity Management

Trust Company; (iii) 203,840 shares beneficially owned by Fidelity International Limited and (iv) 600 shares beneficially owned by Strategic Advisers, Inc. FMR Corp. has the sole power to dispose of all 6,092,880 shares. The business address of FMR Corp. is 82 Devonshire Street, Boston, 02109.

(20)	Based on a Schedule 13G filed by Lord, Abbett & Co. LLC, a Delaware corporation, with the SEC on February 14, 2007, reflecting beneficial ownership as of December 29, 2006. Lord, Abbett & Co. LLC has the sole power to vote or direct the vote of 5,023,540 shares and has the sole power to dispose of all 5,251,540 shares. The business address of Lord, Abbett & Co. LLC is 90 Hudson Street Jersey City, New Jersey, 07302.

(21)	Filed as a group with the Securities Exchange Commission on Schedule 13E-3 dated January 17, 2007. Includes 823,000 shares of common stock which may be acquired upon the exercise of stock options. Does not include options to purchase 585,000 shares of common stock that are not exercisable within 60 days of March 28, 2007.

(22)	Includes 968,003 shares of common stock which may be acquired upon the exercise of stock options. Does not include options to purchase 585,000 shares of common stock that are not exercisable within 60 days of March 28, 2007.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to stockholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request (i) via e-mail to OSI’s website: www.osirestaurantpartners.com under the heading Investor Relations; (ii) in writing to OSI, Attention: Investor Relations at 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607; or (iii) telephonically to (813) 282-1225. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold a 2007 annual meeting of stockholders. Any stockholder who intends to present a proposal at the 2007 annual meeting of stockholders was required to deliver that proposal to OSI at its principal executive offices not later than December 1, 2006 in order to have that proposal included in OSI’s proxy statement and form of proxy for that meeting. OSI is not required to include in its proxy statement or form of proxy a stockholder proposal that is received after December 1, 2006 or that otherwise fails to meet requirements for stockholder proposals established by regulations of the SEC.

As to any proposal that a stockholder intends to present to stockholders other than by inclusion in OSI’s proxy statement for the 2007 annual meeting of stockholders, the proxies named in OSI’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless OSI received notice of the matter to be proposed not later than February 14, 2007. Even if proper notice was received on or prior to February 14, 2007, the proxies named in OSI’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders, in the proxy statement, of that proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(1) under the Exchange Act.

Any stockholder who wishes to submit an individual for consideration for nomination as a director may do so by writing to our Corporate Secretary at 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607. Submissions must include your name and address, the number of shares of OSI common stock you own, the name, age, business and residence addresses, and principal occupation of the individual and a written statement of the individual that he or she is willing to be considered and is willing to serve as a director if nominated and elected. You must also include a description of any relationship, arrangement and understanding between you and the individual, and any relationship known to you between the individual and any supplier or competitor of OSI. The Corporate Secretary will review submissions for completeness and forward complete submissions to the Chair of the Nominating and Corporate Governance Committee.

PROVISIONS FOR UNAFFILIATED STOCKHOLDERS

No provision has been made to grant unaffiliated stockholders access to the corporate files of OSI, any other party to the proposed merger or any of their respective affiliates or to obtain counsel or appraisal services at the expense of OSI or any other such party or affiliate.

FINANCIAL FORECAST

We include in this proxy statement two forecasts concerning total revenue, gross profit, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), net income and earnings per share (“EPS”) only because they were provided by our management to Wachovia Securities, Piper Jaffray, Bain Capital and Catterton. The two forecasts, which are as of October 18, 2006 and which we refer to as the “Base Forecast” and the “Downside Forecast,” are described under “— Base Forecast” and “— Downside Forecast,” respectively. The forecasts were developed from historical financial statements and do not give effect to any changes or expenses or corporate borrowings as a result of the merger or any other effects of the merger. The forecasts were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, OSI management. Our independent registered certified public accounting firm, PricewaterhouseCoopers, has neither examined nor compiled this prospective financial information and, accordingly, PricewaterhouseCoopers does not express an opinion or any other form of assurance with respect thereto. The report of PricewaterhouseCoopers included in this proxy statement relates to our historical financial statement information. It does not extend to the prospective financial information and should not be read to do so. In addition, Wachovia Securities, Piper Jaffray, Bain Capital and Catterton did not prepare the included forecasts and have no responsibility therefore. Those parties may have changed some of the assumptions underlying the forecasts for purposes of their analyses. Furthermore, the forecasts:

•	necessarily make numerous assumptions, many of which are beyond the control of OSI and may not prove to have been, or may no longer be, accurate;

•	do not necessarily reflect revised prospects for OSI’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that either forecast will be achieved.

OSI believes the assumptions its management used as a basis for the forecasts were reasonable at the time the forecasts were prepared, given the information its management had at the time.

Neither forecast is a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and stockholder value of OSI may materially differ from those expressed in the forecasts due to factors that are beyond OSI’s ability to control or predict. We cannot assure you that either forecast will be realized or that OSI’s future financial results will not materially vary from the forecasts. Since the forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The forecasts do not take into account any circumstances or events occurring after the date they were prepared. We do not intend to update or revise the forecasts.

The forecasts are forward-looking statements. For information on factors which may cause OSI’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on page 15. The forecasts have been prepared using accounting policies consistent with our annual and interim financial statements, with the exception of revenue recognition for gift cards and certificates, as well as any changes to those policies known to be effective in future periods. The impact of changes to revenue recognition for gift cards and certificates is not estimated to be material to the forecasted period. The forecasts do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

EBITDA and EBIT are not measures of performance under GAAP, and should not be considered as alternatives to net income as a measure of operating performance or cash flows or as a measure of liquidity.

Base Forecast

The forecast of OSI Restaurant Partners, Inc. on page 185 (the “Base Forecast”) is based on the following assumptions related to the net number of new restaurants opened per restaurant concept per year and comparable store sales increases or decreases:

Net New Units

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011

Outback Steakhouse Domestic	16	16	10	10	10	10
Outback Steakhouse International	23	25	20	20	20	20
Carrabba’s Italian Grill	29	12	15	20	25	25
Bonefish Grill	28	22	25	26	29	31
Fleming’s Steakhouse	6	9	8	8	5	5
Roy’s	3	1	3	3	3	2
Cheeseburger	14	7	0	0	0	0
Selmon’s	2	1	4	3	3	2
Blue Coral	1	1	5	5	5	5

Total Net New Units	122	94	90	95	100	100

Comparable Store Sales

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011

Outback Steakhouse Domestic	(2.9)%	(0.9)%	1.4%	2.9%	3.2%	2.8%
Outback Steakhouse International	(8.5)%	0.0%	1.0%	1.0%	1.0%	1.0%
Carrabba’s Italian Grill	(1.6)%	(1.0)%	1.0%	1.0%	1.0%	1.0%
Bonefish Grill	0.8%	1.0%	1.0%	1.0%	1.0%	1.0%
Fleming’s Steakhouse	3.7%	1.0%	1.0%	1.0%	1.0%	1.0%
Roy’s	0.2%	1.0%	1.0%	1.0%	1.0%	1.0%
Cheeseburger	(2.2)%	1.0%	—	—	—	—
Selmon’s	0.8%	1.0%	1.0%	1.0%	1.0%	1.0%
Blue Coral	n/a	n/a	1.0%	1.0%	1.0%	1.0%

OSI’s management developed the Base Forecast based on the following additional significant assumptions:

Revenues

•	Restaurants opening from 2007 through 2011 are open for one-half of the year of opening.

•	Average unit volumes for units opening from 2007 through 2011 are consistent with average unit volumes for 2005 for the same concept, except for Blue Coral, for which average unit volumes are forecasted at $4 million annually.

•	Changes in comparable store sales from 2007 through 2011 represent anticipated changes in restaurant traffic only. No changes in menu prices are built into the revenue forecast.

•	A significant contributor to Outback Steakhouse comparable store sales is the anticipated success of a “refurbishment program” designed to improve the customer experience and create incremental traffic. From 2007 through 2011, a total of 620 restaurants will participate in this program as follows: 35 restaurants in 2007, 105 in 2008, 200 in 2009, 200 in 2010 and 80 in 2011. Growth in Outback Steakhouse concept comparable store sales resulting from this program is assumed to be 0.1% in 2007, 0.4% in 2008, 0.9% in 2009, 1.2% in 2010 and 0.8% in 2011.

Expenses

•	In general, expenses as a percentage of sales are assumed to remain flat from 2007 through 2011. The Base Forecast does not include consideration of any external or internal factors that could influence expenses, such as utility inflation or commodity inflation or changes in the Company’s menu prices, which are assumed to offset each other. The following are significant exceptions to the above statements concerning expenses:

•	because changes in comparable store sales are based on anticipated changes in traffic, fixed expense leverage is assumed to increase or decrease and contribute to EBIT at historical rates;

•	as part of the Outback Steakhouse productivity improvement initiative that was implemented in late 2006, Outback Steakhouse is forecasted to have a 1.25% expense reduction (as a percentage of sales) in 2007 and a 2.0% expense reduction (as a percentage of sales) from that for 2006 for each of the years from 2008 through 2011; and

•	a 0.5% increase in Outback Steakhouse marketing expenses (as a percentage of sales) as compared to 2006 marketing expenses (as a percentage of sales) for each year from 2007 through 2011.

•	Restaurant concept-level forecasts include direct operating expenses for restaurant operations, including cost of sales, labor (except as noted below), depreciation/amortization, other restaurant operating expenses, and general and administrative expenses separately incurred by each concept. A portion of corporate-level general and administrative and overhead costs are also allocated to each concept, and such costs include, but are not limited to, information technology, real estate development and construction, and purchasing expenses. Certain compensation-related expenses are not included in the restaurant concept-level forecasts and are instead included as non-core business entity expenses. These expenses include certain expenses related to the cost of stock-based compensation under FAS123R, expenses related to the issuance of restricted stock and the conversion costs associated with the PEP.

•	Ongoing expenses related to the PEP and the Company’s Long Term Incentive Plan are included in the restaurant concept-level forecasts.

•	Interest expense is based upon average interest rates as stated in the Company’s Form 10-K/A for the year ended December 31, 2005, which are held constant throughout the Base Forecast period. Interest expense is assumed to decline over the Base Forecast period as the outstanding balance is paid down with cash generated from operations. In addition, cash and cash equivalent balances are assumed to be invested and earn interest at a rate of 3% over the forecast period.

General

•	The Base Forecast does not reflect any expenses related to the merger.

•	A Base Forecast is not included for Cheeseburger after 2007 because the potential effect of concept improvement efforts for Cheeseburger was difficult to estimate at the time management’s Base Forecast was prepared.

•	No restaurants will be closed from 2007 through 2011.

•	The effective tax rate is assumed to be 31.5% over the Base Forecast period.

•	Gross Profit is calculated as total revenues less cost of sales.

The following table sets forth the Base Forecast for OSI Restaurant Partners, Inc. for the fiscal years ending December 31, 2006 through December 31, 2011:

OSI Restaurant Partners, Inc.

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands, except per share amounts)

Total Revenue	$3,912,298	$4,243,059	$4,436,242	$4,813,961	$5,217,542	$5,622,321
Gross Profit	$2,511,207	$2,754,671	$2,891,642	$3,141,042	$3,407,618	$3,674,800
EBITDA	$314,477	$401,412	$478,109	$533,537	$602,329	$654,884
EBIT	$164,438	$235,912	$304,789	$350,990	$405,309	$443,787
Net Income	$105,514	$146,477	$195,574	$227,902	$266,788	$294,984
EPS	$1.38	$1.91	$2.56	$2.98	$3.49	$3.85

The Base Forecast for OSI Restaurant Partners, Inc. is based on the following forecasts for each restaurant concept, plus projected corporate general and administrative expenses:

Outback Steakhouse Domestic

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$2,228,327	$2,261,187	$2,330,792	$2,427,784	$2,534,181	$2,633,978
Gross Profit	$1,376,981	$1,419,696	$1,477,156	$1,538,427	$1,605,640	$1,668,683
EBITDA	$247,439	$260,892	$298,430	$316,211	$345,794	$358,028
EBIT	$179,685	$190,888	$225,318	$240,326	$265,997	$275,200

Outback Steakhouse International

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$330,228	$419,039	$492,346	$558,921	$627,146	$695,624
Gross Profit	$224,387	$284,880	$334,996	$380,566	$427,576	$474,626
EBITDA	$49,270	$65,016	$80,433	$94,131	$109,231	$124,041
EBIT	$32,105	$43,936	$55,678	$68,417	$81,794	$94,950

Carrabba’s Italian Grill

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$646,643	$698,142	$742,858	$799,210	$870,094	$948,635
Gross Profit	$437,536	$472,379	$502,633	$540,760	$588,719	$641,859
EBITDA	$55,209	$64,543	$71,989	$78,229	$85,336	$94,245
EBIT	$27,792	$35,279	$40,716	$45,565	$50,166	$56,135

Bonefish Grill

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$314,873	$392,800	$467,084	$548,082	$635,892	$732,055
Gross Profit	$201,086	$250,792	$298,175	$349,841	$405,851	$467,190
EBITDA	$25,148	$36,389	$44,657	$54,281	$64,927	$77,171
EBIT	$14,630	$23,360	$29,241	$37,769	$46,131	$55,697

Fleming’s Steakhouse

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$189,459	$219,805	$254,207	$287,068	$314,541	$336,630
Gross Profit	$128,229	$148,701	$171,909	$194,076	$212,610	$227,512
EBITDA	$20,896	$26,613	$30,887	$34,639	$38,574	$40,927
EBIT	$12,729	$17,069	$19,951	$23,054	$25,957	$27,531

Roy’s

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$82,080	$90,464	$98,971	$111,334	$123,822	$134,529
Gross Profit	$59,272	$65,327	$71,470	$80,398	$89,416	$97,148
EBITDA	$3,507	$5,474	$5,836	$6,865	$7,863	$8,946
EBIT	$(380)	$1,345	$1,448	$2,254	$2,677	$3,288

Cheeseburger

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$99,538	$131,909	$0	$0	$0	$0
Gross Profit	$68,723	$91,534	$0	$0	$0	$0
EBITDA	$(11,641)	$(761)	$0	$0	$0	$0
EBIT	$(17,486)	$(7,729)	$0	$0	$0	$0

Selmon’s

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$14,356	$19,280	$27,479	$38,920	$48,888	$57,351
Gross Profit	$9,588	$12,799	$18,242	$25,838	$32,455	$38,073
EBITDA	$(782)	$487	$939	$1,786	$3,128	$4,231
EBIT	$(1,563)	$(755)	$(774)	$(156)	$790	$1,534

Blue Coral

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands)

Total Revenue	$2,384	$6,022	$18,095	$38,231	$58,568	$79,108
Gross Profit	$1,462	$4,151	$12,650	$26,725	$40,940	$55,298
EBITDA	$(3,086)	$(1,839)	$(1,655)	$1,155	$3,311	$5,865
EBIT	$(3,201)	$(2,079)	$(2,381)	$(379)	$943	$2,663

Downside Forecast

Because of the challenges involved in achieving the Base Forecast, management developed an alternative conservative growth view of the Base Forecast (the “Downside Forecast”). The Downside Forecast represents another outcome for OSI that could reasonably be expected to occur. The Downside Forecast is based on the same assumptions as the Base Forecast except for the following differences:

•	Lower comparable store sales in Outback Steakhouse Domestic, Outback Steakhouse International and Carrabba’s Italian Grill restaurants. The comparable store sales assumptions in the Downside Forecast are detailed below:

Comparable Store Sales

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011

Outback Steakhouse Domestic	(2.9)%	(3.0)%	0.0%	1.0%	1.0%	1.0%
Outback Steakhouse International	(8.5)%	0.0%	0.0%	1.0%	1.0%	1.0%
Carrabba’s Italian Grill	(1.6)%	(3.0)%	0.0%	1.0%	1.0%	1.0%
Bonefish Grill	0.8%	1.0%	1.0%	1.0%	1.0%	1.0%
Fleming’s Steakhouse	3.7%	1.0%	1.0%	1.0%	1.0%	1.0%
Roy’s	0.2%	1.0%	1.0%	1.0%	1.0%	1.0%
Cheeseburger	(2.2)%	1.0%	—	—	—	—
Selmon’s	0.8%	1.0%	1.0%	1.0%	1.0%	1.0%
Blue Coral	n/a	n/a	1.0%	1.0%	1.0%	1.0%

•	The benefits of the Outback Steakhouse Domestic “refurbishment program” designed to improve the customer experience and increase traffic are not included in the 2007 through 2011 forecast period. The growth in comparable store sales that would result from this program is therefore not included in the Downside Forecast. However, capital expenditures of $15 million in 2007 and $33 million in 2008 are included to reflect the capital expenditures planned as part of the program, which has a negative impact on earnings due to increased depreciation expense.

•	The Outback Steakhouse Domestic productivity improvement initiative is forecasted to have a 0.5% expense reduction (as a percentage of sales) in 2007 and 2008, and a 1.0% expense reduction (as a percentage of sales) in 2009 through 2011 from that in 2006. These projections are reduced from the Base Forecast which assumes a 2.0% expense reduction (as a percentage of sales) from that in 2006 beginning in 2008.

The following table sets forth the Downside Forecast for OSI Restaurant Partners, Inc. for the fiscal years ending December 31, 2006 through December 31, 2011:

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands, except per share amounts)

Total Revenue	$3,912,298	$4,184,835	$4,335,648	$4,667,482	$5,016,284	$5,373,400
Gross Profit	$2,511,207	$2,704,410	$2,800,203	$3,029,155	$3,260,701	$3,497,345
EBITDA	$314,477	$367,769	$425,145	$485,297	$544,379	$591,023
EBIT	$164,438	$202,269	$251,825	$304,399	$352,309	$387,177
Net Income	$105,514	$122,862	$157,867	$194,286	$228,909	$254,128
EPS	$1.38	$1.61	$2.06	$2.54	$2.99	$3.32

Earlier Versions of Forecasts

As noted above, the foregoing forecasts are as of October 18, 2006. However, in connection with presentations made by Wachovia Securities to the members of the special committee on August 18, 2006, September 15, 2006 and October 9, 2006, OSI had prepared and provided to Wachovia Securities earlier versions of the forecasts. The forecast presented on August 18, 2006 was a Base Forecast that was based on all of the assumptions and other factors described on pages 182-185 for the October 18, 2006 final Base Forecast, except for the changes discussed below. No Downside Forecast was presented on August 18, 2006. The following table shows the earlier versions of the forecasts for the line items shown, and the related discussion describes the material changes in assumptions and other factors that led to the revisions of the forecasts.

Changes to August 18, 2006 Base Forecast.  The Base Forecast provided to and used by Wachovia Securities for its presentation at the September 15, 2006 special committee meeting reflected changes from the forecast presented on August 18 as a result of the following material factors:

•	OSI’s actual results for July 2006 and management’s revised outlook for the balance of 2006 were incorporated into management’s 2006 full year estimate, resulting in a $1.4 million reduction in forecasted 2006 net income, driven primarily by a reduction in the comparable store sales estimate for Outback (−3.0% to −3.5%). This reduction was partially offset by an improvement in estimated 2006 comparable store sales for Carrabba’s (−2.0% to −1.6%), Bonefish (0.8% to 1.0%) and Fleming’s (2.0% to 3.9%). These comparable store sales changes impacted the 2006 sales base and therefore impact sales and earnings throughout the forecast period.

•	The depreciable lives of the assets in OSI’s refurbishment program were reduced from an average of 14 to 10 years, resulting in an increase in depreciation expense throughout the forecast period and a resulting decrease in forecasted earnings in 2007 through 2011.

Changes to September 15, 2006 Base and Downside Forecasts.  The Base Forecast provided to and used by Wachovia Securities for its presentation at the October 9, 2006 special committee meeting reflected changes from the forecast presented on September 15 as a result of the following material factors:

•	Comparable store sales growth assumptions for domestic Outback Steakhouses were revised to fully reflect the estimated benefits of OSI’s refurbishment plan. These revisions included increases in estimated comparable store sales for domestic Outback Steakhouses of 0.1% in 2007, 0.4% in 2008, 0.9% in 2009, 1.2% in 2010 and 0.8% in 2011. These comparable store sales changes impact the sales base throughout the forecast period and therefore impact sales and earnings throughout the forecast period.

•	The timing and amount of capital expenditures for the Outback refurbishment plan were changed to $15 million in 2007, $33 million in each of 2008 through 2010 and $13 million in 2011, from $15 million in 2007, $35 million in 2008, $60 million in 2009, $65 million in 2010 and $0 in 2011. These changes increased profitability for 2008 through 2011 by decreasing depreciation expense in the forecast period.

•	Comparable store sales estimates were increased for domestic Outback Steakhouses in 2006 (−3.5% to −2.9%) and 2007 (−2.0% to −0.9%) and Carrabba’s in 2008 (−2.0% to −1.0%). Comparable store sales assumptions for Outback International in 2006 were lowered (from −5.0% to −8.0%) to reflect a declining trend in the business but were raised in 2008 (from 0.0% to 1.0%) based on management’s revised expectations. In addition, comparable store sales estimates for 2006 decreased slightly for Bonefish (1.0% to 0.8%) and Fleming’s (3.9% to 3.7%). These comparable store sales changes impact the sales base throughout the forecast period and therefore impact earnings throughout the forecast period.

•	The impact of Outback Steakhouse’s efficiency initiative was changed from a cumulative expense reduction (as a percentage of sales) for Outback Steakhouse of 0.5% in 2007, 1.0% in 2008 and 2.0% in 2009 through 2011 to 1.25% in 2007 and 2.0% in 2008 through 2011.

•	Operating expense trends for 2006 were updated to reflect an improved outlook in cost of goods sold as a percentage of revenues and anticipated higher operating expenses.

•	The impact of Cheeseburger was removed from the forecast for the periods 2008 to 2011, which reduced EBITDA for each of those years.

•	The 2006 new unit opening projection was updated to reflect seven fewer projected openings. The 2007 new unit openings were reduced by one. The reduction in new unit openings reduced sales and earnings throughout the forecast period.

The Downside Forecast provided to and used by Wachovia Securities for its presentation at the October 9, 2006 special committee meeting reflected changes from the Downside Forecast presented on September 15, 2006 as a result of the following material factors:

•	The impact of the Outback refurbishment plan was changed to reflect a discontinuation of that plan from 2009 to 2011 based on management’s view that, if the plan did not result in incremental returns, it would be cancelled after 2008. No incremental comparable store sales for the refurbishment program had been built into the Downside Forecast, as a result of which the only impact to profitability was lower depreciation expenses.

•	Comparable store sales estimates for domestic Outback Steakhouses in 2006 were increased (−3.5% to −2.9%). Comparable store sales estimates for 2006 Outback International were lowered (−5.0% to −8.0%) to reflect a declining trend in the business, and 2006 comparable store sales estimates were lowered slightly for Bonefish (1.0% to 0.8%) and Fleming’s (3.9% to 3.7%). These revisions in comparable store sales estimates impact the 2006 sales base and therefore impact earnings throughout the forecast period.

•	Operating expense trends for 2006 were updated to reflect an improved outlook in cost of goods sold as a percentage of sales and anticipated higher operating expenses.

•	The impact of Cheeseburger was removed from the forecast for the periods 2008 to 2011, which reduced EBITDA for each of those years.

•	The 2006 new unit opening projection was updated to reflect seven fewer projected openings. The 2007 new unit openings were reduced by one. The reduction in new unit openings reduced sales and earnings throughout the forecast period.

Changes to October 9, 2006 Base and Downside Forecasts.  The final October 18, 2006 Base and Downside Forecasts provided to and used by Wachovia Securities and Piper Jaffray for their presentations to the special committee on October 29, 2006 and November 5, 2006 reflected changes from the forecasts presented on October 9 as a result of the following material factors:

•	Sales and operating expense trends were updated with preliminary September 2006 results and a revised outlook for the balance of 2006. The changes were primarily driven by lower EBITDA forecasts for Outback International and Cheeseburger. In addition, comparable store sales assumptions for Outback International in 2006 were lowered (from −8.0% to −8.5%) to reflect a declining trend in the business.

The following table sets forth a comparison of the different versions of the Base Forecast for OSI for the fiscal years ending December 31, 2006 through December 31, 2011:

Comparison of Financial Forecasts — Base Forecast

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands, except per share amounts)

Revenue
August 18, 2006 Presentation	$3,905,676	$4,219,237	$4,545,646	$4,901,955	$5,276,215	$5,659,797
September 15, 2006 Presentation	$3,892,411	$4,206,559	$4,532,834	$4,888,897	$5,262,906	$5,646,233
October 9, 2006 Presentation	$3,900,521	$4,231,096	$4,424,324	$4,801,669	$5,204,829	$5,609,228
October 18, 2006 (Final) Forecast	$3,912,298	$4,243,059	$4,436,242	$4,813,961	$5,217,542	$5,622,321

Gross Profit
August 18, 2006 Presentation	$2,503,167	$2,721,945	$2,947,027	$3,200,620	$3,448,332	$3,701,757
September 15, 2006 Presentation	$2,495,551	$2,714,963	$2,940,011	$3,193,463	$3,441,158	$3,694,587
October 9, 2006 Presentation	$2,504,505	$2,747,281	$2,884,143	$3,133,253	$3,399,512	$3,666,403
October 18, 2006 (Final) Forecast	$2,511,207	$2,754,671	$2,891,642	$3,141,042	$3,407,618	$3,674,800

EBITDA
August 18, 2006 Presentation	$332,467	$381,994	$462,315	$541,887	$606,530	$657,584
September 15, 2006 Presentation	$327,845	$375,085	$454,877	$534,380	$598,969	$650,048
October 9, 2006 Presentation	$325,518	$399,903	$476,683	$532,191	$600,947	$653,536
October 18, 2006 (Final) Forecast	$314,477	$401,412	$478,109	$533,537	$602,329	$654,884

EBIT
August 18, 2006 Presentation	$182,830	$216,729	$282,433	$352,572	$401,615	$439,080
September 15, 2006 Presentation	$178,156	$209,656	$274,141	$342,856	$390,061	$426,622
October 9, 2006 Presentation	$175,402	$234,206	$303,064	$349,341	$403,624	$442,142
October 18, 2006 (Final) Forecast	$164,438	$235,912	$304,789	$350,990	$405,309	$443,787

Net Income
August 18, 2006 Presentation	$115,232	$132,775	$179,524	$228,173	$262,986	$290,402
September 15, 2006 Presentation	$113,820	$127,838	$173,653	$221,267	$254,728	$281,431
October 9, 2006 Presentation	$111,578	$145,298	$194,393	$226,788	$265,670	$293,921
October 18, 2006 (Final) Forecast	$105,514	$146,477	$195,574	$227,902	$266,788	$294,984

Earnings Per Share
August 18, 2006 Presentation	$1.51	$1.75	$2.37	$3.01	$3.47	$3.83
September 15, 2006 Presentation	$1.49	$1.68	$2.29	$2.92	$3.36	$3.71
October 9, 2006 Presentation	$1.46	$1.90	$2.54	$2.96	$3.47	$3.84
October 18, 2006 (Final) Forecast	$1.38	$1.91	$2.56	$2.98	$3.49	$3.85

The following table sets forth a comparison of the different versions of the Downside Forecast for OSI for the fiscal years ending December 31, 2006 through December 31, 2011:

Comparison of Financial Forecasts — Downside Forecast

	Projected Fiscal Year Ending December 31,
	2006	2007	2008	2009	2010	2011
	($ in thousands, except per share amounts)

Revenue
September 15, 2006 Presentation	$3,892,411	$4,178,986	$4,476,789	$4,810,032	$5,160,258	$5,518,812
October 9, 2006 Presentation	$3,900,521	$4,173,160	$4,324,186	$4,655,904	$5,004,590	$5,361,589
October 18, 2006 (Final) Forecast	$3,912,298	$4,184,835	$4,335,648	$4,667,482	$5,016,284	$5,373,400

Gross Profit
September 15, 2006 Presentation	$2,495,551	$2,697,568	$2,895,660	$3,125,181	$3,357,470	$3,594,864
October 9, 2006 Presentation	$2,504,505	$2,697,265	$2,793,129	$3,021,898	$3,253,312	$3,489,823
October 18, 2006 (Final) Forecast	$2,511,207	$2,704,410	$2,800,203	$3,029,155	$3,260,701	$3,497,345

EBITDA
September 15, 2006 Presentation	$327,845	$367,197	$432,565	$498,731	$559,166	$606,231
October 9, 2006 Presentation	$325,518	$366,434	$424,033	$484,258	$543,383	$590,130
October 18, 2006 (Final) Forecast	$314,477	$367,769	$425,145	$485,297	$544,379	$591,023

EBIT
September 15, 2006 Presentation	$178,156	$201,768	$251,829	$307,208	$350,258	$382,806
October 9, 2006 Presentation	$175,402	$200,737	$250,414	$303,058	$351,010	$385,986
October 18, 2006 (Final) Forecast	$164,438	$202,269	$251,825	$304,399	$352,309	$387,177

Net Income
September 15, 2006 Presentation	$113,820	$122,294	$157,819	$195,920	$226,129	$249,440
October 9, 2006 Presentation	$111,578	$121,804	$156,920	$193,404	$228,072	$253,397
October 18, 2006 (Final) Forecast	$105,514	$122,862	$157,867	$194,286	$228,909	$254,128

Earnings Per Share
September 15, 2006 Presentation	$1.49	$1.61	$2.08	$2.58	$2.98	$3.29
October 9, 2006 Presentation	$1.46	$1.59	$2.05	$2.53	$2.98	$3.31
October 18, 2006 (Final) Forecast	$1.38	$1.61	$2.06	$2.54	$2.99	$3.32

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, NY 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement and any other information concerning us, without charge, by written or telephonic request directed to us at OSI Restaurant Partners, Inc., 2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607, Attention: Investor Relations, Telephone: (813) 282-1225. Information concerning us can also be obtained through our website (www.osirestaurantpartners.com) or from the SEC through the SEC’s website at the address provided above. The information contained on our website is not part of, or incorporated into, this proxy statement. If you would like to request documents, please do so by May 1, 2007 in order to receive them before the special meeting.

We have supplied all information in this proxy statement relating to us and our subsidiaries, and each of the OSI Investors has supplied all information in this proxy relating to such individual’s position concerning the transaction and his relationship with Parent. Parent has supplied all such information relating to Parent and Merger Sub.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated March 30, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
KANGAROO HOLDINGS, INC.,
KANGAROO ACQUISITION, INC.
and
OSI RESTAURANT PARTNERS, INC.
Dated as of November 5, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2006 (this “Agreement”), among Kangaroo Holdings, Inc., a Delaware corporation (“Parent”), Kangaroo Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and OSI Restaurant Partners, Inc., a Delaware corporation (the “Company”).

WHEREAS, a committee (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) formed for the purpose of, among other matters, evaluating and making a recommendation to the full Board of Directors with respect to the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) has determined, and the Board of Directors has determined, that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and each of the Special Committee and the Board of Directors has, as of the date of this Agreement, approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, have approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1.  The Merger .  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 9:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Satisfaction Date”), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period has not ended by the Satisfaction Date, the Closing shall occur on the date following the Satisfaction Date that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no less than three business days’ notice to the Company, (b) the final day of the Marketing Period, and (c) if the Core Financial Information shall have been furnished pursuant to Section 5.11(b) on or prior to April 2, 2007, the End Date.

Section 1.3.  Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 1.4.  Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

Section 1.5.  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of Merger Sub as in effect at the Effective Time, in a form reasonably acceptable to the Special Committee, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is OSI Restaurant Partners, Inc.”

(b) The bylaws of Merger Sub as in effect at the Effective Time, in a form reasonably acceptable to the Special Committee, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6.  Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7.  Officers.  The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Sections 2.1(b), 2.1(d), 2.1(e) and 5.5(a)(iii), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(c)) and any Dissenting Shares (to the extent provided for in Section 2.1(f)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $40.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Rollover Shares.  Notwithstanding anything in this Agreement to the contrary, each Share (including a Restricted Share, as defined in Section 5.5(a)(iii) below) that is issued and outstanding immediately prior to the Effective Time and that is owned, beneficially or of record, by any person that is a party to an Employee Rollover Agreement or a Founder Rollover Agreement (each as hereinafter defined) and that is expressly designated in such

Employee Rollover Agreement or Founder Rollover Agreement as a “Rollover Share” (each such share, a “Rollover Share” and each such person, a “Participating Holder”), shall be cancelled immediately prior to the Effective Time and converted into the number of validly issued, fully paid and nonassessable shares of common stock of Parent as described on Schedule A to this Agreement (the “Parent Common Stock”), and shall be subject to terms and conditions as set forth in (A) agreements to be entered into between certain employees of the Company who will be Participating Holders and Parent (the “Employee Rollover Agreements”) and (B) agreements to be entered into between certain stockholders of the Company who will be Participating Holders and Parent (the “Founder Rollover Agreements”). As of immediately prior to the Effective Time, the Rollover Shares shall cease to exist, and each holder of a certificate representing any such Rollover Shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock as set forth in this Section 2.1(b).

(c) Company, Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company, or any Subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e) Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), the Merger Consideration shall be equitably adjusted to reflect such change.

(f) Dissenting Shares.  (i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder, member or equity owner of the Surviving Corporation. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii) Notwithstanding the provisions of this Section 2.1(f), if any holder of Shares who demands dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its rights of appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding Taxes.

(iii) The Company shall give Parent (A) notice of any written demands for dissenters’ rights of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for dissenters’ rights and (B) the opportunity reasonably to direct all negotiations and proceedings (subject to the Company’s right to object to any actions or positions taken by Parent that it deems, in its sole discretion, unreasonable) with respect to demands for dissenters’ rights under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to any demands for dissenters’ rights or offer to settle or settle any such demands.

Section 2.2.  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, and has a combined capital and surplus of at least $500 million, that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options and the Director Award Accounts (collectively, the “Option and Stock-Based Award Consideration”), cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares, the Rollover Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the Option and Stock-Based Award Consideration payable pursuant to Section 5.5 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, (y) to each holder of a Company Stock Option or a Director Award Account, a check in an amount, if any, due and payable to such holder pursuant to Section 5.5(a)(i) or Section 5.5(a)(iii), respectively, in respect of such Company Stock Option or Director Award Account and (z) to each holder of a certificate representing Rollover Shares who is party to a Founder Rollover Agreement or an Employee Rollover Agreement, upon surrender to the Surviving Corporation of such certificate and such other documents as may reasonably be required by the Surviving Corporation and Parent, a certificate or certificates representing the number of shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(b), subject to the terms and conditions of the holder’s Employee Rollover Agreement or Founder Rollover Agreement, as the case may be. No interest shall be paid or accrued on such amounts. In the event that any Certificate represents both Rollover Shares and Shares entitled to receive the Merger Consideration, the Paying Agent shall take such action as necessary to split the Certificates accordingly.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or any certificates representing any Rollover Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged in accordance with and subject to the procedures set forth in this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for eighteen (18) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(f) Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates.  In the case of any Certificate or any certificate representing any Rollover Shares that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, (i) except as provided in clause (ii), if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration or (ii) in the case of a certificate representing a Rollover Share held by a person who is party to a Founder Rollover Agreement or an Employee Rollover Agreement, and subject to the terms of such agreement, Parent shall issue a certificate or certificates representing the number of shares of Parent Common Stock to which such the Rollover Shares represented by such lost, stolen or destroyed certificate are convertible as provided in Section 2.1(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (other than risk factor and similarly cautionary and forward looking disclosure contained in the Company SEC Documents under the headings “Risk Factors”, “Forward Looking Statements” or “Future Operating Results”), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1.  Qualification, Organization, Subsidiaries, etc.  Each of the Company and its Subsidiaries, and each Company Joint Venture, is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, “Company Joint Venture” means any entity (other than Kentucky Speedway) (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary in which the Company or a Subsidiary of the Company, directly or indirectly, owns an equity or ownership interest and (i) does not have voting power under ordinary circumstances to elect a majority of the board of directors, board of managers, executive committee or other person or body performing similar functions but in which the Company or a Subsidiary of the Company has rights with respect to the management of such person and/or (ii) which is a general partner or managing partner or equivalent of an entity which operates, or receives the financial benefits of operating, one or more restaurants. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, financial condition or long-term profitability of the Company and its Subsidiaries, taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the casual dining or restaurant industries in the United States or the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in interest rates or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement (provided that compliance by the Company with the requirement to operate in the ordinary course of business as required by Section 5.1(a) shall not be excluded), (ii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement, (iii) changes in applicable Law, GAAP or accounting standards, (iv) changes in the market price or trading volume of the Company Common Stock, (v) changes in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Company or its Subsidiaries (including, in and of itself, any failure to meet analyst projections) or (vi) the failure of the Company to meet any expected or projected financial or operating performance target publicly announced prior to the date of this Agreement, as well as any change by the Company in any expected or projected financial or operating performance target as compared with any target publicly announced prior to the date of this Agreement, provided, however, that any change, effect, development, event or occurrence described in the foregoing clause (a) above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such change, effect, development, event or occurrence does not have a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the casual dining or restaurant industries and provided further that the facts, circumstances or events underlying the change or failure in each of clauses (b)(iv), (b)(v) or (b)(vi) shall not be excluded to the extent such facts, circumstances or events would otherwise constitute a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s amended and restated certificate of incorporation and bylaws, each as amended through the date of this Agreement. Such amended and restated certificate of incorporation and bylaws are in full force and effect. The certificate of incorporation and bylaws or similar organizational documents of each Subsidiary of the Company and each Company Joint Venture are in full force and effect, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company, any Subsidiary, nor any Company Joint Venture is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2.  Capital Stock.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 25, 2006, (i) 74,664,974 shares of Company Common Stock were issued and outstanding (which number includes 1,227,923 shares of Company Common Stock subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company), (ii) 4,083,648 shares of Company Common Stock were held in treasury, (iii) 15,201,571 shares of Company Common Stock were reserved for issuance under the employee and director stock plans of the Company (the “Company Stock Plans”), and (iv) no shares of Company Preferred Stock were issued or outstanding or held as treasury shares. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after October 25, 2006, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) The Company Disclosure Schedule lists or, in the case of clause (iii), describes, as of October 25, 2006 (the “Measurement Date”), (i) each outstanding Company Stock Option, (ii) each Company Stock-Based Award and (iii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including restricted stock units, phantom units, deferred stock units and dividend equivalents) (“Other Incentive Awards”), the number of Shares issuable thereunder or with respect thereto, the vesting schedule, the expiration date and the exercise price (if any) thereof. From the close of business on the Measurement Date, until the date of this Agreement, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted, no Company Stock-Based Awards have been granted, no Other Incentive Awards have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options outstanding on the Measurement Date and Shares issued pursuant to the settlement of Company Stock-Based Awards outstanding on the Measurement Date, in each case in accordance with their terms. Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens and those that are immaterial).

(f) All of the outstanding ownership interests in each of the Company Joint Ventures are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Company Joint Venture are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens and those that are immaterial).

Section 3.3.  Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors and, to the extent required, by the Special Committee (acting unanimously) and, except for (i) the Company Stockholder Approval, and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Special Committee has unanimously determined and resolved, and the Board of Directors has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company’s stockholders and to declare the advisability of this Agreement and (iii) to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated by this Agreement (collectively, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (iv) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, franchise or license agreement (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company (or notes thereto or securing liabilities reflected on such balance sheet) or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries or any Company Joint Venture, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a list of any consent, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any person under any (i) Company Material Contract or (ii) material lease, material sublease, material assignment of lease or material occupancy agreement (each a “Material Lease”) to which the Company, any of its Subsidiaries or any Company Joint Venture is a party which is required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, other than those the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4.  Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports (including exhibits) required to be filed or furnished prior to the date of this Agreement by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2003 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 1, 2006, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

Section 3.5.  Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors and Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves executive officers or employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.6.  No Undisclosed Liabilities.  Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 (other than risk factor and similarly cautionary and forward looking disclosure under the headings “Risk Factors”, “Forward Looking Statements” or “Future Operating Results”) (b) for liabilities permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since June 30, 2006 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company or, to the knowledge of the Company, any Company Joint Venture, has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7.  Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries and each of the Company Joint Ventures are, and since January 1, 2005, have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referenced in Section 3.4 or Section 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters.

(b) The Company and its Subsidiaries and each of the Company Joint Ventures are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company, its Subsidiaries and each of the Company Joint Ventures have made all filings with all state, provincial and foreign authorities and obtained all registrations and authorizations required for the offer and sale of franchises in all states and provinces in the United States and Canada, and all foreign jurisdictions, where it offers or has offered or sold franchises, including all amendment and renewal filings, and the Uniform Franchise Offering Circulars and any other franchise disclosure document (“UFOCs”) used in connection with the offer and sale of franchises for the brands comply in all material respects with the requirements of applicable Laws, rules and regulations, except where the failure to make such filings, obtain such registrations and authorizations or to so comply would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.  Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of the Company, none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since December 31, 2005, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental

Law in connection with the ownership or operation of their respective businesses or any of their respective properties or assets, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.8. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Parent and in the Company’s possession, and in each case as amended and in effect.

(b) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9.  Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or fringe benefit plan, program or agreement (the ‘‘Company Benefit Plans”) that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries or any Company Joint Venture.

(b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and material related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.

(c) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan that would, individually or in the aggregate, result in any material liability for the Company and its Subsidiaries taken as a whole; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2)

of ERISA); (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could individually or in the aggregate reasonably be expected to result in any material liability of the Company and its Subsidiaries taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Neither the execution, delivery, performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation and forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code), (iii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iv) result in any acceleration of any material benefits or the time of payment or vesting of any such benefits, (v) require the funding of any such benefits or (vi) limit the ability to amend or terminate any Company Benefit Plan or related trust.

Section 3.10.  Absence of Certain Changes or Events.

(a) From December 31, 2005 through the date of this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice and (ii) there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11.  Investigations; Litigation.  As of the date of this Agreement, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or any Company Joint Venture which would have, individually or in the aggregate, a Company Material Adverse Effect, and (b) there are no actions, suits, inquiries, investigations, arbitration, mediation or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries or any Company Joint Venture, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case of clause (a) or (b), which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12.  Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by the Company to be included in (a) the Rule 13e-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) or (b) the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Proxy

Statement and the Schedule 13E-3, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 3.13.  Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes nor has any deficiency for any Tax been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries (except, in the case of clause (i), (ii) or (iii) above or clause (iv) or (v) below, with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP), (iv) neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or could reasonably be expected to be nondeductible under Code section 162(m), (v) all Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority, (vi) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was intended to be governed by Section 355 of the Code, and (vii) neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code.

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

Section 3.14.  Labor Matters.

(a) Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of the Company Joint Ventures is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there are no labor unions or other organizations attempting to represent any employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures. There are no pending material representation petitions involving either the Company or any of its Subsidiaries or, to the Company’s knowledge, any of the Company Joint Ventures before the National Labor Relations Board or any state labor board, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of the Company Joint Ventures is subject to any material unfair labor practice charge or complaint, dispute, strike or work stoppage. To the knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries or any of the Company Joint Ventures.

(b) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Company Joint Ventures is in compliance, in all material respects, with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. The Company, its Subsidiaries and, to the knowledge of the Company, the Company Joint Ventures are in compliance in all material respects with applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has a material labor or employment dispute currently subject to any grievance procedure, arbitration or litigation, or to the knowledge of the Company, threatened against it.

Section 3.15.  Intellectual Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, free and clear of all Liens (other than Permitted Liens), intellectual property of any type, registered or unregistered and however denominated, including all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, and other brand or source identifiers, together with the goodwill associated therewith, registered and unregistered copyrights, patents or applications and registrations, know-how, trade secrets and other confidential and proprietary information, and rights to sue and other choses of action arising from any of the foregoing (collectively, the “Intellectual Property”), as such Intellectual Property is used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, dilution or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (b) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person and neither the Company nor any of its Subsidiaries has received an “invitation to license” or other communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (c) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (d) to the knowledge of the Company, no person is infringing, diluting or misappropriating any Intellectual Property of the Company or any of its Subsidiaries, (e) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of Intellectual Property rights licensed to the Company or any of its Subsidiaries, whether by termination or expiration of such license, the performance of such license pursuant to its terms, or other means. The Company and its Subsidiaries have taken commercially reasonable actions required to protect and preserve, and maintain the validity and effectiveness of, all material Intellectual Property, including without limitation paying all applicable fees related to the registration, maintenance and renewal of such owned Intellectual Property.

Section 3.16.  Real Property.

(a) Section 3.16(a) of the Company Disclosure Schedule contains a list of the addresses and the store numbers, if applicable, of all real property owned by the Company or any Subsidiary of the Company (the “Owned Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title in fee simple to each of the Owned Real Properties free and clear of all leases, tenancies, options to purchase or lease, rights of first refusal, claims, liens, charges, security interests or encumbrances of any nature whatsoever (collectively, “Property Encumbrances”), except (A) leases to a Subsidiary of the Company or a Company Joint Venture that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not materially affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens.

(b) Section 3.16(b) of the Company Disclosure Schedule contains a list of all leases, with reference to the addresses and the store numbers, if applicable, for all real property leased to the Company or any Subsidiary of the Company (the “Leased Real Properties”, and together with the Owned Real Properties, the “Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or

a Subsidiary of the Company has good leasehold title with respect to each of the Leased Real Properties, subject only to (A) subleases to a Subsidiary of the Company or a Company Joint Venture that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not materially affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens; (ii) to the knowledge of the Company, each lease of the Leased Real Properties is the legal, valid, binding obligation of the Company or a Subsidiary of the Company, enforceable in accordance with its terms; and (iii) neither the Company nor, to the knowledge of the Company, a Subsidiary of the Company has received a notice of default under any of such leases.

Section 3.17.  Opinion of Financial Advisor.  The Special Committee has received the separate opinions of Wachovia Securities LLC and Piper Jaffray & Co. (the “Advisors”) dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock (other than Participating Holders) is fair to such holders from a financial point of view. An executed copy of each such opinion has been made available to Parent. The Company has been authorized by the Advisors to permit the inclusion in full of each such opinion in the Proxy Statement. As of the date of this Agreement, no such opinion has been withdrawn, revoked or modified.

Section 3.18.  Required Vote of the Company Stockholders.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.19.  Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (i) constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) containing covenants binding upon the Company or any of its affiliates that materially restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business that is material to the Company and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its affiliates) to compete with any person or in any geographic area; (iii) relating to the lease or license of any material asset, including material Intellectual Property; (iv) constituting a franchise agreement entered into between a franchisee and the Company and one or more of its Subsidiaries; or (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement (all contracts of the type described in this Section 3.19(a), together with all Material Leases and all material employment agreements being referred to herein as “Company Material Contracts”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.20.  Finders or Brokers.  Except for the Advisors, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this

Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent a complete and correct copy of any Contract with the Advisors pursuant to which any fees may be payable by the Company in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.21.  Insurance.  The Company, its Subsidiaries and the Company Joint Ventures own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company, its Subsidiaries or the Company Joint Ventures, and in amounts sufficient to comply with all Material Contracts to which the Company, its Subsidiaries or any Company Joint Venture are parties or are otherwise bound. The annual premium amount of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries is set forth on Section 3.21 of the Company Disclosure Schedule.

Section 3.22.  Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by the date of this Agreement.

Section 3.23.  Affiliate Transactions.  There are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed prior to the date hereof (such transactions referred to herein as “Affiliate Transactions”).

Section 3.24.  Indebtedness.  Section 3.24 of the Company Disclosure Schedule sets forth, as of the date of this Agreement or such other date as is set forth in such schedule, all of the outstanding indebtedness for borrowed money of, and all the outstanding guarantees of indebtedness for borrowed money of any person by, the Company, each of its Subsidiaries and each of the Company Joint Ventures. As of the date of this Agreement there is not, and as of the Effective Time there will not be, any indebtedness for borrowed money of, or guarantees of indebtedness for borrowed money of any person by, the Company, each of its Subsidiaries and each of the Company Joint Ventures except as set forth on Section 3.24 of the Company Disclosure Schedule and except as may be incurred in accordance with Section 5.1 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1.  Qualification; Organization, Subsidiaries, etc.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of Parent and Merger Sub are in full force and effect, except as would not have, individually or in the aggregate, a Parent Material Adverse

Effect. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2.  Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Exchange Act, state securities, takeover and “blue sky” laws and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, permits, actions, approvals, notifications or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, franchise or license agreement binding upon Parent or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3.  Investigations; Litigation.  There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4.  Schedule 13E-3/Proxy Statement; Other Information.  None of the information provided by Parent or its Subsidiaries to be included in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement or the Schedule 13E-3.

Section 4.5.  Financing.  Section 4.5 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of (a) executed equity commitment letters to provide equity financing to Parent and/or Merger Sub and (b) an executed debt commitment letter and related term sheets (the “Debt Commitment Letter” and together with the equity commitment letters described in clause (a), the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders and their affiliates have committed to provide and arrange the financings described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated by this Agreement (the “Debt Financing” and together with the equity financing referred to in clause (a), the “Financing”). As of the date of this Agreement, (i) the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect (except as permitted by this Agreement) and (ii) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth in the Financing Commitments. As of the date of this Agreement, subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, and the satisfaction of the conditions set forth in Sections 6.1 and 6.3 hereof, neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy the conditions of closing to be satisfied by it set forth in the Financing Commitments on the Closing Date. Assuming the funding of the Financing in accordance with the Financing Commitments, the proceeds from such Financing constitute all of the financing required for the consummation of the transactions contemplated by this Agreement, and, together with cash on hand from operations of the Company (assuming for such purposes that, as of the Closing Date, such cash on hand will equal $50 million and outstanding indebtedness for borrowed money (excluding guarantees) will equal $308 million), are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option and Stock-Based Award Consideration (and any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation). All of the conditions precedent to the obligations of the lenders under the Debt Commitment Letter to make the Debt Financing available to Parent and/or Merger Sub are set forth in the Debt Commitment Letter, and the equity commitment letter contains all of the conditions precedent to the obligations of the funding party to make the equity financing thereunder available to Parent and/or Merger Sub on the terms therein. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be amended, modified, supplemented, restated or superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time (the “New Financing Commitments”); provided that the terms of any New Financing Commitment shall not (i) reduce the aggregate amount of the Financing, (ii) expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letter in any respect that would reasonably be expected to make such conditions less likely to be satisfied, or (iii) reasonably be expected to delay the Closing. In such event, the terms “Debt Commitment Letter” and “Financing Commitments” as used herein shall be deemed to include the Debt Commitment Letters that are not so amended, modified, supplemented, restated or superseded at the time in question and the New Financing Commitments to the extent then in effect. Parent has also delivered to the Company a guarantee (each, a “Guarantee”) addressed to the Company from each of (x) Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P. and (y) Bain Capital Fund IX, L.P. (collectively, the “Guarantors”) with respect to certain matters on the terms specified therein. Each Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor subject thereto.

Section 4.6.  Capitalization of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7.  No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.8.  Finders or Brokers.  Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9.  Lack of Ownership of Company Common Stock.  Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10.  Interest in Competitors.  Neither Parent nor Merger Sub owns any interest(s), nor do any of their respective affiliates insofar as such affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

Section 4.11.  WARN Act.  Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 4.12.  No Additional Representations.

(a) Parent acknowledges that, to its knowledge, as of the date hereof, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives, as of the date hereof, have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any of its affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in any management presentation.

Section 4.13.  Solvency.  Assuming (a) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, (b) the accuracy of the representation as warranties of the Company set forth in Article III hereof and (c) the Required Financial Information fairly present the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), as of the Closing Date, (i) the aggregate “fair saleable value” of the assets of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, as of such date, exceeds (A) the value of all “liabilities of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving

Corporation and its consolidated Subsidiaries, taken as a whole, do not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following such date, and (iii) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.14.  Management Agreements.  Other than this Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their affiliates, on the one hand, and any member of the Company’s management or the Board of Directors or any Participating Holders, on the other hand relating to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

ARTICLE V

CERTAIN AGREEMENTS

Section 5.1.  Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required, permitted or expressly contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business and (B) the Company shall use commercially reasonable efforts to direct the business of the Company Joint Ventures to be conducted in the ordinary course of business; provided, however, that no action by the Company or its Subsidiaries or the Company Joint Ventures with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries and (B) that the Company may continue to pay regular quarterly cash dividends, which are declared, announced and paid prior to the Closing Date, on the Company Common Stock consistent with past practice (not to exceed $0.13 per share per quarter);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) except as required by existing written agreements or Company Benefit Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business or as may be required by contract, increase the compensation or other benefits payable or provided to the Company’s present or former directors or officers, (B) except in the ordinary course of business, approve or enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to attract a new employee to replace an agreement with a departing employee, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or severance obligation or (3) for severance agreements entered into with employees (other than officers) in the ordinary course of business in connection with terminations of employment), or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into, amend, terminate or waive any rights with respect to any (x) collective bargaining agreement or (y) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries, except, in the case of clause (y) only, as would not, individually or in the aggregate, result in a material increase in cost to the Company;

(iv) shall not, and shall not permit any of its Subsidiaries to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date of this Agreement), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards in each case outstanding on the date of this Agreement or as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule, (B) issuances of shares of Company Common Stock in the ordinary course of business pursuant to the Company Benefits Plans, (C) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, and (D) the grant of equity compensation awards in the ordinary course of business consistent with past practice and as set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(viii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the obligations of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money set forth on subsections 1(c), 2, 3, 4, 5 or 6 of Section 3.24 of the Company Disclosure Schedule without increasing the amount of such permitted borrowings or incurring breakage costs, provided that any “road shows” or similar marketing efforts of the Company, or syndication by its financing sources, in connection with the replacement, renewal, extension or refinancing of the existing indebtedness for borrowed money set forth on subsection 1(c) of Section 3.24 of the Company Disclosure Schedule shall not occur during the Marketing Period and during the period commencing five business days immediately prior to the Marketing Period, (C) guarantees by the Company of indebtedness for borrowed money of the Company, which indebtedness for borrowed money is incurred in compliance with this Section 5.1(b)(viii), (D) indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the execution of this Agreement, including amounts available but not borrowed as of the date of this Agreement, to the extent such agreements are set forth on Section 3.24 of the Company Disclosure Schedule and (E) indebtedness for borrowed money not to exceed $25 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(E), inclusive;

(ix) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall cause its Subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise, and including by way of formation of a Company Joint Venture) any material portion of its or its Subsidiaries’ material properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and other than (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;

(x) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract, or any Contract that would be a Company Material Contract if in effect on the date of this Agreement, in any material respect in a manner which is adverse to the Company other than in the ordinary course of business;

(xi) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business; and

(xii) shall not, and shall not permit any of its Subsidiaries to, acquire (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) (A) any corporation, partnership or other business organization or division thereof or any assets, having a value in excess of $3 million individually or $10 million in the aggregate, other than purchases of inventory and other assets in the ordinary course of business or (B) any direct or indirect interest in any existing partnership, joint venture or restaurant from any other holder of an interest in any of the foregoing or any franchisee, other than in the case of this clause (B) such acquisitions as are disclosed in Section 5.1(xii) of the Company Disclosure Schedule;

(xiii) shall not, and shall not permit any of its Subsidiaries to, open or close, or commit to open or close, any restaurant locations or enter into any partnership or joint venture, or authorize or make any other capital expenditures, in each case other than in the ordinary course of business;

(xiv) shall not, and shall not permit any of its Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any person, in each case other than (A) in the ordinary course of business, (B) pursuant to actions permitted by Section 5.1(xiii) or (C) loans, advances and capital contributions to, and investments in, the Company or a wholly owned Subsidiary of the Company;

(xv) shall not, and shall not permit any of its Subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than continuing any Affiliate Transactions in existence on the date of this Agreement;

(xvi) shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent, make any material amendment in any Tax Return other than in the ordinary course of business or make or change any material Tax election except in the ordinary course of business;

(xvii) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its Subsidiaries (other than the Merger);

(xviii) shall not, and shall not permit any of its Subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business or (B) as may be required by GAAP or applicable Law;

(xix) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than

(A) in the ordinary course of business or (B) any claim, liability or obligation not in excess of $3 million individually or $10 million in the aggregate;

(xx) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions;

(xxi) shall not consent to or otherwise voluntarily agree to guarantee or become liable for any indebtedness for borrowed money in excess of amounts outstanding as of the date of this Agreement of, or increase its obligations to make capital contributions to, Kentucky Speedway; and

(xxii) shall use commercially reasonable efforts to direct the business of the Company Joint Ventures to be conducted in compliance with the provisions of this Section 5.1 as if the Company Joint Ventures were Subsidiaries of the Company.

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2.  Investigation.

(a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish Parent with financial, operating and other data and information as Parent, through its officers, employees or other authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a reasonable risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries, except, with respect to any on site procedure, with the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned if such procedure is necessary for the Debt Financing).

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of June 9, 2006, between the Company, Bain Capital Partners, LLC and Catterton Partners (the “Confidentiality Agreement”).

Section 5.3.  No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is fifty (50) days after the date of the public announcement of this Agreement (the “Solicitation Period End Date”), the Company, its Subsidiaries, and their respective Representatives shall be permitted to, and shall have the right to, directly or indirectly (acting under the direction of the Special Committee) (i) solicit, initiate or encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal and (ii) participate in discussions or negotiations regarding, and furnish to any person information with respect to, and take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may lead to, an Alternative Proposal; provided, however, that the Company shall not, and shall not authorize or permit any of its Subsidiaries or any Representative of the Company or its Subsidiaries to, provide to any third party any material non-public information unless the Company receives from such third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement. Parent agrees that neither it nor any affiliate or Subsidiary of Parent shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, contact, discourage, interfere with or participate in discussions with, any person that, to Parent’s knowledge, has made, or is considering or participating in discussions or negotiations with the Company, its Subsidiaries or their respective Representatives regarding, an Alternative Proposal.

(b) Subject to Sections 5.3(c)-(e), and except as it may relate to any person or group of related persons from whom the Company has received, prior to the Solicitation Period End Date, a written indication of interest that the Special Committee or the Board of Directors reasonably believes is bona fide and could reasonably be expected to result in a Superior Proposal (each such person or group, an “Excluded Party”), (A) on the Solicitation Period End Date, the Company shall, and shall cause its Subsidiaries to, and shall direct its and their respective Representatives to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Proposal and (B) during the period beginning on the Solicitation Period End Date and continuing until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any non-public information or access to its properties, books, records or personnel to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(c)), (vi) otherwise cooperate with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person (other than Parent, Merger Sub or their Representatives) with respect to, or which would reasonably be expected to result in, an Alternative Proposal, or (vii) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL or otherwise cause such restrictions not to apply. The Company shall promptly inform its Representatives, and shall cause its Subsidiaries promptly to inform their respective Representatives, of the obligations under this Section 5.3(b).

(c) Notwithstanding the limitations set forth in Section 5.3(b), at any time from the Solicitation Period End Date and continuing until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, if the Company receives an unsolicited bona fide written Alternative Proposal (A) which (i) constitutes a Superior Proposal or (ii) which the Special Committee or the Board of Directors determines in good faith could reasonably be expected to result in a Superior Proposal and (B) the Special Committee or the Board of Directors determines in good faith, after consultation with the Special Committee’s or the Company’s legal counsel that the failure of the Special Committee or the Board of Directors to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement) and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal.

(d) Other than in accordance with Section 5.3, neither the Special Committee nor Board of Directors shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Special Committee or the Board of Directors of the Merger or this Agreement or the other transactions contemplated by this Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, including Section 203 of the DGCL (each of the foregoing, a “Change of Recommendation”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Special Committee or the Board of Directors may, at any time, make a Change of Recommendation if the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Company’s or the Special Committee’s legal and financial advisors, that the failure of the Special Committee or the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law. No Change of Recommendation shall change the approval of the Special Committee or the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(e) Nothing in this Agreement shall prohibit or restrict the Special Committee or the Board of Directors from making a Change of Recommendation to the extent that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s legal counsel, that the failure of the Special Committee or the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(g) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of persons (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of twenty-five percent (25%) or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of twenty-five percent (25%) or more of the outstanding shares of Company Common Stock, (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning twenty-five percent (25%) or more of the Shares then outstanding, or (v) all or a substantial portion of any Specified Concept (as defined below). “Specified Concept” means each of the restaurant chains known by the following names: Outback Steakhouse, Bonefish Grill, Carrabba’s Italian Grill, Fleming’s Prime Steakhouse and Wine Bar and Roy’s.

(h) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (with all percentages, in the definition of Alternative Proposal increased to 50%) on terms that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s financial advisors and legal counsel, and considering such factors as the Special Committee or the Board of Directors, as applicable, consider to be appropriate (including the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal, and any alterations to this Agreement agreed to in writing by Parent in response thereto), is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement.

Section 5.4.  Filings; Other Actions.

(a) The Company, Parent and Merger Sub shall each use all reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and the Schedule 13E-3. In connection with the Merger and the Company Meeting, the Company shall prepare and file with the SEC the Proxy Statement and the Schedule 13E-3 relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement and the Schedule 13E-3, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement and the Schedule 13E-3 which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or the Schedule 13E-3 or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 or the Merger. Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and the Schedule 13E-3 and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, the Company shall have no obligation to notify Parent of any matters to the extent that the Special Committee or the Board of Directors determines in good faith, after consultation with the Company’s or the Special Committee’s legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(b) Prior to the earlier of the Effective Time or the Termination Date, the Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting no later than 30 days after mailing the Proxy Statement, unless a later date is mutually agreed by the Company and by Parent), (ii) include in the Proxy Statement the recommendation of the Board of Directors, based on the unanimous recommendation of the Special Committee, that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of the Advisors, as applicable, the written opinions of the Advisors, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

(d) Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Article VII, the Company will take all of the actions contemplated by Section 5.4(a) and Section 5.4(c) regardless of whether the Board of Directors (acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Meeting if this Agreement is terminated in accordance with Article VII.

Section 5.5.  Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.  Except as otherwise agreed to in writing between the Company, Parent, Merger Sub and certain members of management of the Company listed in Schedule A to this Agreement, and solely with respect to such members of management of the Company and to the extent specified in such Section of the Parent Disclosure Schedules:

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(ii) At the Effective Time, each account under the Company’s Directors’ Deferred Compensation Plan, as amended, (each, a “Directors’ Award Account”), shall become fully vested and payable and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each notional Share credited to the holder under his or her Director Award Account.

(iii) Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall be converted into the right to receive the Merger Consideration in an amount as determined under Section 2.1(a), payable on a deferred basis at the time that the underlying Restricted Shares would have vested under their terms as in effect immediately prior to the Effective Time plus earnings thereon (as described below), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment and subject to the satisfaction by the holder of such Restricted Shares of all terms and conditions to which such vesting was subject under the terms of the Restricted Shares as in effect immediately prior to the Effective Time, including without limitation all forfeiture provisions, provided, however, that the holder’s deferred cash account will become immediately vested and payable upon termination of such holder’s employment by the Company without cause or upon the individual’s death or disability. If the holder of such Restricted Shares fails to satisfy such terms and conditions (as modified hereby), such holder shall forfeit his or her right to such Merger Consideration and any earnings thereon, and such amounts shall revert and be forfeited to Parent. Effective as of the Effective Time, Parent shall establish a grantor trust and shall deposit therein the Merger Consideration attributable to the Restricted Shares. From and after the Effective Time, Parent shall cause such amounts to be invested at the option of the account holder in a money market fund or an S&P 500 Index Fund and shall cause the earnings on such amounts to be credited to the accounts under such grantor trust of the former holders of the Restricted Shares.

(iv) At the Effective Time, all amounts held in the accounts denominated in shares of Company Common Stock under the Partner Equity Deferred Compensation Stock Plan component of the OSI Restaurant Partners, Inc. Partner Equity Plan (the “PEP”) (each, a “Deferred Unit Account”) shall be converted into an obligation to pay cash with a value equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Common Stock deemed held in such Deferred Unit Account, in accordance with the payment schedule and consistent with the terms of the PEP as in effect from time to time. For purposes of this Agreement, “Company Stock-Based Awards” means the obligations denominated in and measured by reference to shares of Company Common Stock that are credited to the accounts under the Directors’ Deferred Compensation Plan, as amended, and the Partner Equity Deferred Compensation Stock Plan component of the PEP.

(v) Prior to the Effective Time, the Board of Directors or the Compensation Committee of the Board of Directors, as applicable, shall adopt amendments to the Company Stock Plans and the applicable Company Benefit Plans with respect to Company Stock Options, Company Stock-Based Awards and Restricted Shares to implement the foregoing provisions of Sections 5.5(a)(i), 5.5(a)(ii), 5.5(a)(iii) and 5.5(a)(iv).

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. For a period of two years following the Effective Time, Parent shall provide or cause to be provided, to each current employee of the Company and its Subsidiaries (“Company Employees”) total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits provided to Company Employees immediately before the Effective Time (giving consideration to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs; provided, however, that Parent shall not be required to provide equity-based compensation, equity-based benefits and nonqualified deferred compensation programs); provided, however, that nothing herein shall prevent the amendment or termination of any Company Benefit Plan or interfere with Parent’s or any of its Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period.

(ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) The parties hereto agree to the additional matters set forth on Section 5.5(b)(iii) to the Company Disclosure Schedule.

Section 5.6.  Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that prior to the Effective Time in no event shall the Company or any of its Subsidiaries be required to pay or, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any real estate leases or Company Material Contracts.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) business days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing; (iv) promptly inform the other party upon receipt of any material communication from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement; and (v) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit legal counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) preserve or promote diversity of media ownership or (iii) protect the national security or the national economy of any nation.

Section 5.7.  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 5.8.  Public Announcements.  The Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9.  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect exculpation, indemnification and advancement of expenses provisions no less favorable in the aggregate than those of the Company’s and any Company Subsidiary’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions, for a period of six (6) years from the Effective Time, in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the agreements contained in this Section 5.9 without limit as to time.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in and to the extent of their capacities as such and not as stockholders and/or equity holders of the Company or its Subsidiaries or otherwise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company); provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10.  Control of Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11.  Financing.

(a) Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions on a timely basis to obtaining the Financing applicable to Parent and Merger Sub set forth in such definitive agreements that are within its control, (iii) to comply with its obligations under the Debt Commitment Letter and (iv) to enforce its rights under the Debt Commitment Letter. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter except as expressly permitted by Section 4.5. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall immediately notify the Company and Parent and Merger Sub shall use their respective reasonable best efforts to arrange any such portion from alternative sources (such portion from alternate sources, the “Alternative Financing”) on terms and conditions, taken as a whole, no less favorable to Parent or Merger Sub (as determined in the reasonable judgment of Parent and Merger Sub). The “Marketing Period” for the Debt Financing shall mean a period of 20 consecutive business days after the Initiation Date throughout which (1) Parent and Merger Sub shall have all the Required Financial Information and all such information and data remains current, and (2) the conditions set forth in Sections 6.1(b) and 6.1(c)(i) are and remain satisfied and nothing has occurred and no condition exists that would reasonably be expected to cause any of the conditions set forth in Section 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive business day period. For purposes of this Agreement, “Initiation Date” shall mean the fifth business day after the date that the Proxy Statement is first mailed to a stockholder of the Company. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing or real estate securitization financing has not been consummated notwithstanding that the last day of the Marketing Period shall have occurred, (y) all closing conditions contained in Article VI (other than those contained in Sections 6.2(c) and 6.3(c)) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge financing obtained in accordance with this Agreement) and the proceeds thereof are available on the terms and conditions described in the Debt Commitment Letter (or replacement thereof), then Parent and Merger Sub shall cause the proceeds of such bridge financing to be used to replace such high yield financing or real estate financing on the Closing pursuant to the proviso to Section 1.2.

(b) The Company shall provide, shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives (including legal and accounting) to provide, at Parent’s sole expense, all cooperation reasonably requested by Parent and Merger Sub in connection with the Financing or any Alternative Financing, including using reasonable best efforts to (i) cause, upon reasonable advance notice by Parent and on a reasonable number of occasions, appropriate officers and employees to be available on a customary basis for meetings, including management and other presentations and “road show” appearances, participation in drafting and due diligence sessions, and the preparation of disclosure documents in connection with any such financing, provided that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries prior to the Effective Time, provided further that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (ii) cause its independent accountants and legal counsel to provide assistance to Parent and Merger Sub (including providing customary comfort) for fees consistent with the Company’s existing arrangements with such accountants and legal counsel; (iii) furnish Parent and Merger Sub (which they may furnish to, and share with, their financing sources) as promptly as practicable with such financial and other pertinent information as may be reasonably requested by Parent or Merger Sub, including the Core Financial Information (collectively, the “Required Financial Information”) (for purposes hereof, “Core Financial Information” shall mean all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X) and of the type and form, and for the periods, customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of high yield debt securities contemplated by the Debt Commitment Letter (including replacements or restatements thereof, and supplements thereto, if any such information would go stale or otherwise being unusable for such purpose and in the case of annual financial statements, the auditors’ report thereon) at the time during the Company’s fiscal year such offerings will be made); (iv) cooperate with the marketing efforts of Parent, Merger Sub and their financing sources for any portion of the financings contemplated by the Debt Commitment Letter and assist Parent, Merger Sub and their financing sources in the timely preparation of offering documents and similar documents and materials for lender and rating agency presentations; (v) in connection with any real estate financing contemplated by the Debt Commitment Letter, allow Parent, Merger Sub and their financing sources to perform reasonable and customary due diligence related to such properties, including appropriate appraisals, surveys, and Phase 1 environmental assessments and other reasonable inspections and diligence (and documentation), including as shall be necessary to comply with any necessary rating agencies’ requirements; (vi) satisfy the conditions precedent set forth in the Debt Commitment Letter (to the extent within the control of the Company or requiring action or cooperation by the Company); and (vii) obtain accountants’ comfort letters, surveys and title insurance as reasonably requested by Parent; provided that (x) none of the Company or any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time, and (y) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries. For purposes of this Section 5.11, the term “Debt Financing” shall also be deemed to include any Alternative Financing and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter (or similar agreement) with respect to such Alternative Financing.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained (without consideration as to the vote of any Company Common Stock by the Participating Holders).

(b) No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

Section 6.2.  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Consistent with Section 2.2(a), Parent shall have caused to be deposited with the Paying Agent cash in an aggregate amount sufficient to pay the Merger Consideration in respect of all Company Common Stock plus cash to pay for the Company Stock Options and the Directors’ Award Accounts pursuant to Section 5.5.

Section 6.3.  Conditions to Obligation of Parent to Effect the Merger.  The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) Other than with respect to Sections 3.2(a), 3.2(b), 3.2(c), 3.10(a)(ii), 3.10(b), 3.20 and 3.24, the representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) other than with respect to Sections 3.2(a), 3.2(b), 3.2(c), 3.10(a)(ii), 3.10(b), 3.20 and 3.24, the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect, (iii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(c), 3.20 and 3.24 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (subject, in the case of each of the representations and warranties set out in Sections 3.2(a), 3.2(b), 3.2(c), 3.20 and 3.24, to such inaccuracies as do not individually or in the aggregate exceed $18,000,000), and (iv) the representations and warranties of the Company set forth in Sections 3.10(a)(ii) and 3.10(b), shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that, with respect to clauses (i), (ii), (iii) and (iv) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) or (iv), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4.  Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1.  Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before April 30, 2007 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction, order, decree or ruling as and to the extent required by this Agreement;

(d) by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any obligation under this Agreement caused the failure to obtain such stockholder approval;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) by the Company, if the Special Committee or the Board of Directors has concluded in good faith, after consultation with the Special Committee’s or the Company’s legal counsel and financial advisors, that, in light of a Superior Proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law to (x) make or not withdraw the Recommendation or (y) fail to effect a Change of Recommendation in a manner adverse to Parent; and

(h) by the Company, if Parent does not (i) satisfy the condition set forth in Section 6.2(d) within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied (or, upon an immediate Closing, would be satisfied as of such Closing) and (ii) proceed immediately thereafter to give effect to a Closing; provided, however, that the Company shall have no right to terminate this Agreement pursuant to this Section 7.1(h)(i) based upon a notice which is delivered prior to the final day of the Marketing Period or (ii) if the Core Financial Information shall not have been furnished on or prior to April 2, 2007.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except, subject to Section 7.2(d), liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Actions taken by the Company pursuant to this Section 7.1 shall be taken by the Special Committee if then in existence.

Section 7.2.  Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary if:

(i) (A) this Agreement is terminated by the Company pursuant to Section 7.1(b) and (B) concurrently with or within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into that provides a value per Share not less than the Merger Consideration,

(ii) (A) prior to the termination of this Agreement, any Alternative Proposal (substituting 50% for the 25% threshold set forth in the definition of Alternative Proposal) or the bona fide intention of any Person to make an Alternative Proposal (a “Qualifying Transaction”) is publicly proposed or publicly disclosed or otherwise made known to the Company prior to, and not withdrawn at the time of, the Company Meeting, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (C) concurrently with or within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into and in any instance such Qualifying Transaction shall have been consummated,

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(g) on or prior to the Solicitation Period End Date, or

(iv) this Agreement is terminated by the Company pursuant to Section 7.1(g) after the Solicitation Period End Date,

then the Company shall (a) in the case of clause (i), reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $7.5 million in cash; (b) in the case of clause (ii), pay to (or as directed by) Parent a fee of $45 million in cash; (c) in the case of clause (iii), pay to (or as directed by) Parent a fee of

$25 million in cash and reimburse Parent for the documented out-of-pocket fees and expenses reasonably incurred by it in connection with this Agreement and the transactions contemplated by this Agreement in an aggregate amount not to exceed $7.5 million in cash; or (d) in the case of clause (iv), pay to (or as directed by) Parent a fee of $45 million in cash (each of such payments, the “Company Termination Fee”).

The Company Termination Fee shall be paid: (a) in the case of clause (i), on the date such definitive agreement is entered into; (b) in the case of clause (ii), on the date such Qualifying Transaction is consummated; and (c) in the case of clauses (iii) and (iv), on the date this Agreement is terminated by the Company, in each case by wire transfer of same day funds as directed by Parent reasonably in advance. Upon payment of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its stockholders. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Company Termination Fee referred to in this Section 7.2 on more than one occasion.

(b) In the event that this Agreement is terminated by the Company pursuant to (i) Section 7.1(b) and the conditions set forth in Sections 6.1 and 6.3 would have been satisfied had the Closing been scheduled on the End Date or (ii) Section 7.1(h), then Parent or its affiliates shall pay $45 million (the “Parent Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) business days following such termination), payable by wire transfer of same day funds. Under no circumstances shall the Parent Termination Fee be payable more than once pursuant to this Section 7.2(b).

(c) Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(d) Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 7.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to accounts designated by Parent pursuant to this Section 7.2 within the time periods specified in this Section 7.2 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 7.2 within the time periods specified in this Section 7.2, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything to the contrary in this Agreement, the Company agrees that (other than in the case of fraud) (i) the Company’s right to receive payment of the Parent Termination Fee from Parent pursuant to the terms of this Section 7.2 (and the Guaranteed Amount from the Guarantors pursuant to the Guarantees) shall be the sole and exclusive remedy available to the Company, its affiliates and its Subsidiaries against Parent, Merger Sub, the Guarantors and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents in the event that it has incurred any losses or damages, or suffered any harm, with respect to this Agreement or the transactions contemplated by this Agreement (including any loss suffered as a result of the failure of the Merger to be consummated), and upon payment of the Parent Termination Fee, none of Parent, Merger Sub, the Guarantors or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement under any theory for any reason (except for intentional breach of this Agreement, as set forth in subclause (ii)), (ii) in the case of any intentional breach of this Agreement (and irrespective of whether the Parent Termination Fee has been paid), Parent and Guarantors shall in no event collectively (whether or not this Agreement shall have been terminated) be directly or indirectly liable for losses and damages arising from or in connection with such intentional breach in an aggregate amount in excess of $215,000,000 (the “Guaranteed Amount”) (for the avoidance of doubt, if Parent (or the Guarantors) pay a Parent Termination Fee, such fee shall be included in the calculation of such aggregate amount), (iii) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under its Guarantee, and (iv) in no event (other than in the case of fraud) shall the Company, its affiliates or Subsidiaries seek or be entitled to recover any money damages in the aggregate in excess of the Guaranteed Amount from Parent, Merger Sub, the Guarantor, or any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates or agents.

ARTICLE VIII

MISCELLANEOUS

Section 8.1.  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

Section 8.2.  Expenses.  Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne by Parent.

Section 8.3.  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

Section 8.4.  Governing Law.  This Agreement, and the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5.  Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.6.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7.  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Andrew Balson and Philip Loughlin
Facsimile: (617) 516-2010

with copies to:

Bain Capital Partners
111 Huntington Avenue
Boston, MA 02199
Attention: Andrew Balson and Philip Loughlin
Facsimile: (617) 516-2010

and

Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P.
599 West Putnam Avenue
Greenwich, CT 06830
Facsimile: (203) 629-4903
Attention: J. Michael Chu

and

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telecopy: (617) 951-7050
Attention: Jane D. Goldstein, Esq.

To the Company:

OSI Restaurant Partners, Inc.
2202 N. West Shore Blvd., Suite 500
Tampa, FL 33607
Telecopy: (813) 281-2114
Attention: Chairmen of the Special Committee

with copies to:

OSI Restaurant Partners, Inc.
2202 N. West Shore Blvd., Suite 500
Tampa, FL 33607
Telecopy: (813) 281-2114
Attention: Joseph J. Kadow

and

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2000
Attention: David A. Katz, Esq.

and

Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485
Telecopy: (216) 696-0740
Attention: John M. Gherlein, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8.  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may designate, by written notice to the Company, a Subsidiary that is wholly owned by Merger Sub to be merged with and into the Company in lieu of Merger Sub, in which event this Agreement will be amended such that all references in this Agreement to Merger Sub will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to Merger Sub will be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation and Parent and Merger Sub may, without the prior written consent of the other parties, assign any or all of their respective rights and interests hereunder to one or more of its affiliates, designate one or more of its affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible

Section 8.10.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), the Guarantees and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties or their affiliates, or any of them, with respect to the subject matter of this Agreement and thereof and, except for the provisions of Sections 2.1 (after such time as the Exchange Fund has been returned to the Company from the Paying Agent) and 5.9 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties hereto.

Section 8.11.  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (acting through the Special Committee, if then in existence), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12.  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14.  Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable investigation of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge after reasonable investigation of the Chairman, the Chief Executive Officer, the Chief Financial Officer, General Counsel and the Chief Operating Officer of the Company. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York or Florida are authorized by law or executive order to be closed. As used in this Agreement, “GAAP” means United States generally accepted accounting principles. As used in this Agreement, “Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with generally accepted accounting principles), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other person. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the pages set forth opposite such term:

Action	42
Advisors	20
Affiliate Transactions	22
affiliates	55
Agreement	1
Alternative Financing	43
Alternative Proposal	34
Board of Directors	1
Book-Entry Shares	5
business day	55
Cancelled Shares	3
Certificate of Merger	2
Certificates	5
Change of Recommendation	34
Closing	1
Closing Date	1
Code	6
Company	1
Company Approvals	11
Company Benefit Plans	15
Company Common Stock	3
Company Disclosure Schedule	8
Company Employees	38
Company Joint Venture	8
Company Material Adverse Effect	8
Company Material Contracts	21
Company Meeting	36
Company Permits	14
Company Preferred Stock	9
Company SEC Documents	12
Company Stock Option	36

Company Stock Plans	9
Company Stock-Based Award	37
Company Stockholder Approval	21
Company Termination Fee	49
Confidentiality Agreement	32
Contracts	11
control	55
Core Financial Information	44
Debt Commitment Letter	24
Debt Financing	24
Deferred Unit Amount	37
DGCL	1
Directors’ Award Account	37
Dissenting Shares	4
Effective Time	2
Employee Rollover Agreements	3
End Date	47
Environmental Law	15
ERISA	15
ERISA Affiliate	16
excess parachute payment	15
Exchange Act	11
Exchange Fund	5
Excluded Party	33
Financing	24
Financing Commitments	24
Founder Rollover Agreements	3
GAAP	55
Governmental Entity	11
Guarantee	25
Guaranteed Amount	50
Guarantors	25
Hazardous Substance	15
HSR Act	11
Indebtedness	55
Indemnified Party	42
Intellectual Property	19
Initiation Date	44
knowledge	55
Law	13
Laws	13
Leased Real Properties	20
Lien	11
Marketing Period	43
Material Lease	12
Matters	16
Measurement Date	10
Merger	1
Merger Consideration	3

Merger Sub	1
New Financing Commitments	25
New Plans	38
Old Plans	38
Option and Stock-Based Award Consideration	5
Option Consideration	37
Owned Real Properties	20
Parent	1
Parent Approvals	23
Parent Common Stock	3
Parent Disclosure Schedule	22
Parent Material Adverse Effect	23
Parent Termination Fee	49
Participating Holder	3
Paying Agent	5
PEP	37
Permitted Lien	11
person	55
Property Encumbrances	20
Proxy Statement	17
Qualifying Transaction	48
Real Properties	20
Recommendation	11
Regulatory Law	41
Representatives	32
Required Financial Information	44
Restricted Shares	37
Rollover Share	3
Sarbanes-Oxley Act	13
Satisfaction Date	2
Schedule 13E-3	17
SEC	12
Share	3
Solicitation Period End Date	32
Special Committee	1
Specified Concept	34
Subsidiaries	58
Superior Proposal	35
Surviving Corporation	1
Tax Return	18
Taxes	18
Termination Date	27
UFOCs	14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

Kangaroo Holdings, Inc.

By:	/s/ Philip Loughlin
Name: Philip Loughlin

Title:	Vice President

Kangaroo Acquisition, Inc.

By:	/s/ Philip Loughlin
Name: Philip Loughlin

Title:	Vice President

OSI Restaurant Partners, Inc.

By:	/s/ Toby S. Wilt
Name: Toby S. Wilt

Title:	Director

ANNEX B

November 5, 2006

Special Committee of the Board of Directors
OSI Restaurant Partners, Inc.
2202 North West Shore Boulevard
Suite 500
Tampa, FL 33607

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of Company Common Shares, par value $0.01 per share (the “Company Common Shares”), of OSI Restaurant Partners, Inc., a Delaware corporation (the “Company”), of the Merger Consideration (as hereinafter defined) to be received by the holders of Company Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of November 5, 2006 (the “Merger Agreement”), by and among the Company, Kangaroo Holdings, Inc., a Delaware corporation (“Parent”) and Kangaroo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“MergerSub”, and together with Parent, the “Buyer Parties”). This opinion does not address the fairness of the consideration to be received by certain members of management and the Board of Directors of the Company (the “Participating Holders”) whose names are listed on Schedule A of the Merger Agreement.

Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub and the separate existence of the Company will thereupon cease and the Company will be the entity surviving such merger (the “Merger”). Pursuant to the Merger, each Company Common Share (other than those owned by Merger Sub and any subsidiary of the Company which will be cancelled in accordance with the terms of the Agreement and other than those held by the Participating Holders) will be converted into, and cancelled in exchange for, the right to receive an amount in cash equal to $40.00 (the “Merger Consideration”).

In arriving at our opinion, we have, among other things:

•	Reviewed a draft of the Merger Agreement dated November 5, 2006.

•	Reviewed certain publicly available business, financial and other information regarding the Company.

•	Reviewed certain business, financial and other information regarding the Company and its prospects that was furnished to us by management of the Company, and have discussed with management of the Company this information as well as the business, past and current operations, financial condition and future prospects of the Company, including internal financial forecasts of the Company prepared by the management of the Company, and the risks and uncertainties of the Company continuing to pursue an independent strategy.

•	Reviewed the current and historical market prices and trading activity of the Company Common Shares.

•	Compared certain business, financial and other information regarding the Company with similar information regarding certain other publicly traded companies that we deemed to be relevant.

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant.

•	Participated in discussions and negotiations among representatives of the Company and Parent, and their respective financial and legal advisors.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic market criteria that we deemed to be relevant.

Special Committee of the Board of Directors
OSI Restaurant Partners, Inc.
2202 North West Shore Boulevard
Suite 500
Tampa, FL 33607

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information we have obtained and reviewed for the purpose of our opinion, and we have not assumed any responsibility for any independent verification of such information. We have relied upon assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. With respect to the Company’s financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the expected future financial performance of the Company. We have discussed such forecasts and estimates, as well as the assumptions upon which they are based, with management of the Company, but we assume no responsibility for and express no view as to the Company’s financial forecasts or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection of the facilities of the Company and have not made or been provided with any evaluations or appraisals of the assets or liabilities of the Company. Our investigation in connection with rendering this opinion is limited to whether the Merger Consideration to be received by the holders of the Company Common Shares (other than the Participating Holders) pursuant to the Merger is fair to such holders (other than the Participating Holders), from a financial point of view. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company and the transactions contemplated by the Merger Agreement.

In rendering our opinion, we have assumed that the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement, without waiver of any material terms or conditions. Our opinion is necessarily based on economic, market, financial and other conditions as they exist on and can be evaluated as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render financial advisory services, including the rendering of this opinion, to the Special Committee of the Board of Directors of the Company in connection with the transactions contemplated by the Agreement and will receive a fee for rendering our opinion and an additional fee for such services, a significant portion of which is contingent upon the consummation of the transactions contemplated by the Agreement. In addition, the Company has agreed to reimburse Wachovia Securities, expenses and indemnify us against certain liabilities that may arise out of this engagement. Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. In the past, we have provided certain banking services to the Company for which we have been paid fees. We have $199.5 million in total credit exposure to the Company and its subsidiaries, of which $164.5 million is currently funded (inclusive of a $24.5 million off balance sheet guarantee of the Company). As of October 2006, Wachovia has $30.6 million in committed loans to and guarantees of executives and board members of which $25.6 million is currently outstanding. We served as Lead Arranger and Administrative Agent on the Company’s renewed $225.0 million revolver closed on March 10, 2006. Wachovia also acted as the sole lender on a $50.0 million line of credit closed on October 12, 2006. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities (including derivative securities) of the Company and certain affiliates of the Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Wachovia has executed advisory and financing transactions on behalf of Bain Capital, LLC (“Bain”) and executed financing transactions on behalf of Catterton Partners (“Catterton”). Wachovia is not a limited partner in the funds of Bain or Catterton.

It is understood that our opinion is directed for the information and use of the Special Committee of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the Merger Agreement. We also understand that our opinion may be provided to the Board of Directors of the Company for its

Special Committee of the Board of Directors
OSI Restaurant Partners, Inc.
2202 North West Shore Boulevard
Suite 500
Tampa, FL 33607

information and use in connection with its consideration of the transactions contemplated by the Merger Agreement. Our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement compared with other business strategies that have been considered by the Company’s management or Board of Directors and does not address the underlying decision by the Company to enter into the Merger Agreement and does not and shall not constitute a recommendation to any holder of the Company Common Shares as to how such holder should vote in connection with the transactions contemplated by the Merger Agreement. We have not considered for the purposes of our opinion the prices at which the Company Common Shares will trade following the announcement of the Merger.

Based upon and subject to the foregoing, and other factors we deem to be relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Shares (other than the Participating Holders) pursuant to the Agreement is fair, from a financial point of view, to such holders (other than Participating Holders).

Very truly yours,
WACHOVIA CAPITAL MARKETS, LLC

ANNEX C

November 5, 2006

Special Committee of the Board of Directors
OSI Restaurant Partners, Inc.
2202 North Westshore Boulevard, Suite 500
Tampa, Florida 33607

Members of the Special Committee of the Board of Directors:

You have requested our opinion as to whether the consideration to be paid to the holders of shares of common stock, par value $0.01 per share (the “Company Common Stock”) of OSI Restaurant Partners, Inc. (the “Company”) (other than the Participating Holders) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of the date of this letter, among the Company, Kangaroo Acquisition, Inc. (“Merger Sub”) and Kangaroo Holdings, Inc. (“Parent”) is fair to such holders from a financial point of view. The Agreement provides for the merger (the “Merger”) of Merger Sub with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent. As set forth in the Agreement, in connection with the Merger, each issued and outstanding share of common stock of the Company (other than shares, if any, held by Parent or Merger Sub, held in treasury by the Company, held by the Participating Holders, or as to which dissenters’ rights have been perfected, none of which are covered by this opinion) will be converted into the right to receive $40.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

We are engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes as a customary part of our investment banking business. We will receive a fee from the Company upon delivery of this opinion. No portion of this opinion fee is contingent upon the consummation of the Merger or upon the conclusions expressed in this opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have performed investment banking services for one or more of the Parent’s principal equity holders (or affiliates of such equity holders), and we have received customary fees for such services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the accounts of our customers and, accordingly, we may at any time hold a long or a short position in such securities.

In arriving at our opinion, we have undertaken such review, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. In particular, we have reviewed:

(1) the financial terms of the Agreement;

(2) certain publicly available financial, business and operating information related to the Company, including the Company’s most recent Form 10-K (containing the Company’s audited financial statements for the fiscal years ended December 31, 2005, 2004 and 2003); and the Company’s most recent Form 10-Q (containing unaudited financial statements for the six month periods ended June 30, 2006 and 2005);

(3) certain internal financial, accounting, operating and other data and analyses with respect to the Company on a stand-alone basis prepared and furnished to us by management of the Company;

(4) certain internal financial projections for the Company on a stand-alone basis that were prepared for financial planning purposes and furnished to us by the management of the Company;

(5) certain publicly available market and securities data of the Company;

(6) certain financial data and the reported prices and trading activity for certain other publicly-traded companies that we deemed relevant for purposes of our opinion;

(7) the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant for purposes of our opinion; and

(8) other information, financial studies, analyses and investigations and other factors that we deemed relevant for purposes of our opinion.

In addition, we have performed a discounted cash flow analysis for the Company on a stand-alone basis. We have also conducted discussions with members of the senior management of the Company and representatives of Wachovia Securities, LLC, the Company’s financial advisor, concerning the financial condition, historical and current operating results, business and prospects for the Company on a stand-alone basis.

We have relied upon and assumed the accuracy, completeness and fair presentation of the financial, accounting and other information provided to us by the Company or otherwise made available to us, and have not assumed responsibility independently to verify such information. The Company has advised us that they do not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have further relied upon the assurances of the management of the Company that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial forecasts, projections and other estimates and business outlook information, reflects the best currently available estimates and judgments of the management of the Company, is based on reasonable assumptions and that there is not (and the management of the Company is not aware of) any information or facts that would make the information provided to us incomplete or misleading. We express no opinion as to such financial forecasts, projections and other estimates and business outlook information or the assumptions on which they are based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

We have assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and with full satisfaction of all covenants and conditions without any waiver thereof. We express no opinion regarding whether the necessary approvals or other conditions to the consummation of the Merger will be obtained or satisfied.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. The analyses performed by Piper Jaffray in connection with this opinion were going-concern analyses. We express no opinion regarding the liquidation value or solvency of any entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Special Committee and the Board of Directors and with their consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger or any alternatives to the Merger, (b) negotiate the terms of the Merger, (c) provide any financing or any advice with respect to any financing for the Merger or any alternative to the Merger or (d) advise the Special Committee or the Board of Directors with respect to alternatives to the Merger. This opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the common stock of the Company has traded or may trade following announcement of the Merger or at any future time.

It is understood that our opinion is directed for the information and use of the Special Committee in connection with its consideration of the transactions contemplated by the Agreement. We also understand that our opinion may be provided to the Board of Directors for its information and use in connection with its consideration of the transactions contemplated by the Agreement. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or otherwise act with respect to the Merger, and should not be relied upon by any stockholder as such. This opinion is not intended to confer rights and remedies upon (i) Parent, (ii) any stockholders of Parent or any affiliates thereof, (iii) any holder of a Company Stock Option, (iv) any person entitled to receive Option and Stock-Based Consideration, (v) any holder of Restricted Shares, (vi) any holder of a Deferred Unit Account, or (vii) any holder of any other stock-based compensation of the Company. Except as contemplated in the October 22, 2006 engagement letter between us, this opinion shall not be published or otherwise, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness of the proposed Merger Consideration to the holders of Company Common Stock (other than the Participating Holders) from a financial point of view, and does not address any other terms or agreements relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company. We express no opinion as to whether any alternative transaction might produce consideration for the holders of Company Common Stock (other than the Participating Holders) in excess of the amount contemplated in the Merger.

Based upon and subject to the foregoing and such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock (other than the Participating Holders) from a financial point of view.

Sincerely,

/s/ PIPER JAFFRAY & CO.

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX E

Information Relating to Parent, Merger Sub and the Funds

Kangaroo Holdings, Inc.: Directors and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of the current executive officers and directors of Kangaroo Holdings, Inc. are set forth below:

Andrew B. Balson, Director and President.  Refer to “— Bain Capital (OSI) IX, L.P.” below.

Phil Loughlin, Director and Vice President.  Refer to “— Bain Capital (OSI) IX, L.P.” below.

Ian Blasco, Director, Vice President, Treasurer and Secretary.  Ian Blasco is a principal of Bain Capital Partners, LLC, a private investment firm (“Bain”), the current business address of which is 111 Huntington Avenue, Boston, Massachusetts 02199 and has been at Bain since 1998. Mr. Blasco is a United States citizen.

J. Michael Chu, Director and Vice President.  Refer to “— Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P.” below.

David Humphrey, Assistant Secretary.  David Humphrey is a senior associate of Bain Capital Partners, LLC, a private investment firm (“Bain”), the current business address of which is 111 Huntington Avenue, Boston Massachusetts 02199 and has been at Bain since 2001. Mr. Humphrey is a United States citizen.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Kangaroo Acquisition, Inc.: Directors and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of the current executive officers and directors of Kangaroo Acquisition, Inc. are set forth below:

Andrew B. Balson, Director and President.  Refer to “— Bain Capital (OSI) IX, L.P.” below.

Phil Loughlin, Director and Vice President.  Refer to “— Bain Capital (OSI) IX, L.P.” below.

Ian Blasco, Director, Vice President, Treasurer and Secretary.  Refer to “— Kangaroo Holdings, Inc.” above.

J. Michael Chu, Director and Vice President.  Refer to “— Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P.” below.

David Humphrey, Assistant Secretary.  Refer to “— Kangaroo Holdings, Inc.” above.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Bain Capital (OSI) IX, L.P.; Bain Capital Fund IX, L.P.

Bain Capital (OSI) IX, L.P. (“Bain (OSI) IX”) is a newly-formed Delaware limited partnership formed for the purpose of investing in Parent.

Bain Capital Fund IX, L.P (“Bain Fund IX”) is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Bain Capital Partners IX, L.P. (“Bain Partners IX”) is the general partner of Bain (OSI) IX and Bain Fund IX. Bain Partners IX is a Cayman Islands exempted limited partnership, the principal business of which is acting as a general partner of Bain (OSI) IX and related funds.

Bain Capital Investors, LLC (“Bain Capital Investors”) is the general partner of Bain Partners IX. Bain Capital Investors is a Delaware limited liability company engaged in the business of acting as the general partner of persons primarily engaged in the business of making private equity and other types of investments.

The business address of each of Bain (OSI) IX, Bain Capital Fund IX, L.P., Bain Partners IX, Bain Capital Investors and the managing directors listed below (collectively, the “Bain Parties”) is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199, except that the address of the Bain Parties working in the New York office is c/o Bain Capital NY, LLC, 745 5th Avenue, New York, New York 10151.

The names and material occupations, positions, offices or employment during the past five years of each managing director of Bain Capital Investors are set forth below. Each is a U.S. citizen.

Andrew B. Balson is a managing director of Bain Capital Investors. He joined Bain in 1996 and became a managing director in 2000.

Steven W. Barnes is a managing director of Bain Capital Investors. He has been associated with Bain since 1988 and became a managing director in 2000.

Joshua Bekenstein is a managing director of Bain Capital Investors. He joined Bain at its inception in 1984 and became a managing director in 1986.

Edward W. Conard is a managing director of Bain Capital Investors. He joined Bain and became a managing director in 1993. Mr. Conard works in Bain Capital’s New York office.

John P. Connaughton is a managing director of Bain Capital Investors. He joined Bain in 1989 and became a managing director in 1997.

Paul B. Edgerley is a managing director of Bain Capital Investors. He joined Bain in 1988 and became a managing director in 1990.

Michael F. Goss is a managing director — COO of Bain Capital Investors. He joined Bain in 2001 as a managing director.

S. Jordan Hitch is a managing director of Bain Capital Investors. He joined Bain in 1997 and became a principal in 2000 and a managing director in 2005.

Matthew S. Levin is a managing director of Bain Capital Investors. He joined Bain in 1992 and became a managing director in 2000.

Ian K. Loring is a managing director of Bain Capital Investors. He joined Bain in 1996 and became a managing director in 2000.

Phil Loughlin is a managing director of Bain Capital Investors. He joined Bain in 1996 and became a principal in 1999 and a managing director in 2004.

Mark E. Nunnelly is a managing director of Bain Capital Investors. He joined Bain and became a managing director in 1990.

Stephen G. Pagliuca is a managing director of Bain Capital Investors. He joined Bain and became a managing director in 1989.

Michael Ward is a managing director of Bain Capital Investors. He joined Bain in 2002 as an executive vice president and became a managing director in 2005. Prior to joining Bain Capital, Mr. Ward was President and Chief Operating Officer of Digitas, located at Prudential Center, 800 Boylston Street, Prudential Tower, Boston, MA 02199.

Stephen M. Zide is a managing director of Bain Capital Investors. He joined Bain in 1997 and became a managing director in 2001. Mr. Zide works in Bain Capital’s New York office.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Catterton Partners VI, L.P. and Catterton Partners VI, Offshore, L.P.

Catterton Partners VI, L.P. (“Catterton Partners VI”) is a Delaware limited partnership engaged in the business of making private equity and other types of investments.

Catterton Partners VI, Offshore, L.P. (“Catterton Partners VI, Offshore”) is a Cayman Islands exempted limited partnership engaged in the business of making private equity and other types of investments.

Catterton Managing Partner VI, L.L.C. (“Catterton Managing Partner VI”) is the general partner of Catterton Partners VI and Catterton Partners VI, Offshore. Catterton Managing Partner VI is a Delaware limited liability company, the principal business of which is acting as a general partner of Catterton Partners VI and Catterton Partners VI, Offshore.

CP6 Management, L.L.C. (“CP6 Management”) is the managing member of Catterton Managing Partner VI. CP6 Management is a Delaware limited liability company engaged in the business of acting as the general partner of persons primarily engaged in the business of making private equity and other types of investments.

The business address of each of Catterton Partners VI, Catterton Partners VI, Offshore, Catterton Managing Partner VI, CP6 Management and the managing members listed below (collectively, the “Catterton Parties”) is c/o Catterton Partners, 599 West Putnam Avenue, Greenwich, Connecticut 06830.

The names and material occupations, positions, offices or employment during the past five years of each managing member of CP6 Management are set forth below. Each is a U.S. citizen.

J. Michael Chu is a managing member of CP6 Management. He co-founded Catterton Partners in 1990.

Scott A. Dahnke is a managing member of CP6 Management. He joined Catterton Partners as a managing partner in 2003. Prior to joining Catterton Partners, Mr. Dahnke was a managing director of Deutsche Bank Capital Partners, located at the time at 60 Wall Street, New York, NY 10005.

Craig H. Sakin is a managing member of CP6 Management. He joined Catterton Partners as a managing partner in 1996.

During the last five years, no person or entity described above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

OSI RESTAURANT PARTNERS, INC.

PROXY
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints John M. Gherlein, Jerry R. Linscott and Peter W. Van Euwen, III, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the special meeting of stockholders of OSI Restaurant Partners, Inc. to be held at the A La Carte Event Pavilion, 4050-B Dana Shores Drive, Tampa, Florida 33634, on Tuesday, May 8, 2007, at 11:00 a.m., Eastern Daylight Time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of OSI Restaurant Partners, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.
Receipt of the Notice of Special Meeting of Stockholders to be held on Tuesday, May 8, 2007 and the Proxy Statement dated March 30, 2007, is hereby acknowledged.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified on the reverse, or, if a choice is not specified, they will vote “FOR” Proposal 1 and “FOR” Proposal 2 and with discretionary authority on all other matters unknown by OSI Restaurant Partners, Inc. a reasonable time prior to the solicitation of proxies that may come before the special meeting or any adjournments or postponements thereof.
YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope or by facsimile to The Bank of New York so your shares may be represented at the special meeting of stockholders.
(Continued and to be signed on reverse side.)
OSI RESTAURANT PARTNERS, INC.
P.O. BOX 11062
NEW YORK, N.Y. 10203-0062

ADDRESS CHANGE/COMMENTS

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

▼  DETACH PROXY CARD  ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote “FOR” proposals 1 and 2.

		FOR	AGAINST	ABSTAIN

1.	Adoption of the Agreement and Plan of Merger, dated as of November 5, 2006, among OSI Restaurant Partners, Inc., Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc. (the “Merger Agreement”).	☐	☐	☐

2.	Adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote upon such other business unknown by OSI Restaurant Partners, Inc. a reasonable time prior to the solicitation of proxies as may properly come before the special meeting or any adjournments or postponements thereof.

To change your address, please mark this box.	☐

To include comments, please mark this box.	☐

SCAN LINE
(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

Date Share Owner sign here	Co-Owner sign here